Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181798

PROSPECTUS

(Proposed holding company for Malvern Federal Savings Bank)

Up to 3,162,500 Shares of Common Stock for Sale
(Anticipated Maximum, Subject to Increase)

Malvern Bancorp, Inc., a newly formed Pennsylvania corporation (which we refer to as “Malvern Bancorp—New”), is offering up to 3,162,500 shares of its common stock to the public in connection with the “second step” conversion of Malvern Federal Mutual Holding Company from the mutual to the stock form of organization. All shares of common stock being offered for sale will be sold at a price of $10.00 per share. The shares being offered represent Malvern Federal Mutual Holding Company’s current 55.5% ownership interest in the existing mid-tier holding company for Malvern Federal Savings Bank, a federally chartered corporation known as Malvern Federal Bancorp, Inc. (which we refer to as “Malvern Federal Bancorp”). The remaining 44.5% ownership interest in Malvern Federal Bancorp is now owned by public shareholders and will be exchanged for shares of common stock of Malvern Bancorp—New. The common stock of Malvern Federal Bancorp is currently listed on the Nasdaq Global Market under the symbol “MLVF.” We expect that the common stock of Malvern Bancorp—New will trade on the Nasdaq Global Market under the symbol “MLVFD” for a period of 20 trading days after completion of the conversion and offering. Thereafter, the trading symbol will be “MLVF.”

•	If you are a current or former depositor or other member of Malvern Federal Savings Bank as of one of the eligibility record dates, you may have priority rights to purchase shares in the subscription offering.

•	If you are not a depositor, but are interested in purchasing shares of our common stock, you may be able to purchase shares in the community offering to the extent shares remain available after priority orders are filled.

•	If you are a shareholder of Malvern Federal Bancorp, the shares you own will be exchanged automatically for shares of Malvern Bancorp—New based on an exchange ratio.

We are offering shares of common stock in a “subscription offering” to eligible depositors and certain borrowers of Malvern Federal Savings Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the public in a “community offering,” with a preference given to residents of our local communities and the shareholders of Malvern Federal Bancorp. We must sell a minimum of 2,337,500 shares to complete the offering. Stifel, Nicolaus & Company, Incorporated will assist us in selling our common stock on a best efforts basis in the subscription and community offerings. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering in a “syndicated community offering” through a syndicate of selected broker-dealers, with Stifel, Nicolaus & Company, Incorporated serving as a sole book-running manager. We retain the right to accept or reject, in whole or in part, any order received in the community offering or the syndicated community offering. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock that are being offered for sale in the subscription offering, community offering and any syndicated community offering. Instead of a syndicated community offering, shares not purchased in the subscription offering or community offering may be sold in an underwritten public offering to be managed by Stifel, Nicolaus & Company, Incorporated.

The minimum order is 25 shares. The subscription offering will end at 2:00 p.m., Eastern Time, on September 21, 2012. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until November 5, 2012. The offering may be extended further, subject to the receipt of any necessary approvals or non-objections from the Board of Governors of the Federal Reserve System. No single extension may exceed 90 days, and the offering must be completed by October 2, 2014. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond November 5, 2012, or the number of shares of common stock to be sold is increased to more than 3,636,875 shares or decreased to less than 2,337,500 shares. If we extend the offering beyond November 5, 2012, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds, with interest calculated at Malvern Federal Savings Bank’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,337,500 shares or more than 3,636,875 shares, we will promptly return all funds, with interest, and set a new offering range. All subscribers will be notified and given the opportunity to place a new order. Funds received prior to the completion of the offering will be held in a segregated account at Malvern Federal Savings Bank and will earn interest calculated at Malvern Federal Savings Bank’s passbook savings rate, which is currently 0.05% per annum.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 19.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Midpoint	Maximum	Maximum, as Adjusted
Number of shares	2,337,500	2,750,000	3,162,500	3,636,875
Gross offering proceeds	$23,375,000	$27,500,000	$31,625,000	$36,368,750
Estimated offering expenses, excluding selling agent fees and expenses	$955,000	$955,000	$955,000	$955,000
Estimated selling agent fees or discounts (1)(2)	$933,000	$1,098,000	$1,263,000	$1,452,750
Estimated selling agent expenses (3)	$195,000	$195,000	$195,000	$195,000
Estimated net proceeds	$21,292,000	$25,252,000	$29,212,000	$33,766,000
Estimated net proceeds per share	$9.11	$9.18	$9.24	$9.28

(1)	Includes: (i) selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases) or approximately $143,000, at the adjusted maximum of the offering range, assuming that 40% of the offering is sold in the subscription and community offerings and the remaining 60% of the offering will be sold either by a syndicate of broker-dealers in a syndicated community offering or in an underwritten public offering; and (ii) fees and selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated and any other broker-dealers participating in the syndicated offering equal to 6.0% of the aggregate amount of common stock sold in the syndicated community offering, or, in the case of an underwritten public offering, a 6.0% discount to Stifel, Nicolaus & Company, Incorporated and any other underwriters on shares of common stock sold in any public underwritten offering, or, in either case approximately $1.3 million at the adjusted maximum of the offering range. See “Pro Forma Data” on page 46 and “The Conversion and the Offering—Marketing Arrangements” on page 132.

(2)	If all shares of common stock are sold in the syndicated community offering or underwritten public offering, the maximum selling agent commissions (or discounts in the case of an underwritten public offering) and expenses would be $1,597,500 at the minimum, $1,845,000 at the midpoint, $2,092,500 at the maximum, and $2,377,125 at the adjusted maximum.

(3)	Consists of expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated and the other broker-dealers that may participate in the syndicated community offering or underwritten public offering, including the assumptions regarding the number of shares that may be sold in the subscription offering, community offering and the syndicated community offering or underwritten public offering, as the case may be, to determine the estimated offering expenses.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel

For assistance, please contact the Stock Information Center, toll-free, at 1-(877) 643-8196.

The date of this prospectus is August 10, 2012

MALVERN FEDERAL SAVINGS BANK
Since 1887
Headquarters
42 East Lancaster Avenue
Paoli
Banking Offices
Paoli Financial Center
34 East Lancaster Avenue
Paoli
Exton Financial Center
109 North Pottstown Pike
Exton
Berwyn Financial Center
650 Lancaster Avenue
Berwyn
Lionville Financial Center
537 West Uwchlan Avenue
Downingtown
Concordville Financial Center
940 Baltimore Pike
Glen Mills
Malvern Financial Center
100 West King Street
Malvern
Coventry Financial Center
1000 Ridge Road
Pottstown
Westtown Financial Center
100 Skiles Boulevard
West Chester
PENNSYLVANIA
PHILADELPHIA
Coventry
Lionville
Exton
Malvern
Paoli
Berwyn
Westtown
Concordville
Chester County
Delaware County

i

ii

SUMMARY

This summary highlights material information from this prospectus and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Malvern Federal Bancorp and the section entitled “Risk Factors.”

Malvern Bancorp—New

Malvern Bancorp—New is a newly formed Pennsylvania corporation. Malvern Bancorp—New is conducting this offering in connection with the conversion of Malvern Federal Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock of Malvern Bancorp—New to be sold represent the 55.5% ownership interest in Malvern Federal Bancorp currently owned by Malvern Federal Mutual Holding Company. The remaining 44.5% ownership interest in Malvern Federal Bancorp is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of common stock of Malvern Bancorp—New based on an exchange ratio which will range from 0.6908 shares at the minimum of the offering range to 0.9346 shares at the maximum of the offering range. The exchange ratio may be increased to as much as 1.0748 shares in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of common stock sold in the stock offering. The executive offices of Malvern Bancorp—New are located at 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, and its telephone number is (610) 644-9400.

Malvern Federal Savings Bank

Malvern Federal Savings Bank is a federally chartered stock savings bank operating out of its headquarters in Paoli, Pennsylvania and eight full service financial center offices in Chester and Delaware Counties, Pennsylvania. Our headquarters office in Paoli, Pennsylvania, is approximately 25 miles west of the City of Philadelphia. In addition to Chester County, our lending efforts are focused in neighboring Montgomery County and Delaware County, both of which are also in southeastern Pennsylvania. To a lesser extent, we provide services to other areas in the greater Philadelphia market.

Historically, Malvern Federal Savings Bank was a traditional thrift institution which emphasized the origination of loans secured by one-to four- family, or “single-family” residential real estate located in its market area. At March 31, 2012, single-family residential real estate loans amounted to $220.2 million, or 46.6% of our total loans. Approximately eight years ago, we decided to focus on increasing our originations of loans secured by non-residential or commercial real estate as well as construction and development loans and home equity loans and lines of credit. Such loans were deemed attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans. However, commercial real estate loans, construction and development loans and home equity loans and lines of credit are all deemed to have a higher risk of default than single-family residential mortgage loans. At March 31, 2012, our commercial real estate loans amounted to $122.1 million, or 25.8% of our total loans, our total home equity loans and lines of credit amounted to $92.9 million, or 19.7% of our loan portfolio and our total construction and development loans amounted to $22.5 million, or 4.7% of our total loan portfolio.

Largely mirroring the effects of the national recession on the local economy, our non-performing assets have increased significantly since September 30, 2007. The increase in our non-performing assets was due primarily to increased levels of non-performing commercial real estate loans and construction and development loans. Given the increase in non-performing assets and in light of the increased risk represented by such loans, we generally ceased originating any new construction and development loans in October 2009, with certain exceptions, and we ceased originating new commercial real estate loans in August 2010. In October 2010, Malvern Federal Savings Bank, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company entered into Supervisory Agreements with the Office of Thrift Supervision (the “OTS”) (which was our primary Federal regulator until July 2011). Among other things, the terms of the Supervisory Agreements, which remain in effect:

•	prohibit us from making or acquiring any new commercial real estate loans and/or commercial and industrial loans without the prior written non-objection of the Office of the Comptroller of the Currency (the “OCC”) (as successor to the Office of Thrift Supervision);

•	required us to develop a plan to reduce our problem assets;

•	required us to develop enhanced policies and procedures for identifying, monitoring and controlling the risks associated with concentrations of commercial real estate loans;

•	required that an independent third party undertake reviews of our commercial real estate loans, construction and development loans, multi-family residential mortgage loans and commercial loans not less than once every six months; and

•	prohibit Malvern Federal Bancorp from declaring or paying dividends or making any other capital distributions, such as repurchases of common stock, without the prior written approval of the Board of Governors of the Federal Reserve System (as successor to the Office of Thrift Supervision).

In addition, as a result of the Supervisory Agreements, Malvern Federal Savings Bank is subject to certain additional restrictions, including a limit on its growth in assets in any quarter to an amount which does not exceed the amount of net interest credited on deposits during the quarter, a requirement that it provide the Office of the Comptroller of the Currency (as successor to the Office of Thrift Supervision) with prior written notice of any new director or senior executive officer and it generally may not enter into, renew, extend or revise any contractual agreements related to compensation or benefits with any director or officer. See “Regulation—The Supervisory Agreements” for further information regarding the Supervisory Agreements.

In December 2011, based in part upon communications with staff of the Office of the Comptroller of the Currency and upon consideration of the risk elements inherent in our loan portfolio, the Boards of Directors of Malvern Federal Bancorp and Malvern Federal Savings Bank determined that, while Malvern Federal Savings Bank exceeded the regulatory thresholds for “well-capitalized” status, it was prudent to increase its capital and, accordingly, Malvern Federal Bancorp made a $3.2 million capital infusion into the savings bank. In January 2012, the Boards of Directors adopted the plan of conversion and reorganization as a means to further augment the capital at Malvern Federal Savings Bank, put us in a stronger position to carry out our business strategy and to capitalize Malvern Bancorp—New in order for it to serve as a source of strength for Malvern Federal Savings Bank.

Malvern Federal Savings Bank’s headquarters is located at 42 East Lancaster Avenue, Paoli, Pennsylvania 19301 and its telephone number is (610) 644-9400.

Malvern Federal Mutual Holding Company

Malvern Federal Mutual Holding Company is a federally chartered mutual holding company which currently is the parent of Malvern Federal Bancorp. As a mutual holding company, Malvern Federal Mutual Holding Company does not have shareholders. The principal business purpose of Malvern Federal Mutual Holding Company is owning more than a majority of the outstanding shares of common stock of Malvern Federal Bancorp. Malvern Federal Mutual Holding Company currently owns 3,383,875 shares of common stock of Malvern Federal Bancorp, which is 55.5% of the shares outstanding. Malvern Federal Mutual Holding Company will no longer exist upon completion of the conversion and offering and the shares of Malvern Federal Bancorp common stock that it holds will be canceled.

Malvern Federal Bancorp

Malvern Federal Bancorp is a federally chartered corporation and currently is the mid-tier stock holding company for Malvern Federal Savings Bank. At March 31, 2012, an aggregate of 2,718,625 shares of common stock, or 44.5% of the outstanding shares, of Malvern Federal Bancorp were owned by the public shareholders. The common stock of Malvern Federal Bancorp is registered under the Securities Exchange Act of 1934, as amended, and is publicly traded on the Nasdaq Global Market. At the conclusion of the offering and the conversion of Malvern Federal Mutual Holding Company, Malvern Federal Bancorp will no longer exist. The existing public shareholders of Malvern Federal Bancorp will have their shares converted into shares of Malvern Bancorp—New common stock based on the exchange ratio, which will range from 0.6908 shares at the minimum of the offering range to 0.9346 shares at the maximum of the offering range, and to 1.0748 shares if the maximum of the offering range is increased by 15%. The shares of common stock being offered by Malvern Bancorp—New represent Malvern Federal Mutual Holding Company’s current ownership interest in Malvern Federal Bancorp. As of March 31, 2012, Malvern Federal Bancorp had $651.6 million in total assets, $537.0 million in total deposits and $61.9 million in shareholders’ equity. The executive offices of Malvern Federal Bancorp are located at 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, its telephone number is (610) 644-9400, and its website is www.malvernfederal.com. Information on our website should not be treated as part of this prospectus.

Our Current and Proposed Organizational Structure

We have been organized in the mutual holding company form since May 2008 when we completed our reorganization into the current two-tier mutual holding company structure. As a result, Malvern Federal Bancorp became the “mid-tier” holding company for Malvern Federal Savings Bank. As part of the 2008 reorganization, Malvern Federal Bancorp sold $26.5 million of its common stock (2,645,575 shares), at a purchase price of $10.00 per share, in a public offering and issued 3,383,875, or approximately 55.0%, of its shares of common stock to Malvern Federal Mutual Holding Company (Malvern Federal Mutual Holding Company’s ownership interest has increased to 55.5% as of March 31, 2012). In addition, in the 2008 transaction, Malvern Federal Bancorp contributed 123,050 shares of its common stock to the Malvern Federal Charitable Foundation, which was a newly created foundation organized to support charitable causes and community development activities in the markets served by Malvern Federal Savings Bank.

The following chart shows our current ownership structure which is commonly referred to as the “two-tier” mutual holding company structure:

Pursuant to the terms of our plan of conversion and reorganization, we are now converting from the partially public mutual holding company structure to the fully public stock holding company form of organization, in what is known as a “second step” conversion transaction. As part of the conversion, we are offering for sale the majority ownership interest in Malvern Federal Bancorp that is currently owned by Malvern Federal Mutual Holding Company. Upon completion of the conversion and offering, Malvern Federal Mutual Holding Company and Malvern Federal Bancorp will cease to exist, we will be fully owned by public shareholders and there will be no continuing interest by a mutual holding company. Upon completion of the conversion, public shareholders of Malvern Federal Bancorp will receive shares of common stock of Malvern Bancorp—New in exchange for their shares of Malvern Federal Bancorp. We are not contributing any additional shares to the Malvern Federal Charitable Foundation in connection with the conversion and offering.

Following the conversion and offering, we will be organized as a fully public holding company and our ownership structure will be as follows:

These transactions are commonly referred to as a “second-step” conversion.

Our Business Strategy

Our business strategy currently is focused on reducing the level of our non-performing assets, monitoring and overseeing our performing classified assets and troubled debt restructurings in an effort to limit the amount of additional non-performing assets in future periods, complying with the provisions of the Supervisory Agreements and conducting our traditional community-oriented banking business within these constraints. Below are certain of the highlights of our business strategy in recent periods.

•	Improving Asset Quality. We are continuing in our efforts to improve asset quality. At March 31, 2012, our total non-performing assets amounted to $16.5 million, or 2.53% of total assets, reflecting a reduction of $8.7 million, or 34.6%, compared to $25.2 million of total non-performing assets at September 30, 2010 (when total non-performing assets amounted to 3.49% of total assets). The relatively high levels of non-performing assets and other problem assets significantly impacted our results of operations in recent years as the high levels of provisions for loan losses and charge-offs and other expenses related to other real estate owned were the primary reasons that we reported net losses for the fiscal years ended September 30, 2011 and 2010. In our efforts to reduce the levels of our non-performing and other problem assets in recent periods, we have strengthened our loan underwriting policies and procedures and we have enhanced our loan administration and oversight policies and procedures. We have revised both our consumer loan policy and our commercial loan policy to strengthen certain of our minimum loan-to-value ratios, maximum gross debt ratio and minimum debt coverage ratio requirements. We have invested in and implemented a software which facilitates our ability to internally review and grade loans in our portfolio and to monitor loan performance. During the fiscal year ended September 30, 2011, we established a Credit Review Department (which is currently staffed by six persons). The primary focus of the Credit Review Department to date has been the resolution of our non-performing and other problem assets. In addition, as described below, we generally ceased originating new commercial real estate loans and construction and development loans during fiscal 2010, due to the increased risk elements inherent in such loans. We remain focused on continuing to reduce our non-performing and problem assets.

•	Managing Our Loan Portfolio. As part of our efforts to improve asset quality, we have been actively managing our loan portfolio in recent periods. In light of the increase in our non-performing assets and in order to reduce the risk profile of our loan portfolio, we generally ceased originating any new construction and development loans in October 2009, with certain exceptions, and, in August 2010, we generally ceased originating any new commercial real estate loans. In addition, the Supervisory Agreements that we entered into in October 2010 prohibit us from, among other things, originating new commercial real estate loans without the prior written non-objection of the Office of the Comptroller of the Currency, and limit our ability to grow our assets beyond the amount of net interest credited on our deposits in any quarter. These factors contributed to a $122.8 million or 20.6%, reduction in our total loans outstanding at March 31, 2012 compared to September 30, 2009, with the bulk of such reduction centered in construction and development loans, second mortgage loans and commercial real estate loans. At March 31, 2012 compared to September 30, 2009, we have reduced our commercial real estate loans by $20.8 million, or 14.5%, we have reduced our total construction and development loans by $18.3 million, or 44.8%, and we have reduced our second mortgage loans by $41.8 million, or 36.7%. Such reductions reflect lower volumes of loan originations and purchases in these portfolios.

•	Increasing Capital. In December 2011, based in part upon communications with staff of the Office of the Comptroller of the Currency and upon consideration of the risk elements inherent in our loan portfolio, the Boards of Directors of Malvern Federal Bancorp and Malvern Federal Savings Bank determined that it was prudent to increase the capital of Malvern Federal Savings Bank, although it exceeded the regulatory thresholds necessary to be deemed “well-capitalized.” Initially, Malvern Federal Bancorp made a $3.2 million capital infusion into Malvern Federal Savings Bank in December 2011. While the December capital infusion increased capital at Malvern Federal Savings Bank, it depleted capital at Malvern Federal Bancorp. In January 2012, we adopted the plan of conversion and reorganization as a means to further augment the capital at Malvern Federal Savings Bank and provide for stronger capital at our new holding company, Malvern Bancorp—New. In addition, in January 2012, we decided to establish specific capital ratio targets for Malvern Federal Savings Bank which are higher than the regulatory thresholds necessary to be deemed “well-capitalized.” Our specific capital ratio targets are 8.5% for tier 1 core capital, 10.0% for tier 1 risk-based capital, and 12.0% for total risk-based capital. At March 31, 2012, our tier 1 core capital ratio was 8.27%, our tier 1 risk-based capital ratio was 12.45% and our total risk-based capital ratio was 13.71%. The conversion and offering will result in Malvern Federal Savings Bank exceeding all of the specific capital ratio targets which it has adopted. While Federal regulations require that a minimum of 50% of the net proceeds of the offering be contributed to Malvern Federal Savings Bank, we have determined to contribute 70% of the net offering proceeds. We believe that the maintenance of higher capital levels is appropriate in light of the current banking and economic environments and our risk profile. In addition, the increased capital will facilitate our ability to implement our business strategy.

•	Seeking Relief from the Supervisory Agreements. We entered into the Supervisory Agreements with the Office of Thrift Supervision in October 2010. Among other things, the Supervisory Agreements restrict our ability to make any new commercial real estate loans, limit our growth and require that we provide the Office of the Comptroller of the Currency with relatively extensive reports and data on our business and operations on a quarterly basis. Given the improvements we have seen in the levels of our non-performing and other problem assets, the enhancements we have made to our loan underwriting policies and procedures as well as our loan administration and oversight policies and procedures, and the increased capital that we will recognize as a result of the conversion and offering, we will seek relief from the Supervisory Agreements upon consummation of the conversion and offering. In the event that the Supervisory Agreements are not fully terminated, we will, at a minimum, seek the ability to resume making commercial real estate loans without the need to obtain specific approval from the Office of the Comptroller of the Currency and we will request that the asset growth limitations be removed.

•	Growing Our Loan Portfolio and Resuming Commercial Real Estate and Construction and Development Lending. Upon consummation of the conversion and offering, we plan to resume, subject to the receipt of relief from the Supervisory Agreements and any other necessary approvals or non-objections from Federal banking regulators, on a relatively modest basis, the origination of commercial real estate loans and construction and development loans in our market area. Such loans will be underwritten in accordance with our strengthened loan underwriting standards and our enhanced credit review and administration procedures. We continue to believe that we can be a successful niche lender to small and mid-sized commercial borrowers and homebuilders in our market area. Upon receiving regulatory relief from the restrictions of the Supervisory Agreements, we also plan to resume modest growth of our loan portfolio commencing in fiscal 2013. We believe that a resumption of commercial real estate and construction and development lending in a planned, deliberative fashion with the loan underwriting and administration enhancements that we have implemented in recent periods, together with modest loan growth, should increase our interest income and our returns in future periods. However, no assurance can be given whether, or when, we will receive the necessary relief from the Supervisory Agreements and any other approvals or non-objections to engage in such expanded lending activities in the future.

•	Increasing Market Share Penetration. We operate in a competitive market area for banking products and services. In recent years, we have been working to increase our deposit share in Chester and Delaware Counties, and we increased our marketing and promotional efforts. However, as a result of the shrinkage of our balance sheet and the reduction in total deposits in fiscal 2011, our deposit market share in Chester and Delaware Counties decreased from 5.05% in 2010 to 4.84% in 2011. We are focused on continuing our efforts to increase market share. Subsequent to the conversion and offering, in our effort to increase market share as well as non-interest income, we plan to evaluate increasing our business in non-traditional products, such as insurance products through our existing insurance agency subsidiary, which currently is inactive, or, possibly, through the addition of other products and services, such as wealth management.

•	Increasing Our Core Deposits. We are attempting to increase our core deposits, which we define as all deposit products other than certificates of deposit. At March 31, 2012, our core deposits amounted to $242.7 million, or 45.2% of total deposits, compared to $239.9 million, or 43.3% of total deposits, at September 30, 2011 and $225.2 million, or 37.7% of total deposits, at September 30, 2010. We have continued our promotional efforts to increase core deposits. We review our deposit products on an on-going basis and we are considering additional deposit products as well as more flexible delivery options, such as mobile banking, as part of our efforts to increase core deposits. We expect to increase our commercial checking accounts when we resume commercial lending and we plan to enhance our cross-marketing as part of our efforts to gain additional deposit relationships with our loan customers.

•	Continuing to Provide Exceptional Customer Service. As a community oriented savings bank, we take pride in providing exceptional customer service as a means to attract and retain customers. We deliver personalized service to our customers that distinguish us from the large regional banks operating in our market area. Our management team has strong ties to, and deep roots in, the community. We believe that we know our customers’ banking needs and can respond quickly to address them.

Reasons for the Conversion and Offering

In recent periods we have focused on addressing our asset quality issues. While we are continuing our efforts to further reduce our non-performing and problem assets, we feel that we have made sufficient progress such that a second-step conversion is in our best interests at this time. We are pursuing the conversion and related offering for the following reasons:

•	In light of the risk profile posed by, among other factors, the increased levels of our non-performing assets in recent years and also based in part upon our communications with staff of the Office of the Comptroller of the Currency, we determined to increase the amount of capital we maintain at Malvern Federal Savings Bank. The additional funds raised in the offering will increase our capital such that we meet all of the specific capital ratio targets that we have established (which exceed the regulatory thresholds for “well-capitalized” status) and support our ability to operate in accordance with our business strategy in the future.

•	Conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure. We believe that the conversion and offering will result in a more familiar and flexible form of corporate organization and will better position us to continue to meet all current and future regulatory requirements, including regulatory capital requirements which may be imposed on savings and loan holding companies such as Malvern Bancorp—New, and, in light of the portion of the net proceeds of the offering to be retained by the new stock-form holding company, will facilitate the ability of Malvern Bancorp—New to serve as a source of strength for Malvern Federal Savings Bank.

•	The number of our outstanding shares after the conversion and offering will be greater than the number of shares currently held by public shareholders, so we expect our stock to have greater liquidity.

Use of Proceeds from the Sale of Our Common Stock

We will contribute 70% of the net proceeds from the offering to Malvern Federal Savings Bank. The remaining 30% of the net offering proceeds will be retained by Malvern Bancorp—New. The portion of the proceeds retained by Malvern Bancorp—New will be used to, among other things, invest in securities, and will be available for general corporate purposes which may, in the future, include the payment of dividends and repurchases of shares of common stock (subject to removal of the existing limitations of our Supervisory Agreements and any other applicable regulatory restrictions).

The proceeds to be contributed to Malvern Federal Savings Bank will be available for general corporate purposes, including the expansion of our lending activities, subject to the receipt of all necessary approvals or non-objections from Federal banking regulators. Subsequent to the conversion and offering we plan to resume, on a modest basis and assuming we receive the necessary approvals or non-objections from the Office of the Comptroller of the Currency, commercial real estate lending and construction and development lending in our market area as well as to modestly grow our loan portfolio consistent with our business strategy. The portion of the net proceeds contributed to Malvern Federal Savings Bank also may be used in the event we determine to increase our non-traditional banking activities, either through our existing insurance broker subsidiary, which currently is inactive, or possibly, the expansion into other non-traditional business lines, such as wealth management, although we have no specific plans regarding expansion of our non-traditional products at this time. The proceeds to be contributed to Malvern Federal Savings Bank also will augment its capital and facilitate the ability of Malvern Federal Savings Bank to exceed its target regulatory capital ratios, which are higher than the thresholds required in order for a savings bank to be considered “well-capitalized” for regulatory purposes. Such higher capital levels at Malvern Federal Savings Bank will provide an extra “cushion” to protect it against loan risk and, thereby, will further support its lending activities.

The Offering and Persons Who Can Purchase in the Offering

We are offering common stock which represents the 55.5% ownership interest in Malvern Federal Bancorp now owned by Malvern Federal Mutual Holding Company. We are offering between 2,337,500 and 3,162,500 shares of common stock, at a price of $10.00 per share. The number of shares to be sold may be increased to 3,636,875. The actual number of shares we sell will depend on an independent appraisal performed by RP Financial, LC, an independent appraisal firm. We are also exchanging shares of Malvern Federal Bancorp, other than those held by Malvern Federal Mutual Holding Company, for shares of Malvern Bancorp—New based on an exchange ratio which will range from 0.6908 shares at the minimum of the offering range to 0.9346 shares at the maximum of the offering range. The exchange ratio may be increased to 1.0748 in the event the stock offering closes at the maximum, as adjusted of the valuation range. See “The Conversion and Offering—How We Determined the Price Per Share, the Offering Range and the Exchange Ratio” at page 127. Shares are being offered in a subscription offering in the following order of priority.

FIRST:	Eligible Account Holders (depositors at Malvern Federal Savings Bank with $50 or more on deposit as of December 31, 2010).

SECOND:	Malvern Federal Savings Bank’s employee stock ownership plan (although the employee stock ownership plan does not intend to exercise its priority subscription right to purchase shares in the offering).

THIRD:	Supplemental Eligible Account Holders (depositors at Malvern Federal Savings Bank with $50 or more on deposit as of June 30, 2012).

FOURTH:	Other Members (depositors at Malvern Federal Savings Bank as of August 6, 2012 and borrowers of Malvern Federal Savings Bank as of December 31, 1990 whose loans continued to be outstanding as of August 6, 2012, and, in either case, who do not qualify as Eligible Account Holders or Supplemental Eligible Account Holders).

The subscription offering will terminate at 2:00 p.m., Eastern Time, on September 21, 2012. We may extend this expiration date without notice to you for up to 45 days, until November 5, 2012. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond November 5, 2012. We may extend the offering beyond November 5, 2012, but any such further extension may require the approval or non-objection of the Board of Governors of the Federal Reserve System (which we also refer to as the “Federal Reserve Board” or the “FRB”). In no event may the offering be extended beyond October 2, 2014. If the offering is extended beyond November 5, 2012, we will be required to notify each subscriber and give each subscriber the opportunity to confirm, change or cancel their order.

Concurrently with the subscription offering, or commencing after the subscription offering begins, we may also offer shares of common stock to the public in a community offering. In the community offering, natural persons (and trusts of natural persons) who reside in Chester and Delaware Counties, Pennsylvania, will have a first preference, and public shareholders of Malvern Federal Bancorp as of August 9, 2012 will have a second preference in the community offering after persons residing in Chester and Delaware Counties. The community offering, if commenced, is expected to terminate at 2:00 p.m., Eastern Time, on September 21, 2012, but may be extended without notice until November 5, 2012.

Shares not sold in the subscription and community offerings may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers. Instead of a syndicated community offering, shares not sold in the subscription and community offerings may be sold in an underwritten public offering managed by Stifel, Nicolaus & Company, Incorporated.

We may begin the syndicated community offering at any time following the commencement of the subscription offering. Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager in any syndicated community offering, which will be conducted on a best efforts basis.

We have the right to reject any orders of stock in the community offering and syndicated community offering either in whole or in part. If you submit an order which we reject in part, you cannot cancel the remainder of your order.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described in the plan of conversion and reorganization. See “The Conversion and Offering” for a detailed description of the subscription, community and syndicated community offerings or public underwritten offering.

The purchase price is $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. In the subscription offering, community offering and any syndicated community offering, Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock. If an underwritten public offering is conducted, the shares sold in such offering will be purchased by Stifel, Nicolaus & Company, Incorporated and any other underwriters participating in such offering.

You cannot transfer your rights to purchase shares in the subscription offering. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions.

How We Determined the Price Per Share, the Offering Range and the Exchange Ratio

The offering range and the exchange ratio are based on an independent appraisal by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of our common stock assuming the sale of shares in the conversion and related offering. RP Financial has indicated that in its opinion as of May 4, 2012, the estimated pro forma market value of our common stock was $49.6 million at the midpoint. In the offering, we are selling the number of shares representing the 55.5% of shares currently owned by Malvern Federal Mutual Holding Company, which results in an offering range between $23.4 million and $31.6 million, with a midpoint of $27.5 million. The appraisal was based in part upon Malvern Federal Bancorp’s financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering.

Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, given the purchase price per share of $10.00, we are offering 2,337,500 shares, and at the maximum of the offering range we are offering 3,162,500 shares in the offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $42.2 million or above $65.6 million, we will notify subscribers, return their funds, with interest, or cancel their deposit account withdrawal authorizations. If we decide to set a new offering range, subscribers will have the opportunity to place a new order. See “The Conversion and Offering—How We Determined the Price Per Share, the Offering Range and the Exchange Ratio” for a description of the factors and assumptions used in determining the stock price and offering range.

The appraisal was based in part upon Malvern Federal Bancorp’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to us. The appraisal peer group consists of the companies listed below. Total assets are as of December 31, 2011.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
ESSA Bancorp, Inc. (ESSA)	NASDAQ	Stroudsburg, PA	$1,097
Cape Bancorp, Inc. (CBNJ)	NASDAQ	Cape May Court House, NJ	1,071
Beacon Federal Bancorp, Inc. (BFED)	NASDAQ	East Syracuse, NY	1,027
Ocean Shore Holding Co. (OSHC)	NASDAQ	Ocean City, NJ	995
Fox Chase Bancorp, Inc. (FXCB)	NASDAQ	Hatboro, PA	994
TF Financial Corp. (THRD)	NASDAQ	Newtown, PA	682
Oneida Financial Corp. (ONFC)	NASDAQ	Oneida, NY	656
Colonial Financial Services, Inc. (COBK)	NASDAQ	Vineland, NJ	604
Alliance Bancorp, Inc. of PA (ALLB)	NASDAQ	Broomall, PA	470
Standard Financial Corp. (STND)	NASDAQ	Monroeville, PA	437

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	our historical, present and projected operating results including, but not limited to, historical income statement information such as return on assets, return on equity, net interest margin trends, operating expense ratios, levels and sources of non-interest income, and levels of loan loss provisions;

•	our historical, present and projected financial condition including, but not limited to, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

•	the economic, demographic and competitive characteristics of Malvern Federal Bancorp’s primary market area including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, deposit market share and largest competitors by deposit market share;

•	a comparative evaluation of the operating and financial statistics of Malvern Federal Bancorp’s with those of other similarly situated, publicly traded companies, which included a comparative analysis of balance sheet composition, income statement ratios, credit risk, interest rate risk and loan portfolio composition;

•	the impact of the offering on Malvern Federal Bancorp’s consolidated shareholders’ equity and earnings potential including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the reinvestment of the net proceeds of the offering and the effect of higher consolidated shareholders’ equity on Malvern Federal Bancorp’s future operations;

•	the impact of consolidation of Malvern Federal Mutual Holding Company with and into Malvern Federal Bancorp, including the impact of consolidation of Malvern Federal Mutual Holding Company’s assets and liabilities; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total stockholders’ equity, and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total stockholders’ equity less intangible assets. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a reported basis as utilized by RP Financial in its appraisal. These ratios are based on earnings for the 12 months ended March 31, 2012 and book value as of March 31, 2012 for us and December 31, 2011 for the peer group.

	Price to Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Malvern Bancorp—New (pro forma)
Minimum	45.09	x	50.61%	50.61%
Midpoint	51.68		56.85	56.85
Maximum	57.94		62.54	62.54
Maximum, as adjusted	64.77		68.49	68.49

Peer group companies as of May 4, 2012
Average	18.40	x	78.42%	85.17%
Median	17.00		74.90	83.11

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 214.9% to the peer group on a price-to-earnings basis and a discount of 20.2% to the peer group on a price-to book value basis and 26.6% on a price to tangible book value basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value and tangible book value basis. See “Pro Forma Data” for the assumptions used to derive these pricing ratios.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 145.1% to the peer group on a price-to-earnings basis, a discount of 35.5% to the peer group on a price-to-book basis, and a discount of 40.6% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and appropriate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock prior to adoption of the plan of conversion, the requirement under Federal regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, the desired trading liquidity in the common stock after the offering, and the fact that $10.00 per share is the most commonly used price in conversion offerings. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6908 to a maximum of 0.9346 shares of Malvern Bancorp—New common stock for each share of Malvern Federal Bancorp common stock, with a midpoint of 0.8127.

Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock in the offering will be able to sell their shares at a price equal to or greater than the $10.00 purchase price. See “Risk Factors—Our Stock Price May Decline When Trading Commences” at page 24 and “Pro Forma Data” at page 46 and “The Conversion and Offering—How We Determined the Price Per Share, The Offering Range and the Exchange Ratio” at page 127.

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and related offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 3,636,875 shares without further notice to you. If our pro forma market value at that time is either below $42.2 million or above $65.6 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the offering and promptly return all funds;

•	promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

Termination of the Offering

We may terminate the offering at any time prior to the special meetings of members of Malvern Federal Mutual Holding Company and shareholders of Malvern Federal Bancorp that are being called to vote on the plan of conversion and reorganization, and at any time thereafter with the approval of the Federal Reserve Board. If we terminate the offering, we will promptly return funds received, with interest, and we will cancel deposit account withdrawal authorizations.

The Exchange of Malvern Federal Bancorp Common Stock

If you are a shareholder of Malvern Federal Bancorp, the existing publicly traded mid-tier holding company, your shares will be cancelled and exchanged for new shares of Malvern Bancorp—New common stock. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Malvern Bancorp—New. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Malvern Federal Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be sold in the offering		Shares of Malvern Bancorp—New stock to be issued in exchange for Malvern Federal Bancorp common stock
	Amount	Percent	Amount	Percent	Total shares of Malvern Bancorp—New common stock to be outstanding after the conversion	Exchange ratio	100 shares of Malvern Federal Bancorp common stock would be exchanged for the following number of shares of Malvern Bancorp—New(1)	Equivalent Per Share Value(2)
Minimum	2,337,500	55.4506%	1,877,961	44.5494%	4,215,461	0.6908	69	$6.91
Midpoint	2,750,000	55.4506	2,209,366	44.5494	4,959,366	0.8127	81	8.13
Maximum	3,162,500	55.4506	2,540,771	44.5494	5,703,271	0.9346	93	9.35
Maximum, as adjusted	3,636,875	55.4506	2,921,887	44.5494	6,558,762	1.0748	107	10.75

(1)	Cash will be paid instead of issuing any fractional shares.

(2)	Represents the value of shares of Malvern Bancorp—New common stock to be received by a holder of one share of Malvern Federal Bancorp common stock at the exchange ratio, assuming a value of $10.00 per share.

Upon completion of the conversion and offering, if you own shares of Malvern Federal Bancorp which are held in “street name,” they will be exchanged without any action on your part. If you are the record owner of shares of Malvern Federal Bancorp and hold stock certificates you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. Certificates for common stock of Malvern Bancorp—New will be mailed within five business days after our exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of Malvern Bancorp—New common stock will be issued to any public shareholder of Malvern Federal Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share stock offering price. For further information, see “The Conversion and Offering—Effect of the Conversion and Offering on Public Shareholders” beginning on page 121.

Conditions to Completion of the Conversion

We cannot complete our conversion and related offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Malvern Federal Mutual Holding Company (who are the depositors and certain borrowers of Malvern Federal Savings Bank);

•	The plan of conversion and reorganization is approved by at least:

•	two-thirds of the outstanding shares of Malvern Federal Bancorp common stock; and

•	a majority of the outstanding shares of Malvern Federal Bancorp common stock held by the public shareholders;

•	We sell at least the minimum number of shares offered; and

•	We receive the final approval of the Federal Reserve Board to complete the conversion and offering and related transactions.

Malvern Federal Mutual Holding Company intends to vote its 55.5% ownership interest in favor of the conversion. In addition, as of August 9, 2012, directors and executive officers of Malvern Federal Bancorp and their associates owned 72,815 shares of Malvern Federal Bancorp or 1.2% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion and reorganization.

After-Market Performance Information

The following table presents for all “second-step” offerings that began trading from January 1, 2011 to May 4, 2012, the percentage change in the trading price from the initial trading date of the offering to the dates shown in the table. The table also presents the average and median trading prices and percentage change in trading prices for the same dates. This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors.

The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of companies that undergo “second-step” conversions. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. There can be no assurance that our stock price will appreciate or that our stock price will not trade below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, please carefully read this entire prospectus, including “Risk Factors.”

After Market Trading Activity
Completed Second-Step Offerings
Closing Dates between January 1, 2011 and May 4, 2012

			Percentage Price Change from Initial Trading Date
Company Name and Ticker Symbol	Closing Date	Exchange	One Day	One Week	One Month	Through May 4, 2012
Cheviot Financial Corp. (CHEV)	1/18/12	NASDAQ	3.1%	2.6%	3.5%	9.7%
Naugatuck Valley Fin. Corp. (NVSL)	6/30/11	NASDAQ	(1.3)	(2.5)	1.9	(6.1)
Rockville Financial New, Inc. (RCKB)	3/4/11	NASDAQ	6.0	6.5	5.0	14.6
Eureka Financial Corp. (EKFC)	3/1/11	OTCBB	22.5	17.5	28.5	50.2
Atlantic Coast Fin. Corp. (ACFC)	2/4/11	NASDAQ	0.5	—	2.0	(77.5)
Alliance Bancorp, Inc. (ALLB)	1/18/11	NASDAQ	10.0	6.8	11.9	16.5
SI Financial Group, Inc. (SIFI)	1/13/11	NASDAQ	15.9	12.9	17.5	43.9
Minden Bancorp, Inc. (MDNB)	1/5/11	OTCBB	28.0	28.5	30.0	42.5
Average			10.6%	9.0%	12.5%	11.7%
Median			8.0	6.7	8.5	15.6

THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS’ EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE.

Limitations on the Amount of Stock You May Purchase

The minimum purchase is 25 shares. Generally, you may purchase no more than 5.0% of the shares of common stock sold in the offering. The maximum amount of shares that a person together with any associates or group of persons acting in concert with such person may purchase, in all categories of the offering combined also is 5.0% of the shares sold in the offering. Your associates include the following:

•	persons on joint accounts with you;

•	your spouse and other relatives living in your house;

•	companies, trusts or other entities in which you have a controlling interest or hold a position as an officer or a similar position; or

•	trusts or other estates in which you have a substantial beneficial interest or as to which you serve as trustee or in another fiduciary capacity.

In addition to the above, there is an ownership limitation for Malvern Federal Bancorp public shareholders who wish to purchase additional shares in the offering. The number of shares of Malvern Bancorp—New common stock that a public shareholder may purchase in the offering individually, and together with associates or persons acting in concert, plus any shares of Malvern Bancorp—New received by them in exchange for their shares of Malvern Federal Bancorp, may not exceed 9.9% of the total shares of Malvern Bancorp—New common stock to be issued and outstanding at the completion of the conversion and offering, provided, however, that no one will be required to divest any shares of Malvern Bancorp—New received in exchange for shares of Malvern Federal Bancorp or be limited in the number of exchange shares received.

We have the right to determine, in our sole discretion, whether subscribers are associates or acting in concert. Persons having the same address or with accounts registered to the same address generally will be assumed to be associates or acting in concert.

We may decrease or increase the maximum purchase limitations, with the concurrence of the Federal Reserve Board, without notifying you. In the event the maximum purchase limitation(s) is increased, persons who subscribed for the maximum in the subscription offering and who indicated on their stock order forms a desire to be resolicited, will be notified and permitted to increase their subscription. For additional information, see “The Conversion and Offering—Limitations on Common Stock Purchases” at page 130.

How to Pay for Shares in the Subscription and Community Offerings

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “Malvern Bancorp, Inc.”; or

2.	authorizing us to withdraw money from the types of Malvern Federal Savings Bank deposit accounts identified on the stock order form.

If you wish to pay by cash rather than by the above recommended methods, you must deliver your stock order form and payment in person to the headquarters of Malvern Federal Savings Bank, located at 42 East Lancaster Avenue, Paoli, Pennsylvania. Malvern Federal Savings Bank is not permitted to lend funds (including funds drawn on a Malvern Federal Savings Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Malvern Federal Savings Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock.

You may not designate on your stock order form a direct withdrawal from an IRA or other retirement account at Malvern Federal Savings Bank. If you wish to use funds in a retirement account at Malvern Federal Saving Bank, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Using Retirement Account Funds to Purchase Shares” at page 136. Additionally, you may not designate on your stock order form a direct withdrawal from Malvern Federal Savings Bank accounts with check-writing privileges. Please submit a check instead. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.

Checks will be immediately cashed, so, if you submit a personal check, the funds must be available within the account when your stock order form is received. Subscription funds will be held in a segregated account at Malvern Federal Savings Bank. We will pay interest calculated at Malvern Federal Savings Bank’s passbook savings rate from the date those funds are processed until completion of or termination of the offering, at which time subscribers will receive interest checks. Withdrawals from certificate of deposit accounts at Malvern Federal Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized from withdrawal from deposit accounts with Malvern Federal Savings Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

Delivery of Stock Order Forms

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided; by overnight delivery to the Stock Information Center at the address indicated on the stock order form; or by hand-delivery to Malvern Federal Savings Bank’s headquarters, located at 42 East Lancaster Avenue, Paoli, Pennsylvania. Please do not deliver stock order forms to other Malvern Federal Savings Bank offices. Please do not mail stock order forms to Malvern Federal Savings Bank. Once submitted, your order is irrevocable. See “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings” at page 135.

We may, in our sole discretion, reject orders received in the community offering, either in whole or in part. In addition, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. If your order is rejected in part, you cannot cancel the remainder of your order.

Using IRA Funds to Purchase Shares in the Offering

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in your Malvern Federal Savings Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the trustee. If you do not have such an account you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at Malvern Federal Savings Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you promptly contact our Stock Information Center, preferably at least two weeks before the September 21, 2012 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and possibly, limitations imposed by the institution where the funds are held. See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Using Retirement Account Funds to Purchase Shares” at page 136.

Deadline for Orders of Stock in the Subscription and Community Offerings

The subscription offering will end at 2:00 p.m., Eastern Time, on September 21, 2012. We expect that the community offering, if held, will terminate at the same time. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We are not required to accept copies or facsimiles of order forms. The subscription offering and/or community offering may be extended until November 5, 2012, or longer if the Federal Reserve Board approves or provides its non-objection of a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond November 5, 2012, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds, with interest calculated at Malvern Federal Savings Bank’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,337,500 shares or more than 3,636,875 shares, we will promptly cancel all deposit account withdrawal authorizations, return all funds received, with interest, and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Your Subscription Rights are Not Transferable

You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights to purchase shares in the subscription offering, you will be required to acknowledge that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

Stock-Based Compensation Plans

Typically, in conjunction with mutual-to-stock conversions, the converting institution may determine to utilize various stock benefit plans as a method to provide stock-based compensation to the converting institution’s directors, officers and other employees. Such plans typically include an employee stock ownership plan, which are provided under Federal banking regulations with priority subscription rights to purchase shares in the conversion offering, as well as a stock option plan and management recognition plan, neither of which can be established during the first six months following the conversion but, if implemented during the first year following conversion, must be described in the converting institution’s offering and proxy materials and are subject to other requirements of regulations of the Federal Reserve Board. In order to maximize the net proceeds from the offering and to avoid the additional compensation expense that would result from such employee benefit plans, we have decided that we will not utilize any stock benefit plans in conjunction with our conversion and offering. Accordingly, while our plan of conversion and reorganization, consistent with regulations of the Federal Reserve Board, grants second priority subscription rights to our existing employee stock ownership plan, our employee stock ownership plan will not be purchasing any shares of Malvern Bancorp—New common stock in the offering. In addition, we will not implement any stock option plan or management recognition plan during the first year following our conversion. While we have no current intention to implement stock benefit plans after the one-year anniversary date of our conversion, we could do so, but any such determination would be evaluated by our Board of Directors at that time based upon, among other factors, our financial condition and results of operations and regulatory considerations.

Market for Common Stock

Malvern Federal Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “MLVF.” Upon completion of the conversion and offering, Malvern Bancorp—New shares will replace the currently listed shares of Malvern Federal Bancorp. We have applied to have the common stock of Malvern Bancorp—New listed for trading on the Nasdaq Global Market. For the first 20 trading days after the completion of the conversion and offering, we expect Malvern Bancorp—New’s common stock to trade under the symbol “MLVFD.” Thereafter it will trade under “MLVF.”

Our Dividend Policy

As a result of the October 2010 Supervisory Agreements, Malvern Federal Bancorp currently is precluded from declaring or paying any dividends without the prior written approval of the Board of Governors of the Federal Reserve System (as successor to the Office of Thrift Supervision). We have no current plans to pay dividends on the common stock of Malvern Bancorp-New upon consummation of the conversion and offering. In addition to receiving any required prior approval of the Board of Governors of the Federal Reserve System, our ability to pay dividends will depend on a number of other factors, including regulatory capital requirements, Federal statutes and regulatory limitations and our results of operations and financial condition. We cannot assure you that we will pay dividends after the conversion and offering or that, if we commence paying dividends, that we will not reduce or eliminate them in the future.

Federal and State Income Tax Consequences

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Shareholders of Malvern Federal Bancorp who receive cash in lieu of fractional share interests in shares of Malvern Bancorp—New will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Elias, Matz, Tiernan & Herrick L.L.P. and ParenteBeard LLC, have issued opinions to this effect, see “The Conversion and Reorganization—Tax Aspects” at page 141.

Restrictions on the Acquisition of Malvern Bancorp—New and Malvern Federal Savings Bank

Federal regulation, as well as provisions contained in the articles of incorporation and bylaws of Malvern Bancorp—New, contain certain restrictions on acquisitions of Malvern Bancorp—New or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board before acquiring in excess of 10% of the stock of Malvern Bancorp—New. Additionally, Federal Reserve Board approval would be required for us to be acquired within three years after the conversion.

In addition, the articles of incorporation and bylaws of Malvern Bancorp—New contain provisions that may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

•	prohibitions on the acquisition of more than 10% of our stock;

•	limitations on voting rights of shares held in excess of 10% thereafter;

•	staggered election of only approximately one-third of our board of directors each year;

•	limitations on the ability of shareholders to call special meetings;

•	advance notice requirements for shareholder nominations and new business;

•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	the right of the board of directors to issue shares of preferred or common stock without shareholder approval; and

•	a 75% vote of shareholders’ requirement for the approval of certain business combinations not approved by two-thirds of the board of directors.

For further information, see “Restrictions on Acquisitions of Malvern Bancorp—New and Malvern Federal Savings Bank and Related Anti-Takeover Provisions.”

Receiving a Prospectus and an Order Form

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on September 21, 2012, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by first-class mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

How You Can Obtain Additional Information—Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is 1-(877) 643-8196. The Stock Information Center is open Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in deciding how to vote on the conversion and before purchasing Malvern Bancorp—New common stock.

Risks Related to Our Business

We Have Incurred Losses in Each of Our Last Two Fiscal Years. There Can Be No Assurance That We Will Return to Profitability on a Sustained Basis

During the years ended September 30, 2010 and 2011, we incurred net losses of $3.1 million and $6.1 million, respectively. These losses were primarily due to deterioration in the quality of our loan portfolio which resulted in significantly higher provisions for loan losses and other real estate owned expenses. In addition, the operating restrictions imposed by the Supervisory Agreements to which we are subject restrict our ability to increase our lending and grow the assets of Malvern Federal Savings Bank. Finally, from September 30, 2010 to March 31, 2012, we have shrunk the assets of the Bank by approximately 9.6%, reducing our capacity to generate interest income.

Our ability to generate net income on a sustained basis depends on being able to reduce the costs associated with our non-performing assets and other problem assets we have experienced in recent years. In addition, our results in future periods will depend upon whether we are able to have the restrictions of the Supervisory Agreements abated such that we can resume originating commercial real estate loans and resume growing our balance sheet consistent with our business strategy. If we are unable to accomplish these items we may be unable to maintain profitability on a sustained basis. In addition, in the event we receive the regulatory approvals or non-objections necessary for us to resume originating commercial real estate loans, we will need to hire additional personnel for such purpose. We expect that, in such event, we would hire one or two additional loan officers and one additional staff employee, which will increase our salaries and benefits expense.

Our Portfolio of Loans Continues to Include a Significant Amount of Loans with a Higher Risk of Loss

Until we changed our lending emphasis during the fiscal year ended September 30, 2010 and as a result of the October 2010 Supervisory Agreements, which restrict our ability to originate new commercial loans, our business plan had included as a strategy the increased originations of commercial real estate loans, construction and development loans and second mortgages (home equity loans). These loans have a higher risk of default and loss than single-family residential mortgage loans. The aggregate amount of our commercial real estate loans, construction and development loans and second mortgages (home equity loans) amounted to $216.8 million, or 45.9%, of our total loan portfolio at March 31, 2012 and $245.8 million, or 47.9% of our total loan portfolio at September 30, 2011. At March 31, 2012, our non-performing assets included an aggregate of $7.1 million in non-accruing commercial real estate loans, construction and development loans and second mortgage loans, as well as $3.2 million in commercial real estate owned. Taken together, such non-performing commercial real estate, construction and development and second mortgage assets amounted to $10.2 million or 62.1% of our total non-performing assets at March 31, 2012. In addition, $1.2 million of our construction and development loans and $6.1 million of our commercial real estate loans were TDRs at March 31, 2012. Commercial real estate and construction and development loans generally are considered to involve a higher degree of risk due to a variety of factors, including generally larger loan balances and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at the stated maturity date. Repayment of commercial real estate loans generally is dependent on income being generated by the rental property or underlying business in amounts sufficient to cover operating expenses and debt service. Repayment of construction and development loans generally is dependent on the successful completion of the project and the ability of the borrower to repay the loan from the sale of the property or obtaining permanent financing. Our second mortgage loans generally are considered to involve a higher degree of risk than single-family residential mortgage loans due to the generally higher loan-to-value ratios and their secondary position in the collateral to the existing first mortgage.

Our Provisions to Increase Our Allowance for Loan Losses and Our Net Charge-Offs to Our Allowance for Loan Losses Have Adversely Affected, and May Continue to Adversely Affect, Our Results of Operations

Our customers may not repay their loans according to the original terms, and the collateral securing the payment of those loans may be insufficient to pay any remaining loan balance. While we maintain an allowance for loan losses to provide for loan defaults and non-performance, losses may exceed the value of the collateral securing the loans and the allowance may not fully cover any excess loss.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Our allowance for loan losses is based on these judgments, as well as historical loss experience and an evaluation of the other risks associated with our loan portfolio, including but not limited to, the size and composition of the loan portfolio, current economic conditions and geographic concentrations within the portfolio. Federal regulatory agencies, as part of their examination process, review our loans and allowance for loan losses. If our assumptions or judgments used to determine the allowance prove to be incorrect, if the value of the collateral securing the loans decreases substantially or if our regulators disagree with our judgments, we may need to increase the allowance in amounts that exceed our expectations. Material additions to the allowance would adversely affect our results of operations and financial condition.

We recorded provisions for loan losses of $25,000 during the six months ended March 31, 2012 compared to $12.4 million and $9.4 million during the fiscal years ended September 30, 2011 and 2010, respectively. We had net charge-offs to the allowance for loan losses of $2.1 million for the six months ended March 31, 2012, compared to $10.4 million and $6.9 million of net charge-offs for the fiscal years ended September 30, 2011 and 2010, respectively. The net charge-offs to our allowance for loan losses in the first six months in fiscal 2012 and in the fiscal years ended September 30, 2011 and 2010 and the provisions for loan losses in such periods adversely affected our reported results of operations. While our total non-performing assets improved to $16.5 million, or 2.53% of total assets, at March 31, 2012, compared to $21.2 million, or 3.19% of total assets, at September 30, 2011, and $25.2 million, or 3.49% of total assets, at September 30, 2010, no assurance can be given that additional provisions for loan losses or additional charge-offs may not be necessitated in future periods.

The Supervisory Agreements Limit Our Ability to Grow and to Pay Dividends and Impose Other Restrictions Which May Adversely Affect Our Results of Operations And the Market Value of Our Common Stock

In October 2010, Malvern Federal Savings Bank, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company entered into Supervisory Agreements with the Office of Thrift Supervision. See “Regulation—The Supervisory Agreements.” As a result of the Supervisory Agreements, Malvern Federal Savings Bank must limit its asset growth in any quarter to an amount which does not exceed the amount of net interest credited on deposit liabilities during the quarter, unless otherwise permitted by the Office of the Comptroller of the Currency (as successor to the Office of Thrift Supervision). In addition, the Supervisory Agreements impose a number of operating restrictions, including a provision which prohibits, with certain exceptions, any new commercial real estate loans or commercial and industrial loans without the prior written non-objection of the Office of the Comptroller of the Currency, and imposes requirements that the Bank revise and/or implement and monitor various identified policies, procedures and reports. Compliance efforts related to the Supervisory Agreements have increased our non-interest expense. In addition, the restrictions in the Supervisory Agreements preclude us from declaring or paying dividends and prohibit any repurchase of shares of our common stock without the prior written approval of Federal banking regulators may adversely affect the market value of our common stock.

Higher Interest Rates Would Hurt Our Profitability

Management is unable to predict fluctuations of market interest rates, which are affected by many factors, including inflation, recession, unemployment, monetary policy, domestic and international disorder and instability in domestic and foreign financial markets, and investor and consumer demand.

Our primary source of income is net interest income, which is the difference between the interest income generated by our interest-earning assets (consisting primarily of single-family residential loans) and the interest expense generated by our interest-bearing liabilities (consisting primarily of deposits). The level of net interest income is primarily a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors (the “FOMC”), and market interest rates.

A sustained increase in market interest rates could adversely affect our earnings. A significant portion of our loans have fixed interest rates and longer terms than our deposits and borrowings and our net interest income could be adversely affected if the rates we pay on deposits and borrowings increase more rapidly than the rates we earn on loans. In addition, the market value of our fixed-rate assets would decline if interest rates increase. For example, we estimate that as of March 31, 2012, a 300 basis point increase in interest rates would have resulted in our net portfolio value declining by approximately $8.7 million or 13%. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Manage Market Risk.”

The Ability to Realize Our Deferred Tax Asset May Be Reduced, Which May Adversely Impact Results of Operations

Realization of a deferred tax asset requires us to exercise significant judgment and is inherently uncertain because it requires the prediction of future occurrences. Our net deferred tax asset amounted to $6.9 million at March 31, 2012. Other than a $296,000 allowance with respect to state net operating losses, we have not established a valuation allowance against our net deferred tax asset as we believe it is more likely than not that the remaining amount of the asset will be realized. In evaluating the need for a valuation allowance, we must estimate our taxable income in future years. Our deferred tax asset may be reduced in the future if estimates of future income or our tax planning strategies do not support the amount of the deferred tax asset. If it is determined that a valuation allowance with respect to our deferred tax asset is necessary, we may incur a charge to earnings and a reduction to regulatory capital for the amount included therein.

The Loss of Senior Management Could Hurt Our Operations

We rely heavily on our executive officers, Messrs. Anderson, Boyle, Hughes, Neiner and Fuchs. The loss of one or more members of senior management could have an adverse effect on us because, as a relatively small community bank, our senior executive officers have more responsibility than would be typical at a larger financial institution with more employees. In addition, we have fewer management-level personnel who are in a position to assume the responsibilities of our senior executive officers.

Strong Competition Within Our Market Area Could Hurt Our Profits and Slow Growth

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

The Effects of the Current Economic Conditions Have Been Particularly Severe in Our Primary Market Areas

Substantially all of our loans are to individuals, businesses and real estate developers in Chester County, Pennsylvania and neighboring areas in southern Pennsylvania and our business depends significantly on general economic conditions in these market areas. Severe declines in housing prices and property values have been particularly acute in our primary market areas. A further deterioration in economic conditions or a prolonged delay in economic recovery in our primary market areas could result in the following consequences, any of which could have a material adverse effect on our business:

•	Loan delinquencies may increase further;

•	Problem assets and foreclosures may increase further;

•	Demand for our products and services may decline;

•	The carrying value of our other real estate owned may decline further; and

•	Collateral for loans made by us, especially real estate, may continue to decline in value, in turn reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with our loans.

Increased and/or Special Federal Deposit Insurance Corporation Assessments Will Hurt Our Earnings

There has been a high level of bank failures in recent years, which has dramatically increased Federal Deposit Insurance Corporation (the “FDIC”) resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the year ended September 30, 2009, was $320,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. Additional increases in the base assessment rate or special assessments would negatively impact our earnings.

We Operate In a Highly Regulated Environment and We May Be Adversely Affected By Changes in Laws and Regulations

We are subject to extensive regulation, supervision and examination by the Board of Governors of the Federal Reserve System, the primary federal regulator for Malvern Federal Bancorp and Malvern Federal Mutual Holding Company, the Office of the Comptroller of the Currency, the primary federal regulator for Malvern Federal Savings Bank, and by the Federal Deposit Insurance Corporation, as insurer of the deposits held at Malvern Federal Savings Bank. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Malvern Federal Savings Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Federal Home Loan Bank of Pittsburgh May Not Pay Dividends Or Repurchase Capital Stock In The Future

In 2008, the Federal Home Loan Bank of Pittsburgh (“FHLB”) announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. The FHLB announced at that time that it expected its ability to pay dividends and add to retained earnings to be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity, other than temporary impairment charges, and constrained access to debt markets at attractive rates. While the FHLB announced on February 22, 2012 that a dividend would be paid and capital stock repurchases would resume, capital stock repurchases from member banks are reviewed on a quarterly basis by the FHLB. Such dividends and capital stock repurchases may not continue in the future. As of March 31, 2012, we held $4.8 million of FHLB capital stock.

The Fair Value of Our Investment Securities Can Fluctuate Due to Market Conditions Outside of Our Control

As of March 31, 2012, the fair value of our investment securities portfolio was approximately $82.4 million. We have historically taken a conservative investment strategy, with concentrations of securities that are backed by government sponsored enterprises. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and continued instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could have a material adverse effect on us. The process for determining whether impairment of a security is other-than-temporary usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security.

We Are Dependent On Our Information Technology and Telecommunications Systems and Third-Party Servicers, and Systems Failures, Interruptions or Breaches of Security Could Have a Material Adverse Effect On Us

Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on us.

In addition, we provide our customers with the ability to bank remotely, including over the Internet and over the telephone. The secure transmission of confidential information over the Internet and other remote channels is a critical element of remote banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could materially and adversely affect us.

Additionally, financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so could have a material adverse impact on our business and therefore on our financial condition and results of operations.

Risks Related to this Offering

Our Stock Price May Decline When Trading Commences

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There May Be a Limited Market For Our Common Stock, Which May Adversely Affect Our Stock Price

Currently, shares of Malvern Federal Bancorp common stock are listed on the Nasdaq Global Market. Since Malvern Federal Bancorp common stock began trading in 2008, trading in our shares has been relatively limited. There is no guarantee that the offering will improve the liquidity of our stock. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our Return on Equity May Negatively Impact Our Stock Price

Return on equity, which equals net income (loss) divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Our return on average equity was negative 9.64% and negative 4.53% for the fiscal years ended September 30, 2011 and 2010, respectively, and on an annualized basis, was 4.77% for the six months ended March 31, 2012. These returns are lower than returns on equity for many comparable publicly traded financial institutions. Upon completion of the offering, our return on average equity is expected to remain below that of many publicly traded financial institutions, due in part to our increased capital level upon completion of the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to attain a competitive return on equity ratio may make an investment in our common stock unattractive to some investors which might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. The net proceeds from the stock offering, which may be as much as $33.8 million, will significantly increase our shareholders’ equity. On a pro forma basis and based on net income for the six months ended March 31, 2012, our annualized return on equity ratio, assuming shares are sold at the maximum of the offering range, would be approximately 3.07%. Based on trailing 12-month data for the most recent publicly available financial information (as of December 31, 2011), the ten companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded mutual holding companies had average ratios of returns on equity of 4.35% and 2.80%, respectively.

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Would Reduce Our Profitability

We intend to contribute approximately 70% of the net proceeds of the offering to Malvern Federal Savings Bank. Malvern Bancorp—New may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends, subject to the receipt of prior written approval of the Federal Reserve Board, or repurchase shares of common stock, subject to regulatory restriction. Malvern Federal Savings Bank initially intends to use the net proceeds it retains to purchase investment and mortgage-backed securities. In the future, Malvern Federal Savings Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities and expand its lending activities. Malvern Bancorp—New and Malvern Federal Savings Bank may also use the proceeds of the offering to diversify their business activities, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability.

We Intend to Remain Independent Which May Mean You Will Not Receive a Premium for Your Common Stock

We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes

Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of our common stock by any person and limitations on voting rights for positions of more than 10%;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders;

•	advance notice requirements for shareholder nominations and new business;

•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	a 75% vote requirement for the approval of certain business combinations not approved by two-thirds of our board of directors; and

•	our ability to issue preferred stock and additional shares of common stock without shareholder approval.

See “Restrictions on Acquisitions of Malvern Bancorp—New and Malvern Federal Savings Bank and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

Our Stock Value May Suffer From Federal Regulations Restricting Takeovers

For three years following the offering, regulations of the Board of Governors of the Federal Reserve System prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board. Accordingly, the likelihood that shareholders will be able to realize a gain on their investment through an acquisition of Malvern Bancorp—New within the three year period following completion of the conversion is highly unlikely. See “Restrictions on Acquisitions of Malvern Bancorp—New and Malvern Federal Savings Bank and Related Anti-Takeover Provisions—Regulatory Restrictions” for a discussion of applicable Federal Reserve Board regulations regarding acquisitions.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables contain certain information concerning the financial position and results of operations of Malvern Federal Bancorp. You should read this information in conjunction with the financial statements included in this prospectus. The data presented as of and for the years ended September 30, 2011 and 2010 has been derived in part from the audited financial statements included in this prospectus. The data presented at March 31, 2012 and for the six month periods ended March 31, 2012 and 2011 are derived from unaudited condensed consolidated financial statements, but in the opinion of management reflect all adjustments necessary to present fairly the results for these interim periods. The adjustments consist only of normal recurring adjustments. The results of operations for the six months ended March 31, 2012 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2012 or for any other period.

		At September 30,
	At March 31, 2012	2011	2010	2009	2008	2007
Selected Financial Condition Data:		(Dollars in thousands)
Total assets	$651,604	$666,568	$720,506	$691,639	$639,509	$551,932
Loans receivable, net	467,028	506,019	547,323	593,565	571,536	466,192
Securities held to maturity	696	3,797	4,716	4,842	2,870	1,479
Securities available for sale	81,701	74,389	40,719	27,098	21,969	29,098
FHLB borrowings	48,593	49,098	55,334	99,621	113,798	71,387
Deposits	537,029	554,455	596,858	516,511	453,493	433,488
Shareholders’ equity	61,903	60,284	66,207	69,842	68,836	44,039
Allowance for loan losses	8,076	10,101	8,157	5,718	5,505	4,541
Non-accrual loans	11,730	12,915	19,861	14,195	8,585	2,267
Non-performing assets	16,473	21,236	25,176	20,070	8,815	2,494
Performing troubled debt restructurings	8,305	10,340	11,976	25	103	121
Non-performing assets and performing troubled debt restructurings	24,778	31,576	37,152	20,095	8,918	2,615

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
Selected Operating Data:	(Dollars in thousands, except per share data)
Total interest and dividend income	$13,346	$15,118	$29,726	$33,148	$34,701	$33,592	$32,769
Total interest expense	4,404	5,411	10,198	13,641	18,681	19,105	19,235
Net interest income	8,942	9,707	19,528	19,507	16,020	14,487	13,534
Provision for loan losses	25	10,042	12,392	9,367	2,280	1,609	1,298
Net interest income (loss) after provision for loan losses	8,917	(335)	7,136	10,140	13,740	12,878	12,236
Total other income	1,868	871	1,729	1,941	2,013	1,846	1,453
Total other expenses	8,727	8,958	18,556	17,105	14,501	12,642	10,154
Income tax (benefit) expense	588	(2,979)	(3,579)	(1,895)	242	630	1,123
Net (loss) income	$1,470	$(5,443)	$(6,112)	$(3,129)	$1,010	$1,452	$2,412
Earnings (loss) per share (1)	$0.25	$(0.92)	$(1.04)	$(0.53)	$0.17	$0.05	N/A
Dividends per share	$—	$0.03	$0.03	$0.12	$0.14	$0.04	N/A

(footnotes on following page)

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.44%	(1.57)%	(0.90)%	(0.45)%	0.15%	0.25%	0.45%
Return on average equity (ratio of net income to average equity)	4.77	(16.57)	(9.64)	(4.53)	1.46	2.78	5.76
Interest rate spread (2)	2.74	2.83	2.88	2.78	2.13	2.18	2.25
Net interest margin (3)	2.86	2.96	3.02	2.98	2.46	2.61	2.65
Non-interest expenses to average total assets	2.64	2.59	2.72	2.48	2.13	2.19	1.92
Efficiency ratio (4)	80.73	84.69	87.29	79.75	80.42	77.40	67.75

Asset Quality Ratios:
Non-accrual loans as a percent of gross loans	2.48	3.05	2.52	3.60	2.38	1.52	0.51
Non-performing assets as a percent of total assets	2.53	3.20	3.19	3.49	2.90	1.38	0.45
Non-performing assets and performing troubled debt restructurings as a percent of total assets	3.80	4.89	4.74	5.16	2.91	1.39	0.47
Allowance for loan losses as a percent of gross loans	1.71	1.97	1.97	1.48	0.96	0.96	0.97
Allowance for loan losses as a percent of non-accrual loans	68.85	64.50	78.21	41.07	40.28	64.12	200.31
Net charge-offs to average loans outstanding	0.84	2.91	1.97	1.19	0.35	0.12	0.03

Capital Ratios (5):
Total risk-based capital to risk weighted assets	13.71	12.51	12.01	12.85	12.67	13.33	11.24
Tier 1 risk-based capital to risk weighted assets	12.45	11.25	10.76	11.83	11.96	12.40	10.36
Tangible capital to tangible assets	8.27	8.01	7.54	8.24	9.07	9.64	8.03
Tier 1 leverage (core) capital to adjusted tangible assets	8.27	8.01	7.54	8.24	9.07	9.64	8.03
Shareholders’ equity to total assets	9.50	8.90	9.04	9.19	10.10	10.76	7.98
Tangible shareholders’ equity to total assets	9.50	8.90	9.04	9.19	10.10	10.76	7.98

Other Data:
Number of full service financial center offices	8	8	8	8	7	7	7

(1)	Earnings per share for the fiscal year ended September 30, 2008, is for period from May 20, 2008, the date of Malvern Federal Bancorp’s initial stock issuance, through September 30, 2008.

(2)	Represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.

(3)	Net interest income divided by average interest earning assets.

(4)	Represents the ratio obtained from dividing non-interest expense by the sum of net interest income and total other income.

(5)	Other than shareholders’ equity to total assets and tangible shareholders’ equity to total assets, all capital ratios are for Malvern Federal Savings Bank only.

RECENT DEVELOPMENTS OF MALVERN FEDERAL BANCORP

The following tables contain certain information concerning the financial position and results of operations of Malvern Federal Bancorp at and for the three months and nine months ended June 30, 2012 as well as the prior comparison periods. You should read this information in conjunction with the audited financial statements included in this prospectus. The financial information as of June 30, 2012 and for the three months and nine months ended June 30, 2012 and 2011 are unaudited and are derived from our interim condensed consolidated financial statements. The selected financial condition data as of September 30, 2011 is derived from Malvern Federal Bancorp’s audited consolidated financial statements. In the opinion of management, financial information at June 30, 2012 and for the three months and nine months ended June 30, 2012 and 2011 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month and nine-month periods ended June 30, 2012 may not be indicative of operations of Malvern Federal Bancorp for the fiscal year ending September 30, 2012.

	At June 30, 2012	At September 30, 2011
	(Dollars in thousands)
Selected Financial Condition Data
Total assets	$654,051	$666,568
Loans receivable, net	465,618	506,019
Securities held to maturity	679	3,797
Securities available for sale	84,795	74,389
FHLB borrowings	48,340	49,098
Deposits	538,245	554,455
Shareholders’ equity	62,204	60,284
Allowance for loan losses	7,983	10,101
Non-accrual loans	10,628	12,915
Non-performing assets	14,844	21,236
Performing troubled debt restructurings	8,258	10,340
Non-performing assets and performing troubled debt restructurings	23,102	31,576

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share amounts)
Selected Operating Data
Total interest and dividend income	$6,321	$7,430	$19,667	$22,548
Total interest expense	2,016	2,428	6,420	7,839
Net interest income	4,305	5,002	13,247	14,709
Provision for loan losses	335	600	360	10,642
Net interest income after provision for loan losses	3,970	4,402	12,887	4,067
Total other income	506	434	2,374	1,305
Total other expenses	4,172	4,476	12,899	13,434
Income tax (benefit) expense	32	(4)	620	(2,983)
Net (loss) income	$272	$364	$1,742	$(5,079)
Earnings (loss) per share	$0.05	$0.06	$0.29	$(0.86)

(continued on next page)

	As of or For the Three Months Ended June 30,		As of or For the Nine Months Ended June 30,
	2012	2011	2012	2011
Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.17%	0.22%	0.35%	(0.99)%
Return on average equity (ratio of net income to average equity)	1.74	2.39	3.75	(10.36)
Interest rate spread (2)	2.67	3.03	2.70	2.89
Net interest margin (3)	2.80	3.16	2.84	3.03
Non-interest expenses to average total assets	2.57	2.67	2.62	2.61
Efficiency ratio (4)	86.72	82.34	82.58	83.89
Asset Quality Ratios:
Non-accrual loans as a percent of gross loans	2.26%	3.51%	2.26%	3.51%
Non-performing assets as a percent of total assets	2.27	3.65	2.27	3.65
Non-performing assets and performing troubled debt restructurings as a percent of total assets	3.53	5.42	3.53	5.42
Allowance for loan losses as a percent of gross loans	1.69	1.91	1.69	1.91
Allowance for loan losses as a percent of non- accrual loans	75.11	54.57	75.11	54.57
Net charge-offs to average loans outstanding	0.09	0.18	0.68	2.18
Capital Ratios (5):
Total risk-based capital to risk weighted assets	14.13%	12.03%	14.13%	12.03%
Tier 1 risk-based capital to risk weighted assets	12.87	10.77	12.87	10.77
Tangible capital to tangible assets	8.39	7.62	8.39	7.62
Tier 1 leverage (core) capital to adjusted tangible assets	8.39	7.62	8.39	7.62
Shareholders’ equity to total assets	9.51	9.03	9.51	9.03
Tangible shareholders’ equity to total assets	9.51	9.03	9.51	9.03
Other Data:
Number of full service financial center offices	8	8	8	8

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the period and have been annualized where appropriate.

(2)	Represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.

(3)	Net interest income divided by average interest earning assets.

(4)	Represents the ratio obtained from dividing non-interest expense by the sum of net interest income and total other income.

(5)	Other than shareholders’ equity to total assets and tangible shareholders’ equity to total assets, all capital ratios are for Malvern Federal Savings Bank only.

Comparison of Financial Condition at June 30, 2012 and September 30, 2011

The Company’s total assets amounted to $654.1 million at June 30, 2012 compared to $666.6 million at September 30, 2011. The primary reasons for the $12.5 million decrease in assets during the first nine months of fiscal 2012 were a decrease of $40.4 million in net loans receivable and a $4.1 million reduction in other real estate owned (“REO”). These decreases were partially offset by an aggregate $26.7 million increase in cash and cash equivalents and a $7.3 million increase in investment securities. The decrease in loans receivable during the first nine months of fiscal 2012 was due to a $10.7 million loan sale securitization, as well as decreased demand from consumers, the internal lending restrictions we adopted early in fiscal 2010, and the restrictions imposed by the Supervisory Agreement that the Bank entered into with the OTS in October 2010. The $4.1 million reduction in REO at June 30, 2012 compared to September 30, 2011, was due to $4.4 million of net sales in REO properties, at a net loss of $70,000, and $812,000 in reductions to REO fair values, which is included in other real estate owned expense during the first nine months of fiscal 2012. The Company’s total REO amounted to $4.2 million at June 30, 2012 compared to $8.3 million at September 30, 2011.

Our total liabilities at June 30, 2012, amounted to $591.8 million compared to $606.3 million at September 30, 2011. The $14.5 million, or 2.4% decrease in total liabilities was due primarily to a decrease in total deposits of $16.2 million, which was partially offset by $2.5 million increase in total escrow advances for taxes and insurance in the first nine months of fiscal 2011. Our total deposits amounted to $538.2 million at June 30, 2012 compared to $554.5 million at September 30, 2011. There was a $758,000 reduction in our FHLB advances during the nine months ended June 30, 2012.

Total shareholders’ equity increased by $1.9 million to $62.2 million at June 30, 2012 compared to $60.3 million at September 30, 2011 primarily due to an increase in retained earnings and the effect of an increase in our accumulated other comprehensive income at June 30, 2012. Retained earnings increased by $1.7 million to $38.4 million at June 30, 2012 primarily as a result of the $1.7 million of net income during the first nine months of fiscal 2012. Our ratio of equity to assets was 9.51% at June 30, 2012.

Asset Quality

The following table sets forth our non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing at the dates indicated.

	June 30, 2012	March 31, 2012	September 30, 2011
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$4,118	$4,425	$2,866
Construction and Development:
Residential and commercial	2,659	3,210	6,617
Commercial:
Commercial real estate	2,814	2,822	1,765
Multi-family	—	—	—
Other	201	201	229
Consumer:
Home equity lines of credit	23	43	61
Second mortgages	813	1,029	1,377
Other	—	—	—
Total non-accruing loans	10,628	11,730	12,915
Accruing loans delinquent more than 90 days past due	—	—	—
Real estate owned and other foreclosed assets:
Residential mortgage	$1,341	$1,374	$3,872
Construction and Development:
Residential and commercial	—	—	—
Land	99	164
Commercial:
Commercial real estate	2,742	3,171	4,415
Multi-family	—	—	—
Other	34	34	34
Consumer:
Second mortgages	—	—	—
Total	4,216	4,743	8,321
Total non-performing assets	$14,844	$16,473	$21,236
Performing troubled debt-restructurings:
Residential mortgage	870	876	1,049
Construction and Development:
Land loans	1,151	1,154	1,160
Commercial:
Commercial real estate	6,062	6,100	7,919
Multi-family	—	—	—
Other	175	175	175
Consumer:
Home equity lines of credit	—	—	37
Total performing troubled debt restructurings	8,258	8,305	10,340
Total non-performing assets and performing troubled debt restructurings	$23,102	$24,778	$31,576
Ratios:
Total non-accrual loans as a percent of gross loans	2.26%	2.48%	2.52%
Total non-performing assets as a percent of total assets	2.27%	2.53%	3.19%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	3.53%	3.80%	4.74%

During the quarter ended June 30, 2012, our total non-accruing loans decreased by $1.1 million and amounted to $10.6 million at June 30, 2012 compared to $11.7 million at March 31, 2012. The primary reasons for the decrease in non-accruing loans was a $512,000 repayment received on a $2.4 million participation interest in a non-performing construction and development loan for the development of commercial and mixed use facilities on approximately 40 acres located in Mount Laurel, New Jersey. In addition, other real estate owned improved by $527,000 in the quarter ended June 30, 2012 and amounted to $4.2 million at such date compared to $4.7 million at March 31, 2012. The primary reasons for such improvement in other real estate owned during the third quarter of fiscal 2012 were sales of $589,000 and reductions in fair values of $340,000, which were partially offset by $402,000 in additions to other real estate owned during the quarter. Subsequent to June 30, 2012, we have sold an additional $991,000 in other real estate owned at an aggregate gain of $123,000. We also have entered into agreements of sale on $662,000 of other real estate owned, and we expect the sales of such properties to be completed in the fourth quarter of fiscal 2012.

The following table sets forth information concerning delinquent loans as of June 30, 2012.

	At June 30, 2012 Loans Delinquent For:
	31-89 Days			90 Days and Over			Total Delinquent Loans
	Number	Amount	Percent of Total Delinquent Loans 31-89 Days	Number	Amount	Percent of Total Delinquent Loans 90 Days and Over	Number	Amount	Percent of Total Delinquent Loans Greater Than 30 Days
	(Dollars in thousands)
Residential mortgage	7	$1,225	29.2%	17	$4,118	38.8%	24	$5,343	36.1%
Construction and Development:
Residential and commercial	2	1,050	25.1	3	2,659	25.0	5	3,709	25.0
Commercial:
Commercial real estate	—	—	—	3	2,814	26.5	3	2,814	19.0
Multi-family	1	587	14.0	—	—	—	1	587	4.0
Other	—	—	—	1	201	1.9	1	201	1.3
Consumer:
Home equity lines of credit	1	15	0.4	1	23	0.2	2	38	0.3
Second mortgages	19	1,313	31.3	11	813	7.6	30	2,126	14.3
Other	—	—	—	—	—	—	—	—	—
Total	30	$4,190	100.00%	36	$10,628	100.00%	66	$14,818	100.00%

The Bank’s loans delinquent 31-89 days at June 30, 2012 included two loans to one borrower with an aggregate balance of $1.1 million at such date for the acquisition and construction of a retail commercial use building in Delaware County, Pennsylvania. The Bank has a second lien position on the collateral property, which had an appraised value of $1.7 million as of May 2012, behind a $350,000 first mortgage held by another institution. Subsequent to June 30, 2012, these loans became more than 90 days past due and were placed on non-accrual status.

The table below sets forth information on our classified assets and assets designated special mention at the dates indicated.

	June 30, 2012	March 31, 2012	September 30, 2011
	(Dollars in thousands)
Classified assets:
Substandard (1)	$31,724	$33,200	$39,860
Doubtful	—	443	1,095
Loss	—	—	—
Total classified assets	31,724	33,643	40,955
Special mention assets	19,960	11,267	12,685
Total classified and special mention assets	$51,684	$44,910	$53,640

(1)	Includes other real estate owned.

Our total classified assets were $31.7 million at June 30, 2012, a $1.9 million decrease in total classified assets from March 31, 2012 and a $9.2 million decrease compared to total classified assets at September 30, 2011. During the quarter ended June 30, 2012, our total classified assets and assets designated special mention increased by $6.8 million to $51.7 million at June 30, 2012 compared to $44.9 million at March 31, 2012. The reason for the increase in total classified and special mention assets during the third quarter of fiscal 2012 was due to a $6.8 million increase in assets designated special mention (assets designated special mention are assets which do not currently expose the institution to risk sufficient to warrant classification as substandard, doubtful or loss but which are deemed to have certain weaknesses). During the quarter ended June 30, 2012, four construction and development loans to one borrower with an aggregate balance of $8.4 million at such date, were designated as special mention. These four loans are for site development for a 190 unit residential townhouse community in Downingtown, Pennsylvania, and for the demolition and redevelopment for mixed use commercial and residential purposes of six duplex multi-family homes and nine parcels of vacant land on approximately 7 acres in Downingtown, Pennsylvania. These loans, which were originated in October 2007 through August 2009, have never been delinquent. However, in June 2012, we received an updated appraisal on the commercial/mixed use parcel which reflected that the value of a portion of the collateral securing this loan had declined since the previous appraisal. As a result, we are discussing with the borrower the potential for additional collateral to secure these loans, and we designated these projects as special mention in June 2012.

Comparison of Results of Operations for the Three and Nine Months ended June 30, 2012 and June 30, 2011

General. Our net income was $272,000 for the three months ended June 30, 2012 compared to net income of $364,000 for the three months ended June 30, 2011. On a per share basis, net income was $0.05 per share for both the quarter ended June 30, 2012 and the quarter ended June 30, 2011. Our interest rate spread of 2.67% and net interest margin of 2.80% for the three months ended June 30, 2012 decreased when compared to a net interest spread of 3.03% and a net interest margin of 3.16% for the three months ended June 30, 2011.

Our net income was $1.7 million for the nine months ended June 30, 2012 compared to a net loss of $5.1 million for the nine months ended June 30, 2011. On a per share basis, net income was $0.29 per share for the nine months ended June 30, 2012, compared to a net loss of $0.86 per share for the nine months ended June 30, 2011. The primary reason for the $6.8 million difference in our results of operations in the first nine months of fiscal 2012 compared to the comparable prior fiscal year period was a decrease in the provision for loan losses of $10.3 million. Our interest rate spread of 2.70% and net interest margin of 2.84% for the nine months ended June 30, 2012 decreased when compared to a net interest spread of 2.89% and a net interest margin of 3.03% for the nine months ended June 30, 2011.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following tables show, for the periods indicated, the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

	Three Months Ended June 30,
	2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate
	(Dollars in Thousands)
Interest Earning Assets:
Loans receivable (1)	$472,086	$5,894	4.99%	$525,058	$7,034	5.36%
Investment securities	88,214	410	1.86	80,709	390	1.93
Deposits in other banks	50,695	16	0.13	22,265	6	0.11
FHLB stock	4,662	1	0.09	5,724	—	0.00
Total interest earning assets (1)	615,657	6,321	4.11	633,756	7,430	4.69
Non-interest earning assets	34,022			36,613
Total assets	$649,679			$670,369
Interest Bearing Liabilities:
Demand and NOW accounts	$93,715	60	0.26	$93,432	123	0.53
Money market accounts	76,138	85	0.45	89,056	252	1.13
Savings accounts	47,791	12	0.10	46,570	22	0.19
Certificate accounts	294,654	1,432	1.94	306,684	1,600	2.09
Total deposits	512,298	1,589	1.24	535,742	1,997	1.49
Borrowed funds	48,468	427	3.52	49,476	431	3.48
Total interest-bearing liabilities	560,766	2,016	1.44	585,218	2,428	1.66
Non-interest bearing liabilities	26,364			24,260
Total liabilities	587,130			609,478
Shareholders’ equity	62,549			60,891
Total liabilities and shareholders’ equity	$649,679			$670,369
Net Interest-earning assets	$54,891			$48,538
Net interest income		$4,305			$5,002
Net interest spread			2.67%			3.03%
Net interest margin (2)			2.80%			3.16%
Average interest-earning assets to average interest-bearing liabilities	109.79%			108.29%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.

	Nine Months Ended June 30,
	2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate
	(Dollars in Thousands)
Interest Earning Assets:
Loans receivable (1)	$482,023	$18,352	5.07%	$534,284	$21,398	5.33%
Investment securities	85,690	1,279	1.99	77,183	1,125	1.95
Deposits in other banks	48,025	34	0.09	29,606	25	0.11
FHLB stock	4,934	2	0.05	6,063	—	0.00
Total interest earning assets (1)	621,672	19,667	4.21	647,136	22,548	4.64
Non-interest earning assets	35,782			38,190
Total assets	$657,454			$685,326
Interest Bearing Liabilities:
Demand and NOW accounts	$91,315	209	0.31	$90,910	421	0.61
Money market accounts	82,326	370	0.60	87,370	732	1.12
Savings accounts	46,015	36	0.11	42,889	60	0.19
Certificate accounts	301,273	4,516	2.00	326,502	5,316	2.17
Total deposits	520,929	5,131	1.31	547,671	6,529	1.59
Borrowed funds	48,721	1,289	3.53	50,094	1,310	3.49
Total interest-bearing liabilities	569,650	6,420	1.51	597,765	7,839	1.75
Non-interest bearing liabilities	25,852			23,462
Total liabilities	595,502			621,227
Shareholders’ equity	61,952			64,099
Total liabilities and shareholders’ equity	$657,454			$685,326
Net Interest-earning assets	$52,022			$49,371
Net interest income		$13,247			$14,709
Net interest spread			2.70%			2.89%
Net interest margin (2)			2.84%			3.03%
Average interest- earning assets to average interest- bearing liabilities	109.13%			108.26%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.

Interest and Dividend Income. Our interest and dividend income decreased for the three months ended June 30, 2012 by $1.1 million, or 14.9%, over the comparable 2011 period to $6.3 million. Interest income decreased in the three months ended June 30, 2012 over the prior comparable period in fiscal 2011 due primarily to a $1.1 million, or 16.2%, decrease in interest earned on loans. The decrease in interest earned on loans in the third quarter of fiscal 2012 was due primarily to both a $53.0 million, or 10.1%, decrease in the average balance of our outstanding loans and a 37 basis point decrease in the average yield earned on our loan portfolio in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011. Interest income on investment securities increased by $20,000, or 5.1%, in the third quarter of fiscal 2012 compared to the comparable prior fiscal year period. The increase in interest income on investment securities in the third quarter of fiscal 2012 was due to a $7.5 million, or 9.3%, increase in the average balance of our investment securities portfolio, which was partially offset by a seven basis point decrease in the average yield on investment securities to 1.86% for the three months ended June 30, 2012 from 1.93% for the same period in fiscal 2011. Our interest earned on deposits in other institutions increased by $10,000 to $16,000 in the third quarter of fiscal 2012 compared to $6,000 in the third quarter of fiscal 2011. The primary reason for the increase in the third quarter of fiscal 2012 was due to a $28.4 million increase in the average balance of deposits in other banks.

Our interest and dividend income decreased for the nine months ended June 30, 2012 by $2.9 million, or 12.8%, over the comparable fiscal 2011 period to $19.7 million. Interest income on loans decreased in the nine months ended June 30, 2012 over the prior comparable period in fiscal 2011 by $3.0 million, or 14.2%. The decrease in interest earned on loans in the first nine months of fiscal 2012 was due to both a $51.3 million, or 9.6%, decrease in the average balance of our outstanding loans and a 26 basis point decrease in the average yield earned on our loan portfolio. Interest income on investment securities increased by $154,000 in the first nine months of fiscal 2012 over the comparable period in fiscal 2011 due to an $8.5 million, 11.0%, increase in the average balance of our investment securities portfolio, as well as a four basis point increase in the average yield on investment securities to 1.99% for the nine months ended June 30, 2012 from 1.95% for the same period in fiscal 2011. Our interest earned on deposits in other institutions increased by $9,000 to $34,000 in the first nine months of fiscal 2012 compared to $25,000 in the first nine months of fiscal 2011. The primary reason for the increase in the first nine months of fiscal 2012 was due to a $18.4 million, 62.2%, increase in the average balance compared to the comparable period in fiscal 2011.

Interest Expense. Our interest expense for the three-month period ended June 30, 2012 was $2.0 million, a decrease of $412,000 from the three-month period ended June 30, 2011. The primary reasons for the decrease in interest expense in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011 were a 25 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $23.4 million, or 4.4%, in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011 due primarily to a $12.0 million decrease in the average balance of certificates of deposit and a $12.9 million decrease in money market accounts. The average rate paid on total deposits decreased to 1.24% for the third quarter of fiscal 2012 from 1.49% for the third quarter of fiscal 2011. Our expense on borrowings amounted to $427,000 in the third quarter of fiscal 2012 compared to $431,000 in the third quarter of fiscal 2011. The average balance of our borrowings decreased by $1.0 million in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011. The average rate paid on borrowed funds of increased to 3.52% in the third quarter of fiscal 2012 compared to 3.48% in the third quarter of fiscal 2011.

Our interest expense for the nine-month period ended June 30, 2012 was $6.4 million, a decrease of $1.4 million from the nine-month period ended June 30, 2011. The primary reasons for the decrease in interest expense in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011 was a 28 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $26.7 million, or 4.9%, in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011 due primarily to a $25.2 million decrease in the average balance of certificates of deposit. The average rate paid on total deposits decreased to 1.31% for the first nine months of fiscal 2012 from 1.59% for the first nine months of fiscal 2011. Our expense on borrowings amounted to $1.3 million in the first nine months of fiscal 2012, which was substantially unchanged from the first nine months of fiscal 2011. The average balance of our borrowings decreased by $1.4 million in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011, however the average rate paid on borrowed funds of increased to 3.53% in the first nine months of fiscal 2012 compared to 3.48% in the first nine months of fiscal 2011.

Provision for Loan Losses. The provision for loan losses was $335,000 and $360,000 for the three and nine months ended June 30, 2012, respectively. The provision for loan losses was $600,000 and $10.6 million for the three and nine months ended June 30, 2011, respectively. The $265,000 and $10.3 million difference in the provision for loan losses for the three and nine months ended June 30, 2012, respectively, was due primarily to a $1.1 million recovery to the allowance for loan losses during the first quarter of fiscal 2012 upon receipt of a $2.5 million payment in full satisfaction of a $1.4 million participation interest in a construction and development loan on a retirement community located in Montgomery County, Pennsylvania, as well as an overall improvement in the trend of our levels of delinquent, classified and non-performing loans. At June 30, 2012, our total past due loans amounted to $14.8 million, an $806,000, or 5.2%, improvement compared to September 30, 2011. Our total loans classified substandard and doubtful amounted to $27.5 million at June 30, 2012, a $5.1 million, or 15.7%, improvement compared to $32.6 million at September 30, 2011. Our total non-accrual loans were $10.6 million at June 30, 2012 compared to $12.9 million at September 30, 2011, a $2.3 million, or 17.7%, reduction.

Our net charge-offs to the allowance for loan losses for the three months ended June 30, 2012 amounted to $428,000 compared to $920,000 during the third quarter of fiscal 2011. Our net charge-offs to the allowance for loan losses for the nine months ended June 30, 2012 amounted to $2.5 million compared to $8.8 million during the first nine months of fiscal 2011. During the nine months ended June 30, 2012, our total charge-offs in the amount of $3.7 million were partially offset by $1.3 million in recoveries. Our ratio of net charge-offs to the allowance for loan losses was 41.4% for the nine months ended June 30, 2012 compared to 116.18% for the comparable period in fiscal 2011.

The following table summarizes changes in the allowance for loan losses and selected ratios for the periods presented.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands)
Balance at beginning of period	$8,076	$10,366	$10,101	$8,157
Provision for loan losses	335	600	360	10,642
Charge-offs:
Residential mortgage	140	48	1,115	2,319
Construction and Development:
Residential and commercial	199	—	611	107
Commercial:
Commercial real estate	—	203	855	2,417
Multi-family	—	—	—	164
Other	—	278	88	278
Consumer:
Home equity lines of credit	21	40	72	166
Second mortgages	110	386	975	3,366
Other	—	1	22	3
Total charge-offs	470	956	3,738	8,820
Recoveries:
Residential mortgage	—	1	—	1
Construction and Development:
Residential and commercial	—	—	1,139	—
Commercial:
Commercial real estate	—	—	—	1
Multi-family	—	—	—	1
Other	—	1	2	2
Consumer:
Home equity lines of credit	1	—	1	3
Second mortgages	39	30	114	50
Other	2	4	4	9
Total recoveries	42	36	1,260	67
Net charge-offs	428	920	2,478	8,753
Balance at end of period	$7,983	$10,046	$7,983	$10,046
Ratios:
Ratio of allowance for loan losses to non-accrual loans	75.11%	54.47%	75.11%	54.47%
Ratio of net charge-offs to average loans outstanding (1)	0.09%	0.18%	0.68%	2.18%
Ratio of net charge-offs to total allowance for loan losses (1)	21.45%	36.63%	41.39%	116.18%

(1)	Annualized.

As of June 30, 2012, the balance of the allowance for loan losses was $8.0 million, or 1.69% of gross loans and 75.11% of non-accruing loans, compared to an allowance for loan losses of $10.1 million or 1.97% of gross loans and 78.21% of non-accruing loans at September 30, 2011. The $335,000 provision for loan losses made in the third quarter of fiscal 2012 reflected management’s assessment, based on the information available at the time, of the inherent level of estimable losses in our loan portfolio.

We will continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

Other Income. Our other, or non-interest, income increased by $72,000, or 16.6%, to $506,000 for the three months ended June 30, 2012 compared to $434,000 for the three months ended June 30, 2011. The increase in other income during the third quarter of fiscal 2012 was due primarily to a $104,000 increase in rental income on REO in the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011. In addition, during the quarter ended June 30, 2012, we recorded a $40,000 gain on the sale of $3.9 million of investment securities compared to no such gain during the comparable quarter in fiscal 2011.

Our other, or non-interest, income increased by $1.1 million, or 81.9%, to $2.4 million for the nine months ended June 30, 2012 compared to $1.3 million for the nine months ended June 30, 2011. The increase in other income during the first nine months of fiscal 2012 was due to a $415,000 gain recorded on the securitization and sale of $10.7 million of long-term, fixed-rate residential mortgage loans and a $248,000 gain on the sale of $11.5 million of investment securities. In addition, there was an increase in rental income on REO in the amount of $503,000 in the nine months ended June 30, 2012.

Set forth below is additional detail regarding our other income for the periods indicated.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in Thousands)
Other Income:
Service charges and other fees	$218	$229	$686	$700
Rental income — other real estate owned	104	—	503	—
Rental income — other	59	66	192	196
Gain on sale of investments, net	40	—	663	—
(Loss) gain on sale of other real estate owned, net	(49)	3	(70)	(4)
Earnings on bank-owned life insurance	134	136	400	413
Total other income	$506	$434	$2,374	$1,305

Other Expense. Our other, or non-interest, expense decreased by $304,000, or 6.8%, to $4.2 million in the quarter ended June 30, 2012 compared to $4.5 million for the three months ended June 30, 2011. The decrease in other operating expense in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011 was due primarily to a $106,000 decrease in other real estate owned expense, a $154,000 decrease in professional fees and a $109,000 decrease in federal deposit insurance premiums. These items were partially offset by a $56,000, or 3.4% increase in salaries and employee benefits in the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011.

Our other, or non-interest, expense decreased by $535,000, or 4.0%, to $12.9 million for the nine months ended June 30, 2012 compared to $13.4 million for the nine months ended June 30, 2011. The decrease in other operating expenses in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011 was due primarily to a $326,000 decrease in other real estate owned expense and a $359,000 decrease in federal deposit insurance premiums, due to a lower deposit base in fiscal 2012. These decreases were partially offset by a $211,000, or 4.4% increase in salaries and employee benefits in the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011.

Set forth below is additional detail regarding our other expense for the periods indicated.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in Thousands)
Other Expense:
Salaries and employee benefits	$1,689	$1,633	$5,001	$4,790
Occupancy expense	520	538	1,568	1,647
Federal deposit insurance premium	204	313	657	1,016
Advertising	159	160	581	585
Data processing	319	279	939	841
Professional fees	279	433	1,193	1,277
Other real estate owned expense	550	656	1,563	1,889
Other operating expenses	452	464	1,397	1,389
Total other expenses	$4,172	$4,476	$12,889	$13,434

Income Tax Expense. Our income tax expense was $32,000 for the three months ended June 30, 2012, and was primarily due to the recognition of $304,000 in pre-tax income during the quarter ended June 30, 2012. The application of the net operating loss carryforward in the comparable fiscal 2011 period and permanent book to tax differences applied to the $360,000 pre-tax income in the third quarter of fiscal 2011, resulted in an income tax benefit of $4,000 for the three months ended June 30, 2011. Our effective Federal tax rate was 10.4% and 1.1% for the three months ended June 30, 2012 and 2011, respectively.

Our income tax expense was $620,000 for the nine months ended June 30, 2012 compared to an income tax benefit of $3.0 million for the nine months ended June 30, 2011. The increased income tax expense for the nine months ended June 30, 2012 was primarily due to the recognition of $2.4 million in pre-tax income during the nine months ended June 30, 2012 compared to an $8.1 million pre-tax loss during the first nine months of fiscal 2011. Our effective federal tax rate was 26.2% for the nine months ended June 30, 2012 with an effective tax benefit in the comparable period in fiscal 2011 of 37.0%.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include, but are not limited to:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page 19 that could affect the actual outcome of future events and the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	our ability to successfully manage our growth;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Securities and Exchange Commission or the Financial Accounting Standards Board (the “FASB”); and

•	our ability to successfully implement our branch expansion strategy, enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

USE OF PROCEEDS

We will contribute 70% of the net proceeds from the offering to Malvern Federal Savings Bank. The remaining 30% of the net offering proceeds will be retained by Malvern Bancorp—New. The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Malvern Federal Savings Bank will reduce Malvern Federal Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	2,337,500 Shares at $10.00 Per Share	Percent of Net Proceeds	2,750,000 Shares at $10.00 Per Share	Percent of Net Proceeds	3,162,500 Shares at $10.00 Per Share	Percent of Net Proceeds	3,636,875 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$23,375		$27,500		$31,625		$36,369
Less: offering expenses	(2,083)		(2,248)		(2,413)		(2,603)
Net offering proceeds	21,292	100.0%	25,252	100.0%	29,212	100.0%	33,766	100.0%
Less:
Proceeds contributed to Malvern Federal Savings Bank	14,904	70.0%	17,676	70.0%	20,448	70.0%	23,636	70.0%
Proceeds remaining for Malvern Bancorp—New	$6,388	30.0%	$7,576	30.0%	$8,764	30.0%	$10,130	30.0%

Malvern Bancorp—New intends to invest the portion of the net proceeds it retains from the offering initially in short-term, liquid investments. Although there can be no assurance that Malvern Bancorp—New will invest the net proceeds in anything other than short-term, liquid investments, over time, Malvern Bancorp—New may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to pay dividends or shares of its common stock, subject to regulatory restrictions; and

•	for general corporate purposes.

Under current regulations of the Federal Reserve Board, Malvern Bancorp—New may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist. In the future, Malvern Bancorp-New may also use the portion of the net proceeds which it retains as a funding source to pay dividends to shareholders (in the event the Board of Directors of Malvern Bancorp—New determines to declare a dividend), subject to the prior written approval of the Federal Reserve Board. The Supervisory Agreements entered into in October 2010 will prevent Malvern Bancorp—New from paying any dividends or repurchasing any shares of common stock unless it has received the prior approval of the Federal Reserve Board.

Malvern Federal Savings Bank intends to initially use the net proceeds it receives to purchase investment and mortgage-backed securities. In the future, Malvern Federal Savings Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Malvern Federal Savings Bank:

•	to fund new loans;

•	to invest in short-term investment securities and mortgage-backed securities; and

•	for general corporate purposes.

Subsequent to the conversion and offering we plan to expand lending activities at Malvern Federal Savings Bank, with the resumption, on a modest basis and assuming we receive the necessary approvals or non-objections from the Office of the Comptroller of the Currency, commercial real estate lending and construction and development lending in our market area as well as to modestly grow our loan portfolio consistent with our business strategy. The portion of the net proceeds retained by Malvern Federal Savings Bank also may be used in the event we determine to increase our non-traditional banking activities, either through Malvern Federal Savings Bank’s existing insurance agency subsidiary (which currently is inactive) or possibly, the expansion into other non-traditional business lines, such as wealth management, although we have no specific plans regarding expansion of our non-traditional products at this time. The proceeds to be contributed to Malvern Federal Savings Bank also will augment its capital and facilitate the ability of Malvern Federal Savings Bank to exceed its target regulatory capital ratios, which are higher than the thresholds required in order for a savings bank to be considered “well-capitalized” for regulatory purposes. Such higher capital levels at Malvern Federal Savings Bank will provide an extra “cushion” to protect it against loan risk and, thereby, will further support its lending activities.

Except as described above, neither Malvern Bancorp—New nor Malvern Federal Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering see “The Conversion and Offering—Purposes of the Conversion and Offering.”

OUR DIVIDEND POLICY

As a result of the October 2010 Supervisory Agreements, Malvern Federal Bancorp currently is precluded from declaring or paying any dividends without the prior written approval of the Board of Governors of the Federal Reserve System (as successor to the Office of Thrift Supervision). We have no current plans to pay dividends on the common stock of Malvern Bancorp—New upon consummation of the conversion and offering. In addition to receiving any required prior approval of the Board of Governors of the Federal Reserve System, our ability to pay dividends will depend on a number of other factors, including regulatory capital requirements, Federal statutes and regulatory limitations and our results of operations and financial condition. We do not expect that we would seek to pay dividends on the common stock of Malvern Bancorp-New unless and until we achieve suitable core earnings over a sustained period of time and our capital levels, after giving effect to any such dividend and in light of our risk profile at the time, would support any such proposed dividend payment. We cannot assure you that we will pay dividends after the conversion and offering or that, if we commence paying dividends, that we will not reduce or eliminate them in the future.

Currently, under the October 2010 Supervisory Agreement between Malvern Federal Savings Bank and the Office of Thrift Supervision, Malvern Federal Savings Bank will be prohibited from paying any dividends or distributions to Malvern Bancorp—New without the prior written approval of the Office of the Comptroller of the Currency (as successor to the Office of Thrift Supervision). Malvern Federal Savings Bank’s ability to pay any dividends to Malvern Bancorp—New in the future also will be governed by the Home Owners’ Loan Act, as amended, and the regulations of the Office of the Comptroller of the Currency. In addition, the prior approval of the Office of the Comptroller of the Currency will be required for the payment of a dividend if the total of all dividends declared by Malvern Federal Savings Bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, Malvern Federal Savings Bank will be prohibited from paying cash dividends to Malvern Bancorp—New to the extent that any such payment would reduce Malvern Federal Savings Bank’s regulatory capital below required capital levels or would impair the liquidation account to be established for the benefit of Malvern Federal Savings Bank’s eligible account holders and supplemental eligible account holders. See “The Conversion and Offering—Liquidation Rights.” See “Regulation—Regulation of Malvern Federal Savings Bank— Capital Distributions.” Dividends from Malvern Bancorp—New may eventually depend, in part, upon receipt of dividends from Malvern Federal Savings Bank because the source for any dividends by Malvern Bancorp—New initially will be limited to the net proceeds from the offering retained by Malvern Bancorp—New and any earnings from the investment of such proceeds.

Unlike Malvern Federal Savings Bank, Malvern Bancorp—New is not subject to the above regulatory restrictions on the payment of dividends to its shareholders. Malvern Bancorp—New is, however, subject to the requirements of Pennsylvania law, which generally limit the payment of dividends to amounts that will not have the effect of making a corporation unable to pay its debts as they become due in the ordinary course of business or if the corporation’s total assets would be less than its total liabilities plus the amount, if any, needed to satisfy any preferential rights that shareholders may have if the corporation were dissolved.

MARKET FOR OUR COMMON STOCK

Malvern Federal Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “MLVF”, and there is an established market for such common stock. We have applied to have the common stock of Malvern Bancorp—New listed for trading on the Nasdaq Global Market and we expect that the common stock will trade under the symbol “MLVFD” for a period of 20 trading days after completion of the offering. Thereafter, the trading symbol will be “MLVF.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. We currently have more than six registered market makers.

Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. You should view the common stock as a long-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the $10.00 per share price in the offering.

The following table sets forth the high and low closing stock prices for Malvern Federal Bancorp common stock and cash dividends per share declared for the periods indicated.

	Stock Price Per Share
Quarter ended:	High	Low	Cash Dividends Per Share
September 30, 2012 (through August 10, 2012)	$9.70	$8.01	$—
June 30, 2012	9.00	7.76	—
March 31, 2012	8.93	5.90	—
December 31, 2011	6.57	5.51	—

September 30, 2011	7.75	6.53	—
June 30, 2011	8.72	6.76	—
March 31, 2011	8.99	7.10	—
December 31, 2010	7.50	5.05	0.03

September 30, 2010	8.65	6.66	0.03
June 30, 2010	9.85	8.40	0.03
March 31, 2010	9.80	9.00	0.03
December 31, 2009	9.70	9.05	0.03

At January 13, 2012, the business day immediately preceding the public announcement of the conversion, and at August 10, 2012, the date of this prospectus, the closing prices of Malvern Federal Bancorp common stock as reported on the Nasdaq Global Market were $6.23 per share and $8.74 per share, respectively. At August 10, 2012, Malvern Federal Bancorp had approximately 560 shareholders of record.

REGULATORY CAPITAL REQUIREMENTS

At March 31, 2012, Malvern Federal Savings Bank exceeded all of its regulatory capital requirements. The table below sets forth Malvern Federal Savings Bank’s historical capital under accounting principles generally accepted in the United States of America and regulatory capital at March 31, 2012, and the pro forma capital of Malvern Federal Savings Bank after giving effect to the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Malvern Federal Savings Bank of 70% of the net offering proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Malvern Federal Savings Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2012.

			Pro Forma at March 31, 2012
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Malvern Federal Savings Bank Historical at March 31, 2012		2,337,500 Shares At $10.00 per Share		2,750,000 Shares At $10.00 Per Share		3,162,500 Shares at $10.00 Per Share		3,636,875 Shares at $10.00 Per Share
	(Unaudited)
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in Thousands)
GAAP capital	$58,131	8.94%	$73,135	11.00%	$75,907	11.37%	$78,679	11.73%	$81,867	12.15%
Tier 1 capital:
Actual	$53,442	8.27%	$68,446	10.36%	$71,218	10.73%	$73,990	11.10%	$77,178	11.53%
Requirement	25,838	4.00	26,434	4.00	26,545	4.00	26,656	4.00	26,783	4.00
Excess	$27,604	4.27%	$42,012	6.36%	$44,673	6.73%	$47,334	7.10%	$50,395	7.53%
Tier 1 risk-based capital:
Actual	$53,442	12.45%	$68,446	15.83%	$71,218	16.47%	$73,990	17.07%	$77,178	17.78%
Requirement	17,174	4.00	17,293	4.00	17,315	4.00	17,337	4.00	17,363	4.00
Excess	$36,268	8.45%	$51,153	11.83%	$53,903	12.47%	$56,653	13.07%	$59,815	13.78%
Total capital:
Actual	$58,842	13.71%	$73,846	17.08%	$76,618	17.70%	$79,390	18.32%	$82,578	19.02%
Requirement	34,348	8.00	34,586	8.00	34,630	8.00	34,675	8.00	34,726	8.00
Excess	$24,494	5.71%	$39,260	9.08%	$41,988	9.70%	$44,715	10.32%	$47,852	11.02%
Reconciliation of capital infused into Malvern Federal Savings Bank:
Net proceeds infused			$14,904		$17,676		$20,448		$23,636
Plus:
Net assets received from mutual holding company			100		100		100		100
Pro forma increase in GAAP and regulatory capital			$15,004		$17,776		$20,548		$23,736

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

OUR CAPITALIZATION

The following table presents the historical capitalization of Malvern Federal Bancorp at March 31, 2012, and the pro forma consolidated capitalization of Malvern Bancorp—New after giving effect to the conversion and offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.”

		Malvern Bancorp—New—Pro Forma Based Upon Sale at $10.00 Per Share
	Malvern Federal Bancorp Historical Capitalization	2,337,500 Shares (Minimum of Offering Range)	2,750,000 Shares (Midpoint of Offering Range)	3,162,500 Shares (Maximum of Offering Range)	3,636,875 Shares(1) (15% above Maximum of Offering Range)
	(Dollars in thousands)
Deposits (2)	$537,029	$537,029	$537,029	$537,029	$537,029
Borrowings	48,593	48,593	48,593	48,593	48,593
Total deposits and borrowings	$585,622	$585,622	$585,622	$585,622	$585,622
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized (post-offering); none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value, (post-offering) 50,000,000 shares authorized (post-offering); shares to be issued as reflected (3)	62	42	50	57	66
Additional paid-in capital (3)	25,861	47,173	51,125	55,078	59,623
Retained earnings (4)	38,107	38,107	38,107	38,107	38,107
Plus:
Equity received from mutual holding company	—	100	100	100	100
Accumulated other comprehensive income	455	455	455	455	455
Less:
Common stock held by the employee stock ownership plan	(2,105)	(2,105)	(2,105)	(2,105)	(2,105)
Treasury stock	(477)	(477)	(477)	(477)	(477)
Total shareholders’ equity	$61,903	$83,295	$87,255	$91,215	$95,769
Ratio of total shareholders’ equity to total assets	9.50%	12.38%	12.89%	13.40%	13.97%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	Our pro forma amounts of common stock and additional paid-in capital have been increased to reflect the number of shares of our common stock to be outstanding, which includes the exchange of all of the currently outstanding shares of Malvern Federal Bancorp common stock pursuant to the exchange ratio except for the shares earned by Malvern Federal Mutual Holding Company.

(4)	The retained earnings of Malvern Federal Savings Bank will be partially restricted after the offering.

PRO FORMA DATA

The actual net proceeds from the sale of Malvern Bancorp—New common stock in the offering cannot be determined until the offering is completed. However, the net proceeds are currently estimated to be between $21.3 million and $29.2 million, or up to $33.8 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	We will sell 40% of the shares of common stock in the subscription offering and community offerings with the remaining 60% of the shares sold in a syndicated community offering or underwritten public offering;

•	Our employee stock ownership plan will not purchase any shares sold in the offering;

•	20,000 shares of common stock will be purchased by our employees, directors and their immediate families;

•	Stifel, Nicolaus & Company, Incorporated will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by our officers, directors and employees or members of their immediate families or by our employee stock ownership plan;

•	The sales commission and management fee for shares sold in the syndicated community offering will be equal to 6.0% of the aggregate purchase price of the shares sold in the syndicated community offering or, in the case of an underwritten public offering, the underwriting discount on the shares sold in the underwritten public offering will be equal to 6.0% of the aggregate purchase price of the shares sold in the underwritten public offering; and

•	Total expenses of the offering, excluding management fees and sales commissions or underwritten discounts, as the case may be, referenced above, will be approximately $1.2 million.

We have prepared the following table, which sets forth our historical consolidated net income and stockholders’ equity prior to the conversion and offering and our pro forma consolidated net income and stockholders’ equity following the conversion and offering. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the common stock had been sold at the beginning of the periods and the net proceeds had been invested at a yield of 1.04%, which represents the yield on the five-year U.S. Treasury Note as of March 31, 2012. We have used an assumed yield of 1.04% (0.62% after tax) in lieu of the arithmetic average method because we believe it more accurately reflects the yield that we will receive on the net proceeds of the offering.

•	A combined effective tax rate of 40.0%.

•	No withdrawals were made from Malvern Federal Savings Bank’s deposit accounts for the purchase of shares in the offering.

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•	Pro forma stockholders’ equity amounts have been calculated as if our common stock had been sold in the offering on September 30, 2011 and March 31, 2012, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Stockholders’ equity does not give effect to intangible assets in the event of a liquidation to Malvern Federal Savings Bank’s bad debt reserve or to the liquidation accounts to be maintained by Malvern Federal Savings Bank and Malvern Bancorp—New. The pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables on the following pages are based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of our common stock following the conversion and the offering.

	At or For the Six Months Ended March 31, 2012
	2,337,500 shares sold at $10.00 per share (Minimum of range)		2,750,000 shares sold at $10.00 per share (Midpoint of range)		3,162,500 shares sold at $10.00 per share (Maximum of range)		3,636,875 shares sold at $10.00 per share (15% above Maximum)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$23,375		$27,500		$31,625		$36,369
Less: estimated offering expenses	(2,083)		(2,248)		(2,413)		(2,603)
Estimated net proceeds	21,292		25,252		29,212		33,766
Plus: assets received from mutual holding company	100		100		100		100
Net proceeds, as adjusted	$21,392		$25,352		$29,312		$33,866

Pro Forma Net Income:

Pro forma net income:
Historical	$1,470		$1,470		$1,470		$1,470
Pro forma income on net investable proceeds (1):	67		79		92		106
Pro forma net income	$1,537		$1,549		$1,562		$1,576
Pro forma net income per share:
Historical (2)	$0.36		$0.31		$0.27		$0.23
Pro forma income on net investable proceeds:	0.02		0.02		0.02		0.02
Pro forma net income per share	$0.38		$0.33		$0.29		$0.25

Offering price as a multiple of pro forma net income per share	13.16	x	15.15	x	17.24	x	20.00	x

Number of shares used to calculate pro forma net income per share (3)	4,082,187		4,802,538		5,522,890		6,351,382

Pro Forma Shareholders’ Equity:

Pro forma shareholders’ equity (book value):
Historical	$61,903		$61,903		$61,903		$61,903
Estimated net proceeds	21,292		25,252		29,212		33,766
Plus: equity increase from mutual holding company	100		100		100		100
Pro forma shareholders’ equity	$83,295		$87,255		$91,215		$95,769

Pro forma shareholders’ equity per share:
Historical	$14.69		$12.48		$10.85		$9.44
Estimated net proceeds	5.05		5.09		5.12		5.15
Plus: equity increase from mutual holding company	0.02		0.02		0.02		0.01
Pro forma shareholders’ equity per share	$19.76		$17.59		$15.99		$14.60

Offering price as a percentage of pro forma shareholders’ equity per share	50.61%		56.85%		62.54%		68.49%

Number of shares used to calculate pro forma shareholders’ equity per share (3)	4,215,461		4,959,366		5,703,271		6,558,762

(Footnotes on page 48)

	At or For the Year Ended September 30, 2011
	2,337,500 shares sold at $10.00 per share (Minimum of range)	2,750,000 shares sold at $10.00 per share (Midpoint of range)	3,162,500 shares sold at $10.00 per share (Maximum of range)	3,636,875 shares sold at $10.00 per share (15% above Maximum)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$23,375	$27,500	$31,625	$36,369
Less: estimated offering expenses	(2,083)	(2,248)	(2,413)	(2,603)
Estimated net proceeds	21,292	25,252	29,212	33,766
Plus: assets received from mutual holding company	100	100	100	100
Net proceeds, as adjusted	$21,392	$25,352	$29,312	$33,866
Pro Forma Net Income:
Pro forma net loss:
Historical	$(6,112)	$(6,112)	$(6,112)	$(6,112)
Pro forma income on net investable proceeds (1):	133	158	183	211
Pro forma net loss	$(5,979)	$(5,954)	$(5,929)	$(5,901)
Pro forma net loss per share:
Historical (2)	$(1.50)	$(1.27)	$(1.11)	$(0.96)
Pro forma income on net investable proceeds:	0.03	0.03	0.03	0.03
Pro forma net loss per share	$(1.47)	$(1.24)	$(1.08)	$(0.93)
Offering price as a multiple of pro forma net loss per share	N/M	N/M	N/M	N/M

Number of shares used to calculate pro forma net loss per share (3)	4,075,247	4,794,374	5,513,501	6,340,585
Pro Forma Shareholders’ Equity:
Pro forma shareholders’ equity (book value):
Historical	$60,284	$60,284	$60,284	$60,284
Estimated net proceeds	21,292	25,252	29,212	33,766
Plus: equity increase from mutual holding company	100	100	100	100
Pro forma shareholders’ equity	$81,676	$85,636	$89,596	$94,150
Pro forma shareholders’ equity per share:
Historical	$14.30	$12.16	$10.57	$9.19
Estimated net proceeds	5.05	5.09	5.12	5.15
Plus: equity increase from mutual holding company	0.02	0.02	0.02	0.01
Pro forma shareholders’ equity per share	$19.37	$17.27	$15.71	$14.35
Offering price as a percentage of pro forma shareholders’ equity per share	51.63%	57.90%	63.65%	69.69%
Number of shares used to calculate pro forma shareholders’ equity per share (3)	4,215,461	4,959,366	5,703,271	6,558,762

(1)	Pro forma income on net investable proceeds is equal to the net proceeds of the offering plus the assets received from Malvern Federal Mutual Holding Company, multiplied by the after-tax reinvestment rate. The after-tax reinvestment rate is equal to 0.62% based on the following assumptions: combined federal and state income tax rate of 40.0% and a pre-tax reinvestment rate of 1.04%.

(2)	The historical net income per share has been adjusted to reflect the exchange ratio of the additional shares to be issued by Malvern Bancorp—New in exchange for the currently outstanding shares of Malvern Federal Bancorp common stock. As reported, the net income per share of Malvern Federal Bancorp for the six months ended March 31, 2012 was $0.25, and the net loss per share for the fiscal year ended September 30, 2011 was $1.04.

(3)	The number of shares used to calculate pro forma net income per share is equal to the weighted average number of shares outstanding during the period adjusted for the exchange ratio. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Malvern Federal Bancorp was formed by Malvern Federal Savings Bank (which is also referred to as the “Bank”) in connection with our reorganization into the mutual holding company form of organization in May 2008. Malvern Federal Bancorp’s results of operations are primarily dependent on the results of Malvern Federal Savings Bank, which is a wholly owned subsidiary of Malvern Federal Bancorp. Malvern Federal Savings Bank currently operates eight financial center offices in Chester and Delaware Counties, which are located in southeastern Pennsylvania approximately 25 miles west of downtown Philadelphia. Malvern Federal Savings Bank’s primary business consists of attracting deposits from the general public and using those funds together with funds we borrow to originate loans to our customers. At March 31, 2012, we had total consolidated assets of $651.6 million, including $467.0 million in net portfolio loans and $82.4 million of investment securities, total deposits of $537.0 million and total shareholders’ equity of $61.9 million.

Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and investment portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provision for loan losses, fee income and other, non-interest income and non-interest expenses. Our other, or non-interest, expenses principally consist of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion, professional fees, other real estate owned expense and other expense. Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial conditions and results of operations.

Business Strategy

Our business strategy currently is focused on reducing the level of our non-performing assets, monitoring and overseeing our performing classified assets and troubled debt restructurings in an effort to limit the amount of additional non-performing assets in future periods, complying with the provisions of the Supervisory Agreements and conducting our traditional community-oriented banking business within these constraints. Below are certain of the highlights of our business strategy in recent periods.

•	Improving Asset Quality. We are continuing in our efforts to improve asset quality. At March 31, 2012, our total non-performing assets amounted to $16.5 million, or 2.53% of total assets, reflecting a reduction of $8.7 million, or 34.6%, compared to $25.2 million of total non-performing assets at September 30, 2010 (when total non-performing assets amounted to 3.49% of total assets). The relatively high levels of non-performing assets and other problem assets significantly impacted our results of operations in recent years as the high levels of provisions for loan losses and charge-offs and other expenses related to other real estate owned were the primary reasons that we reported net losses for the fiscal years ended September 30, 2011 and 2010. In our efforts to reduce the levels of our non-performing and other problem assets in recent periods, we have strengthened our loan underwriting policies and procedures and we have enhanced our loan administration and oversight policies and procedures. We have revised both our consumer loan policy and our commercial loan policy to strengthen certain of our minimum loan-to-value ratios, maximum gross debt ratio and minimum debt coverage ratio requirements. We have invested in and implemented a software which facilitates our ability to internally review and grade loans in our portfolio and to monitor loan performance. During the fiscal year ended September 30, 2011, we established a Credit Review Department (which is currently staffed by six persons). The primary focus of the Credit Review Department to date has been the resolution of our non-performing and other problem assets. In addition, as described below, we generally ceased originating new commercial real estate loans and construction and development loans during fiscal 2010, due to the increased risk elements inherent in such loans. We remain focused on continuing to reduce our non-performing and problem assets.

•	Managing Our Loan Portfolio. As part of our efforts to improve asset quality, we have been actively managing our loan portfolio in recent periods. In light of the increase in our non-performing assets and in order to reduce the risk profile of our loan portfolio, we generally ceased originating any new construction and development loans in October 2009, with certain exceptions, and, in August 2010, we generally ceased originating any new commercial real estate loans. In addition, the Supervisory Agreements that we entered into in October 2010 prohibit us from, among other things, originating new commercial real estate loans without the prior written non-objection of the Office of the Comptroller of the Currency, and limit our ability to grow our assets beyond the amount of net interest credited on our deposits in any quarter. These factors contributed to a $122.8 million or 20.6%, reduction in our total loans outstanding at March 31, 2012 compared to September 30, 2009, with the bulk of such reduction centered in construction and development loans, second mortgage loans and commercial real estate loans. At March 31, 2012 compared to September 30, 2009, we have reduced our commercial real estate loans by $20.8 million, or 14.5%, we have reduced our total construction and development loans by $18.3 million, or 44.8%, and we have reduced our second mortgage loans by $41.8 million, or 36.7%. Such reductions reflect lower volumes of loan originations and purchases in these portfolios.

•	Increasing Capital. In December 2011, based in part upon communications with staff of the Office of the Comptroller of the Currency and upon consideration of the risk elements inherent in our loan portfolio, the Boards of Directors of Malvern Federal Bancorp and Malvern Federal Savings Bank determined that it was prudent to increase the capital of Malvern Federal Savings Bank, although it exceeded the regulatory thresholds necessary to be deemed “well-capitalized.” Initially, Malvern Federal Bancorp made a $3.2 million capital infusion into Malvern Federal Savings Bank in December 2011. While the December capital infusion increased capital at Malvern Federal Savings Bank, it depleted capital at Malvern Federal Bancorp. In January 2012, we adopted the plan of conversion and reorganization as a means to further augment the capital at Malvern Federal Savings Bank and provide for stronger capital at our new holding company, Malvern Bancorp—New. In addition, in January 2012, we decided to establish specific capital ratio targets for Malvern Federal Savings Bank which are higher than the regulatory thresholds necessary to be deemed “well-capitalized.” Our specific capital ratio targets are 8.5% for tier 1 core capital, 10.0% for tier 1 risk-based capital, and 12.0% for total risk-based capital. At March 31, 2012, our tier 1 core capital ratio was 8.27%, our tier 1 risk-based capital ratio was 12.45% and our total risk-based capital ratio was 13.71%. The conversion and offering will result in Malvern Federal Savings Bank exceeding all of the specific capital ratio targets which it has adopted. While Federal regulations require that a minimum of 50% of the net proceeds of the offering be contributed to Malvern Federal Savings Bank, we have determined to contribute 70% of the net offering proceeds. We believe that the maintenance of higher capital levels is appropriate in light of the current banking and economic environments and our risk profile. In addition, the increased capital will facilitate our ability to implement our business strategy.

•	Seeking Relief from the Supervisory Agreements. We entered into the Supervisory Agreements with the Office of Thrift Supervision in October 2010. Among other things, the Supervisory Agreements restrict our ability to make any new commercial real estate loans, limit our growth and require that we provide the Office of the Comptroller of the Currency with relatively extensive reports and data on our business and operations on a quarterly basis. Given the improvements we have seen in the levels of our non-performing and other problem assets, the enhancements we have made to our loan underwriting policies and procedures as well as our loan administration and oversight policies and procedures, and the increased capital that we will recognize as a result of the conversion and offering, we will seek relief from the Supervisory Agreements upon consummation of the conversion and offering. In the event that the Supervisory Agreements are not fully terminated, we will, at a minimum, seek the ability to resume making commercial real estate loans without the need to obtain specific approval from the Office of the Comptroller of the Currency and we will request that the asset growth limitations be removed.

•	Growing Our Loan Portfolio and Resuming Commercial Real Estate and Construction and Development Lending. Upon consummation of the conversion and offering, we plan to resume, subject to the receipt of relief from the Supervisory Agreements and any other necessary approvals or non-objections from Federal banking regulators, on a relatively modest basis, the origination of commercial real estate loans and construction and development loans in our market area. Such loans will be underwritten in accordance with our strengthened loan underwriting standards and our enhanced credit review and administration procedures. We continue to believe that we can be a successful niche lender to small and mid-sized commercial borrowers and homebuilders in our market area. Upon receiving regulatory relief from the restrictions of the Supervisory Agreements, we also plan to resume modest growth of our loan portfolio commencing in fiscal 2013. We believe that a resumption of commercial real estate and construction and development lending in a planned, deliberative fashion with the loan underwriting and administration enhancements that we have implemented in recent periods, together with modest loan growth, should increase our interest income and our returns in future periods. However, no assurance can be given whether, or when, we will receive the necessary relief from the Supervisory Agreements and any other approvals or non-objections to engage in such expanded lending activities in the future.

•	Increasing Market Share Penetration. We operate in a competitive market area for banking products and services. In recent years, we have been working to increase our deposit share in Chester and Delaware Counties, and we increased our marketing and promotional efforts. However, as a result of the shrinkage of our balance sheet and the reduction in total deposits in fiscal 2011, our deposit market share in Chester and Delaware Counties decreased from 5.05% in 2010 to 4.84% in 2011. We are focused on continuing our efforts to increase market share. Subsequent to the conversion and offering, in our effort to increase market share as well as non-interest income, we plan to evaluate increasing our business in non-traditional products, such as insurance products through our existing insurance agency subsidiary, which currently is inactive, or, possibly, through the addition of other products and services, such as wealth management.

•	Increasing Our Core Deposits. We are attempting to increase our core deposits, which we define as all deposit products other than certificates of deposit. At March 31, 2012, our core deposits amounted to $242.7 million, or 45.2% of total deposits, compared to $239.9 million, or 43.3% of total deposits, at September 30, 2011 and $225.2 million, or 37.7% of total deposits, at September 30, 2010. We have continued our promotional efforts to increase core deposits. We review our deposit products on an on-going basis and we are considering additional deposit products as well as more flexible delivery options, such as mobile banking, as part of our efforts to increase core deposits. We expect to increase our commercial checking accounts when we resume commercial lending and we plan to enhance our cross-marketing as part of our efforts to gain additional deposit relationships with our loan customers.

•	Continuing to Provide Exceptional Customer Service. As a community oriented savings bank, we take pride in providing exceptional customer service as a means to attract and retain customers. We deliver personalized service to our customers that distinguish us from the large regional banks operating in our market area. Our management team has strong ties to, and deep roots in, the community. We believe that we know our customers’ banking needs and can respond quickly to address them.

Critical Accounting Policies

In reviewing and understanding financial information for Malvern Federal Bancorp, Inc., you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus. The accounting and financial reporting policies of Malvern Federal Bancorp conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. Reserves for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated statement of financial condition. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than when they become 120 days past due on a contractual basis or earlier in the event of the borrower’s bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered appropriate under U.S. GAAP to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, as adjusted for qualitative factors.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Once all factor adjustments are applied, general reserve allocations for each segment are calculated, summarized and reported on the allowance for credit losses summary. Allowance for credit losses final schedules, calculations and the resulting evaluation process are reviewed quarterly by the Asset Classification Committee and the Board of Directors.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

The allowance is adjusted for other significant factors that affect the collectibility of the loan portfolio as of the evaluation date including changes in lending policy and procedures, loan volume and concentrations, seasoning of the portfolio, loss experience in particular segments of the portfolio, and bank regulatory examination results. Other factors include changes in economic and business conditions affecting our primary lending areas and credit quality trends. Loss factors are reevaluated each reporting period to ensure their relevance in the current economic environment. We review key ratios such as the allowance for loan losses to total loans receivable and as a percentage of non-performing loans; however, we do not try to maintain any specific target range for these ratios.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan losses have not required significant adjustments from management’s initial estimates. In addition, the Office of the Comptroller of the Currency (and, previously, the Office of Thrift Supervision), as an integral part of its examination processes, periodically reviews our allowance for loan losses. The Office of the Comptroller of the Currency may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Fair Value Measurements. We use fair value measurements to record fair value adjustments to certain assets to determine fair value disclosures. Investment and mortgage-backed securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, real estate owned and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

Under FASB ASC Topic 820, Fair Value Measurements, we group our assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset.

Under FASB ASC Topic 820, we base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC Topic 820.

Fair value measurements for assets where there exists limited or no observable market data and, therefore, are based primarily upon our or a third-party’s estimates, are often calculated based on the characteristics of the asset, the economic and competitive environment and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future valuations. At March 31, 2012, we had $7.2 million of assets that were measured at fair value on a nonrecurring basis using Level 3 measurements.

Income Taxes. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

Realization of a deferred tax asset requires us to exercise significant judgment and is inherently uncertain because it requires the prediction of future occurrences. Our net deferred tax asset amounted to $6.9 million at March 31, 2012. Valuation allowances are provided to reduce deferred tax assets to an amount that is more likely than not to be realized. We have a valuation allowance against our net deferred tax asset for $296,000 as of March 31, 2012. In evaluating the need for a valuation allowance, we must estimate our taxable income in future years and the impact of tax planning strategies. If we were to determine that we would not be able to realize a portion of our net deferred tax asset in the future for which there is no valuation allowance, an adjustment to the net deferred tax asset would be charged to earnings in the period such determination was made. Conversely, if we were to make a determination that it is more likely than not that the deferred tax assets for which we had established a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

Other-Than-Temporary Impairment of Securities—Securities are evaluated on a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery of the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss).

How We Manage Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from the interest rate risk which is inherent in our lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, our primary risk is credit risk on our loan portfolio. We attempt to manage credit risk through our loan underwriting and oversight policies.

The principal objective of our interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. We seek to manage our exposure to risks from changes in interest rates while at the same time trying to improve our net interest spread. We monitor interest rate risk as such risk relates to our operating strategies. We have established an ALCO Committee, which is comprised of our President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and five outside directors, and which is responsible for reviewing our asset/liability and investment policies and interest rate risk position. The ALCO Committee meets on a regular basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on future earnings.

In recent years, we primarily have utilized the following strategies to manage interest rate risk:

•	we have attempted to match fund a portion of our loan portfolio with borrowings having similar expected lives;

•	we have attempted, where possible, to extend the maturities of our deposits and borrowings;

•	we have invested in securities with relatively short anticipated lives, generally one to three years, and we hold significant amounts of liquid assets; and

•	we have increased our outstanding shorter term loans particularly commercial real estate and construction loans (although we ceased originating any new commercial real estate and construction loans in fiscal 2010).

As part of our asset/liability management efforts, during the quarter ended December 31, 2011, we securitized and sold $10.7 million of long-term, fixed-rate residential mortgage loans with the servicing retained. This securitization/sale transaction resulted in a gain of $415,000.

Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income. Our one-year cumulative gap was a negative 17.51% at March 31, 2012.

The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at March 31, 2012, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the “GAP Table”). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth the approximation of the projected repricing of assets and liabilities at March 31, 2012, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for single-family and other mortgage loans are assumed to range from 6.0% to 25.0%. The weighted average life for investment securities is assumed to range from 1.3 years to 6.2 years. Savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or “decay rates,” of 14.6% and 13.5%, respectively. See “Business — Malvern Federal Savings Bank—Lending Activities,” “— Investment Activities” and “— Sources of Funds.”

	6 Months or Less	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Year to 5 Years	More than 5 Years	Total Amount
	(Dollars in thousands)
Interest-earning assets (1):
Loans receivable (2)	$121,898	$57,709	$159,952	$78,123	$57,422	$475,104
Investment securities and restricted securities	19,425	5,717	17,968	24,009	19,415	86,534
Other interest-earning assets	49,158	—	—	—	—	49,158
Total interest-earning assets	190,481	63,426	177,920	102,132	76,837	610,796
Interest-bearing liabilities:
Demand and NOW accounts	95,088	—	—	—	—	95,088
Money market accounts	79,248	—	—	—	—	79,248
Savings accounts	46,996	—	—	—	—	46,996
Certificate accounts	41,953	71,108	104,766	40,125	36,332	294,284
FHLB advances	23,000	10,593	10,000	5,000	—	48,593
Total interest-bearing liabilities	286,285	81,701	114,766	45,125	36,332	564,209

Interest-earning assets less interest-bearing liabilities	$(95,804)	$(18,275)	$63,154	$57,007	$40,505	$46,587

Cumulative interest-rate sensitivity gap (3)	$(95,804)	$(114,079)	$(50,925)	$6,082	$46,587

Cumulative interest-rate gap as a percentage of total assets at March 31, 2012	(14.70)%	(17.51)%	(7.82)%	0.93%	7.15%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at March 31, 2012	66.54%	69.00%	89.45%	101.15%	108.26%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)	For purposes of the gap analysis, loans receivable includes non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.

(3)	Interest-rate sensitivity gap represents the net cumulative difference between interest-earning assets and interest-bearing liabilities.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Net Portfolio Value and Net Interest Income Analysis. Our interest rate sensitivity also is monitored by management through the use of models which generate estimates of the change in its net portfolio value (“NPV”) and net interest income (“NII”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario.

The table below sets forth as of March 31, 2012 and September 30, 2011, the estimated changes in our net portfolio value that would result from designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rates changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	As of March 31, 2012			As of September 30, 2011
Changes in Interest Rates (basis points) (1)	Amount	Dollar Change from Base	Percentage Change from Base	Amount	Dollar Change from Base	Percentage Change from Base
	(Dollars in thousands)
+300	$60,027	$(8,704)	(13)%	$63,164	$(5,236)	(8)%
+200	67,077	(1,654)	(2)	67,755	(645)	(1)
+100	70,830	2,099	3	69,752	1,352	2
0	68,731	—	—	68,400	—	—
–100	58,582	(10,149)	(15)	65,900	(2,500)	(4)

(1)	Assumes an instantaneous uniform change in interest rates. A basis point equals 0.01%.

In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of March 31, 2012.

Changes in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
	(Dollars in thousands)
200	$19,486	$1,724	9.71%
100	18,644	882	4.97
Static	17,762	(2,158)	(12.15)
(100)	17,096	(666)	(3.75)

As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and NII require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Financial Condition

Changes in Financial Condition at March 31, 2012 Compared to September 30, 2011

Our total assets were $651.6 million at March 31, 2012 compared to $666.6 million at September 30, 2011. The primary reasons for the $15.0 million decrease in assets during the first six months of fiscal 2012 was a decrease of $39.0 million in net loans receivable and a $3.6 million reduction in REO. These decreases were partially offset by an aggregate $25.1 million increase in cash and cash equivalents and a $4.2 million increase in investment securities. The decrease in loans receivable during the first six months of fiscal 2012 was due to a $10.7 million loan sale securitization during the first six months of fiscal 2012, as well as decreased demand from consumers, the internal lending restrictions we adopted early in fiscal 2010, and the restrictions imposed by the Supervisory Agreements that we entered into with the OTS in October 2010. The $3.6 million reduction in REO at March 31, 2012 compared to September 30, 2011, was due to $3.8 million of net sales in REO properties, at a net loss of $21,000, and $472,000 in reductions to REO fair values, which are reflected as REO expense during the first six months of fiscal 2012. Our total REO amounted to $4.7 million at March 31, 2012 compared to $8.3 million at September 30, 2011.

Our total liabilities at March 31, 2012, were $589.7 million compared to $606.3 million at September 30, 2011. The $16.6 million, or 2.7% decrease in total liabilities was due primarily to a decrease in total deposits of $17.4 million, which was partially offset by $1.6 million increase in total escrow advances for taxes and insurance in the first six months of fiscal 2012. Our total deposits were $537.0 million at March 31, 2012 compared to $554.5 million at September 30, 2011. There was a $505,000 decrease in our FHLB advances during the six months ended March 31, 2012.

Total shareholders’ equity increased by $1.6 million to $61.9 million at March 31, 2012 compared to $60.3 million at September 30, 2011 primarily due to an increase in retained earnings and the effect of an increase in our accumulated other comprehensive income at March 31, 2012. Retained earnings increased by $1.5 million to $38.1 million at March 31, 2012 primarily as a result of the $1.5 million net income during the first six months of fiscal 2012. Our ratio of equity to assets was 9.50% at March 31, 2012.

At March 31, 2012, our total non-performing assets were $16.5 million, a $4.8 million, or 22.4%, reduction from total non-performing assets at September 30, 2011. Our non-performing assets at March 31, 2012 consisted of $11.7 million of non-accruing loans and $4.7 million of REO. During the six months ended March 31, 2012, our total non-accruing loans were reduced by $1.2 million and our REO was reduced by $3.6 million. During the six-months ended March 31, 2012, we sold $3.8 million of REO, at a net loss of $21,000, and we recorded $472,000 in aggregate reductions in the carrying value of REO properties, which reductions in carrying value are reflected in other REO expense for the six months ended March 31, 2012.

Changes in Financial Condition at September 30, 2011 Compared to September 30, 2010

Our total assets amounted to $666.6 million at September 30, 2011, a $53.9 million or 7.5% decrease over total assets at September 30, 2010. The primary reason for the decrease in assets during fiscal 2011 was a decrease in cash and cash equivalents in the amount of $47.9 million, a $41.3 million decrease in net loans receivable and a $2.0 million decrease in other assets at September 30, 2011 due primarily to the prepayment of our deposit insurance assessment as mandated by the FDIC for all federally insured depository institutions. These decreases were partially offset by an aggregate $32.8 million increase in the investment securities available for sale and held to maturity portfolios, a $3.0 million increase in deferred income taxes and a $3.0 million increase in other REO. The decrease in cash and cash equivalents was mostly due to the use of cash for purchases of $71.3 million of available for sale investment securities during fiscal 2011. The decrease in loans receivable was due to decreased demand from consumers and internal lending restrictions which we adopted early in fiscal 2010 as well as the restrictions imposed by the October 2010 Supervisory Agreements. Our total REO amounted to $8.3 million at September 30, 2011 compared to $5.3 million at September 30, 2010. The $3.0 million increase in REO was due to the transfer of $12.5 million of loans to REO during fiscal 2011, which was partially offset by $7.0 million in net sales and $2.5 million in reductions in fair value, which reductions in fair value were reflected in other real estate owned expense during fiscal 2011. For additional information on our REO, see “Business—Asset Quality—Non-Performing Loans and Real Estate Owned.”

Our total liabilities at September 30, 2011, were $606.3 million compared to $654.3 million at September 30, 2010. The $48.0 million or 7.3% decrease in total liabilities was due primarily to a decrease in total deposits of $42.4 million in fiscal 2011. Our total deposits amounted to $554.5 million at September 30, 2011 compared to $596.9 million at September 30, 2010. During fiscal 2011, there was a $6.2 million decrease in our FHLB advances. During fiscal 2011, given the reduction in our new loan originations, we chose to repay certain of our FHLB advances, which are long-term borrowings with a higher cost of funds compared to our core deposit products.

Our shareholders’ equity decreased by $5.9 million to $60.3 million at September 30, 2011 compared to $66.2 million at September 30, 2010 primarily due to a decrease in retained earnings. Retained earnings decreased by $6.2 million to $36.6 million as a result of the $6.1 million net loss for fiscal 2011, and the aggregate amount of cash dividends paid of $81,000 during the first quarter of fiscal 2011. Our ratio of equity to assets was 9.04% at September 30, 2011 compared to 9.19% at September 30, 2010.

At September 30, 2011, our total non-performing assets amounted to $21.2 million, a $3.9 million, or 15.7%, improvement compared to $25.2 million of total non-performing assets at September 30, 2010. A $6.9 million reduction in total non-accruing loans during fiscal 2011 was partially offset by a $3.0 million increase in REO at September 30, 2011 compared to September 30, 2010.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following tables show, for the periods indicated, the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

	Six Months Ended March 31,
	2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest Earning Assets:
Loans receivable (1)	$488,462	$12,458	5.10%	$538,897	$14,364	5.33%
Investment securities	84,846	869	2.04	75,420	735	1.95
Deposits in other banks	46,696	18	0.08	33,276	19	0.12
FHLB stock	5,069	1	0.04	6,232	—	0.00
Total interest-earning assets (1)	625,073	13,346	4.32	653,825	15,118	4.62
Non-interest earning assets	36,247			38,979
Total assets	$661,320			$692,804

Interest Bearing Liabilities:
Demand and NOW accounts	$90,122	149	0.34	$89,649	298	0.66
Money Market accounts	85,403	285	0.66	86,527	480	1.11
Savings accounts	45,132	23	0.10	41,048	38	0.19
Certificate accounts	304,564	3,085	2.02	336,412	3,716	2.21
Total deposits	525,221	3,542	1.34	553,636	4,532	1.64
Borrowed funds	48,847	862	3.52	50,402	879	3.49
Total interest-bearing liabilities	574,068	4,404	1.54	604,038	5,411	1.79
Non-interest bearing liabilities	25,597			23,064
Total liabilities	599,665			627,102
Shareholders’ equity	61,655			65,702
Total liabilities and shareholders’ equity	$661,320			$692,804
Net interest-earning assets	$51,005			$49,787
Net interest income		$8,942			$9,707
Net interest spread			2.74%			2.83%
Net interest margin (2)			2.86%			2.96%
Average interest-earning assets to average interest-bearing liabilities	108.88%			108.24%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.

	Year Ended September 30,
	2011			2010			2009
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest Earning Assets:
Loans receivable (1)	$530,497	$28,185	5.31%	$583,995	$32,085	5.49%	$597,744	$33,711	5.64%
Investment securities	78,147	1,510	1.93	33,812	1,025	3.03	27,993	925	3.30
Deposits in other banks	32,024	31	0.10	31,218	38	0.12	20,018	65	0.32
FHLB stock	5,905	—	0.00	6,567	—	0.00	6,513	—	0.00
Total interest-earning assets (1)	646,573	29,726	4.60	655,592	33,148	5.06	652,268	34,701	5.32
Non-interest earning assets	34,654			35,379			27,690
Total assets	$681,227			$690,971			$679,958

Interest Bearing Liabilities:
Demand and NOW accounts	$90,674	519	0.57	$87,240	845	0.97	$76,407	1,321	1.73
Money Market accounts	87,329	915	1.05	63,788	648	1.02	58,167	960	1.65
Savings accounts	44,237	78	0.18	41,002	110	0.27	38,661	136	0.35
Certificate accounts	321,918	6,941	2.16	324,973	8,511	2.62	306,213	11,061	3.61
Total deposits	544,158	8,453	1.55	517,003	10,114	1.96	479,448	13,478	2.81
Borrowed funds	49,874	1,745	3.50	80,714	3,527	4.37	105,873	5,203	4.92
Total interest-bearing liabilities	594,032	10,198	1.72	597,717	13,641	2.28	585,321	18,681	3.19
Non-interest bearing liabilities	23,764			24,126			25,443
Total liabilities	617,796			621,843			610,764
Shareholders’ equity	63,431			69,128			69,194
Total liabilities and shareholders’ equity	$681,227			$690,971			$679,958
Net Interest-earning assets	$52,541			$57,875			$66,947
Net interest income		$19,528			$19,507			$16,020
Net interest spread			2.88%			2.78%			2.13%
Net interest margin			3.02%			2.98%			2.46%
Average interest-earning assets to average interest-bearing liabilities	108.84%			109.68%			111.44%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred loan fees and allowance for loan losses.

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

				Year Ended September 30,
	Six Months Ended March 31, 2012 vs. 2011			2011 vs. 2010				2010 vs. 2009
	Volume	Rate	Net Change	Volume	Rate	Net Change	Volume	Rate	Net Change
	(Dollars in thousands)
Interest Earning Assets:
Loans receivable	$(2,689)	$783	$(1,906)	$(2,937)	$(963)	$(3,900)	$(775)	$(851)	$(1,626)
Investment securities	184	(50)	134	1,343	(858)	485	192	(92)	100
Deposits in other banks	15	(16)	(1)	1	(8)	(7)	36	(63)	(27)
FHLB stock	—	1	1	—	—	—	—	—	—
Total interest-earning assets	$(2,490)	$718	$(1,772)	$(1,593)	$(1,829)	$(3,422)	$(547)	$(1,006)	$(1,553)

Interest Bearing Liabilities
Demand and NOW accounts	$3	$(152)	$(149)	$33	$(359)	$(326)	$187	$(663)	$(476)
Money market accounts	(12)	(183)	(195)	240	27	267	93	(405)	(312)
Savings accounts	8	(23)	(15)	9	(41)	(32)	8	(34)	(26)
Certificate accounts	(704)	73	(631)	(80)	(1,490)	(1,570)	678	(3,228)	(2,550)
Total deposits	(705)	(285)	(990)	202	(1,863)	(1,661)	966	(4,330)	(3,364)
Borrowed funds	(54)	37	(17)	(1,348)	(434)	(1,782)	(1,236)	(440)	(1,676)
Total interest-bearing liabilities	$(759)	$(248)	$(1,007)	$(1,146)	$(2,297)	$(3,443)	$(270)	$(4,770)	$(5,040)
Net interest income	$(1,731)	$966	$(765)	$(447)	$468	$21	$(276)	$3,763	$3,487

Comparison of Operating Results for the Six Months Ended March 31, 2012 and 2011

General. Our net income was $1.5 million for the six months ended March 31, 2012 compared to a net loss of $5.4 million for the six months ended March 31, 2011. On a per share basis, the net income was $0.25 per share for the six months ended March 31, 2012, compared to net loss of $0.92 per share for the six months ended March 31, 2011. The primary reason for the $6.9 million improvement in our results of operations in the first six months of fiscal 2012 compared to the comparable prior fiscal year period was a reduction in the provision of loan losses of $10.0 million, which was partially offset by a $3.6 million increase in income tax expense and a $765,000 decrease in net interest income. Our interest rate spread was 2.74% and our net interest margin was 2.86% for the six months ended March 31, 2012, compared to a net interest spread of 2.83% and a net interest margin of 2.96% for the six months ended March 31, 2011.

Interest and Dividend Income. Our interest and dividend income decreased for the six months ended March 31, 2012 by $1.8 million or 11.7% over the comparable fiscal 2011 period to $13.3 million. Interest income on loans decreased in the six months ended March 31, 2012 over the prior comparable period in fiscal 2011 by $1.9 million, or 13.3%. The decrease in interest earned on loans in the first six months of fiscal 2012 was due to both a $50.4 million, or 9.4%, decrease in the average balance of our outstanding loans and a 23 basis point decrease in the average yield earned on our loan portfolio in the first six months of fiscal 2012 compared to the first six months of fiscal 2011. Interest income on investment securities increased by $134,000, or 18.2%, in the first six months of fiscal 2012 over the comparable prior fiscal year period. The increase in interest income on investment securities in the first six months of fiscal 2012 was due to a $9.4 million, or 12.5%, increase in the average balance of our investment securities portfolio as well as a nine basis point increase in the average yield on investment securities to 2.04% for the six months ended March 31, 2012 from 1.95% for the same period in fiscal 2011. Our interest earned on deposits in other institutions decreased by $1,000 to $18,000 in the first six months of fiscal 2012 compared to $19,000 in the first six months of fiscal 2011. The primary reason for the decrease in the first six months of fiscal 2012 was a four basis point decrease in the average yield earned on deposits in other banks.

Interest Expense. Our interest expense for the six-month period ended March 31, 2012 was $4.4 million, a decrease of $1.0 million from the six-month period ended March 31, 2011. The reason for the decrease in interest expense in the first six months of fiscal 2012 compared to the first six months of fiscal 2011 was a 30 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $28.4 million, or 5.1%, in the first six months of fiscal 2012 compared to the first six months of fiscal 2011 due primarily to a $31.8 million decrease in the average balance of certificates of deposit. The average rate paid on total deposits decreased to 1.34% for the first six months of fiscal 2012 from 1.64% for the first six months of fiscal 2011. Our expense on borrowings amounted to $862,000 in the first six months of fiscal 2012 compared to $879,000 in the first six months of fiscal 2011. The average balance of our borrowings decreased by $1.6 million in the first six months of fiscal 2012 compared to the first six months of fiscal 2011, however the average rate paid on borrowed funds increased to 3.52% in the first six months of fiscal 2012 compared to 3.49% in the first six months of fiscal 2011.

Provision for Loan Losses. Management has identified the evaluation of the allowance for loan losses as a critical accounting policy. This policy is significantly affected by our judgment and uncertainties and there is likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. Our activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Our evaluation process typically includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to make additional provisions for estimated loan losses based upon judgments different from those of management.

The provision for loan losses was $25,000 for the six months ended March 31, 2012, compared to $10.0 million for the six months ended March 31, 2011. The $10.0 million difference in the provision for loan losses for the six months ended March 31, 2012, among other things, reflects the overall improvement in the trend of our levels of delinquent, classified, impaired and non-performing loans. At March 31, 2012, our total past due loans amounted to $14.6 million, a $1.0 million, or 6.4%, improvement compared to September 30, 2011. Our total loans classified substandard and doubtful amounted to $28.9 million at March 31, 2012, a $3.7 million, or 11.4%, improvement compared to September 30, 2011. Our total impaired loans amounted to $13.5 million at March 31, 2012, a $1.4 million, or 9.2%, reduction compared to our impaired loans at September 30, 2011. Our total non-accrual loans were $11.7 million at March 31, 2012 compared to $12.9 million at September 30, 2011, a $1.2 million, or 9.2%, reduction. In addition to the improvements in the levels of our delinquent, classified, impaired and non-performing loans during the six months ended March 31, 2012, the reduction in the provision for loan losses during the fiscal 2012 period also reflects the aggressive actions that we took in fiscal 2011 and 2010 to increase the oversight and resolution of our non-performing and problem loans as well as the significant increases to the allowance for loan losses made in fiscal 2011 and 2010 with respect to loans that remained in our portfolio or were resolved during the six months ended March 31, 2012. Our total charge-offs for the six months ended March 31, 2012 were $3.3 million, a $4.6 million, or 58.4%, improvement compared to $7.9 million of charge-offs during the six months ended March 31, 2011. Of the $3.3 million of charge-offs recorded during the six months ended March 31, 2012, in periods prior to fiscal 2012 we had specifically allocated $2.4 million of the allowance for loan losses to such loans with respect to which charge-offs were recorded during the fiscal 2012 period. In addition, we recorded a $1.1 million recovery to the allowance for loan losses during the six months ended March 31, 2012 upon receipt of a $2.5 million payment in full satisfaction of a $1.4 million participation interest in a construction and development loan on a retirement community located in Montgomery County, Pennsylvania.

Our charge-offs during the first six months of fiscal 2012 included an aggregate of $975,000 in charge-offs taken on a total of 14 single-family residential mortgage loans as well as an aggregate of $865,000 (which was partially offset by $75,000 in recoveries) in charge-offs of consumer second-mortgage loans. These charge-offs of single-family residential mortgage loans and second mortgages during the first six months of fiscal 2012 primarily reflect the receipt of updated appraisals on non-accruing loans indicating a decline in the fair value of the collateral property securing the loans. In some cases, charge-offs reflect short sales of the underlying collateral properties (in a short sale the lender agrees that the borrower can sell the collateral property for an amount which is less than the amount necessary for the lender to be repaid in full on its loan). Our charge-offs and recoveries to the allowance for loan losses during the six months ended March 31, 2012 also included the following items.

•	A $428,000 partial charge-off on a commercial real estate loan to one borrower secured by a first mortgage on a 420 unit self-storage facility on approximately four acres located in Delaware County, Pennsylvania, reducing the carrying value of this loan at March 31, 2012 to $2.3 million based on a November 2011 appraisal. As of March 31, 2012, we had allocated $392,000 of our allowance for loan losses to this loan, which was a performing troubled debt restructuring (“TDR”) at such date.

•	A $412,000 partial charge-off on a $2.4 million participation interest in a non-performing construction and development loan for the development of commercial and mixed use facilities on approximately 40 acres located in Mount Laurel, New Jersey, reducing our loan carrying value to $1.6 million at March 31, 2012 based on a October 2011 appraisal. During the December 31, 2011 quarter, we entered into a forbearance agreement with the borrower and other participants, which is expected to result in the disposition of such loan during the December 31, 2012 quarter at no additional loss.

•	In February 2012, we recorded a $353,000 partial charge-off on the short-sale of the office building securing a $1.2 million commercial real estate loan to one borrower located in Philadelphia, Pennsylvania.

As of March 31, 2012, the balance of the allowance for loan losses was $8.1 million, or 1.71% of gross loans and 68.85% of non-accruing loans, compared to an allowance for loan losses of $10.1 million or 1.97% of gross loans and 78.21% of non-accruing loans at September 30, 2011.

We will continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

Other Income. Our other, or non-interest, income increased by $997,000, or 114.5%, to $1.9 million for the six months ended March 31, 2012 compared to $871,000 for the six months ended March 31, 2011. The increase in other income during the first six months of fiscal 2012 was due primarily to a $623,000 gain recorded on the securitization and sale of $10.7 million of long-term, fixed-rate residential mortgage loans and the sale of $7.6 million of investment securities. In addition, there was an increase in rental income on REO in the amount of $399,000 in the six months ended March 31, 2012.

Other Expenses. Our other, or non-interest, expenses decreased by $231,000, or 2.6%, to $8.7 million for the six months ended March 31, 2012 compared to $9.0 million for the six months ended March 31, 2011. The decrease in other operating expenses in the first six months of fiscal 2012 compared to the first six months of fiscal 2011 was due primarily to a $220,000 decrease in other real estate owned expense and a $250,000 decrease in federal deposit insurance premiums, due to a lower deposit base in fiscal 2012. These decreases were partially offset by a $155,000 increase in salaries and employee benefits and a $70,000 increase in professional fees in the six months ended March 31, 2012 compared to the six months ended March 31, 2011. The increase in professional fees was primarily due to legal costs associated with work out efforts on troubled assets.

Income Tax Expense. Our income tax expense was $588,000 for the six months ended March 31, 2012 compared to an income tax benefit of $3.0 million for the six months ended March 31, 2011. The increased income tax expense for the six months ended March 31, 2012 was primarily due to the recognition of $2.1 million in pre-tax income during the six months ended March 31, 2012 compared to an $8.4 million pre-tax loss during the first six months of fiscal 2011. Our effective Federal tax rate was 28.6% and 35.4% for the six months ended March 31, 2012 and 2011, respectively.

As of March 31, 2012, management determined, based upon its review and analysis, that the net deferred tax asset, more likely than not, was realizable, and therefore no additional valuation allowance was required aside from the $296,000 state net operating loss allowance.

Comparison of Operating Results for the Years Ended September 30, 2011 and September 30, 2010

General. We reported a net loss of $6.1 million for the year ended September 30, 2011 compared to net loss of $3.1 million for the year ended September 30, 2010. The primary reasons for the $3.0 million difference in our results of operations in fiscal 2011 compared to fiscal 2010 were increases in the provision of loan losses of $3.0 million, as well as a $1.5 million increase in other expenses, which was partially offset by a $1.7 million increase in income tax benefit. The increase in other expenses in fiscal 2011 primarily was the result of a $907,000 increase in other real estate owned expense and a $795,000 increase in professional fees.

Interest and Dividend Income. Our total interest and dividend income amounted to $29.7 million for the year ended September 30, 2011 compared to $33.1 million for the year ended September 30, 2010. The primary reason for the $3.4 million decrease in interest and dividend income in fiscal 2011 compared to fiscal 2010 was a $3.9 million, or 12.2%, decrease in interest earned on loans. The decrease in interest earned on loans in fiscal 2011 was due to both a $53.5 million, or 9.2%, decrease in the average balance of our outstanding loans and an 18 basis point decrease in the average yield earned on our loan portfolio in fiscal 2011 compared to fiscal 2010. Our interest earned on deposits in other institutions decreased by $7,000 to $31,000 in the fiscal year ended September 30, 2011 compared to $38,000 in fiscal 2010. The primary reason for the decrease in fiscal 2011 was a two basis point decrease in the average yield earned on deposits in other banks. Interest income on investment securities increased by $485,000, or 47.3%, in fiscal 2011 compared to fiscal 2010. The increase in interest income on investment securities in fiscal 2011 was due to a $44.3 million, or 131.1%, increase in the average balance of our investment securities portfolio.

Interest Expense. Our total interest expense amounted to $10.2 million for the year ended September 30, 2011 compared to $13.6 million for the year ended September 30, 2010, a decrease of $3.4 million or 25.2%. The reason for the decrease in interest expense in fiscal 2011 compared to fiscal 2010 was a 41 basis point decrease in average rate paid on total deposits. The average balance of our total deposits increased by $27.2 million, or 5.3%, in fiscal 2011 compared to fiscal 2010 due primarily to our new Concordville, Delaware County branch which opened in mid-September 2010, along with a $23.5 million increase in the average balance of money market accounts together with a $3.4 million increase in the average balance of demand and NOW accounts. Our expense on borrowings amounted to $1.7 million in fiscal 2011 compared to $3.5 million in fiscal 2010, a decrease of $1.8 million or 50.4%. The average balance of our borrowings decreased by $30.8 million in fiscal 2011 compared to fiscal 2010, and the average cost of borrowed funds decreased by 87 basis points to 3.50% during the year ended September 30, 2011.

Provision for Loan Losses. During the year ended September 30, 2011, we made a $12.4 million provision to our allowance for loan losses compared to a $9.4 million provision in the year ended September 30, 2010. The increase in the provision for loan losses in fiscal 2011 was due primarily to the increased level of net loan charge-offs, which amounted to $10.4 million in fiscal 2011 compared to $6.9 million in fiscal 2010. At September 30, 2011, our total non-performing assets and performing troubled debt restructurings totaled $31.6 million compared to $37.2 million at September 30, 2010. As of September 30, 2011, the balance of the allowance for loan losses was $10.1 million, or 1.97% of gross loans and 78.21% of non-accruing loans, compared to an allowance for loan losses of $8.2 million at September 30, 2010 or 1.48% of gross loans and 41.07% of non-accruing loans at such date. See “Business-Asset Quality—Non-Performing Loans and Real Estate Owned”. The $12.4 million provision for loan losses made in fiscal 2011 reflected management’s assessment, based on the information available at the time, of the inherent level of estimable losses in our loan portfolio.

Other Income. Our other, or non-interest, income decreased by $212,000, or 10.9%, to $1.7 million for the year ended September 30, 2011 compared to $1.9 million for the year ended September 30, 2010. The decrease in other income during fiscal 2011 was due primarily to a $387,000 decrease in service charges and other fees, primarily due to declining checking account related fees, as well as a decline in other loan fees. These items were partially offset by a $165,000 improvement in the net gain/(loss) on the sale of REO. During fiscal year 2011, there was a net gain of $23,000 on the net sale of REO compared to a $142,000 net loss on the sale of REO in fiscal year 2010.

Other Expenses. Our other, or non-interest, expenses increased by $1.5 million, or 8.5%, to $18.6 million for the year ended September 30, 2011 compared to $17.1 million for the year ended September 30, 2010. Other expenses increased in fiscal 2011 compared to fiscal 2010 primarily due to $316,000 in additional occupancy expenses, a $795,000 increase in professional fees, due primarily to the legal costs associated with work out efforts on troubled loans, and a $907,000 increase in REO expense. The $316,000 increase in occupancy expense was due to the addition of the Concordville branch in mid-September 2010. The increase in REO expense was primarily due to write-downs of REO properties to market values, as well as recurring expenses related to REO. These increases were partially offset by a $332,000 decrease in data processing costs which was due to the change in our bank core processing vendor during the second quarter of fiscal 2010 and a $250,000 reduction in federal deposit insurance premiums.

Income Tax Expense. We recorded an income tax benefit of $3.6 million for the year ended September 30, 2011 compared to income tax benefit of $1.9 million for the year ended September 30, 2010. The income tax benefit recorded in fiscal 2011 was due primarily to the decrease in pre-tax income. Our effective Federal tax rate was 36.9% for the year ended September 30, 2011 compared to 37.7% for the year ended September 30, 2010.

Comparison of Operating Results for the Years Ended September 30, 2010 and September 30, 2009

General. We reported a net loss of $3.1 million for the year ended September 30, 2010 compared to net income of $1.0 million for the year ended September 30, 2009. The primary reasons for the $4.1 million decrease in our results of operations in fiscal 2010 compared to fiscal 2009 were increases in the provision for loan losses of $7.1 million, as well as a $2.6 million increase in other expenses, which was partially offset by a $3.5 million increase in net interest income and a $2.1 million reduction in income tax expense. The increase in other expenses in fiscal 2010 compared to fiscal 2009 primarily was the result of a $1.8 million increase in other REO expense and a $621,000 increase in federal deposit insurance premium.

Interest and Dividend Income. Our total interest and dividend income amounted to $33.1 million for the year ended September 30, 2010 compared to $34.7 million for the year ended September 30, 2009. The primary reason for the $1.6 million decrease in interest and dividend income in fiscal 2010 compared to fiscal 2009 was a $1.6 million, or 4.8%, decrease in interest earned on loans. The decrease in interest earned on loans in fiscal 2010 was due primarily to both a $13.7 million, or 2.3%, decrease in average loans and a 15 basis point decrease in the average yield earned on our loan portfolio in fiscal 2010 compared to fiscal 2009. Our interest earned on deposits in other institutions decreased by $27,000 to $38,000 in the fiscal year ended September 30, 2010 compared to $65,000 in fiscal 2009. The primary reason for the decrease in fiscal 2010 compared to fiscal 2009 was a 20 basis point decrease in the average yield earned on deposits in other banks. Interest income on investment securities increased by $100,000, or 10.8%, in fiscal 2010 compared to fiscal 2009. The increase in interest income on investment securities in fiscal 2010 was due to a $5.8 million, or 20.8%, increase in the average balance of our investment securities portfolio.

Interest Expense. Our total interest expense amounted to $13.6 million for the year ended September 30, 2010 compared to $18.7 million for the year ended September 30, 2009, a decrease of $5.1 million or 27.0%. The reason for the decrease in interest expense in fiscal 2010 compared to fiscal 2009 was an 85 basis point decrease in average rate paid on total deposits. The average balance of our total deposits increased by $37.6 million, or 7.8%, in fiscal 2010 compared to fiscal 2009 due primarily to an $18.7 million increase in the average balance of certificates of deposit together with a $10.8 million increase in the average balance of demand and NOW accounts. Our expense on borrowings amounted to $3.5 million in fiscal 2010 compared to $5.2 million in fiscal 2009, a decrease of $1.7 million or 32.2%. The average balance of our borrowings decreased by $25.2 million in fiscal 2010 compared to fiscal 2009, and the average cost of borrowed funds decreased by 55 basis points to 4.37% during the year ended September 30, 2010.

Provision for Loan Losses. During the year ended September 30, 2010, we made a $9.4 million provision to our allowance for loan losses compared to a $2.3 million provision in the year ended September 30, 2009. The provision in fiscal 2010 was due to the increased level of loan charge-offs, which amounted to $6.9 million in fiscal 2010 compared to $2.1 million in fiscal 2009, and the increased level of non-performing loans, which amounted to $19.9 million at September 30, 2010 compared to $14.2 million at September 30, 2009. The $9.4 million provision for loan losses made in fiscal 2010 reflected management’s assessment, based on the information available at the time, of the inherent level of estimable losses in our loan portfolio. Based upon our analysis of historical loss experience, we adjusted the loss factors with respect to commercial real estate and second-mortgage loans that we utilize in establishing our allowance for loan losses.

Other Income. Our other, or non-interest, income decreased by $72,000, or 3.6%, to $1.9 million for the year ended September 30, 2010 compared to $2.0 million for the year ended September 30, 2009. The primary reasons for the decrease in other income in fiscal 2010 compared to fiscal 2009 were a $165,000 decrease in DDA fee income. There was a $48,000 decrease in other fee income which correlates with the 7.8% decrease in our loan portfolio. Additionally, there was a decrease of $50,000 on gain on sale of investments and fixed assets. The decreases in these items of other income were partially offset by an increase of $19,000 in debit card fees, a $39,000 increase in REO rental income, a net increase of $83,000 on gain/loss on sale of REO and a $49,000 increase in bank owned life insurance (“BOLI”) income.

Other Expenses. Our other, or non-interest, expenses increased by $2.6 million, or 18.0%, to $17.1 million for the year ended September 30, 2010 compared to $14.5 million for the year ended September 30, 2009. Other expenses increased in fiscal 2010 compared to fiscal 2009 primarily due to a $1.8 million increase in other REO expense and a $621,000 increase in FDIC insurance premiums. This was partially offset by a $48,000 decrease in salary and employee benefits expenses and a $30,000 decrease in occupancy expense. The other REO expense incurred in the fiscal year ended September 30, 2010 was due primarily to aggregate write-downs of $2.1 million in the carrying value of certain parcels of REO. Our advertising expense increased by $62,000, or 9.2%, to $736,000 in the year ended September 30, 2010 compared to $674,000 in the year ended September 30, 2009. We increased our marketing efforts in fiscal 2010 with added television and billboard advertising as well as increasing our newspaper and direct mail promotional efforts. Our data processing expenses increased by $252,000 or 20.8% to $1.5 million in the year ended September 30, 2010 compared to $1.2 million in the year ended September 30, 2009. This increase primarily consisted of a $160,000 increase in various software and maintenance costs associated with a conversion of the core processing function at Malvern Federal Savings Bank. In addition, our other operating expenses decreased by $46,000, or 2.3%, in fiscal 2010 compared to fiscal 2009 primarily due to a $153,000 decrease in new account opening costs associated with a high interest promotional checking account product offered during fiscal year 2009. During fiscal year 2010, the interest rate on this product was reduced to near market levels, resulting in a reduction in the number of new accounts opened, and the corresponding new account opening costs. This decrease was partially offset by an increase of $41,000 in stationery, printing and office supplies associated with the opening of the Concordville branch and $41,000 in regulatory assessments.

Income Tax Expense. We recorded an income tax benefit of $1.9 million for the year ended September 30, 2010 compared to income tax expense of $242,000 for the year ended September 30, 2009. The income tax benefit recorded in fiscal 2010 was due primarily to the decrease in pre-tax income. Our effective Federal tax rate was 37.7% for the year ended September 30, 2010 compared to 19.3% for the year ended September 30, 2009. During fiscal 2010, we further reduced our effective tax rate primarily through increased tax-exempt BOLI income and contributions to organizations for which we received a credit for purposes of our Pennsylvania income taxes, including the Malvern Federal Charitable Foundation.

Liquidity and Capital Resources

Our primary sources of funds are from deposits, FHLB borrowings, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. At March 31, 2012, our cash and cash equivalents amounted to $58.6 million. In addition, at such date our available for sale investment securities amounted to $81.7 million.

We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At March 31, 2012, we had certificates of deposit maturing within the next 12 months amounting to $113.1 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be redeposited with us. For the six months ended March 31, 2012, the average balance of our outstanding FHLB advances was $48.8 million. At March 31, 2012, we had $48.6 million in outstanding long-term FHLB advances and we had $288.4 million in potential FHLB advances available to us. In addition, at March 31, 2012, we had a $50.0 million line of credit with the FHLB, of which none was outstanding.

In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, we have significant borrowing capacity available to fund liquidity needs. In recent years we have utilized borrowings as a cost efficient addition to deposits as a source of funds. Our borrowings consist primarily of advances from the FHLB of Pittsburgh, of which we are a member. Under terms of the collateral agreement with the FHLB, we pledge residential mortgage loans and mortgage-backed securities as well as our stock in the FHLB as collateral for such advances.

Payments Due Under Contractual Obligations

The following tables present information relating to our payments due under contractual obligations as of the dates indicated.

	At March 31, 2012—Payments Due by Period
	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(Dollars in thousands)
Long-term debt obligations	$—	$593	$—	$48,000	$48,593
Certificates of deposit	113,060	104,767	40,125	36,332	294,284
Operating lease obligations	279	558	410	4,714	5,961
Total contractual obligations	$113,339	$105,918	$40,535	$89,046	$348,838

	At September 30, 2011—Payments Due by Period
	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(Dollars in thousands)
Long-term debt obligations	$—	$1,098	$—	$48,000	$49,098
Certificates of deposit	97,525	133,678	39,947	43,368	314,518
Operating lease obligations	279	558	451	4,763	6,051
Total contractual obligations	$97,804	$135,334	$40,398	$96,131	$369,667

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at March 31, 2012 and at September 30, 2011 were as follows:

	March 31, 2012	September 30, 2011
	(Dollars in thousands)
Commitments to extend credit: (1)
Future loan commitments	$15,705	$7,309
Undisbursed construction loans	5,066	7,698
Undisbursed home equity lines of credit	23,881	23,656
Undisbursed commercial lines of credit	5,158	4,910
Overdraft protection lines	845	823
Standby letters of credit	3,766	3,998
Total commitments	$54,421	$48,394

(1)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

Impact of Inflation and Changing Prices

The financial statements, accompanying notes, and related financial data of Malvern Federal Bancorp, Inc. presented herein have been prepared in accordance with U.S. GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures About Offsetting Assets and Liabilities.” This project began as an attempt to converge the offsetting requirements under U.S. GAAP and International Financial Reporting Standards (“IFRS”). However, as the Boards were not able to reach a converged solution with regards to offsetting requirements, the Boards developed convergent disclosure requirements to assist in reconciling differences in the offsetting requirements under U.S. GAAP and IFRS. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU No. 2011-11 also requires disclosure of collateral received and posted in connection with master netting arrangements or similar arrangements. ASU No. 2011-11 is effective for interim and annual reporting periods beginning on or after

January 1, 2013. As the provisions of ASU No. 2011-11 only impact the disclosure requirements related to the offsetting of assets and liabilities, the adoption will have no impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” The provisions of ASU No. 2011-05 allow an entity the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Under either method, entities are required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. ASU No. 2011-05 also eliminates the option to present the components of other comprehensive income as a part of the statement of changes in shareholders’ equity but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU No. 2011-05 was effective for interim reporting periods beginning on or after January 1, 2012, with retrospective application required. In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The provisions of ASU No. 2011-12 defer indefinitely the requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented. ASU No. 2011-12, which shares the same effective date as ASU No. 2011-05, does not defer the requirement for entities to present components of comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. We adopted the provisions of ASU No. 2011-05 and ASU No. 2011-12 which resulted in a new statement of comprehensive income for the interim period ended March 31, 2012. We adopted the provisions of ASU No. 2011-05 and ASU No. 2011-12 which resulted in a new statement of comprehensive income (loss) for the interim period ended March 31, 2012. In addition, we have retroactively presented for all prior periods as required. The adoption of ASU No. 2011-05 and ASU No. 2011-12 had no impact on our statements of income and condition.

In May 2011 the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS. ASU 2011-04 represents the converged guidance of the FASB and the International Accounting Standards Board (the “IASB”) (the “Boards”) on fair value measurements. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The amendments in this ASU are required to be applied prospectively, and are effective for interim and annual periods beginning after December 15, 2011. We adopted the provisions of ASU No. 2011-04 effective January 1, 2012. Other than expanding the disclosure relating to fair value measurements, the fair value measurement provisions of ASU No. 2011-4 had no impact on our consolidated financial statements.

BUSINESS

Business of Malvern Bancorp-New

Malvern Bancorp—New is a Pennsylvania corporation which was organized in May 2012. Upon completion of the conversion and offering, Malvern Bancorp—New will become the holding company of Malvern Federal Savings Bank and will succeed to all of the business and operations and Malvern Federal Bancorp, and each of Malvern Federal Bancorp and Malvern Federal Mutual Holding Company will cease to exist.

Initially following the completion of the conversion and offering, Malvern Bancorp—New will have no significant assets other than owning 100% of the outstanding common stock of Malvern Federal Savings Bank and the net proceeds it retains from the offering and it will have no significant liabilities. See “Use of Proceeds.” Malvern Bancorp—New intends to use the support staff and offices of Malvern Federal Savings Bank. If Malvern Bancorp—New expands or changes its business in the future, it may hire its own employees.

Malvern Federal Bancorp-General

Malvern Federal Bancorp is a federally chartered corporation that owns all of the outstanding shares of common stock of Malvern Federal Savings Bank. At March 31, 2012, Malvern Federal Bancorp had total consolidated assets of $651.6 million, deposits of $537.0 million and shareholders’ equity of $61.9 million.

Malvern Federal Bancorp became the holding company for Malvern Federal Savings Bank when Malvern Federal Savings Bank reorganized into the two-tiered mutual holding company structure in 2008. Concurrently, Malvern Federal Bancorp sold 2,645,575 shares of its common stock to the public, representing 43% of the then-outstanding shares, at $10.00 per share. Malvern Federal Bancorp issued 3,383,875 shares, or 55% of its then-outstanding shares, to Malvern Federal Mutual Holding Company, with the remaining 123,050 shares being issued to the Malvern Federal Charitable Foundation, which was formed in connection with the 2008 reorganization.

Malvern Federal Bancorp’s headquarters is located at 42 East Lancaster Avenue, Paoli, Pennsylvania, and our telephone number is (610) 644-9400. We maintain a website at www.malvernfederal.com and we provide our customers with on-line banking and telephone bank services. The information presented on our website, currently and in the future, is not considered to be part of this prospectus.

Malvern Federal Savings Bank

Malvern Federal Savings Bank is a federally chartered community-oriented savings bank which was originally organized in 1887 and is headquartered in Paoli, Pennsylvania. Malvern Federal Savings Bank currently conducts its business from its headquarters and eight full service financial center offices. Malvern Federal Savings Bank is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and investment securities. Malvern Federal Savings Bank’s principal sources of funds are deposits, repayments of loans and investment securities, maturities of investments and interest-bearing deposits, other funds provided from operations and wholesale funds borrowed from outside sources such as the FHLB of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, home equity loans and lines of credit and other consumer loans. Malvern Federal Savings Bank derives its income principally from interest earned on loans, investment securities and, to a lesser extent, from fees received in connection with the origination of loans and for other services. Malvern Federal Savings Bank’s primary expenses are interest expense on deposits and borrowings, provisions for loan losses, and general operating expenses. Funds for activities are provided primarily by deposits, amortization of loans, loan prepayments and the maturity of loans, securities and other investments and other funds from operations.

Historically, Malvern Federal Savings Bank was a traditional thrift institution which emphasized the origination of loans secured by one- to four-family, or “single-family” residential real estate located in its market area. At March 31, 2012, single-family residential real estate loans amounted to $220.2 million, or 46.6% of our total loans. Approximately eight years ago, we decided to focus on increasing our originations of loans secured by non-residential or commercial real estate as well as construction and development loans and home equity loans and lines of credit. Such loans were deemed attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans. However, commercial real estate loans, construction and development loans and home equity loans and lines of credit are all deemed to have a higher risk of default than single-family residential mortgage loans. At March 31, 2012, our commercial real estate loans amounted to $122.1 million, or 25.8% of our total loans, our total home equity loans and lines of credit amounted to $92.9 million, or 19.7% of our loan portfolio and our total construction and development loans amounted to $22.5 million, or 4.7% of our total loan portfolio.

Largely mirroring the effects of the national recession on the local economy, our non-performing assets have increased significantly since September 30, 2007. The increase in our non-performing assets was due primarily to increased levels of non-performing commercial real estate loans and construction and development loans. Given the increase in non-performing assets and in light of the increased risk represented by such loans, we generally ceased originating any new construction and development loans in October 2009, with certain exceptions, and we ceased originating new commercial real estate loans in August 2010. In October 2010, Malvern Federal Savings Bank, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company entered into Supervisory Agreements with the Office of Thrift Supervision (which was our primary Federal regulator until July 2011). Among other things, the terms of the Supervisory Agreements, which remain in effect:

•	prohibit us from making or acquiring any new commercial real estate loans and/or commercial and industrial loans without the prior written non-objection of the Office of the Comptroller of the Currency (as successor to the Office of Thrift Supervision);

•	required us to develop a plan to reduce our problem assets;

•	required us to develop enhanced policies and procedures for identifying, monitoring and controlling the risks associated with concentrations of commercial real estate loans;

•	required that an independent third party undertake reviews of our commercial real estate loans, construction and development loans, multi-family residential mortgage loans and commercial loans not less than once every six months; and

•	prohibit Malvern Federal Bancorp from declaring or paying dividends or making any other capital distributions, such as repurchases of common stock, without the prior written approval of the Board of Governors of the Federal Reserve System (as successor to the Office of Thrift Supervision).

In addition, as a result of the Supervisory Agreements, Malvern Federal Savings Bank is subject to certain additional restrictions, including a limit on its growth in assets in any quarter to an amount which does not exceed the amount of net interest credited on deposits during the quarter, a requirement that it provide the Office of the Comptroller of the Currency (as successor to the Office of Thrift Supervision) with prior written notice of any new director or senior executive officer and it generally may not enter into, renew, extend or revise any contractual agreements related to compensation or benefits with any director or officer. See “Regulation—The Supervisory Agreements” for further information regarding the Supervisory Agreements.

Market Area and Competition

We conduct business from our corporate headquarters in Paoli, Pennsylvania, seven financial center offices located in Chester County, Pennsylvania, and one financial center office in Delaware County, Pennsylvania. Our headquarters office in Paoli, Pennsylvania, is approximately 25 miles west of the City of Philadelphia. In addition to Chester County, our lending efforts are focused in neighboring Montgomery County and Delaware County, both of which are also in southeastern Pennsylvania. To a lesser extent, we provide services to other areas in the greater Philadelphia market.

Our headquarters and seven of our eight financial centers are located in Chester County, which is in the Delaware Valley Region of southeastern Pennsylvania. The Delaware Valley Region includes Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and several counties in New Jersey. According to U.S. census data, Chester County had an estimated 2010 population of approximately 505,000, and experienced substantial population growth in recent years. Chester County’s population increased by 16.5% from 2000 to 2010, which was the highest growth among Pennsylvania’s 20 most populous counties, and Chester County’s population is projected to continue to grow over the next five years. Delaware County, which had an estimated 2010 population of approximately 558,000, which ranked fifth among all counties in Pennsylvania, experienced marginal population growth of 1.3% from 2000 to 2010 and its population is expected to decline slightly over the next five years.

The median household net worth in Chester County was approximately $325,000 in 2010, compared to national and Pennsylvania net worth medians of approximately $93,000 and $111,000, respectively. The median 2010 household income in Chester County was approximately $87,000, which ranked first among all Pennsylvania counties. While Delaware County, Pennsylvania, reflects a more diverse cross-section of working class, middle-class and upper class neighborhoods compared to Chester County, median household income and net worth levels in Delaware County in 2010 of approximately $66,000 and $178,000, respectively, were above state and national levels. The economy in our market area is relatively diverse with trade, transportation and utilities being the most prominent sectors as well as education and health services, financial services, bio-technology and pharmaceutical companies, health care and science and technology. The list of the largest employers in our market area includes the Vanguard Group, Boeing, Siemens, QVC, Inc. and Aetna U.S. Healthcare. The unemployment rates in Chester County and Delaware County in September 2011 were 5.9% and 8.0%, respectively, compared to 9.1% and 8.4%, respectively, for the United States and the Philadelphia metropolitan statistical area (“MSA”).

We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within our market area, we estimate that more than 76 other banks, credit unions and savings institutions are operating. There are several larger commercial banks which have a significant presence in our market area including Wells Fargo Bank, PNC Financial, TD Bank and Susquehanna Bank. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

General. At March 31, 2012, our net loan portfolio totaled $467.0 million or 71.7% of total assets. Historically, our principal lending activity has been the origination of loans collateralized by one- to four-family, also known as “single-family” residential real estate loans located in our market area. In light of the increased levels of our non-performing and problem assets, we have taken certain actions, commencing in the fiscal year ended September 30, 2010, in an effort to strengthen and enhance our loan underwriting policies and procedures and our loan administration and oversight policies and procedures. We have revised both our consumer loan policy and our commercial loan policy to strengthen certain of our minimum loan-to-value (“LTV”) ratios, maximum gross debt ratio and minimum debt coverage ratio policy requirements. We have invested in and implemented a software which facilitates our ability to internally review and grade loans in our portfolio and to monitor loan performance. During the fiscal year ended September 30, 2011, we established a Credit Review Department. The primary focus of the Credit Review Department to date has been the resolution of our non-performing and other problem assets. However, the Credit Review Department also participates in the loan underwriting and credit administration functions. Our Chief Credit Officer, who heads the Credit Review Department, also is the Chairman of the Malvern Federal Savings Bank Loan Committee. In addition, due to the increased risk associated with such loans, during fiscal 2010, we discontinued, with certain exceptions, the origination of any new commercial real estate loans and construction and development loans. Pursuant to the terms of the Supervisory Agreement, we may not make, invest in or purchase any new commercial real estate loans and/or commercial and industrial loans without the prior written non-objection of the OCC, other than with respect to any refinancing, extension or modification of an existing commercial real estate or commercial and industrial loan where no new funds are advanced. With respect to our consumer loans, which consist primarily of home equity lines of credit and second mortgage loans, we also have ceased offering certain products which we deemed to be of higher risk, including second mortgage loans on non-owner occupied or investment properties, second mortgage “bullet” loans which were amortized over 30 years but had a 15 year term and no income/no asset (“NINA”) loans.

The types of loans that we originate are subject to federal and state law and regulations. Interest rates charged by us on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	March 31,		September 30,
	2012		2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Residential mortgage (1)	$220,211	46.6%	$229,330	44.7%	$230,966	41.8%	$252,308	42.4%	$248,118	43.3%	$193,460	40.4%
Construction and Development:
Residential and commercial	21,846	4.6	26,005	5.0	30,429	5.5	37,508	6.3	45,451	7.9	58,870	12.4
Land loans	632	0.1	2,722	0.6	2,989	0.6	3,237	0.6	4,530	0.8	6,665	1.4
Total construction and development loans	22,478	4.7	28,727	5.6	33,418	6.1	40,745	6.9	49,981	8.7	65,535	13.8
Commercial:
Commercial real estate	122,096	25.8	131,225	25.5	143,095	25.9	142,863	24.0	138,522	24.2	108,500	22.7
Multi-family	5,370	1.2	5,507	1.1	6,493	1.2	9,613	1.6	1,906	0.3	2,257	0.5
Other	8,735	1.8	10,992	2.1	11,398	2.1	15,647	2.6	17,260	3.0	15,767	3.3
Total commercial loans	136,201	28.8	147,724	28.7	160,986	29.2	168,123	28.2	157,688	27.5	126,524	26.5
Consumer:
Home equity lines of credit	20,667	4.4	20,735	4.0	19,927	3.6	19,149	3.2	12,393	2.2	11,811	2.5
Second mortgages	72,188	15.3	85,881	16.8	105,825	19.1	113,943	19.1	103,741	18.1	78,733	16.5
Other	821	0.2	788	0.2	1,086	0.2	1,143	0.2	1,304	0.2	1,525	0.3
Total consumer loans	93,676	19.9	107,404	21.0	126,838	22.9	134,235	22.5	117,438	20.5	92,069	19.3
Total loans	472,566	100.0%	513,185	100.0%	552,208	100.0%	595,411	100.0%	573,225	100.0%	477,588	100.0%
Deferred loan costs, net	2,538		2,935		3,272		3,872		3,816		2,404
Allowance for loan losses	(8,076)		(10,101)		(8,157)		(5,718)		(5,505)		(4,541)
Loans receivable, net	$467,028		$506,019		$547,323		$593,565		$571,536		$475,451

(1)	Includes $9.3 million of loans held for sale at September 30, 2007.

The following table shows the composition of our loan portfolio by fixed- and adjustable-rate at the dates indicated.

	March 31,		September 30,
	2012		2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed-Rate Loans:
Residential mortgage (1)	$202,441	42.8%	$211,405	41.2%	$201,285	36.4%	$227,712	38.2%	$218,214	38.1%	$163,463	34.2%
Construction and Development:
Residential and commercial	3,292	0.7	4,250	0.8	968	0.2	5,382	0.9	4,505	0.8	8,626	1.8
Land loans	—	—	1,376	0.3	1,312	0.3	1,558	0.3	1,575	0.2	1,591	0.3
Total fixed-rate construction and development loans	3,292	0.7	5,626	1.1	2,280	0.5	6,940	1.2	6,080	1.0	10,217	2.1
Commercial:
Commercial real estate	43,089	9.1	40,231	7.8	40,833	7.4	56,126	9.4	52,406	9.1	35,053	7.4
Multi-family	1,688	0.4	932	0.2	950	0.2	3,519	0.6	—	—	—	—
Other	483	0.1	1,643	0.3	1,733	0.3	3,798	0.6	4,441	0.8	3,847	0.8
Total fixed-rate commercial loans	45,260	9.6	42,806	8.3	43,516	7.9	63,443	10.6	56,847	9.9	38,900	8.2
Consumer:
Home equity lines of credit	—	—	—	—	—	—	—	—	—	—	—	—
Second mortgages	72,188	15.3	85,881	16.8	105,825	19.1	113,943	19.1	103,741	18.1	78,706	16.5
Other	531	0.1	552	0.1	822	0.1	867	0.2	960	0.2	1,097	0.2
Total fixed-rate consumer loans	72,719	15.4	86,433	16.9	106,647	19.2	114,810	19.3	104,701	18.3	79,803	16.7
Total fixed-rate loans	$323,712	68.5	$346,270	67.5	$353,728	64.0	$412,905	69.3	$385,842	67.3	$292,383	61.2
Adjustable-Rate Loans:
Residential mortgage	$17,770	3.8%	$17,925	3.5%	$29,681	5.4%	$24,596	4.1%	$29,904	5.2%	$29,998	6.3%
Construction and Development:
Residential and commercial	18,554	3.9	21,755	4.2	29,461	5.3	32,126	5.4	40,946	7.1	50,244	10.5
Land loans	632	0.1	1,346	0.3	1,677	0.3	1,679	0.3	2,955	0.5	5,074	1.1
Total adjustable-rate construction and development loans	19,186	4.0	23,101	4.5	31,138	5.6	33,805	5.7	43,901	7.6	55,318	11.6
Commercial:
Commercial real estate	79,007	16.7	90,994	17.7	102,262	18.5	86,737	14.6	86,116	15.0	73,448	15.4
Multi-family	3,682	0.8	4,575	0.9	5,543	1.0	6,094	1.0	1,906	0.4	2,257	0.5
Other	8,252	1.7	9,349	1.8	9,665	1.8	11,849	2.0	12,819	2.2	11,920	2.5
Total adjustable-rate commercial loans	90,941	19.2	104,918	20.4	117,470	21.3	104,680	17.6	100,841	17.6	87,625	18.4
Consumer:
Home equity lines of credit	20,667	4.4	20,735	4.0	19,927	3.6	19,149	3.2	12,393	2.2	11,811	2.4
Second mortgages	—	—	—	—	—	—	—	—	—	—	26	—
Other	290	0.1	236	0.1	264	0.1	276	0.1	344	0.1	427	0.1
Total adjustable-rate consumer loans	20,957	4.5	20,971	4.1	20,191	3.7	19,425	3.3	12,737	2.3	12,264	2.5
Total adjustable-rate loans	$148,854	31.5%	$166,915	32.5%	$198,480	36.0%	$182,506	30.7%	$187,383	32.7%	$185,205	38.8%
Total loans (1)	$472,566	100.0%	$513,185	100.0%	$552,208	100.0%	$595,411	100.0%	$573,225	100.0%	$477,588	100.0%

(1)	Includes $9.3 million of fixed-rate, single-family residential loans held for sale at September 30, 2007.

Loan Maturity. The following table presents the contractual maturity of our loans at March 31, 2012. The table does not include the effect of prepayments or scheduled principals amortization. Loans having no stated repayment schedule or maturity and overdraft loans are reported as being due in one year or less.

		Construction and Development		Commercial			Consumer
	Residential Mortgage	Residential and Commercial	Land Loans	Commercial Real Estate	Multi-family	Other	Home Equity Lines of Credit	Second Mortgages	Other	Total
	(Dollars in thousands)
Amounts due in:
One year or less	$684	$12,403	$632	$7,668	$131	$468	$300	$117	$26	$22,429
After one year through two years	682	—	—	3,276	—	970	—	250	123	5,301
After two years through three years	523	—	—	9,424	—	657	—	482	171	11,257
After three years through five years	4,713	3,618	—	23,177	1,005	960	60	1,539	127	35,199
After five years through ten years	31,444	4,964	—	64,128	3,672	2,499	—	13,389	—	120,096
After ten years through fifteen years	34,205	—	—	7,487	—	1,344	5,186	23,297	5	71,524
Beyond fifteen years	147,960	861	—	6,936	562	1,837	15,121	33,114	369	206,760
Total	$220,211	$21,846	$632	$122,096	$5,370	$8,735	$20,667	$72,188	$821	$472,566
Interest rate terms on amounts due after one year:
Fixed rate	$202,302	$3,292	$—	$40,861	$1,688	$—	$—	$72,071	$509	$320,723
Adjustable rate	17,225	6,151	—	73,567	3,551	8,267	20,367	—	286	129,414
Total	$219,527	$9,443	$—	$114,428	$5,239	$8,267	$20,367	$72,071	$795	$450,137

Loan Originations, Purchases and Sales. Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. In addition, we rely on a network of approximately ten mortgage brokers with respect to production of new single-family residential mortgage loans, second mortgage loans and home equity lines of credit. We receive applications from such brokers on standardized documents meeting Federal Home Loan Mortgage Corporation (“FHLMC or “Freddie Mac”) and Federal National Mortgage Association (“FNMA” or “Fannie Mae”) guidelines and, if we determine to acquire loans from such brokers, they are underwritten and approved pursuant to the policies and procedures of Malvern Federal Savings Bank. Depending upon our arrangements with the particular broker, loans obtained from our broker network are classified either as “purchased,” when the broker provides the loan funds at closing and closes the loan in its name, or as “originated,” when Malvern Federal Savings Bank disburses the loan funds at closing and the documents reflect Malvern Federal Savings Bank as the lender. Single-family residential mortgage loan applications and consumer loan applications are taken at any Malvern Federal Savings Bank financial center office. We also accept internet applications submitted to our website. Applications for other loans typically are taken personally by our loan officers or business development officers, although they may be received by a branch office initially and then referred to one of our loan officers or business development officers. All loan applications are processed and underwritten centrally at our main office.

All of our single-family residential mortgage loans are written on standardized documents used by Freddie Mac and Fannie Mae. We also utilize an automated loan processing and underwriting software system for our new single-family residential mortgage loans. Property valuations of loans secured by real estate are undertaken by an independent third-party appraiser approved by our board of directors. We do not originate, and at March 31, 2012 we had no, sub-prime loans in our portfolio.

As previously indicated, upon consideration of the increased levels of our non-performing and problem assets, we generally ceased originating new construction and development loans in October 2009, with certain exceptions, and we ceased originating new commercial real estate loans in August 2010. The Supervisory Agreements that we entered into in October 2010 prohibit us from making or acquiring any new commercial real estate loans and/or commercial and industrial loans without the prior written non-objection of the Office of the Comptroller of the Currency (as successor to the Office of Thrift Supervision).

In addition to originating loans, we occasionally purchase participation interests in larger balance loans, typically commercial real estate or construction and development loans, from other financial institutions in our market area. Such participations are reviewed for compliance with our underwriting criteria before they are purchased. We actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan’s performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower. At March 31, 2012, the largest loan participation interests from other institutions were comprised of seven loans to four borrowers and their affiliates, which had an aggregate outstanding balance of approximately $9.9 million. Of those seven loans, three construction and development loans to two borrowers and their affiliates, which had an aggregate outstanding balance on our books of $3.2 million at March 31, 2012, were impaired and on non-accrual status at such date. See “Asset Quality—Non-Performing Loans and Real Estate Owned.”

In addition, we also occasionally sell whole loans or participation interests in loans we originate. We generally have sold participation interests in loans only when a loan would exceed our loans-to-one borrower limits. Our loans-to-one borrower limit, with certain exceptions, generally is 15% of Malvern Federal Savings Bank’s unimpaired capital and surplus. At March 31, 2012, our five largest outstanding loans to one borrower and related entities amounted to $8.9 million, $8.4 million, $8.3 million, $7.0 million and $5.5 million, respectively, and all of such loans were performing in accordance with their terms and complied with our loan-to-one borrower limit. In addition, in an effort to improve our interest rate risk exposure, on occasion, we sell long-term (20 or 30 year term) fixed-rate single family residential mortgage loans to Freddie Mac and Fannie Mae while retaining the loan servicing rights for such loans. We receive a fee for continuing to service such loans when they are sold, and such fees are recorded as non-interest income.

The following table shows our loan origination, purchase and repayment activities for the periods indicated.

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Dollars in thousands)
Total gross loans at beginning of period	$513,185	$552,208	$552,208	$595,411	$573,225
Originations by type:
Residential mortgage	17,870	24,804	35,378	26,422	37,842
Construction and Development (1):
Residential and commercial	3,363	1,899	3,890	7,250	16,015
Land loans	—	23	36	40	318
Commercial:
Commercial real estate	645	2,560	3,146	28,354	32,494
Multi-family	161	270	494	45	10,431
Other	912	2,562	3,426	3,836	5,105
Consumer:
Home equity lines of credit (1)	5,319	5,656	11,289	10,965	19,309
Second mortgages	573	4,924	6,719	6,952	6,103
Other	431	355	608	1,139	884
Total originations	29,274	43,053	64,986	85,003	128,501
Principal Repayments:
Residential mortgage	26,194	35,682	54,691	53,338	59,838
Construction and Development:
Residential and commercial	7,521	4,281	7,750	13,244	23,763
Land loans	1,927	16	235	287	1,612
Commercial:
Commercial real estate	9,535	1,723	7,387	25,519	24,167
Multi-family	297	296	1,335	3,095	2,727
Other	3,169	1,932	3,542	8,063	6,696
Consumer:
Home equity lines of credit	5,452	5,157	10,034	10,313	12,595
Second mortgages	16,289	17,041	28,848	25,935	27,250
Other	398	571	882	1,196	1,044
Total principal repayments	70,782	66,699	114,704	140,990	159,692
Net loan originations and principal repayments	(41,508)	(23,646)	(49,718)	(55,987)	(31,191)
Purchases:
Residential mortgage (2)	11,238	6,533	27,683	10,130	28,293
Construction and Development:
Residential and commercial	—	125	125	—	—
Consumer:
Home equity lines of credit	66	—	—	131	58
Second mortgages	2,028	3,138	4,560	11,098	31,964
Total purchases	13,332	9,796	32,368	21,359	60,315
Residential mortgage loans securitization and sale	(10,671)	—	—	—	—
Other adjustments, net (3)	(1,772)	(11,947)	(21,673)	(8,575)	(6,938)
Net increase (decrease)	(40,619)	(25,797)	(39,023)	(43,203)	22,186
Total gross loans at end of period	$472,566	$526,411	$513,185	$552,208	$595,411

(1)	Origination amounts for construction and development loans and line of credit loans reflect disbursements of loan proceeds during the period although loans may have been originated in a prior period.

(2)	Includes purchases of loans from our network of loan brokers.

(3)	Reflects non-cash items related to transfers of loans to other real estate owned, recoveries and charge-offs.

The loans receivable portfolio is segmented into residential loans, construction and development loans, commercial loans and consumer loans. The residential loan segment has one class, one- to four-family first lien residential mortgage loans. The construction and development loan segment consists of the following classes: residential and commercial and land loans. Residential construction loans are made for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. Commercial construction loans are made for the purpose of acquiring, developing and constructing a commercial use structure. The commercial loan segment consists of the following classes: commercial real estate loans, multi-family real estate loans, and other commercial loans, which are also generally known as commercial and industrial loans or commercial business loans. The consumer loan segment consists of the following classes: home equity lines of credit, second mortgage loans and other consumer loans, primarily unsecured consumer lines of credit.

Residential Lending. Residential mortgage originations are secured primarily by properties located in Malvern Federal Bancorp’s primary market area and surrounding areas. At March 31, 2012, $220.2 million, or 46.6%, of our total loans consisted of single-family residential mortgage loans.

Our single-family residential mortgage loans generally are underwritten on terms and documentation conforming to guidelines issued by Freddie Mac and Fannie Mae. Applications for one- to four-family residential mortgage loans are taken by our Business Development Officer and are accepted at any of our banking offices and are then referred to the lending department at our main office in order to process the loan, which consists primarily of obtaining all documents required by Freddie Mac and Fannie Mae underwriting standards, and completing the underwriting, which includes making a determination whether the loan meets our underwriting standards such that Malvern Federal Savings Bank can extend a loan commitment to the customer. We generally have retained for our portfolio a substantial portion of the single-family residential mortgage loans that we originate. We currently originate fixed-rate, fully amortizing mortgage loans with maturities of 10 to 30 years. We also offer adjustable rate mortgage (“ARM”) loans where the interest rate either adjusts on an annual basis or is fixed for the initial one, three or five years and then adjusts annually. However, due to market conditions, we have not originated a significant amount of ARM loans in recent years. At March 31, 2012, $17.8 million, or 8.1%, of our one- to four-family residential loans consisted of ARM loans. We also offer “balloon” loans which are amortized on a 30 year schedule but become due at the fifth or seventh anniversary, bi-weekly mortgage loans and, until August 2008, for borrowers with credit scores exceeding 700, NINA loans. Our NINA loans amounted to $1.8 million in the aggregate at March 31, 2012. One NINA loan with an outstanding balance of $287,000 at March 31, 2012, was impaired and on non-accrual status at such date.

We underwrite one- to four-family residential mortgage loans with loan-to-value ratios of up to 95%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. We require that a licensed appraiser from our list of approved appraisers perform and submit to us an appraisal on all properties serving as collateral for single-family residential first mortgage loans. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in our portfolio and we generally exercise our rights under these clauses.

Construction and Development Loans. In October 2009, we ceased originating any new construction and development loans, with certain limited exceptions. During fiscal 2010, we originated a total of three commercial construction loans which had an outstanding balance of $754,000 at March 31, 2012. Our only other new construction loans which we have made since we entered into the Supervisory Agreements in October 2010 have consisted of single-family residential construction loans which, by their terms, convert to permanent, long-term mortgage loans upon completion of construction (“construction/perm.” loans). We had three of such construction/perm loans with an aggregate outstanding balance of $861,000 at March 31, 2012. Prior to October 2009, we originated construction loans for residential and, to a lesser extent, commercial uses within its market area. We generally limited construction loans to builders and developers with whom we had an established relationship, or who were otherwise known to officers of Malvern Federal Savings Bank. The amount of our outstanding construction and development loans decreased to $22.5 million or 4.7% of total loans at March 31, 2012 compared to $28.7 million or 5.6% of total loans at September 30, 2011 and $33.4 million or 6.1% of total loans as of September 30, 2010. As previously indicated, our strategic plan includes the resumption of construction and development lending after completion of the conversion and offering and subject to the receipt of any necessary approvals or non-objections from the Office of the Comptroller of the Currency. Any such renewed construction and development lending is expected to be within our market area to homebuilders and developers with whom we are familiar and will be made in accordance with our strengthened loan underwriting policies and enhanced credit administration and review procedures.

Our construction and development loans currently in the portfolio typically have variable rates of interest tied to the prime rate which improves the interest rate sensitivity of our loan portfolio. At March 31, 2012, approximately 85.4% of our construction loans had variable rates of interest and 58.0% of such loans had two years or less in their remaining terms to maturity at such date.

Our current portfolio of construction loans generally have a maximum term to maturity of one year (for individual, owner-occupied dwellings), and loan-to-value ratios less than 80%. Residential construction loans to developers are made on either a pre-sold or speculative (unsold) basis. Limits are placed on the number of units that can be built on a speculative basis based upon the reputation and financial position of the builder, his/her present obligations, the location of the property and prior sales in the development and the surrounding area. Generally a limit of two unsold homes (one model home and one speculative home) is placed per project.

Prior to committing to a construction loan, we require that an independent appraiser prepare an appraisal of the property. Each project also is reviewed and inspected at its inception and prior to every disbursement of loan proceeds. Disbursements are made after inspections based upon a percentage of project completion. Monthly payment of interest is required on all construction loans and we often established interest reserves on construction loans to developers, which helps ensure interest payments are received during the construction period.

Our construction loans also include loans for the acquisition and development of land for sale (i.e. roads, sewer and water lines). We typically made these loans only in conjunction with a commitment for a construction loan for the units to be built on the site. These loans are secured by a lien on the property and were limited to a loan-to-value ratio not exceeding 80% of the appraised value at the time of origination. The loans have a variable rate of interest and require monthly payments of interest. The principal of the loan is repaid as units are sold and released. We limited loans of this type to our market area and to developers with whom we had established relationships. In most cases, we also obtained personal guarantees from the borrowers.

Our loan portfolio included one loan secured by unimproved real estate and lots (“land loans”), with an outstanding balance of $632,000, constituting 0.1% of total loans, at March 31, 2012. As previously indicated, we generally have ceased making any new land loans.

Our construction and development loans also include loans made to consumers for the construction of their individual homes underwritten on a construction/permanent basis. During the initial or construction phase, these loans require payment of interest only, which generally is tied to the prime rate, as the home is being constructed. Upon the earlier of the completion of construction or one year, these loans automatically convert to long-term (generally 30 years), amortizing, fixed-rate single-family mortgage loans.

Construction and development loans generally are considered to involve a higher level of risk than one-to four-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effect of economic conditions on developers, builders and projects. At March 31, 2012, the amounts outstanding on our five largest residential construction loans were approximately $1.1 million, $673,000, $539,000, $486,000 and $362,000. At March 31, 2012, the amounts outstanding on our five largest commercial construction or development loans were $3.4 million, $3.3 million, $3.0 million, $1.6 million and $1.3 million. The average size of our construction loans was approximately $351,000 at March 31, 2012. Additional risk is also associated with construction lending because of the inherent difficulty in estimating both a property’s value at completion and the estimated cost (including interest) to complete a project. The nature of these loans is such that they are more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk than construction loans to individuals on their personal residences.

In order to mitigate some of the risks inherent to construction lending, we inspect properties under construction, review construction progress prior to advancing funds, work with builders with whom we have established relationships, require annual updating of tax returns and other financial data of developers and obtain personal guarantees from the principals. At March 31, 2012, $830,000, or 10.3%, of our allowance for loan losses was attributed to construction and development loans. Our non-performing construction and development loans amounted to $3.2 million at March 31, 2012 compared to $6.6 million and $1.4 million at September 30, 2011 and 2010, respectively. During the fiscal year ended September 30, 2011, we charged off a total of $1.3 million in construction and development loans including an $800,000 partial charge-off on a $3.0 million participation interest in two construction and development loans for the construction of 64 units of a proposed 198 unit age-restricted condominium community located in Delaware County. The remaining carrying value on such participation interest at March 31, 2012 and September 30, 2011 was $1.6 million and $1.9 million, respectively. In addition, we took a $400,000 partial charge-off on a $2.4 million participation interest in a construction and development loan for the development of commercial and mixed use facilities on approximately 40 acres located in Mount Laurel, New Jersey reducing our carrying value to $2.0 million at September 30, 2011 (at March 31, 2012, the carrying value was $1.6 million). See “Asset Quality—Non-Performing Loans and Real Estate Owned.” In addition to our non-performing construction and development loans, at March 31, 2012 and September 30, 2011 and 2010, we had $1.2 million in construction and development loans that were performing troubled debt restructurings.

Commercial Lending. In August 2010, Malvern Federal Bancorp generally ceased originating new commercial real estate, multi-family real estate mortgage loans, or commercial business loans and we are no longer purchasing whole loans or participation interests in commercial loans from other financial institutions. The Supervisory Agreement, which became effective in October 2010, prohibits Malvern Federal Savings Bank from originating or purchasing any new commercial real estate loans or commercial and industrial loans except for refinancing, extending or modifying existing loans where no new funds are advanced and except with the prior written non-objection of the OCC.

As previously indicated, our strategic plan includes the resumption of commercial real estate lending after completion of the conversion and offering and subject to the elimination of the lending restrictions contained in the Supervisory Agreements and the receipt of any other necessary approvals or non-objections from the Office of the Comptroller of the Currency. Any such renewed commercial real estate lending is expected to be within our market area and will be in accordance with our strengthened loan underwriting policies and enhanced credit administration and review procedures.

At March 31, 2012, our loans secured by commercial real estate amounted to $122.1 million and constituted 25.8% of our total loans at such date. During the six months ended March 31, 2012 and the fiscal year ended September 30, 2011, the commercial real estate loan portfolio decreased by an aggregate of $21.0 million, or 14.7% compared to $143.1 million of commercial real estate loans at September 30, 2010. The reduction in our commercial loan portfolio was due primarily to our ceasing originations of new commercial real estate loans. As previously indicated, the Supervisory Agreement executed in October 2010 prevents us from making, investing in or purchasing any new multi-family residential loans, commercial real estate loans and/or commercial and industrial loans without the prior written non-objection of the OCC (or, prior to July 21, 2011, the OTS), other than with respect to any refinancing, extension or modification of an existing loan where no new funds are advanced. In addition to loan payoffs and normal amortization, the reduction of our commercial loan portfolio during the six months ended March 31, 2012 and fiscal 2011 reflects aggregate charge-offs of $3.3 million of commercial real estate loans and the transfer of $6.7 million in commercial real estate loans to REO during the 18 months ended March 31, 2012.

Our commercial real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, mixed-use and other properties used for commercial purposes located in our market area. Loans in our commercial real estate portfolio tend to be in an amount less than $3.0 million but will occasionally exceed that amount. At March 31, 2012, the average amount outstanding on our commercial real estate loans was $427,000. The five largest commercial real estate loans outstanding were $7.6 million, $5.3 million, $4.4 million, $4.3 million and $3.4 million at March 31, 2012, all of which were performing in accordance with their terms at such date. During the six months ended March 31, 2012, the average yield on our commercial real estate loans was 5.7% compared to 5.0% for our single-family residential mortgage loans. Commercial real estate loans are much more likely to have adjustable interest rates than single-family residential mortgage loans, which adds to the interest rate sensitivity of commercial real estate loans and makes them attractive. At March 31, 2012, approximately 64.7% of our commercial real estate loans had adjustable interest rates compared to 8.1% of our single-family residential mortgage loans with adjustable rates at such date.

Although terms for commercial real estate and multi-family loans vary, our underwriting standards generally allow for terms up to 10 years with the interest rate being reset in the fifth year and with monthly amortization not greater than 25 years and loan-to-value ratios of not more than 75%. Interest rates are either fixed or adjustable, based upon the prime rate plus a margin, and fees ranging from 0.5% to 1.50% are charged to the borrower at the origination of the loan. Prepayment fees are charged on most loans in the event of early repayment. Generally, we obtain personal guarantees of the principals as additional collateral for commercial real estate and multi-family real estate loans.

At March 31, 2012, our loan portfolio included $5.4 million of multi-family (more than four units) loans, constituting 1.2% of our total loans at such date. The two largest multi-family loans, with outstanding balances of $1.9 million and $922,000, respectively, at March 31, 2012, comprised 52.4% of our multi-family loans at such date. These loans are for properties located in Chester County and Delaware County, Pennsylvania, respectively. As of March 31, 2012 we had no non-accruing multi-family loans.

Commercial and multi-family real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial and multi-family real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower’s ability to repay the loan may be impaired. As of March 31, 2012, $2.8 million or 2.3% of our commercial real estate mortgage loans were on non-accrual status and an aggregate of $15.5 million of our commercial real estate loans at such date were classified for regulatory reporting purposes with $15.0 million classified substandard and $443,000 classified doubtful. See “Asset Quality—Asset Classification.” As of March 31, 2012, $3.8 million, or 47.2% of our allowance for loan losses was allocated to commercial real estate mortgage loans. In addition, at March 31, 2012 we held $3.2 million of commercial real estate as real estate owned. See “Asset Quality—Non-Performing Assets and Real Estate Owned.” During the six months ended March 31, 2012 and the fiscal year ended September 30, 2011, we charged-off $855,000 and $2.5 million, respectively, in commercial real estate loans. In addition to our non-performing commercial real estate loans and commercial real estate owned, we had $6.1 million of commercial real estate loans deemed performing troubled debt restructurings at March 31, 2012 compared to $7.9 million and $7.7 million at September 30, 2011 and 2010, respectively.

At March 31, 2012, we had $8.7 million in commercial business loans (1.8% of gross loans outstanding). Our commercial business loans generally are made to small to mid-sized businesses located in our market area. The commercial business loans in our portfolio assist us in our asset/liability management since they generally provide shorter maturities and/or adjustable rates of interest in addition to generally having higher rates of return which are designed to compensate for the additional credit risk associated with these loans. The commercial business loans which we originated may be either a revolving line of credit or for a fixed term of generally 10 years or less. Interest rates are adjustable, indexed to a published prime rate of interest, or fixed. Generally, equipment, machinery, real property or other corporate assets secure such loans. Personal guarantees from the business principals are generally obtained as additional collateral. At March 31, 2012, the average balance of our commercial business loans was $203,000. As previously indicated, the Supervisory Agreement prevents us from making, investing in or purchasing any new commercial business loans (which are referred to as commercial and industrial loans in such agreement) without the prior written non-objection of the OTS (now, the OCC), other than with respect to any refinancing, extension or modification of an existing loan where no new funds are advanced.

Generally, commercial business loans are characterized as having higher risks associated with them than single-family residential mortgage loans. As of March 31, 2012, we had one non-accruing commercial business loan with a balance of $201,000. At such date, $218,000 or 2.7% of the allowance for loan losses was allocated to commercial business loans.

Prior to our cessation of new originations of commercial real estate, multi-family residential and commercial business loans, various aspects of commercial real estate, multi-family loan and commercial business loan transactions were evaluated in an effort to mitigate the additional risk in these types of loans. In our underwriting procedures, consideration was given to the stability of the property’s cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, our practice in recent periods was to impose a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 125%. We also would evaluate the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are obtained on each loan to substantiate the property’s market value, and are reviewed by us prior to the closing of the loan.

Consumer Lending Activities. In our efforts to provide a full range of financial services to our customers, we offer various types of consumer loans. Our consumer loans amounted to $93.7 million or 19.9% of our total loan portfolio at March 31, 2012. The largest components of our consumer loans are loans secured by second mortgages, consisting primarily of home equity loans, which amounted to $72.2 million at March 31, 2012, and home equity lines of credit, which amounted to $20.7 million at such date. Our consumer loans also include automobile loans, unsecured personal loans and loans secured by deposits. Consumer loans are originated primarily through existing and walk-in customers and direct advertising and, with respect to second mortgages and home equity lines of credit, through our broker network.

Our home equity lines of credit are variable rate loans tied to the prime rate. Our second mortgages may have fixed or variable rates, although they generally have had fixed rates in recent periods. Our second mortgages have a maximum term to maturity of 20 years. Both our second mortgages and our home equity lines of credit generally are secured by the borrower’s primary residence. However, our security generally consists of a second lien on the property. Our lending policy provides that our home equity loans have loan-to-value ratios of 85% or less when combined with any Malvern Federal Savings Bank’s first mortgage. Our lending policy also provides that our home equity loans have loan-to-value ratios of 80% or less when combined with any first mortgage with any other financial institution. The maximum loan-to-value ratio on our home equity lines of credit is 80%. We offer home equity lines on a revolving line of credit basis, with interest tied to the prime rate. At March 31, 2012, the unused portion of our home equity lines of credit was $23.9 million.

Consumer loans generally have higher interest rates and shorter terms than residential loans; however, they have additional credit risk due to the type of collateral securing the loan or in some case the absence of collateral. Our charge-offs of consumer loans, which have been due primarily to charge-offs of second mortgage loans, amounted to $938,000 during the six months ended March 31, 2012 and to $3.9 million and $524,000, respectively, during the fiscal years ended September 30, 2011 and 2010. As a result of the recent declines in the market value of real estate and the deterioration in the overall economy, we are continuing to evaluate and monitor the credit conditions of our consumer loan borrowers and the real estate values of the properties securing our second mortgage loans as part of our on-going efforts to assess the overall credit quality of the portfolio in connection with our review of the allowance for loan losses. As of March 31, 2012, we had an aggregate of $1.1 million of non-accruing second mortgage loans and home equity lines of credit, representing an improvement of $366,000 and $3.5 million, respectively, of the aggregate non-accruing second mortgage loans and home equity lines of credit at September 30, 2011 and 2010. At March 31, 2012, $1.8 million of our consumer loans were classified as substandard and we had no doubtful consumer loans. At March 31, 2012, an aggregate of $1.7 million of our allowance for loan losses was allocated to second mortgages and home equity lines of credit.

Loan Approval Procedures and Authority. Our board of directors establishes Malvern Federal Savings Bank’s lending policies and procedures. Our Lending Policy Manual is reviewed on at least an annual basis by our management team in order to propose modifications as a result of market conditions, regulatory changes and other factors. All loan modifications must be approved by our board of directors.

All loans in excess of $200,000 and all loans which are approved as an exception to our standard loan underwriting policies and procedures must be approved by Malvern Federal Savings Bank’s Board of Directors after such loans are recommended for approval by the Property and Loan Committee of the Board of Directors. Our Chief Lending Officer is authorized to approve residential mortgage loans up to $200,000. Commercial loans in amounts up to $200,000 must be approved by two designated commercial loan officers and consumer loans in excess of $100,000 but not exceeding $200,000 must be approved by a designated consumer loan officer and our Chief Lending Officer. Consumer loans under $100,000 can be approved by one designated loan officer.

Asset Quality

General. One of our key objectives is to improve asset quality. Given the stagnant economy and its effects on our market area, the increased levels of our classified and non-performing assets and the provisions of the Supervisory Agreement, we have become much more proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans.

When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by making personal contact with the borrower. Initial contacts are made as soon as five days after the date the payment is due, and late notices are sent approximately 16 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans which are delinquent 30 days or more are reported to the board of directors of Malvern Federal Savings Bank on a monthly basis.

On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans). It is our policy to discontinue accruing additional interest and reverse any interest accrued on any loan which is 90 days or more past due. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

Real estate which is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property is usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

We account for our impaired loans under accounting principles generally accepted in the United States of America. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Loans collectively evaluated for impairment include smaller balance residential real estate loans and consumer loans. These loans are evaluated as a group because they have similar characteristics and performance experience. Larger commercial and construction loans are individually evaluated for impairment. Our total impaired loans amounted to $13.5 million at March 31, 2012, compared to $14.9 million and $16.0 million at September 30, 2011 and 2010, respectively.

Asset Classification. Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, substantially consistent with Federal banking regulations, as a part of our credit monitoring system. Federal banking regulations set forth a classification scheme for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected.

Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as ”loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated “special mention.”

When an insured institution classifies one or more assets, or portions thereof, as “substandard” or “doubtful,” it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

A savings institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies, have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Our management believes that, based on information currently available, Malvern Federal Bancorp’s allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such; further additions to the level of allowances for loan losses may become necessary.

We review and classify assets on a monthly basis and the board of directors is provided with monthly reports on our classified assets. We classify assets in accordance with the management guidelines described above. Loans classified as “substandard” and REO were $33.2 million, in the aggregate, including $4.7 million of other real estate owned, at March 31, 2012 compared to $39.8 million, including $8.3 million of other real estate owned, and $38.2 million, at September 30, 2011 and 2010, respectively. We had $443,000 of assets classified as doubtful at March 31, 2012 compared to $1.1 million at September 30, 2011 and $3.3 million at September 30, 2010. Assets designated as “special mention” totaled $11.3 million at March 31, 2012 compared to $12.7 million at September 30, 2011 and $16.7 million at September 30, 2010. We attribute the improvement in the aggregate amount of our classified assets and assets designated special mention primarily to our enhanced loan monitoring, collection and charge-off efforts combined with the reduced size of our loan portfolio. Our efforts appear to have had some positive effect against the continuing impact of the lackluster economy on our borrowers, the increase in unemployment in the local economy and declining valuations in the collateral securing loans. We had no loans classified as loss at March 31, 2012 or at September 30, 2011 or 2010.

The Supervisory Agreements required us to develop and implement a written internal asset review and classification program to, among other things, require accurate and timely identification and reporting of all classified assets and to require an independent third party loan review consultant to review our commercial real estate, construction, multi-family and commercial loans not less than every six months.

Delinquent Loans. The following tables show the delinquencies in our loan portfolio as of the dates indicated.

	At March 31, 2012 Loans Delinquent For:
	31-89 Days			90 Days and Over			Total Delinquent Loans
	Number	Amount	Percent of Total Delinquent Loans 31-89 Days	Number	Amount	Percent of Total Delinquent Loans 90 Days and Over	Number	Amount	Percent of Total Delinquent Loans Greater Than 30 Days
	(Dollars in thousands)

Residential mortgage	8	$984	34.0%	17	$4,425	37.7%	25	$5,409	37.0%
Construction and Development:
Residential and commercial	—	—	—	3	3,210	27.4	3	3,210	22.0
Commercial:
Commercial real estate	1	436	15.1	3	2,822	24.0	4	3,258	22.3
Multi-family	—	—	—	—	—	—	—	—	—
Other	—	—	—	1	201	1.7	1	201	1.3
Consumer:
Home equity lines of credit	—	—	—	2	43	0.4	2	43	0.3
Second mortgages	25	1,471	50.9	15	1,029	8.8	40	2,500	17.1
Other	—	—	—	—	—	—	—	—	—
Total	34	$2,891	100.00%	41	$11,730	100.0%	75	$14,621	100.0%

	At September 30, 2011 Loans Delinquent For:
	31-89 Days			90 Days and Over			Total Delinquent Loans
	Number	Amount	Percent of Total Delinquent Loans 31-89 Days	Number	Amount	Percent of Total Delinquent Loans 90 Days and Over	Number	Amount	Percent of Total Delinquent Loans Greater Than 30 Days
	(Dollars in thousands)

Residential mortgage	6	$759	28.0%	13	$2,866	22.2%	19	$3,625	23.2%
Construction and Development:
Residential and commercial	—	—	—	7	6,617	51.2	7	6,617	42.4
Commercial:
Commercial real estate	1	195	7.2	3	1,765	13.7	4	1,960	12.5
Other	1	22	0.8	2	229	1.8	3	251	1.6
Consumer:
Home equity lines of credit	1	16	0.6	2	61	0.5	3	77	0.5
Second mortgages	24	1,701	62.8	17	1,377	10.6	41	3,078	19.7
Other	2	16	0.6	—	—	—	2	16	0.1
Total	35	$2,709	100.0%	44	$12,915	100.0%	79	$15,624	100.0%

Non-Performing Loans and Real Estate Owned. The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated. Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful. There were no loans past due 90 days or more and still accruing interest for the periods shown. Troubled debt restructurings are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.

	March 31,	Year Ended September 30,
	2012	2011	2010	2009	2008	2007
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$4,425	$2,866	$8,354	$3,809	$1,402	$461
Construction and Development:
Residential and commercial	3,210	6,617	1,393	7,086	1,695	—
Commercial:
Commercial real estate	2,822	1,765	4,476	785	4,050	661
Multi-family	—	—	1,093	—	—	—
Other	201	229	—	35	561	780
Consumer:
Home equity lines of credit	43	61	457	407	205	14
Second mortgages	1,029	1,377	4,085	2,072	672	351
Other	—	—	3	1	—	—
Total non-accruing loans	11,730	12,915	19,861	14,195	8,585	2,267
Accruing loans delinquent more than 90 days past due	—	—	—	—	—	—
Real estate owned and other foreclosed assets:
Residential mortgage	1,374	3,872	1,538	1,568	230	227
Construction and Development:
Residential and commercial	—	—	1,085	196	—	—
Land	164
Commercial:
Commercial real estate	3,171	4,415	2,602	4,006	—	—
Multi-family	—	—	70	—	—	—
Other	34	34	20	20	—	—
Consumer:
Second mortgages	—	—	—	85	—	—
Total	4,743	8,321	5,315	5,875	230	227
Total non-performing assets	$16,473	$21,236	$25,176	$20,070	$8,815	$2,494
Performing troubled debt-restructurings:
Residential mortgage	876	1,049	2,277	—	—	—
Construction and Development:
Land loans	1,154	1,160	1,170	—	—	—
Commercial:
Commercial real estate	6,100	7,919	7,742	25	103	121
Multi-family	—	—	612	—	—	—
Other	175	175	175	—	—	—
Consumer:
Home equity lines of credit	—	37	—	—	—	—
Total performing troubled debt restructurings	8,305	10,340	11,976	25	103	121
Total non-performing assets and performing troubled debt restructurings	$24,778	$31,576	$37,152	$20,095	$8,918	$2,615
Ratios:
Total non-accrual loans as a percent of gross loans	2.48%	2.52%	3.60%	2.38%	1.52%	0.51%
Total non-performing assets as a percent of total asset	2.53%	3.19%	3.49%	2.90%	1.38%	0.45%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	3.80%	4.74%	5.16%	2.91%	1.39%	0.47%

The Supervisory Agreement required Malvern Federal Savings Bank to develop and implement a written plan, with specific strategies, targets and timeframes, to reduce the amounts of its non-performing assets, real estate owned, classified assets and assets designated special mention (collectively, “problem assets”). Malvern Federal Savings Bank also is required to develop specific workout plans for each problem asset, or group of loans to any one borrower, in an amount of $500,000 or greater. The Supervisory Agreement also required Malvern Federal Savings Bank to retain a qualified, full-time loan workout specialist to implement the above-described loan workout plans During the fiscal year ended September 30, 2011, Malvern Federal Savings Bank established a Credit Review Department designed to improve the tracking, reporting and early recognition of problem assets. Additional staffing added during fiscal year 2011 included a chief credit officer, loss mitigation specialist and real estate owned coordinator.

At March 31, 2012, our total non-performing assets amounted to $16.5 million, a reduction of $4.8 million, or 22.4%, compared to total non-performing assets at September 30, 2011, and an $8.7 million, or 34.6%, reduction compared to total non-performing assets at September 30, 2010. At March 31, 2012, the Company’s total non-accruing loans amounted to $11.7 million, or 2.48% of total loans, compared to $12.9 million of non-accruing loans, or 2.52% of total loans, at September 30, 2011. Included in our non-performing assets at March 31, 2012 were 17 non-accruing single family residential mortgage loans with an aggregate outstanding balance of $4.4 million at such date, and 17 non-accruing second mortgage loans and home equity loans, with an aggregate outstanding balance of $1.1 million. Our non-performing loans at March 31, 2012, also included the following significant items.

•	A $3.0 million participation interest in two construction and development loans for an aggregate of $34.3 million for the construction of 64 units of a proposed 198 unit age-restricted condominium community located in Delaware County, Pennsylvania. Since these loans were originated in December 2007, a total of 64 units have been built of which 44 have been sold, with 20 units being marketed for sale. These loans were placed on non-accrual status in June 2011. During the fiscal year ended September 30, 2011, we recorded a partial charge-off in the amount of $800,000 based on an updated June 2011 appraisal, and we received principal repayments in the amount of $606,000, reducing our carrying value to $1.6 million at March 31, 2012. The borrower recently pledged additional real estate collateral as part of a loan modification plan which was signed by all parties during the December 2011 quarter. Based on the terms of the agreement, these loans have been classified as TDRs, although they remained on non-accruing and non-performing status as of March 31, 2012. While these loans were performing in accordance with the terms and conditions of the restructuring agreement at March 31, 2012, they will continue to be deemed as non-accruing TDRs until sufficient criteria is met to change the status of the loan. While sales of units in this development currently are ahead of schedule, the loan documents, as modified, call for sales of the remaining 20 units over the next 28 months.

•	A $2.4 million participation interest in a $14.3 million construction and development loan for the development of commercial and mixed use facilities on approximately 40 acres located in Mount Laurel, New Jersey. This loan was placed on non-accrual status in June 2011 and was 367 days past due at March 31, 2012. We recorded a partial charge-off in the amount of $400,000 based on an updated appraisal during fiscal 2011. During the first six months of fiscal 2012, we recorded an additional partial charge-off in the amount of $412,000 reducing our loan carrying value to $1.6 million. During the December 31, 2011 quarter, we entered into a forbearance agreement with the borrower and other participants, which is expected to result in the disposition of such loan during 2012 at no additional loss to us.

•	A $1.3 million commercial real estate loan on a mixed use (office/warehouse) property located in Chester County, Pennsylvania, which was placed on non-accrual status in February 2011. Pursuant to the terms of a repayment plan and forbearance agreement entered into in June 2011, the borrower is making additional payments which we anticipate will be sufficient to result in this loan becoming current during fiscal 2012.

•	A $1.3 million commercial real estate loan collateralized by first mortgages on two commercial mixed-use (retail space and apartments) located in Pottstown, Pennsylvania. As a result of reduced cash flows on the properties due to vacancies, the Bank agreed to restructure the loans in December 2010 to require payments of interest only until January 2012, when payments of principal and interest were to resume. The borrower has not resumed payments on the principal, as agreed, and the loan has been transferred to REO at no additional loss.

For the six months ended March 31, 2012 and the fiscal year ended September 30, 2011, additional gross interest income which would have been recorded had all of our non-accruing loans been current in accordance with their original terms amounted to $312,000 and $1.3 million, respectively. The amount that was included in interest income on such loans was $107,000 and $342,000, respectively, for the six months ended March 31, 2012 and the year ended September 30, 2011.

Our non-performing assets include REO in addition to non-performing loans. At March 31, 2012, our total REO amounted to $4.7 million, a $3.6 million reduction in REO at March 31, 2012 compared to September 30, 2011. During the six months ended March 31, 2012, we sold an aggregate of $3.8 million of REO, at a net loss of $21,000, and recorded $472,000 in reductions in the fair value of REO, which are reflected in REO expense. Our REO at March 31, 2012 included the following significant items.

•	Nine separate properties located in the greater Philadelphia market area which were acquired as REO in July 2011 and which previously secured three separate commercial real estate loans to one borrower with an aggregate carrying value of $3.4 million at the time of foreclosure (which was net of $658,000 in charge-offs to the allowance for loan losses taken on the loans prior to foreclosure). The properties consist of various types and usages and include an industrial building in Philadelphia used to process and fabricate marble and granite, three mixed-use (retail space and apartments) buildings in Philadelphia, one building with six retail units in Philadelphia and one mixed-use (eight apartment units and one office) building in Norristown, Pennsylvania. We recorded an aggregate of $420,000 in write-downs on these properties during fiscal 2011. In addition, we had $207,000 in additional write-downs during the first six months of fiscal 2012 that were recorded as other real estate owned expense. The aggregate carrying value of the remaining six properties was $2.3 million at March 31, 2012. We are marketing these properties for sale and, during the first six months of fiscal 2012, we have sold and settled on three of such properties at no additional loss and with an aggregate sales price of $504,000. We currently have entered into agreements of sale with respect to two of the properties for an aggregate of $605,000.

•	Ten separate single-family residential rental properties with an aggregate carrying value of $1.5 million which previously secured loans to one borrower and which were acquired as real estate owned in September 2011. During the March 31, 2012 quarter, as a result of the receipt of updated appraisals received in January and February 2011, we had $103,000 in additional write-downs that were recorded as other real estate owned expense. These properties had an aggregate carrying value in the amount of $1.4 million at March 31, 2012. Five of these properties are located in Chester County, Pennsylvania, three properties are located in Claymont, Delaware, one is located in Wilmington, Delaware, and one property is located in Morgantown, Pennsylvania. Subsequent to March 31, 2012, four of these properties with an aggregate carrying value of $346,000, were sold at an aggregate net loss of $59,000.

•	Two parcels of mixed-use real estate located in Franklin County, Pennsylvania and woodworking equipment on site were acquired as real estate owned in September 2011 and had a carrying value $563,000 at March 31, 2012. We have entered into an agreement of sale of this property, with settlement scheduled in second half of fiscal 2012 at no additional loss.

While not considered non-performing, our performing TDRs are closely monitored as they consist of loans that have been modified while the borrower is experiencing financial difficulty. TDRs may be deemed to have a higher risk of loss than loans which have not been restructured. At March 31, 2012 our total performing TDRs amounted to $8.3 million compared to $10.3 million and $12.0 million of performing TDRs at September 30, 2011 and 2010, respectively. During the six months ended March 31, 2012, one commercial real estate loan with a balance of $1.3 million which previously was carried as a performing TDR was transferred to a non-performing and non-accrual status due to the loan becoming more than 90 days past due. Our performing troubled debt restructurings at March 31, 2012 included the following significant items.

•	A total of five loans to one borrower with an aggregate outstanding balance of $786,000 at March 31, 2012 collateralized by single-family residential rental properties located primarily in Chester and Delaware Counties which were restructured during the quarter ended September 30, 2010 to require payments of interest only for six months as well as a modification to the interest rate. All of these loans have remained current under their restructured terms. During the first six months of fiscal 2012, all of these loans resumed normal amortization of principal and interest payments under their original terms and interest rates.

•	Four loans to one borrower with an aggregate outstanding balance of $2.9 million at March 31, 2012 collateralized by first mortgages on commercial real estate and approved lots. Two of these loans, with an aggregate outstanding balance of $1.9 million, are secured by owner occupied commercial real estate located in Montgomery County, Pennsylvania and the other two loans, with an aggregate outstanding balance of $1.0 million, are secured by 23 acres of approved lots located in Chester County, Pennsylvania. The four loans were restructured during the quarter ended March 31, 2010 to require payments of interest only for six months and they have been performing in accordance with their terms since they were restructured.

•	One loan with an outstanding balance in the amount of $1.4 million at March 31, 2012 secured by a first lien on a commercial real estate mixed use (warehouse and office space) property located in Delaware County, Pennsylvania. As a result of slow sales, the borrower was experiencing financial difficulties and in April 2011 the Bank restructured the loan from its original terms to require payments of interest only until October 2011. The borrower has been paying as agreed under the terms of the restructuring and began making principal and interest payments in October 2011 as agreed. The borrower is expected to continue to pay as agreed.

•	One commercial real estate loan to one borrower with a carrying value in the amount of $2.3 million at March 31, 2012 secured by a first mortgage on a 420 unit self-storage facility on approximately four acres located in Delaware County, Pennsylvania. This loan was restructured in March 2011 to require payments of interest only, at a reduced rate, for six months. A November 2011 appraisal indicated that the outstanding loan balance exceeded the value of the collateral property securing this loan. We have allocated $392,000 of our allowance for loan losses to this loan at March 31, 2012. Since the project was completed in April 2010, a total of 277 units have been rented, with 143 units being marketed for rent. The borrower has been paying as agreed under the terms of the restructuring. The restructured terms required the borrower to resume payments of principal and interest starting in April 2012, and the borrower has resumed payments of principal and interest in accordance with the terms of the restructuring.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties and it is likely that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to make additional provisions for estimated loan losses based upon judgments different from those of management.

Our provision for loan losses was $25,000 during the six months ended March 31, 2012 and $12.4 million and $9.4 million, respectively, during the fiscal years ended September 30, 2011 and 2010. Our net charge-offs to the allowance for loan losses were $2.1 million during the six months ended March 31,

2012 compared to $10.4 million and $6.9 million, respectively, during the fiscal years ended September 30, 2011 and 2010.

We will continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

The following table sets forth an analysis of our allowance for loan losses.

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands)

Balance at beginning of period	$10,101	$8,157	$8,157	$5,718	$5,505	$4,541	$3,393
Provision for loan losses	25	10,042	12,392	9,367	2,280	1,609	1,298
Charge-offs:
Residential mortgage	975	2,271	2,478	824	124	144	—
Construction and Development:
Residential and commercial	412	107	1,307	4,133	—	—	—
Commercial:
Commercial real estate	855	2,214	2,460	927	1,760	90	—
Multi-family	—	164	164	525	—	—	—
Other	88	—	278	—	—	4	—
Consumer:
Home equity lines of credit	51	126	166	168	—	—	—
Second mortgages	865	2,980	3,691	334	153	393	135
Other	22	2	6	22	60	19	25
Total charge-offs	3,268	7,864	10,550	6,933	2,097	650	160
Recoveries:
Residential mortgage	—	—	1	—	—	—	—
Construction and Development:
Residential and commercial	1,139	—	—	—	25	—	—
Commercial:
Commercial real estate	—	1	1	—	—	—	—
Multi-family	—	1	1	1	—	—	—
Other	2	1	5	—	—	—	—
Consumer:
Home equity lines of credit	—	3	3	—	—	—	—
Second mortgages	75	20	82	—	—	2	3
Other	2	5	9	4	5	3	7
Total recoveries	1,218	31	102	5	30	5	10
Net charge-offs	2,050	7,833	10,448	6,928	2,067	645	150
Balance at end of period	$8,076	$10,366	$10,101	$8,157	$5,718	$5,505	$4,541
Ratios:
Ratio of allowance for loan losses to non-accrual loans	68.85%	64.50%	78.21%	41.07%	40.28%	64.12%	200.31%
Ratio of net charge-offs to average loans outstanding (1)	0.84%	2.91%	1.97%	1.19%	0.35%	0.12%	0.03%
Ratio of net charge-offs to total allowance for loan losses (1)	50.78%	151.12%	103.43%	84.93%	36.15%	11.72%	3.30%

(1)	Annualized.

The following tables show how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

	March 31, 2012			September 30, 2011
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential mortgage	$1,310	16.2%	46.6%	$1,458	14.4%	44.7%
Construction and Development:
Residential and commercial	819	10.1	4.6	1,627	16.1	5.0
Land loans	11	0.1	0.1	49	0.5	0.5
Commercial:
Commercial real estate	3,809	47.2	25.8	4,176	41.4	25.7
Multi-family	37	0.5	1.1	49	0.5	1.1
Other	218	2.7	1.9	317	3.1	2.1
Consumer:
Home equity lines of credit	177	2.2	4.4	220	2.2	4.0
Second mortgages	1,569	19.4	15.3	2,154	21.3	16.7
Other	17	0.2	0.2	16	0.2	0.2
Total allocated	7,967	98.6	100.0	10,066	99.7	100.0
Unallocated	109	1.4	—	35	0.3	—
Balance at end of period	$8,076	100.0%	100.0%	$10,101	100.0%	100.0%

	September 30,
	2010			2009
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential mortgage	$1,555	19.1%	41.8%	$1,307	22.9%	42.4%
Construction and Development:
Residential and commercial	689	8.4	5.5	1,558	27.3	6.3
Land loans	63	0.8	0.6	57	1.0	0.6
Commercial:
Commercial real estate	2,741	33.6	25.9	1,244	21.8	24.0
Multi-family	191	2.3	1.2	48	0.8	1.6
Other	303	3.7	2.1	298	5.2	2.6
Consumer:
Home equity lines of credit	284	3.4	3.6	284	4.9	3.2
Second mortgages	2,264	27.8	19.1	889	15.6	19.1
Other	22	0.3	0.2	25	0.4	0.2
Total allocated	8,112	99.4	100.0	5,710	99.9	100.0
Unallocated	45	0.6	—	8	0.1	—
Balance at end of period	$8,157	100.0%	100.0%	$5,718	100.0%	100.0%

	September 30,
	2008			2007
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential mortgage	$827	15.0%	43.3%	$552	12.2%	40.4%
Construction and Development:
Residential and commercial	873	15.9	7.9	673	14.8	12.4
Land loans	79	1.4	0.8	117	2.6	1.4
Commercial:
Commercial real estate	2,032	36.9	24.2	1,809	39.8	22.7
Multi-family	10	0.2	0.3	11	0.2	0.5
Other	335	6.1	3.0	386	8.5	3.3
Consumer:
Home equity lines of credit	122	2.2	2.2	91	2.0	2.5
Second mortgages	1,131	20.6	18.1	734	16.2	16.5
Other	26	0.5	0.2	30	0.7	0.3
Total allocated	5,435	98.8	100.0	4,403	97.0	100.0
Unallocated	70	1.2	—	138	3.0	—
Balance at end of period	$5,505	100.0%	100.0%	$4,541	100.0%	100.0%

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Investment Activities

General. We invest in securities pursuant to our Investment Policy, which has been approved by our board of directors. The Board’s Asset Liability Committee (“ALCO”) monitors our investment activity and ensures that Malvern Federal Savings Bank’s investments are consistent with the Investment Policy. The board of directors of Malvern Federal Savings Bank reviews all investment activity on a monthly basis.

Our Investment Policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate risk or credit risk, to complement our lending activities and to provide and maintain liquidity.

At March 31, 2012, our investment and mortgage-backed securities amounted to $82.4 million in the aggregate or 12.7% of total assets at such date. Our securities portfolio is comprised of mortgage-backed pass-through securities, as well as collateralized mortgage obligations, which amounted to $47.8 million or 58.0% of the securities portfolio at March 31, 2012, and U.S. government and agency obligations, municipal securities, corporate debt obligations and other securities. Our agency debt securities often have call provisions which provide the agency with the ability to call the securities at specified dates. We typically invest in securities with relatively short terms to maturity (less than 10 years). At March 31, 2012, $20.7 million of our investment securities had contractual maturities of one year or less and the estimated duration of our mortgage-backed securities portfolio was 3.9 years at such date.

At March 31, 2012, we had an aggregate of $318,000 in gross unrealized losses on our investment securities portfolio available for sale. Securities are evaluated on a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery of the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. For equity securities, the full amount of the other-than-temporary impairment is recognized in earnings. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax, reflected in shareholders’ equity as accumulated other comprehensive income. At March 31, 2012, we had $81.7 million of securities classified as available for sale, $696,000 of securities classified as held to maturity and no securities classified as trading account.

We do not purchase mortgage-backed derivative instruments that would be characterized “high-risk” under Federal banking regulations at the time of purchase, nor do we purchase corporate obligations which are not rated investment grade or better.

Our mortgage-backed securities consist primarily of mortgage pass-through certificates and collateralized mortgage obligations issued by the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), Fannie Mae or Freddie Mac. At March 31, 2012, all of our mortgage-backed securities and collateralized mortgage obligations were issued by GNMA, FNMA or FHLMC, and we held no mortgage-backed securities from private issuers. We do not purchase mortgage-backed derivative instruments that would be characterized ”high-risk” under Federal banking regulations at the time of purchase.

Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. In September 2008, the Federal Housing Finance Agency was appointed as conservator of Fannie Mae and Freddie Mac. The U.S. Department of the Treasury agreed to provide capital as needed to ensure that Fannie Mae and Freddie Mac continue to provide liquidity to the housing and mortgage markets.

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. Malvern Federal Bancorp does not intend to sell and it is not more likely than not that it will be required to sell these securities until such time as the value recovers or the securities mature. Management does not believe any individual unrealized loss as of March 31, 2012 represents other-than-temporary impairment.

At March 31, 2012, we owned one single issuer trust preferred security, which security had an unrealized loss of $242,000 at such date, compared to $210,000 at September 30, 2011 and $241,000 at September 30, 2010. Malvern Federal Bancorp has continued to receive contractual payments in a timely manner and management expects to continue to receive timely payments in the future based on the credit rating and performance of the issuer. On a quarterly basis, management reviews the credit rating and performance of the issuer, as well as the impact that the overall economy is expected to have on those measurements and the fair value of this security.

Investment Securities Portfolio, Maturities and Yields. The following table sets forth the scheduled maturities, amortized cost and weighted average yields for our investment portfolio, at March 31, 2012. Due to repayments of the underlying loans, the average life maturities of mortgage-backed and asset-backed securities generally are substantially less than the final maturities.

The composition and maturities of the investment securities portfolio are indicated in the following table.

	One year or less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for Sale Securities:
U.S. government agencies and obligations (1)	$17,432	1.50%	$7,141	1.55%	$4,492	2.10%	$500	3.05%	$29,565	$29,681	1.63%
State and municipal obligations	—	—	806	2.39	853	1.86	965	2.30	2,624	2,606	2.18
Mortgage-backed securities	2,028	2.06	41,852	2.07	1,583	2.36	858	3.28	46,321	47,124	2.11
Single issuer trust preferred security	1,000	1.17	—	—	—	—	—	—	1,000	758	1.17
Corporate debt securities	250	2.12	1,252	1.72	—	—	—	—	1,502	1,532	1.79
Total AFS	20,710	1.54	51,051	2.00	6,928	2.13	2,323	2.83	81,012	81,701	1.92
Held to Maturity Securities:
Mortgage-backed securities	—	—	195	2.19	79	4.81	422	5.36	696	746	4.41
Total HTM	—	—	195	2.19	79	4.81	422	5.36	696	746	4.41
Total debt securities	$20,710	1.54%	$51,246	2.00%	$7,007	2.16%	$2,745	3.23%	$81,708	$82,447	1.94%

(1)	Includes FHLB notes.

The following table sets forth the composition of Malvern Federal Bancorp’s investment portfolio at the dates indicated.

	At March 31,		At September 30,
	2012		2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
U.S. government obligations	$4,999	$5,005	$4,998	$5,010	$4,997	$4,997	$999	$1,011
U.S. government agencies (1)	24,566	24,676	28,372	28,442	15,705	15,754	8,946	9,042
State and municipal obligations	2,624	2,606	952	963	1,199	1,207	1,768	1,759
Corporate debt securities	1,000	758	2,185	2,214	1,451	1,475	1,288	1,326
Single issuer trust preferred security	1,502	1,532	1,000	790	1,000	759	1,000	638
Mortgage-backed securities:
Federal National Mortgage Association	2,103	2,225	3,397	3,589	4,808	5,027	7,072	7,268
Federal Home Loan Mortgage Corporation	556	579	968	1,016	1,324	1,385	1,774	1,830
Government National Mortgage Association	140	143	147	151	165	169	203	206
Collateralized mortgage obligations	43,522	44,177	31,838	32,214	9,798	9,946	4,015	4,018
Total available for sale	81,012	81,701	73,857	74,389	40,447	40,719	27,065	27,098
Securities held to maturity:
Mortgage-backed securities:
Government National Mortgage Association	215	222	232	241	266	275	300	307
Federal National Mortgage Association	481	524	3,565	3,783	4,450	4,650	4,542	4,635
Total held to maturity	696	746	3,797	4,024	4,716	4,925	4,842	4,942
Total investment securities	$81,708	$82,447	$77,654	$78,413	$45,163	$45,644	$31,907	$32,040

(1)	Includes FHLB notes.

Sources of Funds

General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of our funds for use in lending, investing and for other general purposes.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. At March 31, 2012, 45.2% of the funds deposited with Malvern Federal Savings Bank were in core deposits, which are deposits other than certificates of deposit.

The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where our branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.

Malvern Federal Savings Bank uses traditional means of advertising its deposit products, including broadcast and print media and we generally do not solicit deposits from outside our market area. In recent years, we have emphasized the origination of core deposits. We have not engaged in the use of brokered deposits as a source of funds. Under the Supervisory Agreement, we would be prohibited from using brokered deposits in the future without the prior written non-objection of the OCC.

We do not actively solicit certificate accounts in excess of $250,000, known as “jumbo CDs,” or use brokers to obtain deposits. At March 31, 2012, our jumbo CDs amounted to $18.5 million, of which $9.4 million are scheduled to mature within twelve months. At March 31, 2012, the weighted average remaining maturity of our certificate of deposit accounts was 26.6 months.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At March 31,		At September 30,
	2012		2011		2010		2009
	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
	(Dollars in thousands)
Deposit Types:
Savings	$46,996	8.7%	$45,067	8.1%	$42,385	7.1%	$39,554	7.7%
Money market	79,248	14.8	86,315	15.6	80,980	13.5	58,401	11.3
Interest bearing demand	95,088	17.7	88,722	16.0	83,365	14.0	95,720	18.5
Non-interest bearing demand	21,413	4.0	19,833	3.6	18,503	3.1	19,314	3.7
Total core deposits	242,745	45.2	239,937	43.3	225,233	37.7	212,989	41.2
Time deposits with original maturities of:
Three months or less	837	0.2	834	0.1	884	0.2	893	0.2
Over three months to six months	6,953	1.3	7,513	1.4	10,585	1.8	16,294	3.2
Over six months to twelve months	5,472	1.0	8,688	1.6	29,917	5.0	45,607	8.8
Over twelve months	281,022	52.3	297,483	53.6	330,239	55.3	240,728	46.6
Total time deposits	294,284	54.8	314,518	56.7	371,625	62.3	303,522	58.8
Total deposits	$537,029	100.0%	$554,455	100.0%	$596,858	100.0%	$516,511	100.0%

The following table sets forth maturities of our certificates of deposit and other time deposits with balances of $100,000 or more at the dates indicated by time remaining to maturity:

Maturity Period	At March 31, 2012	At September 30, 2011
	(In thousands)
Three months or less	$7,619	$14,685
Over three months through six months	11,088	8,920
Over six months through 12 months	7,884	16,230
Over twelve months	108,646	101,065
Total	$135,237	$140,900

The following table presents our time deposit accounts categorized by interest rates which mature during each of the periods set forth below and the amounts of such time deposits by interest rate at each of the periods indicated.

	Period to Maturity from March 31, 2012
						At September 30,
	One Year or Less	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years	At March 31, 2012	2011	2010
	(Dollars in thousands)
Interest Rate Range:
0.99% and below	$25,198	$25,271	$2,048	$—	$52,517	$39,591	$24,241
1.00% to 1.99%	46,643	18,968	6,754	12,424	84,789	93,216	129,999
2.00% to 2.99%	36,484	16,380	19,270	39,155	111,289	130,983	119,666
3.00% to 3.99%	354	2,492	9,462	24,875	37,183	41,656	52,865
4.00% to 4.99%	3,236	1,001	3,120	3	7,360	7,934	43,187
5.00% to 5.99%	1,146	—	—	—	1,146	1,138	1,667
Total	$113,061	$64,112	$40,654	$76,457	$294,284	$314,518	$371,625

The following table sets forth our savings flows during the periods indicated.

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Dollars in thousands)
Opening balance	$554,455	$596,858	$596,858	$516,511	$453,493
Deposits	455,773	511,585	992,692	1,865,114	1,485,122
Withdrawals	473,423	549,161	1,040,942	1,793,439	1,434,564
Interest credited	224	504	5,847	8,672	12,460
Ending balance	$537,029	$559,786	$554,455	$596,858	$516,511
Net (decrease) increase	$(17,426)	$(37,072)	$(42,403)	$80,347	$63,018
Percent (decrease) increase	(3.14)%	(6.21)%	(7.10)%	15.56%	13.90%

Borrowings. We utilize advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund operations as part of our operating strategy. These FHLB advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by our investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of Pittsburgh will advance to member institutions, including Malvern Federal Savings Bank, fluctuates from time to time in accordance with the policies of the FHLB. At March 31, 2012, we had $48.6 million in outstanding FHLB advances and $288.4 million in additional FHLB advances available to us. In addition, we have established a $50.0 million line of credit with the FHLB, none of which was outstanding at March 31, 2012. All amounts drawn on our FHLB line of credit are considered short-term borrowings. At March 31, 2012, none of our FHLB advances were scheduled to mature within one year.

At March 31, 2012, we had no FHLB advances that were short-term (maturities of one year or less). In addition, at March 31, 2012, we had nothing outstanding on our line of credit with the FHLB, which is payable on demand.

Subsidiaries

In addition to the Bank, Malvern Federal Bancorp, Inc. has one subsidiary, Malvern Federal Holdings, Inc., a Delaware corporation organized to hold and manage certain investment securities. Malvern Federal Savings Bank has two subsidiaries, Malvern Federal Investments, Inc., a Delaware corporation organized as an operating subsidiary of the Bank to hold and manage certain investment securities, and Strategic Asset Management Group, Inc. (“SAMG”), a Pennsylvania corporation and insurance brokerage engaged in sales of property and casualty insurance, commercial insurance and life and health insurance. SAMG currently is inactive.

Employees

At March 31, 2012, we had 90 full-time and 10 part-time employees. No employees are represented by a collective bargaining group, and we believe that its relationship with its employees is excellent.

Properties

We currently conduct business from our headquarters and eight full-service financial center offices. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at March 31, 2012. We maintain automated teller machines (“ATMs”) at each of our financial center offices.

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
			(Dollars in thousands)
Paoli Headquarters 42 East Lancaster Avenue Paoli, PA 19301	Owned	N/A	$2,902	$	N/A

Paoli Financial Center 34 East Lancaster Avenue Paoli, PA 19301	Owned	N/A	647		$197,799

Malvern Financial Center 100 West King Street Malvern, PA 19355	Owned	N/A	29		57,305

Exton Financial Center 109 North Pottstown Pike Exton, PA 19341	Owned	N/A	269		58,742

Coventry Financial Center 1000 Ridge Road Pottstown, PA 19465	Owned	N/A	318		65,443

Berwyn Financial Center 650 Lancaster Avenue Berwyn, PA 19313	Owned	N/A	658		47,240

Lionville Financial Center 537 West Uwchlan Avenue Downingtown, PA 19335	Owned	N/A	907		33,680

Westtown Financial Center 100 Skiles Boulevard West Chester, PA 19382	Leased	2015	130		36,205

Concordville Financial Center 940 Baltimore Pike Glen Mills, PA 19342	Leased	2030	462		40,615

Legal Proceedings

On January 12, 2012, Stilwell Value Partners VI, L.P., withdrew the lawsuit it had previously filed against Malvern Federal Bancorp, Malvern Federal Mutual Holding Company and each of their directors pursuant to a Praecipe to Discontinue filed in the Court of Common Pleas of Chester County, Pennsylvania. Stilwell Value Partners VI, L.P. v. Hughes, et al. We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business, such as suits to enforce our security interest in collateral pledged to secure loans made by Malvern Federal Savings Bank.

REGULATION

Set forth below is a brief description of the material regulatory requirements that are or will be applicable to Malvern Bancorp—New, Malvern Federal Bancorp, Malvern Federal Mutual Holding Company and Malvern Federal Savings Bank. This description is limited to certain material aspects of applicable laws and regulations and is qualified in its entirety by reference to applicable laws and regulations.

General

Malvern Federal Savings Bank, as a federally chartered savings association, is subject to federal regulation and oversight by the OCC extending to all aspects of its operations. Malvern Federal Savings Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation (“FDIC”), which insures its deposits to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federal law provides the federal banking regulators, including the OCC and FDIC, with substantial enforcement powers. Any change in such regulations, whether by the FDIC, OCC or Congress, could have a material adverse impact on Malvern Federal Mutual Holding Company, Malvern Federal Bancorp and Malvern Federal Savings Bank and our operations.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010, the powers of the Office of Thrift Supervision regarding Malvern Federal Savings Bank, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company transferred to other federal financial institution regulatory agencies on July 21, 2011. As of the transfer date, all of the regulatory functions related to Malvern Federal Savings Bank that were under the jurisdiction of the Office of Thrift Supervision (the “OTS”) transferred to the OCC. In addition, as of that same date, all of the regulatory functions related to Malvern Federal Bancorp and Malvern Federal Mutual Holding Company, as savings and loan holding companies, that were under the jurisdiction of the OTS, transferred to the Federal Reserve Board.

The Supervisory Agreements

In October 2010, Malvern Federal Bancorp, Malvern Federal Savings Bank and Malvern Federal Mutual Holding Company entered into Supervisory Agreements (the “Supervisory Agreement(s)”) with the OTS. The agreements provide, among other things, that within specified time frames:

•	we were required to submit an updated, comprehensive business plan to the OTS that, among other things, addressed Malvern Federal Savings Bank’s strategy to improve core earnings, maintain appropriate levels of liquidity and achieve profitability on a consistent basis. We must submit quarterly reports to the OCC (and, previously, the OTS) regarding Malvern Federal Savings Bank’s compliance with the plan;

•	Malvern Federal Savings Bank must ensure that its financial reports to the OCC (and, previously, the OTS) are accurately prepared and timely filed in accordance with applicable law, regulations and regulatory guidance;

•	we were required to submit a written internal asset review and classification program to the OTS that, among other things, ensures the accurate and timely identification and classification of Malvern Federal Savings Bank’s classified and criticized assets, and requires asset reviews for commercial real estate, construction and land development, multi-family and commercial loans by an independent third-party loan review consultant not less than every six months;

•	we were required to submit to the OTS a detailed, written plan with targeted levels of Malvern Federal Savings Bank’s problem assets (as defined), describing our strategies to reduce the levels of our problem assets to the targeted levels and the development of specific workout plans for problem assets in the amount of $500,000 or more and we must submit quarterly asset reports to the OCC (and, previously, the OTS) regarding, among other things, Malvern Federal Savings Bank’s compliance with such plans;

•	we were required to revise Malvern Federal Savings Bank’s policies, procedures and methodologies relating to the allowance for loan and lease losses (“ALLL”) to be in compliance with all applicable laws, regulations and regulatory guidance, and we must provide for a quarterly independent third-party review and validation of Malvern Federal Savings Bank’s ALLL;

•	we were required to submit to the OTS a written program of its policies and procedures for identifying, monitoring and controlling risks associated with concentrations of commercial real estate credit which, among other things, establishes comprehensive concentration limits, provides for specific review procedures and reporting requirements to identify, monitor and control risks associated with concentrations of credit and contain a written action plan, with specific time frames, for bringing Malvern Federal Savings Bank into compliance with its concentration of credit limits;

•	Malvern Federal Savings Bank may not make, invest in, or purchase any new commercial real estate loans and/or commercial and industrial loans without the prior written non-objection of the OCC (and, previously, the OTS), other than with respect to any refinancing, extension or modification of an existing commercial real estate or commercial and industrial loan where no new funds are advanced;

•	Malvern Federal Savings Bank was required to develop and implement an information technology policy;

•	Malvern Federal Bancorp and Malvern Federal Mutual Holding Company are prohibited from declaring or paying dividends or making any other capital distributions (as defined) without receiving the prior written approval of the FRB (and, previously, the OTS); and

•	Malvern Federal Bancorp and Malvern Federal Mutual Holding Company are required to ensure Malvern Federal Savings Bank’s compliance with its Supervisory Agreement.

Malvern Federal Savings Bank, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company have complied in all material respects with all applicable terms of the Supervisory Agreements.

As a result of the Supervisory Agreement with Malvern Federal Savings Bank, it is subject to certain additional restrictions pursuant to Federal banking regulations, including the following:

•	Malvern Federal Savings Bank must limit its asset growth in any quarter to an amount which does not exceed the net interest credited on deposit liabilities during the quarter, unless otherwise permitted by the OCC (and, previously, the OTS);

•	Malvern Federal Savings Bank is required to provide the OCC (and, previously, the OTS) with prior notice of any new director or senior executive officer;

•	Malvern Federal Savings Bank is restricted from making any “golden parachute payments,” as defined;

•	Malvern Federal Savings Bank may not enter into, renew, extend or revise any contractual arrangements related to compensation or benefits with any director or officer without receiving prior written non-objection from the OCC (and, previously, the OTS);

•	Malvern Federal Savings Bank may not declare or pay any dividends or make other capital distributions without the prior written approval of the OCC (and, previously, the OTS);

•	Malvern Federal Savings Bank’s ability to engage in transactions with affiliates, as defined, is restricted; and

•	Malvern Federal Savings Bank may not engage in the use of brokered deposits without the prior written non-objection of the OCC (and, previously, the OTS).

Dodd-Frank Act

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The financial reform and consumer protection act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changed the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision to the OCC, effective July 21, 2011. Savings and loan holding companies are now regulated by the Federal Reserve Board. The new law also establishes an independent federal consumer protection bureau within the Federal Reserve Board. The following discussion summarizes significant aspects of the new law that may affect Malvern Federal Savings Bank, Malvern Federal Mutual Holding Company and Malvern Federal Bancorp. Many of these regulations implementing these changes have not been promulgated, so we cannot determine the full impact on our business and operations at this time.

The following aspects of the financial reform and consumer protection act are related to the operations of Malvern Federal Savings Bank:

•	The Office of Thrift Supervision has been merged into the OCC and the authority of the other remaining bank regulatory agencies restructured. The federal thrift charter is preserved under the jurisdiction of the OCC.

•	A new independent consumer financial protection bureau was established within the Federal Reserve Board, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like Malvern Federal Savings Bank, are subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws.

•	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities was eliminated subject to various grandfathering and transition rules.

•	The current prohibition on payment of interest on demand deposits was repealed, effective July 21, 2011.

•	State consumer financial law is preempted only if it would have a discriminatory effect on a federal savings association, prevents or significantly interferes with the exercise by a federal savings association of its powers or is preempted by any other federal law. The OCC must make a preemption determination on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

•	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts extended through December 31, 2012.

•	Deposit insurance assessment base calculation equals the depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

•	The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or assessment base; however, the FDIC is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

The following aspects of the financial reform and consumer protection act are related to the operations of Malvern Federal Bancorp and Malvern Federal Mutual Holding Company:

•	Authority over savings and loan holding companies transferred to the Federal Reserve Board on July 21, 2011.

•	The Home Owners’ Loan Act was amended to provide that leverage capital requirements and risk based capital requirements applicable to depository institutions and bank holding companies will be extended to thrift holding companies.

•	The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

•	Public companies are required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years (however, smaller reporting companies have temporarily been exempted from this requirement until January 21, 2013).

•	A separate, non-binding shareholder vote is required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

•	Securities exchanges are required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

•	Stock exchanges, which includes the Nasdaq, will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

•	Item 402 of Regulation S-K will be amended to require companies to disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees.

•	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Regulation of Malvern Federal Bancorp, Inc. and Malvern Federal Mutual Holding Company

Holding Company Acquisitions. Malvern Federal Bancorp and Malvern Federal Mutual Holding Company are savings and loan holding companies under the Home Owners’ Loan Act, as amended, and are subject to examination and supervision by the Federal Reserve Board. Federal law generally prohibits a savings and loan holding company, without prior FRB approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5.0% of the voting shares of the savings institution or savings and loan holding company. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25.0% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the FRB.

The FRB may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Holding Company Activities. Malvern Federal Bancorp operates as a unitary savings and loan holding company and is permitted to engage only in the activities permitted for financial institution holding companies or for multiple savings and loan holding companies. Multiple savings and loan holding companies are permitted to engage in the following activities: (i) activities permitted for a bank holding company under section 4(c) of the Bank Holding Company Act (unless the Federal Reserve Board prohibits or limits such 4(c) activities); (ii) furnishing or performing management services for a subsidiary savings association; (iii) conducting any insurance agency or escrow business; (iv) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association; (v) holding or managing properties used or occupied by a subsidiary savings association; (vi) acting as trustee under deeds of trust; or (vii) activities authorized by regulation as of March 5, 1987, to be engaged in by multiple savings and loan holding companies. Under the recently enacted legislation, savings and loan holding companies became subject to statutory capital requirements. While there are no specific restrictions on the payment of dividends or other capital distributions for savings and loan holding companies, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. Malvern Federal Savings Bank is required to notify the Federal Reserve Board 30 days before declaring any dividend. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Federal Reserve Board and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

All savings associations subsidiaries of savings and loan holding companies are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. If the subsidiary savings institution fails to meet the QTL, as discussed below, then the savings and loan holding company must register with the Federal Reserve Board as a bank holding company, unless the savings institution requalifies as a QTL within one year thereafter.

Federal Securities Laws. Malvern Federal Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Malvern Federal Bancorp is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Pursuant to the OTS regulations and our plan of stock issuance, we have agreed to maintain such registration for a minimum of three years following completion of the reorganization.

The Sarbanes-Oxley Act. As a public company, Malvern Federal Bancorp is subject to the Sarbanes-Oxley Act of 2002 which addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our principal executive officer and principal financial officer are required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Regulation of Malvern Federal Savings Bank

General. Malvern Federal Savings Bank is subject to the regulation of the OCC, as its primary federal regulator and the FDIC, as the insurer of its deposit accounts, and, to a limited extent, the Federal Reserve Board. As the primary federal regulator of Malvern Federal Savings Bank, the OCC has extensive authority over the operations of federally chartered savings institutions. As part of this authority, Malvern Federal Savings Bank is required to file periodic reports with the OCC and is subject to periodic examinations by the OCC and the FDIC. The investment and lending authorities of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Deposit Insurance Fund, administered by the FDIC.

The OCC’s enforcement authority over all savings institutions includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OCC. As previously indicated, the OTS previously entered into a Supervisory Agreement with each of Malvern Federal Savings Bank, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company. The OCC is now the successor in interest to the OTS with respect to the application of the provisions of the Supervisory Agreement to the Bank. See, “—The Supervisory Agreements.”

Insurance of Accounts. The deposits of Malvern Federal Savings Bank are insured to the maximum extent permitted by the Deposit Insurance Fund and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OCC an opportunity to take such action.

The recently enacted financial institution reform legislation permanently increased deposit insurance on most accounts to $250,000. In addition, pursuant to Section 13(c)(4)(G) of the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation has implemented two temporary programs to provide deposit insurance for the full amount of most non-interest bearing transaction deposit accounts and to guarantee certain unsecured debt of financial institutions and their holding companies. Under the unsecured debt program, the FDIC’s guarantee expires on the earlier of the maturity date of the debt or December 31, 2012. The unlimited deposit insurance for non-interest-bearing transaction accounts was extended by the recently enacted legislation through the end of 2012 for all insured institutions without a separate insurance assessment (but the cost of the additional insurance coverage will be considered under the risk-based assessment system). Financial institutions could have opted out of either or both of these programs. We did opt out of the temporary liquidity guarantee program.

The Federal Deposit Insurance Corporation’s risk-based premium system provides for quarterly assessments. Each insured institution is placed in one of four risk categories depending on supervisory and capital considerations. Within its risk category, an institution is assigned to an initial base assessment rate which is then adjusted to determine its final assessment rate based on its brokered deposits, secured liabilities and unsecured debt. The Federal Deposit Insurance Corporation recently amended its deposit insurance regulations (1) to change the assessment base for insurance from domestic deposits to average assets minus average tangible equity, (2) to lower overall assessment rates and (3) eliminate the secured liabilities adjustment. The revised assessments rates are between 2.5 to 9 basis points for banks in the lowest risk category and between 30 to 45 basis points for banks in the highest risk category. The amendments became effective for the quarter beginning April 1, 2011 with the new assessment methodology being reflected in the premium invoices due September 30, 2011.

In 2009, the Federal Deposit Insurance Corporation collected a five basis point special assessment on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. The amount of our special assessment, which was paid on September 30, 2009, was an additional expense of $320,000.

In 2009, the Federal Deposit Insurance Corporation also required insured deposit institutions on December 30, 2009 to prepay 13 quarters of estimated insurance assessments. Our prepayment totaled approximately $3.2 million. Unlike a special assessment, this prepayment did not immediately affect bank earnings. Banks will book the prepaid assessment as a non-earning asset and record the actual risk-based premium payments at the end of each quarter.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Deposit Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is not aware of any existing circumstances which could result in termination of the Bank’s deposit insurance.

Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The OCC has established capital standards consisting of a “tangible capital requirement,” a “leverage capital requirement” and “a risk-based capital requirement.” The OCC also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Current OCC capital standards require savings institutions to satisfy the following capital requirements:

•	tangible capital requirement—“tangible” capital equal to at least 1.5% of adjusted total assets;

•	leverage capital requirement—“core” capital equal to at least 3.0% of adjusted total assets for the most highly rated institutions;

•	an additional “cushion” of at least 100 basis points of core capital for all but the most highly rated savings associations effectively increasing their minimum Tier 1 leverage ratio to 4.0% or more; and

•	risk-based capital requirement—“total” capital (a combination of core and “supplementary” capital) equal to at least 8.0% of “risk-weighted” assets.

Core capital generally consists of common stockholders’ equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Malvern Federal Savings Bank had no intangible assets at March 31, 2012. Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect Malvern Federal Savings Bank’s regulatory capital.

In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 50%) and repossessed assets.

Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

At March 31, 2012, Malvern Federal Savings Bank exceeded all of its regulatory capital requirements, with tangible, core and total risk-based capital ratios of 8.27%, 8.27% and 13.71%, respectively.

Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OCC or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OCC’s capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

Prompt Corrective Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At March 31, 2012, Malvern Federal Savings Bank was not subject to the above mentioned restrictions.

The table below sets forth Malvern Federal Savings Bank’s capital position relative to its regulatory capital requirements at March 31, 2012.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Excess Over Well-Capitalized Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total risk-based capital (to risk-weighted assets)	$58,842	13.71%	$34,347	8.00%	$42,934	10.00%	$15,908	3.71%
Tier 1 risk-based capital (to risk-weighted assets)	$53,442	12.45	$17,174	4.00	$25,761	6.00	$27,682	6.45
Tier 1 leverage capital (to adjusted tangible assets)	$53,442	8.27	$25,838	4.00	$32,297	5.00	$21,145	3.27

Capital Distributions. OCC regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for OCC approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OCC-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions must still file a notice with and receive the non-objection of the OCC at least 30 days before the board of directors declares a dividend or approves a capital distribution if either (1) the institution would not be well-capitalized following the distribution; (2) the proposed distribution would reduce the amount or retire any part of our common or preferred stock or retire any part of a debt instrument included in our regulatory capital; or (3) the savings institution is a subsidiary of a saving and loan holding company and the proposed capital distribution is not a cash dividend. If a savings institution, such as Malvern Federal Savings Bank, that is the subsidiary of a stock saving and loan holding company, has filed a notice with the Federal Reserve Board for a cash dividend and it is not required to file an application or notice with the OCC for any of the reasons described above, then the savings institution is only required to provide an informational copy to the OCC of the notice filed with the Federal Reserve Board, at the same time that it is filed with the Federal Reserve Board.

The Supervisory Agreement prohibits Malvern Federal Savings Bank from making any capital distributions without the prior written approval of the OCC.

An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the OCC. In addition, the OCC may prohibit a proposed capital distribution, which would otherwise be permitted by OCC regulations, if the OCC determines that such distribution would constitute an unsafe or unsound practice.

Under federal rules, an insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it is already undercapitalized. In addition, federal regulators have the authority to restrict or prohibit the payment of dividends for safety and soundness reasons. The FDIC also prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. Malvern Federal Savings Bank is currently not in default in any assessment payment to the FDIC.

Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the QTL test of the OCC.

Currently, the OCC’s QTL test requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. To be a qualified thrift lender under the IRS test, the savings institution must meet a “business operations test” and a “60 percent assets test,” each defined in the Internal Revenue Code.

If the savings institution fails to maintain its QTL status, the holding company’s activities are restricted. In addition, it must discontinue any non-permissible business within three years. Nonetheless, any company that controls a savings institution that is not a qualified thrift lender must register as a bank holding company within one year of the savings institution’s failure to meet the QTL test.

Statutory penalty provisions prohibit an institution that fails to remain a QTL from the following:

•	Making any new investments or engaging in any new activity not allowed for both a national bank and a savings association;

•	Establishing any new branch office unless allowable for a national bank; and

•	Paying dividends unless allowable for a national bank.

Three years from the date a savings association should have become or ceases to be a QTL, by failing to meet either QTL test, the institution must comply with the following restriction:

•	Dispose of any investment or not engage in any activity unless the investment or activity is allowed for both a national bank and a savings association.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, a savings institution not in compliance with the QTL test is also prohibited from paying dividends and is also subject to an enforcement action for violation of the Home Owners’ Loan Act, as amended.

At September 30, 2011, Malvern Federal Savings Bank met the requirements to be deemed a QTL.

Limitations on Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act. An affiliate of a savings association includes any company or entity which controls the savings institution or that is controlled by with a company that controls the savings association. In a holding company context, the holding company of a savings association (such as Malvern Federal Bancorp) and any companies which are controlled by such holding company are affiliates of the savings association. Generally, Section 23A limits the extent to which the savings association or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such association’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Certain “covered” transactions must be collateralized according to a schedule established in Section 23A. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings association as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings association to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the Home Owners’ Loan Act prohibits a savings association from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

In addition, Sections 22(g) and (h) of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act, place restrictions on loans to executive officers, directors and principal shareholders of the savings association and its affiliates. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% shareholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings association’s loans to one borrower limit (generally equal to 15% of the association’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the association and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings association. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. Malvern Federal Savings Bank currently is subject to Sections 22(g) and (h) of the Federal Reserve Act and at September 30, 2011, was in compliance with the above restrictions.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. Malvern Federal Savings Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Anti-Money Laundering. On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the USA PATRIOT Act). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Malvern Federal Savings Bank has established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Federal Home Loan Bank System. Malvern Federal Savings Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. At September 30, 2011, Malvern Federal Savings Bank had $49.1 million of FHLB advances and nothing outstanding on its line of credit with the FHLB.

As a member, Malvern Federal Savings Bank is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1.0% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At September 30, 2011, Malvern Federal Savings Bank had $5.3 million in FHLB stock, which was in compliance with this requirement.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. The FHLB has announced that it has a risk-based capital deficiency under the regulations of the Federal Housing Finance

Agency (“FHFA”), its primary regulator, and that it would suspend future dividends and the repurchase and redemption of outstanding capital stock. The FHLB has communicated that it believes the calculation of risk-based capital under the current rules of the FHFA significantly overstates the market risk of the FHLB’s private-label mortgage-backed securities in the current market environment and that it has enough capital to cover the risks reflected in the FHLB’s balance sheet. As a result, an “other than temporary impairment” has not been recorded for the Bank’s investment in FHLB stock. However, continued deterioration in the FHLB’s financial position may result in impairment in the value of those securities. Management will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of the Bank’s investment.

Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution’s earning assets. At September 30, 2011, Malvern Federal Savings Bank had met its reserve requirement.

TAXATION

Federal Taxation

General. Malvern Federal Bancorp and Malvern Federal Savings Bank are subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. Malvern Federal Bancorp files a consolidated federal income tax return with Malvern Federal Savings. Malvern Federal Bancorp federal and state income tax returns for taxable years through September 30, 2008 have been closed for purposes of examination by the Internal Revenue Service or the Pennsylvania Department of Revenue.

Method of Accounting. For federal income tax purposes, we report income and expenses on the accrual method of accounting and file our federal income tax return on a fiscal year basis.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, Malvern Federal Savings Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Malvern Federal Savings Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Malvern Federal Savings Bank make certain non-dividend distributions or cease to maintain a bank charter.

At March 31, 2012, the total federal pre-1988 reserve was approximately $1.6 million. The reserve reflects the cumulative effects of federal tax deductions by Malvern Federal Savings for which no federal income tax provisions have been made.

Alternative Minimum Tax. The Internal Revenue Code imposes a tentative minimum tax at a rate of 20% of the corporation’s alternative minimum taxable income. A corporation’s alternative minimum taxable income consists of a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such tentative minimum tax is in excess of the regular income tax. Net operating losses, of which Malvern Federal Bancorp has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Malvern Federal Bancorp has not been subject to the alternative minimum tax and does not have any such amounts available as credits for carryover.

Corporate Dividends-Received Deduction. Malvern Federal Bancorp may exclude from its income 100% of dividends received from Malvern Federal Savings Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State and Local Taxation

Pennsylvania Taxation. Malvern Federal Bancorp is subject to the Pennsylvania Corporate Net Income Tax, Capital Stock and Franchise Tax. The Corporate Net Income Tax rate for 2012 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

Malvern Federal Savings Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Malvern Federal Savings Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with GAAP with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to GAAP, allows for the deduction of interest earned on state, federal and local obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of Malvern Federal Savings Bank. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

MANAGEMENT

Management of Malvern Bancorp—New and Malvern Federal Savings Bank

Board of Directors. The board of directors of Malvern Bancorp—New will be divided into three classes, each of which will contain approximately one-third of the board. The directors will be elected by our shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Anderson and Hughes, will have a term of office expiring at the first annual meeting of shareholders after the conversion and reorganization, a second class, consisting of Ms. Camp and Messrs. Steinmetz and Scartozzi, will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Palmer and Yerkes and Ms. Woodman will have a term of office expiring at the third annual meeting of shareholders.

The following table sets forth certain information regarding the persons who serve as directors of Malvern Bancorp—New, all of whom currently serve as directors of Malvern Federal Bancorp and Malvern Federal Savings Bank. Ages are reflected as of March 31, 2012. With the exception of Ms. Woodman and Mr. Scartozzi, the indicated period of service as a director includes serve as a director of Malvern Federal Savings Bank prior to the organization of Malvern Federal Bancorp in 2008.

Name	Age	Position with Malvern Federal Bancorp and Principal Occupation During the Past Five Years	Year Term Expires	Director Since
Ronald Anderson	55	President and Chief Executive Officer of Malvern Federal Bancorp since its organization in 2008 and President and Chief Executive Officer of Malvern Federal Savings Bank since September 2002. Previously, Executive Vice President and Chief Executive Officer of Malvern Federal Savings Bank from September 2001 to September 2002.	2013	2006

Kristin S. Camp	42	Director. Partner at the law firm Buckley, Brion, McGuire & Morris LLP, West Chester, Pennsylvania since 1996.	2014	2007

F. Claire Hughes, Jr.	68	Chairman of the Board. Retired since January 2007. Previously Vice President, General Manager and Treasurer of Matthews Ford and President of Matthews Leasing Company, Paoli, Pennsylvania.	2013	2001

Joseph E. Palmer, Jr.	71	Director. Co-owner and manager of Palmer Group Properties, a real estate investment and management company located in Paoli, Pennsylvania since 1994.	2015	1986

Stephen P. Scartozzi	61	Director. President of The Hardware Center, Inc., Paoli, Pennsylvania since January 2007 and, previously, Vice President of The Hardware Center, Inc.	2014	2010

George E. Steinmetz	51	Director. Owner, Matthews Paoli Ford, an automobile dealership, Paoli, Pennsylvania since 2002.	2014	2007

Therese Woodman	59	Director. Township Manager of East Whiteland Township since February 2001.	2015	2009

John B. Yerkes, Jr.	73	Vice Chairman of the Board. Principal and Chief Executive Officer of Yerkes Associates, Inc., consulting civil engineers, West Chester, Pennsylvania, since 1961.	2015	1975

Executive Officers Who are Not Also Directors. The following individuals will be the executive officers of Malvern Bancorp—New. Ages are as of March 31, 2012.

Dennis Boyle, who is 60 years old, currently is Senior Vice President and Chief Financial Officer of Malvern Federal Bancorp and Senior Vice President, Treasurer and Chief Financial Officer of Malvern Federal Savings Bank. Previously, Mr. Boyle served as Vice President and Treasurer of Malvern Federal Savings Bank and in various other capacities since joining the Bank in 1974.

Richard J. Fuchs, who is 62 years old, joined Malvern Federal Savings Bank as Senior Vice President— Operations on September 1, 2009. Previously, Mr. Fuchs served as the Executive Vice President—Retail Banking and Chief Deposit Office of Fox Chase Bank, Hatboro, Pennsylvania, from April 2006 until September 2009, and prior thereto, he was Senior Vice President—Community Banking Division at The Bryn Mawr Trust Company, Bryn Mawr, Pennsylvania, and he also served as President and Chief Executive Officer of its subsidiary, the Bryn Mawr Brokerage Company from 2000 to 2005.

William E. Hughes, Jr., who is 54 years old, has served as Senior Vice President and Chief Lending Officer of Malvern Federal Savings Bank since 1997 and in various other capacities since joining the Bank in 1977.

Charles H. Neiner, who is 66 years old, has served as Chief Credit Officer of Malvern Federal Savings Bank since July 2011. Previously, Mr. Neiner served as Loan Servicing Manager since joining Malvern Federal Savings Bank in 2002. Mr. Neiner, who is a certified public accountant, has more than 35 years experience in the financial services industry, both as an independent consultant and as an employee with several banks and mortgage banking institutions.

In accordance with the bylaws of Malvern Bancorp—New, our executive officers will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

Committees of the Board of Directors of Malvern Bancorp-New. In connection with the completion of the conversion and reorganization, Malvern Bancorp—New will establish a nominating and corporate governance committee, a compensation committee and an audit committee, similar to those of Malvern Federal Bancorp. All of the members of the audit committee, the nominating and corporate governance committee and the compensation committee will be independent directors as defined in the listing standards of the Nasdaq Stock Market. Such committees will operate in accordance with written charters which we expect to have available on our website at www.malvern federal.com.

A majority of our directors are independent directors as defined in the rules of the Nasdaq Stock Market. The board of directors has determined that all of our directors except for Mr. Anderson are independent directors.

Directors’ Compensation

We do not pay separate compensation to directors for their service on the board of directors of Malvern Federal Bancorp. Fees are paid to directors by Malvern Federal Savings Bank only. Our directors, except for our President and Chief Executive Officer and Chairman of the Board, currently receive a fee of $400 for attending regularly scheduled monthly board meetings of the Bank for a maximum of $800 per month. Directors, with the exception of our President and Chief Executive Officer, also receive fees for attending property/loan committee meetings and reviewing loans. The Chairman of the Board of Malvern Federal Savings Bank currently receives an annual retainer of $60,000 and the Vice Chairman receives $30,000. The remaining directors, other than Mr. Anderson, receive annual retainers of $25,000.

The table below summarizes the total compensation paid by Malvern Federal Savings Bank to our non-employee directors for the fiscal year ended September 30, 2011.

Name	Fees Earned or Paid in Cash	All Other Compensation (1)	Total
F. Claire Hughes, Jr.	$61,560	$2,501	$64,061
Kristin S. Camp	34,720	—	34,720
Joseph E. Palmer, Jr.	34,600	3,360	37,960
Stephen P. Scartozzi	35,360	—	35,360
Edward P. Shanaughy (2)	6,367	12,662	19,029
George E. Steinmetz	36,380	—	36,380
Therese Woodman	36,000	—	36,000
John B. Yerkes, Jr.	38,980	3,848	42,828

(1)	Consists of accruals and payments under the Directors’ Retirement Plan.

(2)	Mr. Shanaughy retired from the Board on November 10, 2010.

Malvern Federal Savings Bank has entered into Director Retirement Plan (“DRP”) Agreements with directors Hughes, Palmer and Yerkes and former director Shanaughy. The DRP Agreements provide the subject directors with retirement benefits for a five-year period at normal retirement age, defined as 80 years. The normal annual retirement benefit amounts are $17,400, $15,500, and $14,300 in the case of Messrs. Hughes, Palmer and Yerkes, respectively, and $10,500 in the case of Mr. Shanaughy. Mr. Shanaughy retired and received his first annual retirement benefit payment during fiscal 2011. The DRP Agreements also provide for reduced benefits upon early retirement and for benefits upon the director’s death or disability or separation of service following a change-in-control, as defined, of Malvern Federal Savings Bank. The DRP Agreements provide that in the event any of the payments to be made thereunder are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by Malvern Federal Savings Bank for federal income tax purposes. The DRP Agreements also include non-compete provisions.

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation paid by Malvern Federal Savings Bank for services rendered in all capacities during the fiscal years ended September 30, 2011 and 2010 to our principal executive officer, the other two most highly compensated executive officers who were employees as of the end of fiscal 2011 and another individual for whom information would have been required to be included in the table but for the fact that he was not an employee as of September 30, 2011 (the “named executive officers”). Malvern Federal Bancorp, the holding company of Malvern Federal Savings Bank, has not paid separate cash compensation to our executive officers.

Name and Principal Position	Fiscal Year		Salary	Bonus	All Other Compensation (1)	Total
Ronald Anderson	2011		$208,731	$—	$43,772	$252,503
President and Chief Executive Officer	2010		201,000	—	50,057	251,057

Dennis Boyle	2011		171,777	—	48,520	220,297
Senior Vice President and Chief Financial Officer	2010		163,000	—	50,534	213,534

Gerard M. McTear, Jr.	2011	(2)	89,862	—	146,175	236,037
Executive Vice President and Chief Administrative Officer	2010		132,000	—	22,508	154,508

William E. Hughes, Jr.	2011		134,892	—	20,907	155,799
Senior Vice President and Chief Lending Officer	2010		128,000	—	27,066	155,066

(1)	Includes amounts accrued under the Supplemental Executive Retirement Agreements, life insurance premiums, employer matching contributions and supplemental contributions under the Bank’s 401(k) plan, amounts allocated pursuant to the Malvern Federal Bancorp’s employee stock ownership plan and, in the case of Mr. Anderson, an automobile allowance. Also includes, in the case of Mr. McTear, a severance payment of $132,000 paid after the receipt of all requisite regulatory approvals/non-objections.

(2)	Mr. McTear’s employment terminated as of April 22, 2011.

Malvern Federal Bancorp has not implemented any equity awards or stock option plans to date. Malvern Federal Bancorp does not maintain any non-equity incentive plans.

Employment Agreement

On August 11, 2008, Malvern Federal Bancorp and Malvern Federal Savings Bank entered into an Employment Agreement with Mr. Anderson. The agreement has a three-year term. On the annual anniversary date of the agreement in August 2009, the Agreement was extended for an additional year and is scheduled to expire on August 11, 2012 unless it is further extended (any such further extension would require the approval or non-objection of the FDIC, the OCC and the FRB). The employment agreements previously entered into with Messrs. Boyle and Hughes expired by their terms in August 2011.

The agreement with Mr. Anderson is terminable by Malvern Federal Bancorp and/or Malvern Federal Savings Bank with or without cause. In the event employment was terminated for cause, as defined, Mr. Anderson would not be entitled to any additional compensation or benefits under the terms of the agreements. If the Agreement was terminated by Malvern Federal Bancorp and/or Malvern Federal Savings Bank without cause or if Mr. Anderson terminates the agreement because Malvern Federal Bancorp and/or Malvern Federal Savings Bank have materially breached the agreement or he otherwise has “good reason,” as defined, to terminate, then he will be entitled to a cash severance payment equal to two times his then current base salary plus continued participation in all group insurance, life insurance, health and accident insurance and disability insurance for 24 months, unless Mr. Anderson receives substantially similar benefits with another employer prior thereto. In the event of termination in connection with a “change in control,” as defined, Mr. Anderson will be entitled to a severance payment in an amount equal to three times his then current base salary plus his cash bonus received in the immediately preceding year, plus continuation of health insurance and certain other benefits for up to 36 months. As a result of the supervisory factors which led to the execution of the supervisory agreements by Malvern Federal Bancorp and Malvern Federal Savings Bank in October 2010, the payment of any severance benefits to Mr. Anderson currently requires the approval or non-objection of the FDIC and the OCC or FRB.

Supplemental Executive Retirement Agreements

In September and October 2004, Malvern Federal Savings Bank entered into Supplemental Executive Retirement Agreements (“SERPs”) with Messrs. Boyle, Anderson and Hughes, respectively. Malvern Federal Savings Bank also has entered into SERPs with another executive officer and three non-executive officers. Under the terms of the SERPs, the officer will be entitled to an annual retirement benefit payable over 15 years. The annual benefit at normal retirement age, defined as 65 years, is $61,000, $50,000 and $45,000 in the case of Messrs. Anderson, Boyle and Hughes, respectively. Such normal retirement benefits under the SERPs can be increased by 3.5% for each year that the executive’s separation of service from Malvern Federal Savings Bank is delayed beyond age 65, up to age 70. The SERPs also provide for reduced benefits upon early retirement and for benefits upon the executive’s death or disability or upon the executive’s separation of service following a change-in-control, as defined, of Malvern Federal Savings Bank. The SERPs also provide that in the event any of the payments to be made thereunder are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by Malvern Federal Savings Bank for federal income tax purposes. In order not to forfeit the payment of benefits under the SERPs, the officers must honor the non-compete provisions of such agreements.

Employees’ Savings & Profit Sharing Plan

Malvern Federal Savings Bank maintains an Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), for its employees including executive officers. Eligible employees may defer up to 6% of their salaries, with a matching contribution made by Malvern Federal Savings Bank up to a specified limit determined annually by the Board of Directors. Malvern Federal Savings Bank also may make additional discretionary contributions. We made 401(k) Plan matching contributions of $54,000 and $116,000, respectively, in fiscal 2011 and 2010.

Employee Stock Ownership Plan

In 2008, Malvern Federal Bancorp established an employee stock ownership plan (the “ESOP”) for all eligible employees. As part of Malvern Federal Savings Bank’s mutual holding company reorganization, the ESOP purchased 241,178 shares of common stock of Malvern Federal Bancorp utilizing a $2.6 million loan from Malvern Federal Bancorp. The loan to the ESOP is being repaid over its term of 18 years and shares are released for allocation to employees’ accounts as debt service payments are made. Shares released from the suspense account are allocated to each eligible participant’s plan account pro rata based on compensation. Forfeitures may be used for the payment of expenses or be reallocated among the remaining participants. Participants become 100% vested after three years of service. Participants also become fully vested in their account balances upon a change in control (as defined), death, disability or retirement. Our ESOP will not be purchasing any additional shares of Malvern Bancorp—New common stock in the offering. Benefits are payable upon retirement or separation from service. The current ESOP trustees are Messrs. Anderson, Steinmetz and Boyle.

Endorsement Split Dollar Insurance Agreements

Malvern Federal Savings Bank has purchased insurance policies on the lives of its executive officers, and has entered into Split Dollar Insurance Agreements with each of those officers. The policies are owned by Malvern Federal Savings Bank which pays each premium due on the policies. Under the agreements with the named executive officers, upon an officer’s death while he remains employed by Malvern Federal Savings

Bank the executive’s beneficiary shall receive proceeds in the amount of three times the executive’s base salary at the time of death. In the case of the officer’s death after termination of employment with Malvern Federal Savings Bank, provided he reached age 65 before such termination, the officer’s beneficiary shall receive proceeds in the amount of two times the executive’s base salary. Malvern Federal Savings Bank is entitled to receive the amount of the death benefits less those paid to the officer’s beneficiary, which is expected to reimburse Malvern Federal Savings Bank in full for its life insurance investment.

The Split Dollar Insurance Agreements may be terminated at any time by Malvern Federal Savings Bank or the officer, by written notice to the other. The Split Dollar Insurance Agreements will also terminate upon cancellation of the insurance policy by Malvern Federal Savings Bank, cessation of Malvern Federal Savings Bank’s business or upon bankruptcy, receivership or dissolution or by Malvern Federal Savings Bank upon the officer’s termination of service to Malvern Federal Savings Bank. Upon termination, the officer forfeits any right in the death benefit and Malvern Federal Savings Bank may retain or terminate the insurance policy in its sole discretion.

Stock-Based Compensation Plans

Typically, in conjunction with mutual-to-stock conversions, the converting institution may determine to utilize various stock benefit plans as a method to provide stock-based compensation to the converting institution’s directors, officers and other employees. Such plans typically include an employee stock ownership plan, which are provided under Federal banking regulations with priority subscription rights to purchase shares in the conversion offering, as well as a stock option plan and management recognition plan, neither of which can be established during the first six months following the conversion but, if implemented during the first year following conversion, must be described in the converting institution’s offering and proxy materials and are subject to other requirements of regulations of the Federal Reserve Board. In order to maximize the net proceeds from the offering and to avoid the additional compensation expense that would result from such employee benefit plans, we have decided that we will not utilize any stock benefit plans in conjunction with our conversion and offering. Accordingly, while our plan of conversion and reorganization, consistent with regulations of the Federal Reserve Board, grants second priority subscription rights to our existing employee stock ownership plan, our employee stock ownership plan will not be purchasing any shares of Malvern Bancorp—New common stock in the offering. In addition, we will not implement any stock option plan or management recognition plan during the first year following our conversion. While we have no current intention to implement stock benefit plans after the one-year anniversary date of our conversion, we could do so, but any such determination would be evaluated by our Board of Directors at that time based upon, among other factors, our financial condition and results of operations and regulatory considerations.

Related Party Transactions

Loans and Extensions of Credit. Malvern Federal Savings Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons except Malvern Federal Savings Bank waives the origination fees on real estate loans made to all employees. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features to Malvern Federal Savings Bank. We currently have no related party transactions with any director that would affect our judgment as to his/her ability to act as an independent director.

The table below list all outstanding loans made by Malvern Federal Savings Bank to related persons, where the amount involved exceeds $120,000 and loan origination fees were waived. The loan listed below is a loan to one of our executive officers secured by real estate where, consistent with our policy for all employees, the typical 3.0% loan origination fee was waived.

					Amounts Paid During Fiscal 2011
Name	Loan Origination Date	Amount of Fees Waived at Time of Origination	Largest Principal Amount Outstanding during Year Ended September 30, 2011	Amount Outstanding at September 30, 2011	Principal	Interest	Interest Rate
William E. Hughes, Jr.	2006	$7,700	$226,079	$216,240	$9,840	$12,419	5.610%

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as Malvern Federal Savings Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth as of August 9, 2012, certain information as to the common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of Malvern Federal Bancorp, (iii) certain executive officers of Malvern Federal Bancorp named in the Summary Compensation Table (the “named executive officers”); and (iv) all directors and executive officers of Malvern Federal Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of August 9, 2012 (1)		Percent of Common Stock
Malvern Federal Mutual Holding Company 42 E. Lancaster Avenue Paoli, Pennsylvania 19301	3,383,875		55.5%

Joseph Stilwell (2) 26 Broadway, 23rd Floor New York, New York 10004	600,600	(2)	9.8

Directors:
Ronald Anderson	11,415	(3)(4)	*
Kristin S. Camp	1,100		*
F. Claire Hughes, Jr.	5,000		*
Joseph E. Palmer, Jr.	4,000		*
Stephan P. Scartozzi	1,622	(5)	*
George E. Steinmetz	10,000	(4)	*
Therese Woodman	1,717		*
John B. Yerkes, Jr.	5,000		*

Other Named Executive Officers:
Dennis Boyle	14,808	(4)(6)	*
William E. Hughes, Jr.	8,544	(7)	*

All Directors and Executive Officers as a Group (12 persons)	72,815	(8)	1.2

(footnotes on following page)

*	Represents less than 1% of our outstanding common stock.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	Based on information contained in the Schedule 13D, as amended, filed by Joseph Stilwell and certain affiliated entities. Joseph Stilwell beneficially owns 600,600 shares of Malvern Federal Bancorp common stock, including shares which Joseph Stilwell has shared voting and dispositive over and which are held in the names of Stilwell Value Partners VI, Stilwell Partners, Stilwell Associates and Stilwell Offshore, in Joseph Stilwell’s capacities as the general partner of Stilwell Partners and the managing and sole member of Stilwell Value LLC, which is the general partner of Stilwell Value Partners VI and Stilwell Associates, and of Stilwell Management, which is the general partner of Stilwell Offshore.

(3)	Includes 9,000 shares held in the Malvern Federal Saving Bank 401(k) Plan, and 2,415 shares allocated to Mr. Anderson’s account in the ESOP.

(4)	Does not include 194,812 unallocated shares held in the ESOP which are voted by the ESOP trustees.

(5)	The indicated shares are held jointly by Mr. Scartozzi and his spouse.

(6)	Includes 12,500 shares held in the 401(k) Plan, 300 shares held by Mr. Boyle’s children and 2,008 shares allocated to Mr. Boyle’s account in the ESOP.

(7)	Includes 7,000 shares held in the 401(k) Plan and 1,544 shares allocated to Mr. Hughes’ account in the ESOP.

(8)	Includes an aggregate 7,604 shares allocated to the ESOP accounts and an aggregate 30,872 shares allocated to the 401(k) Plan accounts of executive officers.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and for all of our directors and executive officers as a group, (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of shares of common stock of Malvern Federal Bancorp as of the date of this prospectus, (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Malvern Bancorp—New common stock to be held upon consummation of the conversion, in each case assuming that 2,750,000 shares of our stock are sold, which is the midpoint of the offering range. The shares being acquired by these directors and executive officers are being acquired for investment and not for re-sale.

			Proposed Purchase of Malvern Bancorp— New Stock		Total Shares of Malvern Bancorp—New Common Stock to Be Held
Name	Number of Malvern Bancorp—New Shares to Be Received in Exchange For Shares of Malvern Federal Bancorp		Amount	Number of Shares	Number of Shares	Percentage of Shares Outstanding (1)
Directors:
Ronald Anderson	9,276	(2)	$40,000	4,000	13,276	*
Kristin S. Camp	893		10,000	1,000	1,893	*
F. Claire Hughes, Jr.	4,063		—	—	4,063	*
Joseph E. Palmer, Jr.	3,250		5,000	500	3,750	*
Stephan P. Scartozzi	1,318		10,000	1,000	2,318	*
George E. Steinmetz	8,127		20,000	2,000	10,127	*
Therese Woodman	1,395		20,000	2,000	3,395	*
John B. Yerkes, Jr.	4,063		1,000	100	4,163	*

Other Executive Officers:
Dennis Boyle	12,034	(2)	50,000	5,000	17,034	*
Richard J. Fuchs	5,539	(2)	10,000	1,000	6,539	*
William E. Hughes, Jr.	6,943	(2)	70,000	7,000	13,943	*
Charles H. Neiner	2,269	(2)	10,000	1,000	3,269	*

All Directors and Executive Officers as a Group (12 persons)	59,170		$246,000	24,600	83,770	1.7%

*	Less than 1%

(1)	Based upon 4,959,366 shares outstanding.

(2)	Includes shares held in 401(k) Plan and ESOP.

THE CONVERSION AND OFFERING

The Boards of Directors of Malvern Federal Bancorp, Malvern Bancorp—New, Malvern Federal Mutual Holding Company and Malvern Federal Savings Bank all have approved the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the members of Malvern Federal Mutual Holding Company (depositors and certain borrowers of Malvern Federal Savings Bank) and the shareholders of Malvern Federal Bancorp. Special meetings of the members of Malvern Federal Mutual Holding Company and of the shareholders of Malvern Federal Bancorp have been called for this purpose. The Board of Governors of the Federal Reserve System has approved the application that includes the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The Boards of Directors of Malvern Federal Mutual Holding Company, Malvern Federal Bancorp and Malvern Federal Savings Bank unanimously adopted the plan of conversion and reorganization on January 17, 2012.

The second step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion and reorganization, we will convert from the mutual holding company form of organization to the stock holding company form of organization and Malvern Federal Savings Bank will become a wholly owned subsidiary of Malvern Bancorp—New, a newly formed Pennsylvania corporation. Shareholders of Malvern Federal Bancorp, other than Malvern Federal Mutual Holding Company, will receive shares of common stock of the new holding company, Malvern Bancorp, Inc., in exchange for their existing shares of Malvern Federal Bancorp common stock. Following the conversion and offering, Malvern Federal Bancorp and Malvern Federal Mutual Holding Company will no longer exist.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available upon request at each office of Malvern Federal Savings Bank. The plan of conversion and reorganization also is filed as an exhibit to the registration statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. The plan of conversion and reorganization also is included as an exhibit to the application for conversion filed with the Federal Reserve Board. See “Where You Can Find Additional Information.”

Purposes of the Conversion and Offering

Malvern Federal Mutual Holding Company, as a mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the conversion and offering, Malvern Federal Savings Bank will be structured in the form used by holding companies of commercial banks, most business entities and most stock savings institutions. The conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation. The conversion and offering will also be important to our future performance by providing a larger capital base to support our operations. Although Malvern Federal Bancorp currently has the ability to raise additional capital through the sale of additional shares of Malvern Federal Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that Malvern Federal Mutual Holding Company always hold a majority of the outstanding shares of Malvern Federal Bancorp’s common stock.

In recent periods we have focused on addressing our asset quality issues. While we are continuing our efforts to further reduce our non-performing and problem assets, we feel that we have made sufficient progress such that a second-step conversion is in our best interests at this time. We are pursuing the conversion and related offering for the following reasons:

•	In light of the risk profile posed by, among other factors, the increased levels of our non-performing assets in recent years and also based in part upon our communications with staff of the Office of the Comptroller of the Currency, we determined to increase the amount of capital we maintain at Malvern Federal Savings Bank. The additional funds raised in the offering will increase our capital such that we will meet all of the specific capital ratio targets that we have established (which exceed the regulatory thresholds for “well-capitalized” status) and support our ability to operate in accordance with our business strategy in the future.

•	Conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure. We believe that the conversion and offering will result in a more familiar and flexible form of corporate organization and will better position us to continue to meet all current and future regulatory requirements, including regulatory capital requirements which may be imposed on savings and loan holding companies such as Malvern Bancorp—New, and, in light of the portion of the net proceeds of the offering to be retained by the new stock-form holding company, will facilitate the ability of Malvern Bancorp—New to serve as a source of strength for Malvern Federal Savings Bank.

•	The number of our outstanding shares of common stock after the conversion and offering will be greater than the current number of shares of Malvern Federal Bancorp common stock held by the public shareholders. We expect this will facilitate development of a more active and liquid trading market for our common stock. See “Market for Our Common Stock.”

In light of the foregoing, the boards of directors of Malvern Federal Mutual Holding Company, Malvern Federal Bancorp and Malvern Federal Savings Bank as well as Malvern Bancorp—New believe that it is in the best interests of such companies, the depositors and other customers of Malvern Federal Savings Bank and shareholders of Malvern Federal Bancorp to continue to implement our business strategy, and that the most feasible way to do so is through the conversion and offering.

Description of the Conversion and Offering

The conversion and offering will result in the elimination of the mutual holding company, the creation of a new stock holding company which will own all of the outstanding shares of Malvern Federal Savings Bank, the exchange of shares of common stock of Malvern Federal Bancorp by public shareholders for shares of the new stock form holding company, the issuance and sale of shares of common stock to depositors of Malvern Federal Savings Bank and others in the offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•	Malvern Federal Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into Malvern Federal Bancorp, pursuant to which the mutual holding company will cease to exist and the shares of Malvern Federal Bancorp common stock held by the mutual holding company will be canceled; and

•	Malvern Federal Bancorp then will merge with and into the Malvern Bancorp—New with Malvern Bancorp—New being the survivor of such merger.

As a result of the above transactions, Malvern Federal Savings Bank will become a wholly owned subsidiary of the new holding company, and the outstanding shares of Malvern Federal Bancorp common stock will be converted into shares of Malvern Bancorp—New common stock pursuant to the exchange ratio, which will result in the public shareholders owning in the aggregate the same percentage of the Malvern Bancorp—New common stock to be outstanding upon the completion of the conversion and offering as the percentage of Malvern Federal Bancorp common stock owned by them in the aggregate immediately prior to consummation of the conversion and offering before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public shareholders in the offering.

Consummation of the conversion and offering is conditioned upon the approval of the plan of conversion and reorganization by (1) at least a majority of the total number of votes eligible to be cast by members of Malvern Federal Mutual Holding Company at the special meeting of members, (2) holders of at least two-thirds of the shares of the outstanding Malvern Federal Bancorp common stock at the special meeting of shareholders and (3) at least a majority of the outstanding shares of Malvern Federal Bancorp common stock, excluding shares owned by Malvern Federal Mutual Holding Company, at the special meeting of shareholders.

Effect of the Conversion and Offering on Public Shareholders

Federal regulations provide that in a conversion of a mutual holding company to stock form, the public shareholders of Malvern Federal Bancorp will be entitled to exchange their shares of common stock for common stock of the new holding company. Each publicly held share of Malvern Federal Bancorp common stock will, on the date of completion of the conversion and offering, be automatically converted into and become the right to receive a number of shares of common stock of the new holding company determined pursuant to the exchange ratio, which we refer to as the “exchange shares.” The public shareholders of Malvern Federal Bancorp common stock will own the same percentage of common stock in the new holding company after the conversion and offering as they held in Malvern Federal Bancorp prior to the completion of the conversion, subject to any additional shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares.

Based on the independent valuation, the 55.5% of the outstanding shares of Malvern Federal Bancorp common stock held by Malvern Federal Mutual Holding Company as of the date of the independent valuation and the 44.5% public ownership interest of Malvern Federal Bancorp, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the offering range:

•	the total number of shares of common stock to be issued in the conversion and offering;

•	the total shares of common stock outstanding after the conversion and offering;

•	the exchange ratio; and

•	the number of shares an owner of 100 shares of Malvern Federal Bancorp common stock will receive in the exchange, adjusted for the number of shares sold in the offering, and the assumed value of each of such shares.

	Shares to be sold in the offering		Shares of Malvern Bancorp—New stock to be issued in exchange for Malvern Federal Bancorp common stock
	Amount	Percent	Amount	Percent	Total shares of Malvern Bancorp—New common stock to be outstanding after the conversion	Exchange ratio	100 shares of Malvern Federal Bancorp common stock would be exchanged for the following number of shares of Malvern Bancorp—New (1)	Equivalent Per Share Value (2)
Minimum	2,337,500	55.4506%	1,877,961	44.5494%	4,215,461	0.6908	69	$6.91
Midpoint	2,750,000	55.4506	2,209,366	44.5494	4,959,366	0.8127	81	8.13
Maximum	3,162,500	55.4506	2,540,771	44.5494	5,703,271	0.9346	93	9.35
15% above the maximum	3,363,875	55.4506	2,921,887	44.5494	6,558,762	1.0748	107	10.75

(1)	Cash will be paid instead of issuing any fractional shares.

(2)	Represents the value of shares of Malvern Bancorp-New to be received by a holder of one share of Malvern Federal Bancorp common stock at the exchange ratio, assuming a value of $10.00 per share.

As indicated in the table above, the exchange ratio ranges from a minimum of 0.6908 to a maximum of 0.9346 shares of Malvern Bancorp—New common stock for each share of Malvern Federal Bancorp common stock. Under certain circumstances, the pro forma market value may be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 1.0748 shares of Malvern Bancorp—New common stock for each share of Malvern Federal Bancorp common stock. Shares of Malvern Bancorp—New common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Malvern Federal Bancorp common stock at the time of the exchange, the initial market value of the Malvern Bancorp—New common stock that Malvern Federal Bancorp shareholders receive in the share exchange could be less than the market value of the Malvern Federal Bancorp common stock that such persons currently own. If the conversion and offering is completed at the minimum of the offering range, each share of Malvern Federal Bancorp would be converted into 0.6908 shares of Malvern Bancorp—New common stock with an initial value of $6.91 based on the $10.00 offering price in the conversion. This compares to the closing sale price of $8.74 per share price for Malvern Federal Bancorp common stock on August 10, 2012, as reported on the Nasdaq Global Market. In addition, pro forma stockholders’ equity following the conversion and offering will range between $23.4 million and $31.6 million at the minimum and the maximum of the offering range, respectively.

Ownership of Malvern Bancorp—New After the Conversion and Offering

The following table shows information regarding the shares of common stock that Malvern Bancorp—New will issue in the conversion and offering. The table also shows the number of shares that will be owned by Malvern Federal Bancorp public shareholders at the completion of the conversion and offering who will receive the new holding company’s common stock in exchange for their shares of Malvern Bancorp common stock. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

	2,337,500 shares issued at minimum of offering range		2,750,000 shares issued at midpoint of offering range		3,162,500 shares issued at maximum of offering range		3,636,875 shares issued at adjusted maximum of offering range (1)
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Purchasers in the stock offering	2,337,500	55.5%	2,750,000	55.5%	3,162,500	55.5%	3,636,875	55.5%
Malvern Federal Bancorp public shareholders in the exchange	1,877,961	44.5	2,209,336	44.5	2,540,771	44.5	2,921,887	44.5
Total shares outstanding after the conversion and offering	4,215,461	100.0%	4,959,366	100.0%	5,703,271	100.0%	6,558,762	100.0%

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range of 15% to reflect changes in market and financial conditions before the conversion and offering is completed.

Effects of the Conversion and Offering on Depositors and Borrowers

General. Prior to the conversion and offering, each depositor of Malvern Federal Savings Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Malvern Federal Savings Bank based upon the balance in his account, which interest may only be realized in the event of a liquidation of Malvern Federal Savings Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of Malvern Federal Savings Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that Malvern Federal Savings Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Malvern Federal Savings Bank after other claims are paid.

Continuity. While the conversion and offering are being accomplished, the normal business of Malvern Federal Savings Bank of accepting deposits and making loans will continue without interruption. Malvern Federal Savings Bank will continue to be subject to regulation by the Office of the Comptroller of the

Currency and the Federal Deposit Insurance Corporation. After the conversion and offering, Malvern Federal Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The current board of directors of Malvern Federal Bancorp is composed of the same individuals who serve on the boards of directors of Malvern Federal Mutual Holding Company and Malvern Federal Savings Bank. The directors of the new holding company after the conversion and offering will be the current directors of Malvern Federal Bancorp. The senior management of Malvern Bancorp—New after the conversion and offering will consist of the current members of Malvern Federal Bancorp’s senior management

Effect on Deposit Accounts. Under the plan of conversion and reorganization, each depositor in Malvern Federal Savings Bank at the time of the conversion and offering will automatically continue as a depositor after the conversion and offering, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the accounts are withdrawn to purchase common stock to be issued in the offering. Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion and offering. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Malvern Federal Savings Bank will be affected by the conversion and offering, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion and offering.

Tax Effects. We have received an opinion of counsel or tax advisor with regard to federal and state income taxation which indicates that the adoption and implementation of the plan of conversion and reorganization described herein will not be taxable for federal or state income tax purposes to Malvern Federal Bancorp, Malvern Federal Mutual Holding Company, the public shareholders, or the eligible account holders, supplemental eligible account holders or other depositors, except as discussed below. See “—Tax Aspects” below and “Risk Factors.”

Effect on Liquidation Rights. If Malvern Federal Mutual Holding Company was to liquidate, all claims of Malvern Federal Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, depositors of Malvern Federal Savings Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Malvern Federal Savings Bank immediately prior to liquidation. In the unlikely event that Malvern Federal Savings Bank was to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to Malvern Bancorp—New as the holder of Malvern Federal Savings Bank’s capital stock. Pursuant to Federal banking rules and regulations, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

The Offering

Subscription Offering. In accordance with the plan of conversion and reorganization, non-transferable rights to subscribe for common stock in the subscription offering have been granted under the plan of conversion and reorganization to the following persons in the following order of descending priority:

•	eligible account holders,

•	our employee stock ownership plan,

•	supplemental eligible account holders, and

•	other members, that is depositors of Malvern Federal Savings Bank as of the close of business on August 6, 2012 and borrowers with a loan from Malvern Federal Savings Bank at December 31, 1990 that continued to be outstanding on August 6, 2012 who, in either case, are not eligible account holders or supplemental eligible account holders.

All subscriptions received will be subject to the availability of common stock after satisfaction of subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.” We sometimes refer to the shares of the new holding company common stock to be sold in the offering at the $10.00 per share purchase price as the “subscription shares.”

Priority 1: Eligible Account Holders. Each Malvern Federal Savings Bank depositor with aggregate account balances of at least $50 (a “qualifying deposit”) at the close of business on December 31, 2010 will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for, in the subscription offering, up to the greater of:

•	5.0% of the shares of common stock sold in the offering (or 158,125 shares at the maximum of the offering range); or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the eligible account holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all eligible account holders, in each case as of the close of business on the eligibility record date, December 31, 2010, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all subscribing eligible account holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. In the event of an over-subscription, the subscription rights of eligible account holders who are also directors or officers of Malvern Federal Mutual Holding Company, Malvern Federal Bancorp or Malvern Federal Savings Bank and their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to their increased deposits in the year preceding December 31, 2010.

To ensure proper allocation of shares of our common stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2010. In the event of an oversubscription, failure to list an account or providing incomplete or incorrect information could result in fewer shares being allocated than if all information had been properly disclosed.

Priority 2: Employee Stock Ownership Plan. The employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8.0% of the common stock of Malvern Bancorp—New to be sold in the offering. As previously indicated, the employee stock ownership plan does not intend to purchase any shares of Malvern Bancorp—New in the offering.

Priority 3: Supplemental Eligible Account Holders. Each Malvern Federal Savings Bank depositor with aggregate account balances of at least $50 at the close of business on June 30, 2012 will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for, in the subscription offering, up to the greater of:

•	5.0% of the shares of common stock sold in the offering (or 158,125 shares at the maximum of the offering range); or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the supplemental eligible account holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all supplemental eligible account holders, in each case as of the close of business on the supplemental eligibility record date,

June 30, 2012, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions of supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all such subscribing supplemental eligible account holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

To ensure proper allocation of common stock, each supplemental eligible account holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at June 30, 2012. In the event of oversubscription, failure to list an account or providing incorrect or incomplete information could result in fewer shares being allocated than if all information had been properly disclosed.

Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by eligible account holders, the employee stock ownership plan and supplemental eligible account holders, each other member of Malvern Federal Savings Bank as of the close of business on August 6, 2012 will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for, in the subscription offering, up to 5.0% of the shares of common stock sold in the offering (or 158,125 shares at the maximum of the offering range), subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”

In the event the other members subscribe for a number of shares which, when added to the shares subscribed for by eligible account holders, the employee stock ownership plan and supplemental eligible account holders, is in excess of the total number of shares of common stock offered, shares first will be allocated so as to permit each subscribing other member to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing other members whose subscriptions remain unfilled on a pro rata basis in the same proportion as each such other member’s subscription bears to the total subscriptions of all such other members, provided that no fractional shares shall be issued.

To ensure proper allocation of common stock, each other member must list on the stock order form all accounts in which he or she had an ownership interest at August 6, 2012. In the event of an oversubscription, failure to list an account or providing incorrect or incomplete information could result in fewer shares being allocated than if all information had been disclosed.

Expiration Date for the Subscription Offering. The subscription offering will expire at 2:00 p.m., Eastern Time, on September 21, 2012, unless we extend the offering up to 45 days or additional periods, with the approval of the Federal Reserve Board, if required. We may extend the subscription offering until November 5, 2012, without additional notice to you.

Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of eligible account holders, the employee stock ownership plan, supplemental eligible account holders and other members, we may elect to offer shares pursuant to the plan of conversion and reorganization to certain members of the public, with preference given first to natural persons and trusts of natural persons who are residents of Chester County or Delaware County, Pennsylvania (“community residents”), then to public shareholders of Malvern Federal Bancorp as of August 9, 2012 and finally to members of the general public. Such persons may purchase up to 5.0% of the shares of common stock sold in the offering (or 158,125 shares at the maximum of the offering range), subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to subscribe for shares of common stock in the community offering will be subject to our right in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the offering expiration date.

If there are not sufficient shares available to fill the orders of community residents in the community offering, available shares will be allocated first to each community resident whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. Thereafter, available shares will be allocated among the community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If oversubscription is due to orders of public shareholders or the general public, shares will be allocated by applying the same allocation described above.

The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering and is expected to conclude at the same time as the subscription offering. The community offering must be completed within 45 days after the completion of the subscription offering unless otherwise extended, with the approval of the Federal Reserve Board.

In determining whether a person is a community resident and thus is eligible for priority treatment, we will consider whether he or she occupies a dwelling in Chester County or Delaware County, Pennsylvania, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Syndicated Community Offering/Underwritten Public Offering. The plan of conversion and reorganization provides that, if feasible, shares of common stock not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated or an underwritten public offering. In a syndicated community offering, investors will be permitted to place orders for 5.0% of the shares of common stock sold, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” Any syndicated community offering will terminate no more than 45 days following the completion of the subscription offering, unless we extend the offering with the approval of the Federal Reserve Board. We may begin a syndicated community offering at any time following the commencement of the subscription offering.

Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in any syndicated community offering will be sold at $10.00 per share, the same price as shares sold in the subscription and community offerings. A syndicated community offering would be open to the general public, however, we have the right to reject orders, in whole or in part, in our sole discretion in any syndicated community offering. The syndicated community offering may begin during or following the subscription offering or the community offering. In any syndicated community offering, normal customer ticketing will be used for orders through Stifel, Nicolaus & Company, Incorporated or other participating broker-dealers.

If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated community offering. If undertaken, any syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts ”min/max” offerings. If the closing of any syndicated community offering does not occur, either as a result of not confirming receipt of $23,375,000 in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the subscription and community offering funds will be promptly returned.

Rather than undertaking a syndicated community offering, the shares of common stock not purchased in the subscription offering and community offering may be sold in an underwritten public offering to be managed by Stifel, Nicolaus & Company, Incorporated. In an underwritten public offering Stifel, Nicolaus & Company, Incorporated and any other underwriters participating in the public offering will purchase the unsubscribed shares of common stock from Malvern Bancorp—New at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering, less an underwriting discount which will not exceed 6.0%. In the event of a public underwritten offering, the proposed underwriting agreement in connection with the underwritten public offering will not be entered into between Stifel, Nicolaus & Company, Incorporated and Malvern Bancorp—New, Malvern Federal Savings Bank and Malvern Federal Mutual Holding Company until immediately prior to the completion of the underwritten public offering. At that time Stifel, Nicolaus & Company, Incorporated will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Stifel, Nicolaus & Company, Incorporated and any other underwriters will be obligated to purchase all the shares subject to the underwritten public offering.

If we are unable to find purchasers from the general public to reach the minimum of the offering range, we may make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Federal Reserve Board and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization, and in excess of the proposed director and executive officer purchases discussed in this prospectus, although no such purchases are currently intended. If such other arrangements are approved by the Federal Reserve Board, we will be required to submit a post-effective amendment with the Securities and Exchange Commission and the Financial Industry Regulatory Authority, who must review and approve such other arrangements.

Execution of Orders. We will not execute orders until at least the minimum number of shares of common stock (2,337,500 shares) have been subscribed for or otherwise sold. If the minimum number of shares have not been subscribed for or sold by September 21, 2012, unless such period is extended with the consent of the Federal Reserve Board, all funds received in the offering will be returned promptly to the subscribers with interest, and all deposit account withdrawal authorizations will be canceled. If an extension beyond November 5, 2012 is granted, we will notify subscribers of the extension of time and subscribers will have the right to confirm, modify or rescind their subscriptions. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorization will be canceled.

How We Determined the Price Per Share, the Offering Range and the Exchange Ratio

The plan of conversion and reorganization requires that the aggregate purchase price of our common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial, LC. to make such valuation. For its services in making such appraisal, RP Financial will receive a fee of $50,000 (plus an additional $7,500 for each appraisal update), plus reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses, arising out of its services as appraiser.

Consistent with Federal appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between ourselves and the peer group. The peer group analysis conducted by RP Financial included a total of 10 publicly traded financial institutions with assets averaging $803.0 million and market capitalizations of at least $51.0 million and averaging $87.0 million as of May 4, 2012. The peer group is comprised of publicly traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial considered both the price-to-earnings approach and the price-to-book and price-to-tangible book value approaches and placed a lesser emphasis on the price-to-assets approach in estimating pro forma market value. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

The appraisal has been prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in Malvern Federal Savings Bank’s existing market area;

•	certain historical, financial and other information;

•	a comparative evaluation of our operating and financial statistics compared to with those of other similarly situated publicly-traded companies located in Pennsylvania and the Mid-Atlantic and New England regions of the United States;

•	the aggregate size of the offering of Malvern Bancorp—New common stock;

•	the impact of the conversion on our net worth and earnings potential;

•	our proposed dividend policy; and

•	the trading market for our common stock and securities of comparable companies and general conditions in the market for such securities.

In determining the amount of the appraisal, RP Financial reviewed Malvern Federal Bancorp’s price/earnings, price/book and price/assets ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 10 holding companies of thrift institutions. The peer group included companies with:

•	assets averaging $803 million;

•	non-performing assets averaging 2.86% of total assets;

•	equity equal to 14.0% of assets; and

•	price/earnings ratios equal to an average of 18.40x and ranging from 12.8x to 35.3x.

RP Financial’s independent valuation also utilized certain assumptions as to our pro forma earnings after the conversion and offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

RP Financial prepared a valuation dated May 4, 2012. RP Financial has advised us that, as of May 4, 2012, the estimated pro forma market value, or valuation range, of our common stock, including subscription shares and exchange shares issued to public shareholders of Malvern Federal Bancorp, ranged from a minimum of $42.2 million to a maximum of $57.0 million, with a midpoint of $49.6 million. The boards of directors of Malvern Federal Bancorp, Malvern Bancorp—New and Malvern Federal Savings Bank have decided to offer the shares for a price of $10.00 per share. RP Financial has advised us that, based on the board establishing the parameters that the ownership interests of public shareholders be preserved in the second step transaction that as of May 4, 2012, the exchange ratio ranged from a minimum of 0.6908 to a maximum of 0.9346 with a midpoint of 0.8127 shares of the new holding company’s common stock per share of currently issued Malvern Federal Bancorp common stock. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Malvern Federal Bancorp common stock owned by Malvern Federal Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 2,337,500 shares, the midpoint of the offering range is 2,750,000 shares, the maximum of the offering range is 3,162,500 shares and 15% above the maximum of the offering range is 3,636,875 shares. RP Financial’s independent valuation will be updated before we complete our conversion and offering.

The following table presents a summary of selected pricing ratios for Malvern Bancorp—New, for the peer group and for all fully converted publicly traded savings banks and savings associations. The figures for Malvern Bancorp—New are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the “Pro Forma Data” section of this prospectus. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicate a premium of 214.9% on a price-to-earnings basis and a discount of 20.2% and 26.6%, respectively, on a price-to-book basis and price-to-tangible book basis.

	Price to Earnings Multiple (1)		Price to Book Value Ratio (2)		Price to Tangible Book Value Ratio (2)
Malvern Bancorp—New (pro forma):
Minimum	45.09	x	50.61	x	50.61	x
Midpoint	51.68		56.85		56.85
Maximum	57.94		62.54		62.54
Maximum, as adjusted	64.77		68.49		68.49

Peer group companies as of May 4, 2012:
Average	18.40	x	78.42%		85.17%
Median	17.00		74.90		83.11

(1)	Peer group ratios are based on earnings for twelve months ended December 31, 2011, and share prices as of May 4, 2012.

(2)	Peer group ratios are based on book value as of December 31, 2011 and share prices as of May 4, 2012.

At the midpoint of the appraisal, our pro forma price to earnings and price to book ratios as of or for the twelve months ended March 31, 2012 were 51.68x and 56.85%, respectively, compared to average ratios for the peer group of 18.4x and 78.42%, respectively.

The boards of directors of Malvern Federal Bancorp, Malvern Federal Mutual Holding Company and Malvern Federal Savings Bank reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our boards of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6908 to a maximum of 0.9346 exchange shares for each current share of Malvern Federal Bancorp common stock, with a midpoint of 0.8127. Based upon this exchange ratio, we expect to issue between 1,877,961 and 2,540,771 exchange shares to the holders of Malvern Federal Bancorp common stock outstanding immediately prior to the completion of the conversion and offering. The estimated offering range and the exchange ratio may be amended with the approval of the Federal Reserve Board, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the appraisal is updated so that our estimated pro forma market value is below $42.2 million or above $65.6 million, the maximum of the offering range, as adjusted by 15%, such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

In the event we receive orders for common stock in excess of $31.6 million, the maximum of the valuation, and up to $36.4 million, the maximum of the estimated valuation, as adjusted by 15%, we may be required by the Federal Reserve Board to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Federal Reserve Board, if required.

RP Financial’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify the financial statements and other information provided by us, nor did RP Financial value independently our assets or liabilities. The valuation considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing subscription shares or receiving exchange shares will thereafter be able to sell such shares at prices at or above the purchase price of $10.00 per share or in the range of the foregoing valuation of the pro forma market value thereof.

We will not make any sale of shares of common stock or issue any exchange shares unless prior to such sale or exchange, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the pro forma market value of our common stock as of the consummation of the conversion and offering is materially incompatible with the estimated pro forma market value of Malvern Bancorp—New common stock reflected in the valuation prepared by RP Financial, LC as of May 4, 2012. If such is not the case, a new offering range may be set, a new exchange ratio may be determined based upon the new offering range, a new subscription and community offering and/or syndicated community offering or underwritten public offering may be held or such other action may be taken as we determine and the Federal Reserve Board may permit or require.

Depending upon market or financial conditions, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price of $10.00 per share is not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, we will notify subscribers and return the amount they have submitted with their orders, with interest at our passbook savings rate of interest, or cancel their withdrawal authorization. In such event we may terminate the conversion and offering or, alternatively, we may establish a new offering range. In the event that we establish a new offering range, we will resolicit orders from subscribers. Any change in the offering range must be approved by the Federal Reserve Board. Any change in the number of shares of common stock will result in a corresponding change in the number of exchange shares, so that upon completion of the conversion and offering the exchange shares will represent approximately 55.5% of our total outstanding shares of common stock.

An increase in the number of shares of common stock as a result of an increase in the offering range would decrease both a subscriber’s ownership interest and our pro forma net earnings and stockholders’ equity on a per share basis while increasing pro forma net earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and our pro forma net earnings and stockholders’ equity on a per share basis while decreasing pro forma net earnings and stockholders’ equity on an aggregate basis.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock which may be purchased:

(1)	No less than 25 shares of common stock may be purchased;

(2)	Each eligible account holder may subscribe for and purchase in the subscription offering up to the greater of (a) 5.0% of the shares of common stock sold in the conversion and reorganization (or 116,875 shares at the minimum of the offering range, 137,500 shares at the midpoint of the offering range, 158,125 shares at the maximum of the offering range and 181,843 shares at the maximum of the offering range, as adjusted) or (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders, in each case as of the close of business on the eligibility record date, December 31, 2010, subject to the overall limitations in clauses 7 and 8 below;

(3)	Any purchase of shares by the employee stock ownership plan in the offering is limited to an amount which, when aggregated with shares previously purchased by the employee stock ownership plan in 2008, will not exceed an aggregate of 8.0% of the shares of common stock to be outstanding upon the completion of the conversion and offering (however, the employee stock ownership plan will not be purchasing any shares in the conversion and offering);

(4)	Each supplemental eligible account holder may subscribe for and purchase in the subscription offering up to the greater of (a) 5.0% of the shares of common stock sold in the conversion and reorganization

(or 116,875 shares at the minimum of the offering range, 137,500 shares at the midpoint of the offering range, 158,125 shares at the maximum of the offering range and 181,843 shares at the maximum of the offering range, as adjusted) or (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders, in each case as of the close of business on the supplemental eligibility record date, June 30, 2012, subject to the overall limitations in clauses 7 and 8 below;

(5)	Each other member, that is any depositor of Malvern Federal Savings Bank as of the close of business on August 6, 2012 and any borrower of Malvern Federal Savings Bank as of December 31, 1990 whose loan continued to be outstanding as of August 6, 2012, may subscribe for and purchase in the subscription offering up to 5.0% of the shares of common stock sold in the conversion and reorganization (or 116,875 shares, 137,500 shares, 158,125 shares and 181,843 shares at the minimum, midpoint, maximum and maximum as adjusted, of the offering range), subject to the overall limitations in clauses 7 and 8 below;

(6)	Each person purchasing shares in the community offering or any syndicated community offering may subscribe for and purchase up to 5.0% of the shares of common stock sold in the conversion and reorganization (or 116,875 shares at the minimum of the offering range, 137,500 shares at the midpoint of the offering range, 158,125 shares at the maximum of the offering range and 181,843 shares at the maximum of the offering range, as adjusted), subject to the overall limitations in clauses 7 and 8 below;

(7)	Except for the employee stock ownership plan, the maximum number of shares of common stock subscribed for or purchased in all categories of the offering by any person, together with associates of and groups of persons acting in concert with such person, shall not exceed 5.0% of the shares of common stock sold in the conversion and reorganization (or 116,875 shares at the minimum of the offering range, 137,500 shares at the midpoint of the offering range, 158,125 shares at the maximum of the offering range and 181,843 shares at the maximum of the offering range, as adjusted), subject to the limitation in clause 8 below;

(8)	In addition, the maximum number of shares of common stock that may be subscribed for or purchased in all categories of the offering by any public shareholder of Malvern Federal Bancorp, together with associates of and groups of persons acting in concert with such shareholder, when combined with any exchange shares to be received by the shareholder and his associates, may not exceed 9.9% of the total shares of common stock outstanding upon completion of the conversion and offering. However, public shareholders will not be required to sell any shares of Malvern Federal Bancorp common stock or be limited from receiving any exchange shares or be required to divest themselves of any exchange shares as a result of this limitation.

(9)	No more than 25% of the total number of shares sold in the offering may be purchased by directors and officers of Malvern Federal Savings Bank and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

We may, in our sole discretion, increase or decrease the individual or aggregate purchase limitations of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitations unless market conditions warrant. If we decide to increase the purchase limitation(s), persons who subscribed for the maximum number of shares of common stock in the subscription offering and who indicated a desire on their stock order form to be resolicited will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

We may increase the maximum purchase limitation(s) to 9.99%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering. Any such requests to purchase additional shares will be determined by us in our sole discretion.

In the event of an increase in the total number of shares of Malvern Bancorp—New common stock due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

•	in the event that there is an oversubscription by eligible account holders, to fill unfulfilled subscriptions of eligible account holders;

•	in the event that there is an oversubscription by supplemental eligible account holders, to fill unfulfilled subscriptions of supplemental eligible account holders;

•	in the event that there is an oversubscription by other members, to fill unfulfilled subscriptions of other members; and

•	to fill unfulfilled subscriptions in the community offering.

No person, together with associates of, and those acting in concert with, such person, may purchase more than the aggregate purchase limit of 5.0% of our common stock sold in the offering, which equals 116,875 shares at the minimum of the offering range and 158,125 shares at the maximum of the offering range. The term “acting in concert” is defined in the plan of conversion and reorganization to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, the fact that persons reside at the same address or that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion and reorganization, our directors are not deemed to be acting in concert solely by reason of their board membership.

The term “associate” of a person is defined to mean (a) any corporation or other organization, other than Malvern Federal Mutual Holding Company, Malvern Federal Bancorp or Malvern Federal Savings Bank or a majority-owned subsidiary of Malvern Federal Savings Bank or Malvern Federal Bancorp, of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our tax-qualified employee stock benefit plans in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of Malvern Bancorp—New or Malvern Federal Savings Bank or any of their subsidiaries. In addition, joint account relationships and common addresses will be taken into account in applying the overall purchase limitations. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert. Furthermore, we have the right, in our sole discretion, to reject any order submitted by a person whose representations we believe to be false or who we believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent the terms and conditions of the plan of conversion and reorganization.

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us in the offering by:

•	acting as our financial advisor for the conversion and offering;

•	providing administrative services and managing the Stock Information Center;

•	educating our employees regarding the offering;

•	targeting our sales efforts, including assisting in the preparation of marketing materials; and

•	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $30,000 (which has been paid) and 1.0% of the dollar amount of all shares of common stock sold in the subscription and community offerings (but in no event will the sales fee be less than $150,000). The sales fee will be reduced by the advisory and administrative fee (which has been paid). No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated, serving as sole book running manager, sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which will include Stifel, Nicolaus & Company, Incorporated) shall not exceed 6.0% in the aggregate. If an underwritten public offering is conducted, Stifel, Nicolaus & Company, Incorporated will enter into an underwriting agreement immediately prior to the commencement of the public offering. Pursuant to the terms of the underwriting agreement, Stifel, Nicolaus & Company, Incorporated and the other underwriters, if any, will purchase all the shares to be sold to them at a price equal to $10.00 per share less an underwriting discount, not to exceed 6.0%. Stifel, Nicolaus & Company, Incorporated and the other underwriters, if any, may offer the shares of common stock being sold in the public offering to certain dealers at that price less a to-be-determined concession of the public offering price per share. Stifel, Nicolaus & Company, Incorporated and the other underwriters may allow and those dealers may re-allow a discount of the public offering price for the shares of common stock being sold in the public offering on sales to other broker/dealers. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amounts not to exceed $25,000 for the subscription offering and community offering and not to exceed an additional $30,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $110,000.

We have assumed throughout this prospectus that the amount of reimbursable expenses to Stifel, Nicolaus & Company, Incorporated will amount to $195,000, consisting of subscription and community offering expenses ($25,000), syndicated offering expenses ($30,000), attorney’s fees and expenses ($110,000) and, in the event of a material delay and with the consent of Malvern Bancorp—New, additional allocable expenses ($10,000) and additional reimbursable attorney’s fees ($20,000). Pursuant to the assumptions included under “Pro Forma Data,” see page 46, we have assumed that fees payable to Stifel, Nicolaus & Company will range from $933,000 at the minimum of the offering range to $1,263,000 at the maximum of the offering range and $1,453,000 at the maximum of the offering range, as adjusted. In the event that all of the shares are sold in a syndicated offering or underwritten public offering and no shares are sold in the subscription and community offerings, then the fees payable or underwriting discount, as the case may be, to Stifel, Nicolaus and Company, Incorporated will range from $1,402,500 at the minimum of the offering range to $1,897,570 at the maximum of the offering range, and $2,182,125 at the maximum, as adjusted. In the event all shares are sold in a syndicated community offering or underwritten public offering, total fees or underwriting discount, as the case may be, and expenses payable to Stifel, Nicolaus & Company, Incorporated would be $1,597,500 at the minimum of the offering range, $2,092,500 at the maximum of the offering range, and $2,377,125 at the maximum, as adjusted.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating certain services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $50,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Malvern Federal Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in any Malvern Federal Savings Bank banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide records processing and the proxy and stock order services, including but not limited to: (1) consolidation of deposit and loan accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) interfacing with our financial printer; (4) recording stock order information; and (5) tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $30,000 and we made an advance payment of $5,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as records management agent in an amount not to exceed $5,000.

Stifel, Nicolaus & Company, Incorporated has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Stifel, Nicolaus & Company, Incorporated expresses no opinion as to the prices at which common stock to be issued may trade.

Lock-up Agreements

We and our directors and executive officers have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock during the period commencing with the filing of the registration statement for the offering and conversion and ending 90 days after completion of the conversion and offering without the prior written consent of Stifel, Nicolaus & Company, Incorporated. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by us, we have agreed not to issue, offer to sell or sell any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after completion of the conversion and offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. In order to purchase shares of common stock in the subscription offering or community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 2:00 p.m. Eastern Time, on September 21, 2012. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the order form, or by hand-delivering your stock order form to Malvern Federal Savings Bank’s headquarters, located at 42 East Lancaster Avenue, Paoli, Pennsylvania. We will not accept stock order forms at other Malvern Federal Savings Bank offices. Please do not mail stock order forms to Malvern Federal Savings Bank. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Malvern Federal Savings Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of stock order forms will be final.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	Personal check, bank check or money order made payable directly to “Malvern Bancorp, Inc.“; or

•	Authorization of withdrawal from the types of Malvern Federal Savings Bank deposit accounts identified on the stock order form.

If you wish to pay by cash rather than by the above recommended methods, you must deliver your stock order form and payment in person to Malvern Federal Savings Bank’s headquarters office located at 42 East Lancaster Avenue, Paoli, Pennsylvania. Appropriate means for designating withdrawals from deposit accounts at Malvern Federal Savings Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest calculated at Malvern Federal Savings Bank’s passbook savings rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at Malvern Federal Savings Bank, and will earn interest calculated at Malvern Federal Savings Bank’s passbook savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Malvern Federal Savings Bank line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to Malvern Bancorp, Inc. You may not designate on your stock order form a direct withdrawal from a Malvern Federal Savings Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Malvern Federal Savings Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by November 5, 2012, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Malvern Federal Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds To Purchase Shares. A depositor interested in using funds in his or her individual retirement account(s) (IRAs) or any other retirement account at Malvern Federal Savings Bank may be able to do so. However, the purchase must be made through a self-directed retirement account. Malvern Federal Savings Bank does not offer self-directed accounts. Before placing a stock order, a depositor must make a transfer of funds from Malvern Federal Savings Bank to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s retirement funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a retirement account held at Malvern Federal Savings Bank or elsewhere to purchase common stock should promptly contact the Stock Information Center for assistance, preferably at least two weeks before the September 21, 2012 offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at Malvern Federal Savings Bank’s passbook savings rate from the date of processing.

Persons in Non-qualified States or Foreign Countries

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion and reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization who reside in such jurisdiction is small;

•	the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify our securities for sale in such jurisdiction or to qualify a foreign corporation or file a consent to service of process in such jurisdiction; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in a state is small, we will base our decision as to whether or not to offer our common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Malvern Bancorp—New or our officers, directors or employees as brokers, dealers or salesmen.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by you and only for your account. If you exercise your such subscription rights, you will be required to certify that you are purchasing shares in the subscription offering solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion and offering. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Delivery and Exchange of Stock Certificates

Subscription and Community Offerings. Certificates representing shares issued in connection with the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the addresses designated by such persons on the stock order forms as soon as practicable following completion of the conversion and offering. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for subscription shares are available and delivered to subscribers, subscribers may not be able to sell such shares, even though trading of the common stock of Malvern

Bancorp—New will have commenced. Your ability to sell shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm.

We will not execute orders until at least the minimum number of shares of common stock (2,377,500 shares) have been subscribed for or otherwise sold. If the minimum number of shares have not been subscribed for or sold within 45 days after the expiration date or November 5, 2012, unless such period is extended with the consent of the Federal Reserve Board, if required, all funds received in the offering will be returned promptly to the subscribers, with interest, and all withdrawal authorizations will be canceled. If an extension beyond November 5, 2012 is granted, we will notify subscribers of the extension of time and subscribers will have the right to confirm, modify or rescind their stock orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled.

Exchange Shares. After completion of the conversion, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Malvern Federal Bancorp common stock, other than Malvern Federal Mutual Holding Company, upon surrender of the same to the exchange agent, which is anticipated to be the transfer agent for our common stock, will receive a certificate or certificates representing the number of full shares of Malvern Bancorp—New common stock for which the shares of the Malvern Federal Bancorp common stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the exchange ratio. To effectuate this exchange, the exchange agent will, upon completion of the conversion, promptly mail to each holder of record of an outstanding certificate which immediately prior to the consummation of the conversion and offering evidenced shares of Malvern Federal Bancorp, a letter of transmittal. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent, advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing Malvern Bancorp-New common stock. Shareholders of Malvern Federal Bancorp should not forward common stock certificates to the exchange agent until they have received the transmittal letter. Upon completion of the conversion, shares of Malvern Federal Bancorp which are held in “street name” will be exchanged without any action on the part of the shareholder.

No holder of a certificate theretofore representing shares of Malvern Federal Bancorp common stock will be entitled to receive any dividends in respect of the common stock into which such shares shall have been converted until the certificate representing such shares of Malvern Federal Bancorp common stock is surrendered in exchange for certificates representing shares of Malvern Bancorp—New common stock. In the event that we declare dividends after the conversion and offering but prior to surrender of certificates representing shares of Malvern Federal Bancorp common stock, dividends payable in respect of shares of Malvern Bancorp—New common stock not then issued shall accrue, without interest. Any such dividends shall be paid, without interest, upon surrender of the certificates representing such shares of Malvern Federal Bancorp common stock. We will be entitled, after the completion of the conversion and offering, to treat certificates representing shares of Malvern Federal Bancorp common stock as evidencing ownership of the number of full shares of Malvern Bancorp—New common stock into which the shares of common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate or certificates representing shares of the new holding company’s common stock to which a holder of Malvern Federal Bancorp common stock would otherwise be entitled as a result of the conversion and offering until such holder surrenders the certificate or certificates representing the shares of Malvern Federal Bancorp common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by us. If any certificate evidencing shares of common stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Required Approvals

The plan of conversion and reorganization must be approved by (1) at least a majority of the total number of votes eligible to be cast by members of Malvern Federal Mutual Holding Company (depositors and certain borrowers at Malvern Federal Savings Bank) at the special meeting of members, (2) holders of at least two-thirds of the outstanding shares of Malvern Federal Bancorp common stock at the special meeting of shareholders and (3) at least a majority of the outstanding shares of Malvern Federal Bancorp common stock, excluding the shares of Malvern Federal Bancorp held by Malvern Federal Mutual Holding Company, at the special meeting of shareholders. In addition, we must receive the final approval of the Federal Reserve Board to complete the conversion and offering.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion and Offering

All shares of common stock purchased in connection with the conversion and offering by our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion and offering, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as a recognition and retention plan.

How You Can Obtain Additional Information—Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is 1-(877) 643-8196. The Stock Information Center is open Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of Malvern Federal Mutual Holding Company or Malvern Federal Bancorp prior to the conversion, all claims of creditors of Malvern Federal Bancorp, including those of depositors of Malvern Federal Savings Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Malvern Federal Bancorp remaining, these assets would be distributed to shareholders, including Malvern Federal Mutual Holding Company. Then, if there were any assets of Malvern Federal Mutual Holding Company remaining, depositors of Malvern Federal Savings Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Malvern Federal Savings Bank immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that Malvern Bancorp—New and Malvern Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Malvern Bancorp—New pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Malvern Bancorp—New as the holder of Malvern Federal Savings Bank capital stock.

The plan of conversion and reorganization, provides for the establishment, upon the completion of the conversion, of a liquidation account by Malvern Bancorp—New for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Malvern Federal Mutual Holding Company’s ownership interest in the stockholders’ equity of Malvern Federal Bancorp as of the date of its latest balance sheet contained in this prospectus. The plan of conversion and reorganization also provides that Malvern Bancorp—New shall cause the establishment of a bank liquidation account.

The liquidation account established by Malvern Bancorp—New is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Malvern Bancorp—New and Malvern Federal Savings Bank or of Malvern Federal Savings Bank. Specifically, in the unlikely event that Malvern Bancorp—New and Malvern Federal Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2010 and June 30, 2012 of the liquidation account maintained by Malvern Bancorp—New. In a liquidation of both entities, or of Malvern Federal Savings Bank, when Malvern Bancorp—New has insufficient assets to fund the distribution due to eligible account holders and Malvern Federal Savings Bank has positive net worth, Malvern Federal Savings Bank will pay amounts necessary to fund Malvern Bancorp—New’s remaining obligations under the liquidation account. The plan of conversion and reorganization also provides that if Malvern Bancorp—New is sold or liquidated apart from a sale or liquidation of Malvern Federal Savings Bank, then the rights of eligible account holders in the liquidation account maintained by Malvern Bancorp—New will be surrendered and treated as a liquidation account in Malvern Federal Savings Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Malvern Bancorp—New will eliminate or transfer the liquidation account and the interests in such account to Malvern Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of Malvern Federal Savings Bank and not be subject in any manner or amount to creditors of Malvern Bancorp—New.

Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Malvern Bancorp—New or Malvern Federal Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Malvern Federal Savings Bank on December 31, 2010 or June 30, 2012, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2010 or June 30, 2012 bears to the balance of all deposit accounts in Malvern Federal Savings Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2010 or June 30, 2012 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Malvern Bancorp—New as the sole shareholder of Malvern Federal Savings Bank.

Tax Aspects

We believe that the summary of the tax opinions presented below addresses all material federal income tax consequences that are generally applicable to us and the persons receiving subscription rights. One of the conditions to the completion of the conversion and offering is the receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that the conversion and offering will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Malvern Federal Mutual Holding Company, Malvern Federal Bancorp, Malvern Bancorp—New, Malvern Federal Savings Bank, or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by us.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to Malvern Federal Mutual Holding Company, Malvern Federal Bancorp, Malvern Bancorp—New and Malvern Federal Savings Bank to the effect that, for federal income tax purposes:

1.	The conversion of Malvern Federal Mutual Holding Company to stock form will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.

2.	Malvern Federal Mutual Holding Company will not recognize any gain or loss as a result of its conversion to stock form. (See Sections 361(a), 361(c) and 357(a) of the Code.)

3.	The basis of the assets of Malvern Federal Mutual Holding Company immediately following its conversion to stock form will be the same as the basis of such assets immediately prior to its conversion. (See Section 362(b) of the Code.)

4.	The holding period of the assets of Malvern Federal Mutual Holding Company immediately following its conversion to stock form will include the holding period of those assets immediately prior to its conversion. (See Section 1223(2) of the Code.)

5.	The merger of Malvern Federal Mutual Holding Company with and into Malvern Federal Bancorp with Malvern Federal Bancorp being the surviving institution (the mutual holding company merger), will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(1)(A) of the Internal Revenue Code.)

6	The constructive exchange of the eligible account holders’ and supplemental eligible account holders’ liquidation interests in Malvern Federal Mutual Holding Company for liquidation interests in Malvern Federal Bancorp in the mutual holding company merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)

7.	Malvern Federal Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to Malvern Federal Bancorp and Malvern Federal Bancorp’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in Malvern Federal Bancorp or on the constructive distribution of such liquidation interest to Malvern Federal Mutual Holding Company’s persons who are eligible account holders or supplemental eligible account holders. (Sections 361(a), 361(c), and 357(a) of the Internal Revenue Code.)

8.	No gain or loss will be recognized by Malvern Federal Bancorp upon the receipt of the assets of Malvern Federal Mutual Holding Company in the mutual holding company merger in exchange for the constructive transfer to eligible account holders and supplemental eligible account holders of liquidation interests in Malvern Federal Bancorp. (Section 1032(a) of the Internal Revenue Code.)

9.	Eligible account holders and supplemental eligible account holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Malvern Federal Bancorp in exchange for their liquidation interests in Malvern Federal Mutual Holding Company. (Section 354(a) of the Internal Revenue Code.)

10.	The basis of the assets of Malvern Federal Mutual Holding Company (other than the stock in Malvern Federal Bancorp which will be cancelled) to be received by Malvern Federal Bancorp will be the same as the basis of such assets in the hands of Malvern Federal Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11.	The holding period of the assets of Malvern Federal Mutual Holding Company in the hands of Malvern Federal Bancorp will include the holding period of those assets in the hands of Malvern Federal Mutual Holding Company. (Section 1223(2) of the Internal Revenue Code.)

12.	The merger of Malvern Federal Bancorp with and into Malvern Bancorp—New (the mid-tier holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

13.	Malvern Federal Bancorp will not recognize any gain or loss on the transfer of its assets to Malvern Bancorp—New and Malvern Bancorp—New’s assumption of its liabilities in the mid-tier holding company merger, pursuant to which shares of Malvern Bancorp—New common stock will be received in exchange for shares of Malvern Federal Bancorp’s common stock, and eligible account holders and supplemental eligible account holders will receive liquidation interests in Malvern Bancorp—New in exchange for their liquidation interests in Malvern Federal Bancorp.

14.	No gain or loss will be recognized by Malvern Bancorp—New upon the receipt of the assets of Malvern Federal Bancorp in the mid-tier holding company merger. (Section 1032(a) of the Internal Revenue Code.)

15.	The basis of the assets of Malvern Federal Bancorp (other than stock in Malvern Federal Savings Bank) to be received by Malvern Bancorp—New will be the same as the basis of such assets in the hands of Malvern Federal Bancorp immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

16.	The holding period of the assets of Malvern Federal Bancorp in the hands of Malvern Bancorp—New will include the holding period of those assets in the hands of Malvern Federal Bancorp. (Section 1223(2) of the Internal Revenue Code.)

17.	Malvern Federal Bancorp shareholders will not recognize any gain or loss upon their exchange of Malvern Federal Bancorp common stock for Malvern Bancorp—New common stock, except for cash paid in lieu of fractional shares. (Section 354 of the Internal Revenue Code.)

18.	The payment of cash to shareholders of Malvern Federal Bancorp in lieu of fractional shares of Malvern Bancorp—New common stock will be treated as though the fractional shares were distributed as part of the mid-tier holding company merger and then redeemed by Malvern Bancorp—New. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

19.	Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Malvern Federal Bancorp for the liquidation accounts in Malvern Bancorp—New. (Section 354 of the Internal Revenue Code.)

20.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Malvern Bancorp—New common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other members upon distribution to them of nontransferable subscription rights to purchase shares of Malvern Bancorp—New common stock. (Section 356(a) of the Internal Revenue Code.)

It is more likely than not that eligible account holders, supplemental eligible account holders and other members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

21.	It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event Malvern Bancorp—New lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of interests in the bank liquidation account as of the effective date of the conversion and reorganization. (Section 356(a) of the Internal Revenue Code.)

22.	It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

23.	Each shareholder’s holding period in his or her Malvern Bancorp—New common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

24.	The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

25.	No gain or loss will be recognized by Malvern Bancorp—New on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

In reaching their conclusions under items 20 and 22 above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.

ParenteBeard LLC has issued an opinion to Malvern Federal Mutual Holding Company, Malvern Federal Bancorp and Malvern Federal Savings Bank to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion and offering are not materially different than for federal tax purposes.

We received a letter from RP Financial dated May 30, 2012, which letter is not binding on the Internal Revenue Service, stating their belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in a standard conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes, due to the factors discussed in this paragraph, that it is more likely than not that the subscription rights have no value. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and Malvern Bancorp—New may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding. If the Internal Revenue Service determines that the tax effects of the transactions contemplated by the plan of conversion and reorganization are to be treated differently from those presented in the opinion, Malvern Bancorp—New may be subject to adverse tax consequences as a result of the conversion and offering. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

RESTRICTIONS ON ACQUISITIONS OF MALVERN BANCORP—NEW AND
MALVERN FEDERAL SAVINGS BANK AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in the Articles of Incorporation and Bylaws of Malvern Bancorp—New and Pennsylvania Law

Certain provisions of the articles of incorporation and bylaws of Malvern Bancorp—New and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in the articles of incorporation and bylaws of Malvern Bancorp—New provide, among other things:

•	that our board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of shareholders may only be called by our board of directors;

•	that shareholders generally must provide Malvern Bancorp—New advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

•	that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of our directors;

•	that no person may acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of equity securities of Malvern Bancorp—New; and

•	the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

Provisions of the Pennsylvania Business Corporation Law of 1988, which is referred to as the PBCL in this document, applicable to Malvern Bancorp—New provide, among other things, that

•	Malvern Bancorp—New may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

•	holders of common stock may object to a “control transaction” involving Malvern Bancorp—New (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;” and

•	any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to Malvern Bancorp—New from the disposition of any equity securities of Malvern Bancorp—New to any person shall belong to and be recoverable by Malvern Bancorp—New when the profit is realized in a specified manner.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Our articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which Malvern Bancorp—New has elected to exempt itself from as provided in its articles of incorporation.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by the board of directors of Malvern Bancorp—New but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render Malvern Bancorp—New being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws and the PBCL is set forth below.

Board of Directors. The articles of incorporation and bylaws of Malvern Bancorp—New require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of the common stock of Malvern Bancorp—New will not have cumulative voting in the election of directors.

Under our articles of incorporation, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

The articles of incorporation of Malvern Bancorp—New provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to Malvern Bancorp—New.

Consideration of Interests. The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire Malvern Bancorp—New, the board of directors, committees of the board and individual directors of a business corporation may consider the following:

•	the effects of any action upon any and all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

•	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•	the resources, intent and conduct (past, stated and potential) or any person seeking to acquire control of the corporation; and

•	all other pertinent factors.

The board of directors, committees of the board and individual directors shall not be required, in considering the best interests of the corporation or the effects of any such action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

Limitations on Liability. The articles of incorporation of Malvern Bancorp—New provide that the personal liability of our directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to Malvern Bancorp—New and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in our articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, our articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of our directors does not eliminate or alter the duty of our directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

The provision in our articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of our directors to exercise their best business judgment in managing our affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. Such litigation, whether it is well-founded or not, can be very costly. The provision of our articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable Malvern Bancorp—New to elect and retain the persons most qualified to serve as directors.

Indemnification of Directors, Officers, Employees and Agents. The bylaws of Malvern Bancorp—New provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or agent of Malvern Bancorp—New. Indemnification will be furnished against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also require us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in our bylaws are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors or otherwise. In addition, our bylaws authorize us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Malvern Bancorp—New, whether or not we would have the power to provide indemnification to such person. By action of the Malvern Bancorp—New board, we may create and fund a trust fund or fund of any nature, and may enter into agreements with our officers and directors, for securing or insuring in any manner our obligation to indemnify or advance expenses provided for in the provisions in our bylaws regarding indemnification.

Special Meetings of Shareholders. The articles of incorporation of Malvern Bancorp—New contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Shareholder Nominations and Proposals. The bylaws of Malvern Bancorp—New provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, our principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Malvern Bancorp—New in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion and the reorganization, by October 31, 2012.

Our bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to our secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Malvern Bancorp—New in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion and reorganization, by October 31, 2012. Our bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The procedures regarding shareholder proposals and nominations are intended to provide the board of directors of Malvern Bancorp—New with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Malvern Bancorp—New or its shareholders.

Shareholder Action Without a Meeting. The articles of incorporation of Malvern Bancorp—New provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote.

Limitations on Acquisitions of Voting Stock and Voting Rights. The articles of incorporation of Malvern Bancorp—New provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of our equity securities or (b) any securities convertible into, or exercisable for, any equity securities of Malvern Bancorp—New if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of our equity securities. The term “person” is broadly defined in our articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Malvern Bancorp—New by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Malvern Bancorp—New or Malvern Federal Savings Bank or any trustees of such plan and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of our board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and our board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Mergers, Consolidations and Sales of Assets. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. The articles of incorporation of Malvern Bancorp—New provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the “constituent” corporation, in this case, Malvern Bancorp—New, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

As holder of all of the outstanding Malvern Federal Savings Bank common stock after consummation of the conversion, Malvern Bancorp—New generally will be able to authorize a merger, consolidation or other business combination involving Malvern Federal Savings Bank without any additional approval being required of the shareholders of Malvern Bancorp—New.

Business Combinations with Interested Shareholders. Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

Control Transactions. The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation, subject to certain limited exceptions. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

Disgorgement by Certain Controlling Shareholders. The PBCL includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

A “controlling person or group” for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

Control-Share Acquisitions. The PBCL includes provisions which generally require that shareholders of a registered corporation approve a “control-share acquisition,” as defined therein. Pursuant to authority contained in the PBCL, our articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to Malvern Bancorp—New.

Amendment of Governing Instruments. The articles of incorporation of Malvern Bancorp—New generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation and bylaws) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the directors of Malvern Bancorp—New then in office.

Our bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (removal of directors) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

Authorized Capital Stock. The authorized capital stock of Malvern Bancorp—New consists of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. The number of authorized stock is greater than what we will issue in the conversion and reorganization. This will provide our board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

Issuance of Capital Stock to Directors, Officers and Controlling Persons. Our articles of incorporation do not contain restrictions on the issuance of shares of capital stock to our directors, officers or controlling persons. Thus, Malvern Bancorp—New could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of Malvern Bancorp—New capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the Nasdaq Stock Market, however, generally require corporations like Malvern Bancorp—New with securities which will be listed on the Nasdaq Stock Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations.

The foregoing provisions of our article of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of Malvern Bancorp—New or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

The board of directors of Malvern Bancorp—New believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Our board of directors believes that these provisions are in the best interests of Malvern Bancorp—New and its future shareholders. In the board of directors’ judgment, our board of directors is in the best position to determine the true value of Malvern Bancorp—New and to negotiate more effectively for what may be in the best interests of shareholders. Accordingly, our board of directors believes that it is in the best interests and the best interests of our future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Malvern Bancorp—New and where the transaction is in the best interests of all shareholders.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Federal Reserve Board has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Federal Reserve Board may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

During the conversion and for three years following the conversion and reorganization, Federal Reserve Board regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Malvern Federal Savings Bank, without the prior written approval of the Federal Reserve Board, except for

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by our employee stock ownership plan or other tax-qualified plans which we maintain; and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholder. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Federal Reserve Board regulations.

In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See “The Conversion and Offering—Restrictions on Transfer of Subscription Rights and Shares.”

DESCRIPTION OF OUR CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. We currently expect to issue up to a maximum of 5.7 million shares of common stock, including 3.2 million shares sold in the offering and 2.5 million shares exchanged for the outstanding shares of Malvern Federal Bancorp common stock, and no shares of preferred stock in the conversion and reorganization. Each share of common stock of Malvern Bancorp—New will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the Subscription Shares and the issuance of the Exchange Shares in accordance with the plan of conversion and reorganization, all such stock will be duly authorized, fully paid and nonassessable.

The common stock of Malvern Bancorp—New will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Our Dividend Policy.” The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion and reorganization, the holders of our common stock will possess exclusive voting rights in Malvern Bancorp—New. They will elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in ”Restrictions on Acquisitions of Malvern Bancorp—New and Malvern Federal Savings Bank and Related Anti-Takeover Provisions—Limitations on Acquisitions of Voting Stock and Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Malvern Bancorp—New, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including with respect to the liquidation account of Malvern Bancorp—New), all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of our authorized preferred stock will be issued in the conversion and reorganization. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

EXPERTS

The consolidated financial statements as of September 30, 2011 and 2010 and for each of the years in the three-year period ended September 30, 2011 included in this prospectus and in the registration statement have been so included in reliance on the report of ParenteBeard LLC, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

RP Financial LC. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

TRANSFER AGENT, EXCHANGE AGENT AND REGISTRAR

The transfer agent and registrar and exchange agent for the common stock of Malvern Bancorp—New is Registrar and Transfer Company.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Elias, Matz, Tiernan & Herrick L.L.P. ParenteBeard LLC has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Elias, Matz, Tiernan & Herrick L.L.P. and ParenteBeard LLC have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, Malvern Bancorp—New will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, Malvern Bancorp—New and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Malvern Bancorp—New has undertaken that it will not terminate such registration for a period of at least three years following the conversion and offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Malvern Bancorp—New has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the Internet at http://www.sec.gov.

Malvern Bancorp—New has filed an application with respect to the conversion and offering on Form AC with the Board of Governors of the Federal System. This prospectus omits certain information contained in that application. The application of Malvern Bancorp—New on Form AC may be reviewed, without charge, at the offices of the Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, N.W., Washington, D.C. 20551 and at the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements of Malvern Federal Bancorp, Inc. and Subsidiaries	Page No.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Financial Condition as of March 31, 2012 (Unaudited), and September 30, 2011 and 2010	F-3
Consolidated Statements of Operations for the Six Months Ended March 31, 2012 and 2011 (Unaudited) and for the Years Ended September 30, 2011, 2010 and 2009	F-4
Consolidated Statements of Comprehensive Income (Loss) for the Six Months Ended March 31, 2012 and 2011 (Unaudited) and for the Years Ended September 30, 2011, 2010 and 2009	F-5
Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended March 31, 2012 (Unaudited) and for Years Ended September 30, 2011, and 2010 and 2009	F-6
Consolidated Statements of Cash Flows for the Six Months Ended March 31, 2012 and 2011 (Unaudited) and for the Years Ended September 30, 2011, 2010 and 2009	F-7
Notes to Consolidated Financial Statements	F-9

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

The registrant, Malvern Bancorp-New, is in organization and has not yet commenced operations to date; accordingly, the financial statements of the registrant have been omitted because of their immateriality.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Malvern Federal Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Malvern Federal Bancorp, Inc. and subsidiaries (the “Company”) as of September 30, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three year period ended September 30, 2011. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Malvern Federal Bancorp, Inc. and its subsidiaries as of September 30, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania
December 20, 2011

Malvern Federal Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

	March 31,	September 30,
	2012	2011	2010
	(Unaudited)
	(Dollars in thousands, except per share data)
Assets
Cash and due from depository institutions	$1,304	$1,447	$1,564
Interest earning deposits in depository institutions	57,321	32,049	79,831
Cash and Cash Equivalents	58,625	33,496	81,395
Investment securities available for sale, at fair value	81,701	74,389	40,719
Investment securities held to maturity (fair value of $746 (unaudited), $4,024 and $4,925, respectively)	696	3,797	4,716
Restricted stock, at cost	4,827	5,349	6,567
Loans receivable, net of allowance for loan losses of $8,076 (unaudited), $10,101 and $8,157, respectively	467,028	506,019	547,323
Other real estate owned	4,743	8,321	5,315
Accrued interest receivable	1,632	1,897	2,113
Property and equipment, net	7,927	8,165	8,765
Deferred income taxes, net	6,930	7,465	4,462
Bank-owned life insurance	15,026	14,760	14,213
Other assets	2,469	2,910	4,918
Total Assets	$651,604	$666,568	$720,506

Liabilities and Shareholders’ Equity

Liabilities
Deposits:
Deposits-noninterest-bearing	$21,413	$19,833	$18,503
Deposits-interest-bearing	515,616	534,622	578,355
Total Deposits	537,029	554,455	596,858
FHLB advances	48,593	49,098	55,334
Advances from borrowers for taxes and insurance	2,297	651	585
Accrued interest payable	246	233	267
Other liabilities	1,536	1,847	1,255
Total Liabilities	589,701	606,284	654,299

Commitments and Contingencies	—	—	—

Shareholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, issued and outstanding: 6,102,500	62	62	62
Additional paid-in-capital	25,861	25,889	25,912
Retained earnings	38,107	36,637	42,830
Treasury stock-at cost, 50,000 shares	(477)	(477)	(477)
Unearned Employee Stock Ownership Plan (ESOP) shares	(2,105)	(2,178)	(2,299)
Accumulated other comprehensive income	455	351	179
Total Shareholders’ Equity	61,903	60,284	66,207
Total Liabilities and Shareholders’ Equity	$651,604	$666,568	$720,506

Malvern Federal Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands, except per share data)
Interest and Dividend Income
Loans, including fees	$12,458	$14,364	$28,185	$32,085	$33,711
Investment securities, taxable	859	720	1,487	990	848
Investment securities, tax-exempt	10	15	23	35	77
Dividends, restricted stock	1	—	—	—	—
Interest-bearing cash accounts	18	19	31	38	65
Total Interest and Dividend Income	13,346	15,118	29,726	33,148	34,701

Interest Expense
Deposits	3,542	4,532	8,453	10,114	13,478
Short-term borrowings	—	—	—	8	—
Long-term borrowings	862	879	1,745	3,519	5,203
Total Interest Expense	4,404	5,411	10,198	13,641	18,681
Net Interest Income	8,942	9,707	19,528	19,507	16,020

Provision for Loan Losses	25	10,042	12,392	9,367	2,280

Net Interest Income (Loss) after Provision for Loan Losses	8,917	(335)	7,136	10,140	13,740

Other Income
Service charges and other fees	468	471	892	1,279	1,432
Rental income—other real estate owned	399	—	—	—	—
Rental income—other	133	130	267	254	255
Gain (loss) on sale of investments, net	623	—	—	(13)	29
Gain on disposal of fixed assets	—	—	—	—	8
(Loss) gain on sale of other real estate owned, net	(21)	(7)	23	(142)	(225)
Earnings on bank-owned life insurance	266	277	547	563	514
Total Other Income	1,868	871	1,729	1,941	2,013

Other Expense
Salaries and employee benefits	3,312	3,157	6,397	6,396	6,444
Occupancy expense	1,048	1,109	2,150	1,834	1,864
Federal deposit insurance premium	453	703	1,141	1,391	770
Advertising	422	425	737	736	674
Data processing	620	562	1,132	1,464	1,212
Professional fees	914	844	1,832	1,037	1,014
Other real estate owned expense	1,013	1,233	3,209	2,302	532
Other operating expenses	945	925	1,958	1,945	1,991
Total Other Expenses	8,727	8,958	18,556	17,105	14,501

Income (Loss) before income tax expense (benefit)	2,058	(8,422)	(9,691)	(5,024)	1,252

Income tax expense (benefit)	588	(2,979)	(3,579)	(1,895)	242

Net Income (Loss)	$1,470	$(5,443)	$(6,112)	$(3,129)	$1,010

Basic Earnings (Loss) Per Share	$0.25	$(0.92)	$(1.04)	$(0.53)	$0.17

Dividends Declared Per Share	$0.00	$0.03	$0.03	$0.12	$0.14

Malvern Federal Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Net Income (Loss)	$1,470	$(5,443)	$(6,112)	$(3,129)	$1,010

Other Comprehensive Income (Loss):
Changes in net unrealized gains (loss) on securities available for sale	780	(1,248)	260	226	513
(Gains) losses realized in net income	(623)	—	—	13	(29)

	157	(1,248)	260	239	484
Deferred income tax effect	(53)	425	(88)	(81)	(185)

Total other comprehensive income (loss)	104	(823)	172	158	299

Total comprehensive income (loss)	$1,574	$(6,266)	$(5,940)	$(2,971)	$1,309

Malvern Federal Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	(Dollars in thousands, except per share data)
Balance, October 1, 2008	$62	$25,959	$45,663	$—	$(2,571)	$(278)	$68,835
Net Income	—	—	1,010	—	—	—	1,010
Other comprehensive income	—	—	—	—	—	299	299
Treasury stock purchased (2,000 shares)	—	—	—	(19)	—	—	(19)
Cash dividends declared ($0.14 per share)	—	—	(387)	—	—	—	(387)
Committed to be released ESOP shares (13,404 shares)	—	(22)	—	—	126	—	104
Balance, September 30, 2009	62	25,937	46,286	(19)	(2,445)	21	69,842
Net Loss	—	—	(3,129)	—	—	—	(3,129)
Other comprehensive income	—	—	—	—	—	158	158
Treasury stock purchased (48,000 shares)	—	—	—	(458)	—	—	(458)
Cash dividends paid ($0.12 per share)	—	—	(327)	—	—	—	(327)
Committed to be released ESOP shares (13,404 shares)	—	(25)	—	—	146	—	121
Balance, September 30, 2010	62	25,912	42,830	(477)	(2,299)	179	66,207
Net Loss	—	—	(6,112)	—	—	—	(6,112)
Other comprehensive loss	—	—	—	—	—	172	172
Cash dividends paid ($0.03 per share)	—	—	(81)	—	—	—	(81)
Committed to be released ESOP shares (13,404 shares)	—	(23)	—	—	121	—	98
Balance, September 30, 2011	62	25,889	36,637	(477)	(2,178)	351	60,284
Net Income (unaudited)	—	—	1,470	—	—	—	1,470
Other comprehensive income (unaudited)	—	—	—	—	—	104	104
Committed to be released ESOP Shares (6,702 shares) (unaudited)	—	(28)	—	—	73	—	45
Balance, March 31, 2012 (Unaudited)	$62	$25,861	$38,107	$(477)	$(2,105)	$455	$61,903

Malvern Federal Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$1,470	$(5,443)	$(6,112)	$(3,129)	$1,010
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation expense	368	430	826	803	922
Provision for loan losses	25	10,042	12,392	9,367	2,280
Deferred income taxes expense (benefit)	481	(3,012)	(3,091)	(2,212)	(260)
ESOP expense	45	34	98	121	104
Accretion of premiums and discounts on investments securities, net	(78)	(63)	(61)	(107)	(98)
Amortization (accretion) amortization of mortgage servicing rights	38	(25)	6	158	142
Net (gain) loss on sale of investment securities available for sale	(623)	—	—	13	(29)
Net gain on disposal of fixed assets	—	—	—	—	(8)
Loss (gain) on sale of other real estate owned	21	7	(23)	142	225
Write down of other real estate owned	472	903	2,455	2,122	216
Decrease in accrued interest receivable	265	24	216	113	227
Increase (decrease) in accrued interest payable	13	(36)	(34)	(440)	(187)
(Decrease) increase in other liabilities	(311)	247	592	(2,475)	2,850
Earnings on bank-owned life insurance	(266)	(277)	(547)	(563)	(514)
Decrease (increase) in other assets	23	1,235	913	(1,210)	(564)
Decrease (increase) in prepaid FDIC assessment	433	674	1,087	(2,089)	(135)
Amortization of loan origination fees and costs	(630)	(556)	(896)	(964)	(1,033)
Net Cash Provided by (Used in) by Operating Activities	1,746	4,184	7,821	(350)	5,148

Cash Flows from Investing Activities
Proceeds from maturities and principal collections:
Investment securities held to maturity	3,108	714	949	153	370
Investment securities available for sale	14,636	12,375	37,955	20,130	13,076
Proceeds from sales, investment securities available for sale	18,954	—	—	192	1,150
Purchases of investment securities held to maturity	—	—	—	—	(2,370)
Purchases of investment securities available for sale	(29,379)	(45,009)	(71,333)	(33,636)	(18,715)
Loan purchases	(13,332)	(9,796)	(32,368)	(21,359)	(60,315)
Loan originations and principal collections, net	41,508	23,646	49,718	55,987	31,191
Proceeds from sale of other real estate owned	3,834	3,955	7,022	1,506	538
Purchase of other real estate owned	—	—	—	—	(777)
Additions to mortgage servicing rights	(53)	—	—	—	—
Purchases of bank-owned life insurance	—	—	—	—	(5,000)
Net decrease in restricted stock	522	640	1,218	—	329
Purchases of property and equipment	(130)	(175)	(227)	(1,185)	(277)
Net Cash Provided by (Used in) Investing Activities	39,668	(13,650)	(7,066)	21,788	(40,800)

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Cash Flows from Financing Activities
Net (decrease) increase in deposits	(17,426)	(37,071)	(42,403)	80,347	63,018
Net decrease in short-term borrowings	—	—	—	—	(8,500)
Proceeds from long-term borrowings	—	—	—	3,000	5,000
Repayment of long-term borrowings	(505)	(5,735)	(6,236)	(47,287)	(10,677)
Increase (decrease) in advances from borrowers for taxes and insurance	1,646	1,192	66	(643)	(352)
Cash dividends paid	—	(81)	(81)	(327)	(415)
Treasury stock purchased	—	—	—	(458)	(19)
Net Cash (Used in) Provided by Financing Activities	(16,285)	(41,695)	(48,654)	34,632	48,055
Net Increase (Decrease) in Cash and Cash Equivalents	25,129	(51,161)	(47,899)	56,070	12,403

Cash and Cash Equivalents—Beginning	33,496	81,395	81,395	25,325	12,922

Cash and Cash Equivalents—Ending	$58,625	$30,234	$33,496	$81,395	$25,325

Supplementary Cash Flows Information
Interest paid	$4,391	$5,448	$10,232	$14,081	$18,869
Income taxes paid	$—	$4	$11	$1,485	$510
Non-cash transfer of loans to other real estate owned	$749	$4,980	$12,460	$3,210	$5,848
Non-cash transfer of loans to investment securities available for sale	$10,671	—	—	—	—

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the six months ended March 31, 2012 and 2011 (unaudited) and for the years ended
September 30, 2011, 2010 and 2009

Note 1 — Organizational Structure and Nature of Operations

Malvern Federal Bancorp, Inc. (the “Company”) and its subsidiaries, Malvern Federal Holdings, Inc., a Delaware investment company, and Malvern Federal Savings Bank (the “Bank”) and the Bank’s subsidiaries, Strategic Asset Management Group, Inc. (“SAMG”) and Malvern Federal Investments, Inc., a Delaware investment company, provide various banking services, primarily accepting deposits and originating residential and commercial mortgage loans, consumer loans and other loans through the Bank’s eight full-service branches in Chester and Delaware Counties, Pennsylvania. SAMG owns 50% of Malvern Insurance Associates, LLC. Malvern Insurance Associates, LLC offers a full line of business and personal lines of insurance products. As of March 31, 2012, September 30, 2011 and September 30, 2010, SAMG’s total assets were $42,000 (unaudited), $42,000 and $35,000, respectively. There was no income (unaudited) reported for SAMG for the six months ended March 31, 2012. The net income of SAMG for the six months ended March 31, 2011 was $6,500 (unaudited). The net income of SAMG for the year ended September 30, 2011 was $8,000. There was no income reported for SAMG for the year ended September 30, 2010. The net loss of SAMG for the year ended September 30, 2009 was $17,000. The Company is subject to competition from various other financial institutions and financial services companies. The Company is also subject to the regulations of certain federal agencies and, therefore, undergoes periodic examinations by those regulatory agencies.

In 2008, Malvern Federal Savings Bank (“Malvern Federal Savings” or the “Bank”) completed its reorganization to the mutual holding company form of organization and formed Malvern Federal Bancorp, Inc. (the “Company”) to serve as the stock holding company for the Bank. In connection with the reorganization, the Company sold 2,645,575 shares of its common stock to certain members of the Bank and the public at a purchase price of $10.00 per share. In addition, the Company issued 3,383,875 shares, or 55% of the then outstanding shares, of its common stock to Malvern Federal Mutual Holding Company, a federally chartered mutual holding company (the “Mutual Holding Company”), and contributed 123,050 shares (with a value of $1.2 million), or 2.0% of the then outstanding shares, to the Malvern Federal Charitable Foundation, a newly created Delaware charitable foundation. In addition to the shares of Malvern Federal Bancorp, Inc. which it owns, Malvern Federal Mutual Holding Company was capitalized with $100,000 in cash. The offering resulted in approximately $26.0 million in net proceeds. An Employee Stock Ownership Plan (“ESOP”) was established which borrowed approximately $2.6 million from Malvern Federal Bancorp, Inc. to purchase 241,178 shares of common stock. Principal and interest payments of the loan are being made quarterly over a term of 18 years at a fixed interest rate of 5.0%.

In accordance with the subsequent events topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification” or the “ASC”), the Company evaluates events and transactions that occur after the statement of financial condition date for potential recognition and disclosure in the consolidated financial statements. The effect of all subsequent events that provide additional evidence of conditions that existed at the balance sheet date are recognized in the unaudited consolidated financial statements as of March 31, 2012.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The interim financial data at March 31, 2012 and the six months ended March 31, 2012 and 2011 are unaudited. The consolidated financial statements at March 31, 2012 and for the six months ended March 31, 2012 and 2011 and at and for the years ended September 30, 2011, 2010 and 2009 include the

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

accounts of Malvern Federal Bancorp, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the evaluation of other-than-temporary impairment of investment securities and fair value measurements.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Chester and Delaware Counties, Pennsylvania. Note 5 discusses the types of investment securities that the Company invests in. Note 6 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer. Although the Company has a diversified portfolio, its debtors ability to honor their contracts is influenced by, among other factors, the region’s economy.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from depository institutions and interest bearing deposits.

The Company maintains cash deposits in other depository institutions that occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions and believes that the risk of any possible credit loss is minimal.

The Company is required to maintain average reserve balances in vault cash with the Federal Reserve Bank based upon outstanding balances of deposit transaction accounts. Based upon the Company’s outstanding transaction deposit balances, the Bank maintained a deposit account with the Federal Reserve Bank in the amount of $4.5 million (unaudited), $5.0 million and $4.9 million at March 31, 2012, and September 30, 2011 and 2010, respectively.

Investment Securities

Debt securities held to maturity are securities that the Company has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost and adjusted for unamortized premiums and discounts. Securities held for trading are securities that are bought and held principally for the purpose of selling in the near term; these securities are reported at fair value, with unrealized gains and losses reported in current earnings. At March 31, 2012, September 30, 2011 and September 30, 2010, the Company had no investment securities classified as trading. Debt securities that will be held for indefinite periods of time and equity securities, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments, are classified as available for sale. Realized gains and losses are recorded on the trade date and are determined using the specific identification method. Securities held as available for sale are reported at fair value, with unrealized gains and losses, net of tax, reported as a component of

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

accumulated other comprehensive income (“AOCI”). Management determines the appropriate classification of investment securities at the time of purchase.

Securities are evaluated on a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery of the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Loans Receivable

The Company, through the Bank, grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by residential and commercial mortgage loans secured by properties located throughout Chester County, Pennsylvania and surrounding areas. The ability of the Company’s debtors to honor their contracts is dependent upon, among other factors, real estate values and general economic conditions in this area.

Loans receivable that management has the intent and ability to hold until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans using the interest method. The Company is amortizing these amounts over the contractual lives of the loans.

The loans receivable portfolio is segmented into residential loans, construction and development loans, commercial loans and consumer loans. The residential loan segment has one class, one- to four-family first lien residential mortgage loans. The construction and development loan segment consists of the following classes: residential and commercial and land loans. Residential construction loans are made for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. Commercial construction loans are made for the purpose of acquiring, developing and constructing a commercial structure. The commercial loan segment consists of the following classes: commercial real estate loans, multi-family real estate loans, and other commercial loans, which are also generally known as commercial and industrial loans or commercial business loans. The consumer loan segment consists of the following classes: home equity lines of credit, second mortgage loans and other consumer loans, primarily unsecured consumer lines of credit.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collection of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

In addition to originating loans, the Company purchases consumer and mortgage loans from brokers in our market area. Such purchases are reviewed for compliance with our underwriting criteria before they are purchased, and are generally purchased without recourse to the seller. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

Allowance for Loan Losses

The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the consolidated statement of financial condition date and is recorded as a reduction to loans. Reserves for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated statement of financial condition. The allowance for loan losses (“ALLL”) is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than when they become 120 days past due on a contractual basis or earlier in the event of the borrower’s bankruptcy or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably estimated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class that are not considered impaired. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these classes of loans, as adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	The nature and volume of the loan portfolio and terms of loans.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

4.	The experience, ability, and depth of lending management and staff.

5.	The volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

6.	The quality of the Company’s loan review system, and the degree of oversight by the Company’s Board of Directors.

7.	The existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	The effect of external factors, such as competition and legal and regulatory requirements.

The qualitative factors are applied to the historical loss rates for each class of loan. In addition, while not reported as a separate factor, changes in the value of underlying collateral (for regional property values) for collateral dependent loans is considered and addressed within the economic trends factor. A quarterly calculation is made adjusting the reserve allocation for each factor within a risk weighted range as it relates to each particular loan type, collateral type and risk rating within each segment. Data is gathered and evaluated through internal, regulatory, and government sources quarterly for each factor.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

In addition, the allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include categories of “pass,” “special mention,” “substandard” and “doubtful.” Assets classified as “Pass” are those protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. Assets which do not currently expose the insured institution to sufficient risk to warrant classification as substandard or doubtful but possess certain identified weaknesses are required to be designated “special mention.” If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.”

Residential Lending. Residential mortgage originations are secured primarily by properties located in the Company’s primary market area and surrounding areas. We currently originate fixed-rate, fully amortizing mortgage loans with maturities of 10 to 30 years. We also offer adjustable rate mortgage (“ARM”) loans where the interest rate either adjusts on an annual basis or is fixed for the initial one, three or five years and then adjusts annually. However, due to market conditions, we have not originated a significant amount of ARM loans in recent years.

We underwrite one- to four-family residential mortgage loans with loan-to-value ratios of up to 95%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. We require that a licensed appraiser from our list of approved appraisers perform and submit to us an appraisal on all properties secured by a first mortgage on one- to four-family first mortgage loans.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

In underwriting one- to four-family residential mortgage loans, the Company evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by the Company are appraised by independent fee appraisers approved by the Board of Directors. The Company generally requires borrowers to obtain an attorney’s title opinion or title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Real estate loans originated by the Company generally contain a “due on sale” clause allowing the Company to declare the unpaid principal balance due and payable upon the sale of the security property. The Company has not engaged in sub-prime residential mortgage loan originations. Our single-family residential mortgage loans generally are underwritten on terms and documentation conforming to guidelines issued by Freddie Mac and Fannie Mae.

Construction and Development Loans. During fiscal 2010, the Company generally ceased originating any new construction and development loans. Previously, we originated construction loans for residential and, to a lesser extent, commercial uses within our market area. We generally limited construction loans to builders and developers with whom we had an established relationship, or who were otherwise known to officers of the Bank. Our construction and development loans currently in the portfolio typically have variable rates of interest tied to the prime rate which improves the interest rate sensitivity of our loan portfolio.

Construction and development loans generally are considered to involve a higher level of risk than one-to four-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effect of economic conditions on developers, builders and projects. Additional risk is also associated with construction lending because of the inherent difficulty in estimating both a property’s value at completion and the estimated cost (including interest) to complete a project. The nature of these loans is such that they are more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk than construction loans to individuals on their personal residences. In order to mitigate some of the risks inherent to construction lending, we inspect properties under construction, review construction progress prior to advancing funds, work with builders with whom we have established relationships, require annual updating of tax returns and other financial data of developers and obtain personal guarantees from the principals.

Commercial Lending. During fiscal 2010, the Company generally ceased originating new commercial or multi-family real estate mortgage loans and we are no longer purchasing whole loans or participation interests in commercial real estate or multi-family loans from other financial institutions. Commercial and multi-family real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial and multi-family real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower’s ability to repay the loan may be impaired.

Most of the Company’s commercial business loans have been extended to finance local and regional businesses and include short-term loans to finance machinery and equipment purchases, inventory and accounts receivable. The commercial business loans which we originated may be either a revolving line of credit or for a fixed term of generally 10 years or less. Interest rates are adjustable, indexed to a published prime rate of interest, or fixed. Generally, equipment, machinery, real property or other corporate assets secure such loans. Personal guarantees from the business principals are generally obtained as additional collateral.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

Consumer Lending Activities. The Company currently originates most of its consumer loans in its primary market area and surrounding areas. The Company originates consumer loans on both a direct and indirect basis. Consumer loans generally have higher interest rates and shorter terms than residential mortgage loans; however, they have additional credit risk due to the type of collateral securing the loan or in some case the absence of collateral. As a result of the declines in the market value of real estate and the deterioration in the overall economy, we are continuing to evaluate and monitor the credit conditions of our consumer loan borrowers and the real estate values of the properties securing our second mortgage loans as part of our on-going efforts to assess the overall credit quality of the portfolio in connection with our review of the allowance for loan losses.

Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Once all factor adjustments are applied, general reserve allocations for each segment are calculated, summarized and reported on the ALLL summary. ALLL final schedules, calculations and the resulting evaluation process are reviewed quarterly by the Bank’s Asset Classification Committee and the Bank’s Board of Directors.

In addition, Federal bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may include information which was not previously available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is appropriate.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Loan Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Troubled Debt Restructurings

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring may be modified by means of extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions. However, the Company generally only restructures loans by modifying the payment structure to interest only or by reducing the actual interest rate. We do not accrue interest on loans that were non-accrual prior to the troubled debt restructuring until they have performed in accordance with their restructured terms for a period of at least six months. We continue to accrue interest on troubled debt restructurings which were performing in accordance with their terms prior to the restructure and continue to perform in accordance with their restructured terms. Management evaluates the ALLL with respect to TDRs under the same policy and guidelines as all other performing loans are evaluated with respect to the ALLL.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the previously

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

established carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses from other real estate owned.

Restricted Stock

Restricted stock represents required investments in the common stock of a correspondent bank and is carried at cost. As of March 31, 2012, September 30, 2011 and September 30, 2010, restricted stock consists solely of the common stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”).

Management’s evaluation and determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of an investment’s cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line and accelerated methods over estimated useful lives ranging from 3 to 39 years beginning when assets are placed in service. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank-Owned Life Insurance

The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Earnings from the increase in cash surrender value of the policies are included in other income on the statement of income.

Employee Benefit Plans

The Bank’s 401(k) plan allows eligible participants to set aside a certain percentage of their salaries before taxes. The Company may elect to match employee contributions up to a specified percentage of their respective salaries in an amount determined annually by the Board of Directors. The Company’s matching contribution related to the plan resulted in expenses of $52,000 (unaudited) and $10,000 (unaudited), for the six months ended March 31, 2012 and 2011, respectively. The Company’s matching contribution related to the plan resulted in expenses of $54,000, $116,000, and $166,000, for fiscal years

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

2011, 2010, and 2009, respectively. There were no bonus matching contributions for the six months ended March 31, 2012 and fiscal years 2011 and 2010.

The Company also maintains a Supplemental Executive and a Director Retirement Plan (the “Plans”). The accrued amount for the Plans included in other liabilities was $1.1 million (unaudited), $1.0 million and $893,000 at March 31, 2012, September 30, 2011 and 2010, respectively. Distributions made for the six months ended March 31, 2012 and 2011 were $10,000 (unaudited) and $16,000 (unaudited), respectively. Distributions made for the fiscal year 2011 and 2010 were $29,000 and $25,000, respectively. The expense associated with the Plans for the six months ended March 31, 2012 and 2011 was $54,000 (unaudited) and $80,000 (unaudited), respectively. The expense associated with the Plans for the years ended September 30, 2011, 2010, and 2009 was $172,000, $167,000, and $148,000, respectively.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal income tax laws and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities.

A valuation allowance is required to be recognized if it is “more likely than not” that a portion of the deferred tax assets will not be realized. The Company’s policy is to evaluate the deferred tax asset on a quarterly basis and record a valuation allowance for our deferred tax asset if we do not have sufficient positive evidence indicating that it is more likely than not that some or all of the deferred tax asset will be realized.

Commitments and Contingencies

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the statement of financial condition when they are funded.

Segment Information

The Company has one reportable segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and manage interest rate and credit risk. Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain reclassifications have been made to the previous periods financial statements to conform to the current periods presentation. These reclassifications had no effect on the Company’s results of operations.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures About Offsetting Assets and Liabilities.” This project began as an attempt to converge the offsetting requirements under U.S. GAAP and IFRS. However, as the Boards were not able to reach a converged solution with regards to offsetting requirements, the Boards developed convergent disclosure requirements to assist in reconciling differences in the offsetting requirements under U.S. GAAP and IFRS. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU No. 2011-11 also requires disclosure of collateral received and posted in connection with master netting arrangements or similar arrangements. ASU No. 2011-11 is effective for interim and annual reporting periods beginning on or after January 1, 2013. As the provisions of ASU No. 2011-11 only impact the disclosure requirements related to the offsetting of assets and liabilities, the adoption will have no impact on the Company’s Consolidated Financial Statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” The provisions of ASU No. 2011-05 allow an entity the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Under either method, entities are required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. ASU No. 2011-05 also eliminates the option to present the components of other comprehensive income as a part of the statement of changes in shareholders’ equity but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU No. 2011-05 was effective for the Company’s interim reporting period beginning on or after January 1, 2012, with retrospective application required. In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The provisions of ASU No. 2011-12 defer indefinitely the requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented. ASU No. 2011-12, which shares the same effective date as ASU No. 2011-05, does not defer the requirement for entities to present components of comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company adopted the provisions of ASU No. 2011-05 and ASU No. 2011-12 which resulted in a new statement of comprehensive income (loss) for the interim period ended March 31, 2012. The Company adopted the provisions of ASU No. 2011-05 and ASU No. 2011-12 which resulted in a new statement of comprehensive income (loss) for the interim period ended March 31, 2012. In addition, the Company has retroactively presented for all prior periods as required. The adoption of ASU No. 2011-05 and ASU No. 2011-12 had no impact on the Company’s Consolidated Financial Statements.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (Continued)

In May 2011 the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurements. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The amendments in this ASU are required to be applied prospectively, and are effective for interim and annual periods beginning after December 15, 2011. The Company adopted the provisions of ASU No. 2011-04 effective January 1, 2012. The fair value measurement provisions of ASU No. 2011-4 had no impact on the Company’s Consolidated Financial Statements.

Note 3 — Earnings Per Share

Basic earnings per common share is computed based on the weighted average number of shares outstanding reduced by unearned ESOP shares. Diluted earnings per share is computed based on the weighted average number of shares outstanding and common stock equivalents (“CSEs”) that would arise from the exercise of dilutive securities reduced by unearned ESOP shares. As of March 31, 2012, September 30, 2011 and 2010 and for the six months ended March 31, 2012 and 2011 and for the years ended September 30, 2011, 2010 and 2009, the Company had not issued and did not have any outstanding CSEs and, at the present time, the Company’s capital structure has no potential dilutive securities.

The following table sets forth the composition of the weighted average shares (denominator) used in the earnings per share computations.

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands, except per share data)
Net Income (Loss)	$1,470	$(5,443)	$(6,112)	$(3,129)	$1,010
Weighted average shares outstanding	6,102,500	6,102,500	6,102,500	6,107,495	6,152,418
Average unearned ESOP shares	(193,138)	(206,556)	(203,184)	(216,590)	(229,997)
Weighted average shares outstanding—basic	5,909,362	5,895,944	5,899,316	5,890,905	5,922,421
Earnings (Loss) per share—basic	$0.25	$(0.92)	$(1.04)	$(0.53)	$0.17

Note 4 — Employee Stock Ownership Plan

The Company established an employee stock ownership plan (“ESOP”) in 2008 for substantially all of its full-time employees. Certain senior officers of the Bank have been designated as Trustees of the ESOP. Shares of the Company’s common stock purchased by the ESOP are held until released for allocation to participants. Shares released are allocated to each eligible participant based on the ratio of each such participant’s base compensation to the total base compensation of all eligible plan participants. As the unearned shares are committed to be released and allocated among participants, the Company recognizes compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares released differs from the cost of such shares, the difference is charged or credited to additional paid-in capital. During the period from May 20, 2008 to September 30, 2008, the ESOP purchased 241,178 shares of the Company’s common stock for approximately $2.6 million, an average price of $10.86 per share, which was funded by a loan from Malvern Federal

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 4 — Employee Stock Ownership Plan (Continued)

Bancorp, Inc. The ESOP loan is being repaid principally from the Bank’s contributions to the ESOP. The loan, which bears an interest rate of 5%, is being repaid in quarterly installments through 2026. Shares are released to participants proportionately as the loan is repaid. During the six months ended March 31, 2012 and 2011, there were 6,702 (unaudited) and 6,702 (unaudited) shares committed to be released, respectively. During the years ended September 30, 2011, 2010 and 2009, there were 13,404, 13,404, and 13,404 shares, respectively, committed to be released. At March 31, 2012, there were 189,798 (unaudited) unallocated shares held by the ESOP which had an aggregate fair value of approximately $1.5 million (unaudited). At September 30, 2011, there were 196,500 unallocated shares held by the ESOP which had an aggregate fair value of approximately $1.3 million.

Note 5 — Investment Securities

At March 31, 2012, September 30, 2011 and 2010, the Company’s mortgage-backed securities consisted solely of securities backed by residential mortgage loans. The Company held no mortgage-backed securities backed by commercial mortgage loans at these dates.

Investment securities available for sale at March 31, 2012, and at September 30, 2011 and 2010 consisted of the following:

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
	(Dollars in thousands)
U.S. government obligations	$4,999	$6	$—	$5,005
U.S. government agencies	22,872	135	(30)	22,977
FHLB notes	1,694	5	—	1,699
State and municipal obligations	2,624	28	(46)	2,606
Single issuer trust preferred security	1,000	—	(242)	758
Corporate debt securities	1,502	30	—	1,532
	34,691	204	(318)	34,577
Mortgage-backed securities:
FNMA:
Adjustable-rate	1,406	75	—	1,481
Fixed-rate	697	47	—	744
FHLMC:
Adjustable-rate	556	23	—	579
GNMA, adjustable-rate	140	3	—	143
CMO, fixed-rate	43,522	655	—	44,177
	46,321	803	—	47,124
	$81,012	$1,007	$(318)	$81,701

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 5 — Investment Securities (Continued)

	September 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government obligations	$4,998	$12	$—	$5,010
U.S. government agencies	23,874	98	(26)	23,946
FHLB notes	4,498	5	(7)	4,496
State and municipal obligations	952	31	(20)	963
Single issuer trust preferred security	1,000	—	(210)	790
Corporate debt securities	2,185	29	—	2,214
	37,507	175	(263)	37,419
Mortgage-backed securities:
FNMA:
Adjustable-rate	2,500	135	—	2,635
Fixed-rate	897	57	—	954
FHLMC:
Adjustable-rate	643	21	—	664
Fixed-rate	325	27	—	352
GNMA, adjustable-rate	147	4	—	151
CMO, fixed-rate	31,838	425	(49)	32,214
	36,350	669	(49)	36,970
	$73,857	$844	$(312)	$74,389

	September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government obligations	$4,997	$—	$—	$4,997
U.S. government agencies	12,706	41	(2)	12,745
FHLB notes	2,999	10	—	3,009
State and municipal obligations	1,199	26	(18)	1,207
Single issuer trust preferred security	1,000	—	(241)	759
Corporate debt securities	1,451	25	(1)	1,475
	24,352	102	(262)	24,192
Mortgage-backed securities:
FNMA:
Adjustable-rate	3,329	159	—	3,488
Fixed-rate	1,479	60	—	1,539
FHLMC:
Adjustable-rate	849	24	—	873
Fixed-rate	475	37	—	512
GNMA, adjustable-rate	165	4	—	169
CMO, fixed-rate	9,798	179	(31)	9,946
	16,095	463	(31)	16,527
	$40,447	$565	$(293)	$40,719

Proceeds from sales of securities available for sale during the first six months of fiscal 2012 were $19.0 million (unaudited). Gross gains of $623,000 (unaudited) were realized on these sales. There were no sales of investments during fiscal 2011. Proceeds from sales of securities available for sale during fiscal 2010 were

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 5 — Investment Securities (Continued)

$192,000. Gross losses of $13,000 were realized on these sales. Proceeds from sales of securities available for sale during fiscal 2009 were $1.2 million. Gross gains of $29,000 were realized on these sales.

Investment securities held to maturity at March 31, 2012, September 30, 2011 and 2010 consisted of the following:

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
	(Dollars in thousands)
Mortgage-backed securities:
GNMA, adjustable-rate	$214	$7	$—	$221
GNMA, fixed-rate	1	—	—	1
FNMA, fixed-rate	481	43	—	524
	$696	$50	$—	$746

	September 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Mortgage-backed securities:
GNMA, adjustable-rate	$231	$9	$—	$240
GNMA, fixed-rate	1	—	—	1
FNMA, fixed-rate	3,565	218	—	3,783
	$3,797	$227	$—	$4,024

	September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Mortgage-backed securities:
GNMA, adjustable-rate	$265	$9	$—	$274
GNMA, fixed-rate	1	—	—	1
FNMA, fixed-rate	4,450	200	—	4,650
	$4,716	$209	$—	$4,925

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 5 — Investment Securities (Continued)

The following tables summarize the aggregate investments at March 31, 2012, and at September 30, 2011 and 2010 that were in an unrealized loss position.

	March 31, 2012
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Unaudited)
	(Dollars in thousands)
Investment Securities Available for Sale:
U.S. government agencies	$3,970	$(30)	$—	$—	$3,970	$(30)
State and municipal obligations	964	(46)	—	—	964	(46)
Single issuer trust preferred security	—	—	758	(242)	758	(242)
	$4,934	$(76)	$758	$(242)	$5,692	$(318)

	September 30, 2011
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Investment Securities Available for Sale:
U.S. government agencies	$6,971	$(26)	$—	$—	$6,971	$(26)
FHLB notes	994	(5)	997	(2)	1,991	(7)
State and municipal obligations	20	(20)	—	—	20	(20)
Single issuer trust preferred security	—	—	790	(210)	790	(210)
Mortgage-backed securities:
CMO, fixed-rate	6,077	(49)	—	—	6,077	(49)
	$14,062	$(100)	$1,787	$(212)	$15,849	$(312)

	September 30, 2010
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Investment Securities Available for Sale:
U.S. government agencies	$1,996	$(2)	$—	$—	$1,996	$(2)
State and municipal obligations	—	—	27	(18)	27	(18)
Single issuer trust preferred security	—	—	759	(241)	759	(241)
Corporate debt security	499	(1)	—	—	499	(1)
Mortgage-backed securities:
CMO, fixed-rate	967	(31)	—	—	967	(31)
	$3,462	$(34)	$786	$(259)	$4,248	$(293)

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 5 — Investment Securities (Continued)

The Company had no securities classified as held to maturity which were in an unrealized loss position at March 31, 2012 (unaudited), September 30, 2011 and 2010.

As of March 31, 2012, the estimated fair value of the securities disclosed above was primarily dependent upon the movement in market interest rates particularly given the negligible inherent credit risk associated with these securities. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service. Although the fair value will fluctuate as market interest rates move, management believes that these fair values will recover as the underlying portfolios mature and are reinvested in market rate yielding investments. As of March 31, 2012, the Company’s investment securities that were in an unrealized loss position, all of which securities were available for sale, consisted of five (unaudited) U.S. government agency securities, five (unaudited) tax-free municipal bonds and one (unaudited) single issuer trust preferred security. The Company does not intend to sell and expects that it is not more likely not that it will be required to sell these securities until such time as the value recovers or the securities mature. Management does not believe any individual unrealized loss as of March 31, 2012 represents other-than-temporary impairment.

At March 31, 2012, the gross unrealized loss of the single issuer trust preferred security increased by $32,000 (unaudited) from an unrealized loss at September 30, 2011 of $210,000 to an unrealized loss of $242,000 (unaudited) as of March 31, 2012. At September 30, 2011, the gross unrealized loss of the single issuer trust preferred security improved by $31,000 from an unrealized loss at September 30, 2010 of $241,000 to an unrealized loss of $210,000 as of September 30, 2011. The historic changes in the economy and interest rates have caused the pricing of agency securities, mortgage-backed securities, and trust preferred securities to widen dramatically over U.S. Treasury securities into fiscal 2012, but overall trends have stabilized within the market. Management will continue to monitor the performance of this security and the markets to determine the true economic value of this security.

At March 31, 2012 (unaudited), September 30, 2011 and 2010 the Company had no securities pledged to secure public deposits.

The amortized cost and fair value of debt securities by contractual maturity at March 31, 2012, and at September 30, 2011 follows:

	March 31, 2012
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
	(Dollars in thousands)
Within 1 year	$18,682	$18,493	$—	$—
Over 1 year through 5 years	9,199	9,349	—	—
After 5 years through 10 years	5,345	5,295	—	—
Over 10 years	1,465	1,440	—	—
	34,691	34,577	—	—
Mortgage-backed securities	46,321	47,124	696	746
	$81,012	$81,701	$696	$746

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 5 — Investment Securities (Continued)

	September 30, 2011
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Within 1 year	$23,316	$23,161	$—	$—
Over 1 year through 5 years	13,197	13,286	—	—
After 5 years through 10 years	(5)	(25)	—	—
Over 10 years	999	997	—	—
	37,507	37,419	—	—
Mortgage-backed securities	36,350	36,970	3,797	4,024
	$73,857	$74,389	$3,797	$4,024

Note 6 — Loans Receivable and Related Allowance for Loan Losses

Loans receivable consisted of the following:

		September 30,
	March 31, 2012	2011	2010
	(Unaudited)
	(Dollars in thousands)
Residential mortgage	$220,211	$229,330	$230,966
Construction and Development:
Residential and commercial	21,846	26,005	30,429
Land	632	2,722	2,989
Total Construction and Development	22,478	28,727	33,418
Commercial:
Commercial real estate	122,096	131,225	143,095
Multi-family	5,370	5,507	6,493
Other	8,735	10,992	11,398
Total Commercial	136,201	147,724	160,986
Consumer:
Home equity lines of credit	20,667	20,735	19,927
Second mortgages	72,188	85,881	105,825
Other	821	788	1,086
Total Consumer	93,676	107,404	126,838

Total loans	472,566	513,185	552,208

Deferred loan cost, net	2,538	2,935	3,272
Allowance for loan losses	(8,076)	(10,101)	(8,157)

Total loans receivable, net	$467,028	$506,019	$547,323

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

A summary of activity in the allowance for loan loss follows:

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Beginning balance	$10,101	$8,157	$8,157	$5,718	$5,505
Provision for loan losses	25	10,042	12,392	9,367	2,280
Charge-offs	(3,268)	(7,864)	(10,550)	(6,933)	(2,097)
Recoveries	1,218	31	102	5	30
Balance at end of year	$8,076	$10,366	$10,101	$8,157	$5,718

The following table summarizes the primary classes of the allowance for loan losses, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of and for the six months ended March 31, 2012, and the year ended September 30, 2011.

	March 31, 2012
		Construction and Development		Commercial			Consumer
	Residential Mortgage	Residential and Commercial	Land	Commercial Real Estate	Multi- family	Other	Home Equity Lines of Credit	Second Mortgages	Other	Unallocated	Total
	(Unaudited)
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$1,458	$1,627	$49	$4,176	$49	$317	$220	$2,154	$16	$35	$10,101
Charge-offs	(975)	(412)	—	(855)	—	(88)	(51)	(865)	(22)	—	(3,268)
Recoveries	—	1,139	—	—	—	2	—	75	2	—	1,218
Provision	827	(1,535)	(38)	488	(12)	(13)	8	205	21	74	25
Ending Balance	$1,310	$819	$11	$3,809	$37	$218	$177	$1,569	$17	$109	$8,076
Ending balance: individually evaluated for impairment	$1	$29	$—	$443	$—	$—	$—	$—	$—	$—	$473
Ending balance: collectively evaluated for impairment	$1,309	$790	$11	$3,366	$37	$218	$177	$1,569	$17	$109	$7,603
Loans receivable:
Ending balance	$220,211	$21,846	$632	$122,096	$5,370	$8,735	$20,667	$72,188	$821		$472,566
Ending balance: individually evaluated for impairment	$3,346	$3,211	$—	$6,072	$—	$176	$22	$669	$—		$13,496
Ending balance: collectively evaluated for impairment	$216,865	$18,635	$632	$116,024	$5,370	$8,559	$20,645	$71,519	$821		$459,070

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

	September 30, 2011
		Construction and Development		Commercial			Consumer
	Residential Mortgage	Residential and Commercial	Land	Commercial Real Estate	Multi- family	Other	Home Equity Lines of Credit	Second Mortgages	Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$1,555	$689	$63	$2,741	$191	$303	$284	$2,264	$22	$45	$8,157
Charge-offs	(2,478)	(1,307)	—	(2,460)	(164)	(278)	(166)	(3,691)	(6)	—	(10,550)
Recoveries	1	—	—	1	1	5	3	82	9	—	102
Provision	2,380	2,245	(14)	3,894	21	287	99	3,499	(9)	(10)	12,392
Ending Balance	$1,458	$1,627	$49	$4,176	$49	$317	$220	$2,154	$16	$35	$10,101
Ending balance: individually evaluated for impairment	$296	$870	$—	$751	$—	$20	$61	$356	$—	$—	$2,354
Ending balance: collectively evaluated for impairment	$1,162	$757	$49	$3,425	$49	$297	$159	$1,798	$16	$35	$7,747
Loans receivable:
Ending balance	$229,330	$26,005	$2,722	$131,225	$5,507	$10,992	$20,735	$85,881	$788		$513,185
Ending balance: individually evaluated for impairment	$1,651	$5,201	$—	$6,996	$—	$195	$60	$757	$—		$14,860
Ending balance: collectively evaluated for impairment	$227,679	$20,804	$2,722	$124,229	$5,507	$10,797	$20,675	$85,124	$788		$498,325

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of March 31, 2012, and as of September 30, 2011 and 2010.

	Impaired Loans With Specific Allowance		Impaired Loans With No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Recorded Investment	Unpaid Principal Balance
	(Dollars in thousands)
March 31, 2012 (unaudited):
Residential mortgage	$883	$1	$2,463	$3,346	$5,243
Construction and Development:
Residential and commercial	1,059	29	2,152	3,211	4,822
Commercial:
Commercial real estate	3,672	443	2,400	6,072	6,498
Other	—	—	176	176	176
Consumer:
Home equity lines of credit	—	—	22	22	37
Second mortgages	—	—	669	669	841
Total impaired loans	$5,614	$473	$7,882	$13,496	$17,617
September 30, 2011:
Residential mortgage	$1,627	$296	$24	$1,651	$2,813
Construction and Development:
Residential and commercial	2,033	870	3,168	5,201	9,306
Commercial:
Commercial real estate	5,005	751	1,991	6,996	9,999
Other	20	20	175	195	195
Consumer:
Home equity lines of credit	60	61	—	60	60
Second mortgages	440	356	317	757	757
Total impaired loans	$9,185	$2,354	$5,675	$14,860	$23,130
September 30, 2010:
Residential mortgage	$2,356	$865	$—	$2,356	$2,356
Construction and Development:
Residential and commercial	1,393	111	—	1,393	1,393
Commercial:
Commercial real estate	6,392	650	1,213	7,605	7,605
Multi-family	1,093	164	—	1,093	1,093
Consumer:
Home equity lines of credit	189	136	—	189	189
Second mortgages	2,391	1,141	1,010	3,401	3,401
Total impaired loans	$13,814	$3,067	$2,223	$16,037	$16,037

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

The following table presents the average recorded investment in impaired loans and related interest income recognized during the six months ended March 31, 2012 and 2011, and the years ended September 30, 2011, 2010 and 2009.

	Average Impaired Loans	Interest Income Recognized on Impaired Loans	Cash Basis Collection on Impaired Loans
	(Unaudited)
	(Dollars in thousands)
Six Months Ended March 31, 2012:
Residential mortgage	$1,756	$24	$44
Construction and development:
Residential and commercial	3,297	—	220
Commercial:
Commercial real estate	6,914	150	179
Other	184	3	3
Consumer:
Home equity lines of credit	29	—	—
Second mortgages	572	2	4
Other	3	—	—
Total	$12,755	$179	$450

Six Months Ended March 31, 2011:
Residential mortgage	$2,361	$—	$—
Construction and development:
Residential and commercial	1,381	—	35
Commercial:
Commercial real estate	8,010	281	372
Multi-family	276	—	—
Other	1	—	1
Consumer:
Home equity lines of credit	158	—	—
Second mortgages	1,586	—	—
Total	$13,773	$281	$408

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

	Average Impaired Loans	Interest Income Recognized on Impaired Loans	Cash Basis Collection on Impaired Loans
	(Dollars in thousands)
Year Ended September 30, 2011:
Residential mortgage	$1,978	$8	$126
Construction and development:
Residential and commercial	2,386	136	1,805
Commercial:
Commercial real estate	8,736	369	451
Multi-family	138	—	—
Other	32	7	7
Consumer:
Home equity lines of credit	102	4	13
Second mortgages	1,009	25	42
Total	$14,381	$549	$2,444

Year Ended September 30, 2010:
Residential mortgage	$1,673	$22	$83
Construction and development:
Residential and commercial	3,963	—	286
Commercial:
Commercial real estate	4,954	265	257
Multi-family	1,085	32	41
Other	419	—	—
Consumer:
Home equity lines of credit	238	1	1
Second mortgage	1,891	42	47
Other	1	—	—
Total	$14,224	$362	$715

Year Ended September 30, 2009:
Residential mortgage	$3,789	$234	$217
Construction and development:
Residential and commercial	7,199	231	527
Commercial:
Commercial real estate	785	56	6
Other	36	2	3
Consumer:
Home equity lines of credit	407	19	10
Second mortgage	2,069	156	97
Other	1	—	—
Total	$14,286	$698	$860

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

The following tables present the classes of the loan portfolio summarized by loans considered to be rated as pass and the categories of special mention, substandard and doubtful within the Company’s internal risk rating system as of March 31, 2012 and September 30, 2011. We had no loans classified as loss at March 31, 2012 (unaudited) or at September 30, 2011 and 2010.

	March 31, 2012
	Pass	Special Mention	Substandard	Doubtful	Total
	(Unaudited)
	(Dollars in thousands)
Residential mortgage	$214,351	$251	$5,609	$—	$220,211
Construction and Development:
Residential and commercial	13,354	3,218	5,274	—	21,846
Land	—	632	—	—	632
Commercial:
Commercial real estate	100,961	5,678	15,014	443	122,096
Multi-family	4,782	588	—	—	5,370
Other	7,065	900	770	—	8,735
Consumer:
Home equity lines of credit	20,457	—	210	—	20,667
Second mortgages	70,608	—	1,580	—	72,188
Other	821	—	—	—	821
Total	$432,399	$11,267	$28,457	$443	$472,566

	September 30, 2011
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Residential mortgage	$225,498	$197	$3,635	$—	$229,330
Construction and Development:
Residential and commercial	15,514	2,579	7,042	870	26,005
Land	662	900	1,160	—	2,722
Commercial:
Commercial real estate	108,267	6,645	16,088	225	131,225
Multi-family	4,910	—	597	—	5,507
Other	9,190	1,004	798	—	10,992
Consumer:
Home equity lines of credit	20,621	16	98	—	20,735
Second mortgages	82,425	1,335	2,121	—	85,881
Other	779	9	—	—	788
Total	$467,866	$12,685	$31,539	$1,095	$513,185

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

The following table presents loans that are no longer accruing interest by portfolio class.

		September 30,
	March 31, 2012	2011	2010
	(Unaudited)
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage	$4,425	$2,866	$8,354
Construction and Development:
Residential and commercial	3,210	6,617	1,393
Commercial:
Commercial real estate	2,822	1,765	4,476
Multi-family	—	—	1,093
Other	201	229	—
Consumer:
Home equity lines of credit	43	61	457
Second mortgages	1,029	1,377	4,085
Other	—	—	3
Total non-accrual loans	$11,730	$12,915	$19,861

Under the Bank’s loan policy, once a loan has been placed on non-accrual status, we do not resume interest accruals until the loan has been brought current and has maintained a current payment status for six consecutive months. Interest income that would have been recognized on nonaccrual loans had they been current in accordance with their original terms was $312,000 (unaudited) and $364,000 (unaudited) for the six months ended March 31, 2012 and 2011, respectively. Interest income that would have been recognized on nonaccrual loans had they been current in accordance with their original terms was $1.3 million, $1.4 million and $698,000 for fiscal 2011, 2010 and 2009, respectively. The amount that was included in interest income on such loans was $107,000 (unaudited), $151,000 (unaudited), $364,000 (unaudited), $342,000 (unaudited), $228,000 (unaudited), and $392,000 (unaudited), respectively, for the six months ended March 31, 2012 and 2011 and the years ended September 30, 2011, 2010 and 2009.There were no loans past due 90 days or more and still accruing interest at March 31, 2012 (unaudited), September 30, 2011 and 2010.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by whether a loan payment is “current,” that is, payments have been received from a borrower by the scheduled due date, or the length of time a scheduled payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories as of March 31, 2012, and September 30, 2011 and 2010.

	Current	30–59 Days Past Due	60–89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Total Loans Receivable
	(Dollars in thousands)
March 31, 2012 (unaudited):
Residential mortgage	$214,802	$546	$438	$4,425	$5,409	$220,211
Construction and Development:
Residential and commercial	18,636	—	—	3,210	3,210	21,846
Land	632	—	—	—	—	632
Commercial:
Commercial real estate	118,838	—	436	2,822	3,258	122,096
Multi-family	5,370	—	—	—	—	5,370
Other	8,534	—	—	201	201	8,735
Consumer:
Home equity lines of credit	20,624	—	—	43	43	20,667
Second mortgages	69,688	1,058	413	1,029	2,500	72,188
Other	821	—	—	—	—	821
Total	$457,945	$1,604	$1,287	$11,730	$14,621	$472,566

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

	Current	30–59 Days Past Due	60–89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Total Loans Receivable
	(Dollars in thousands)
September 30, 2011:
Residential mortgage	$225,705	$341	$418	$2,866	$3,625	$229,330
Construction and Development:
Residential and commercial	19,388	—	—	6,617	6,617	26,005
Land	2,722	—	—	—	—	2,722
Commercial:
Commercial real estate	129,265	—	195	1,765	1,960	131,225
Multi-family	5,507	—	—	—	—	5,507
Other	10,741	22	—	229	251	10,992
Consumer:
Home equity lines of credit	20,658	—	16	61	77	20,735
Second mortgages	82,803	1,074	627	1,377	3,078	85,881
Other	772	—	16	—	16	788
Total	$497,561	$1,437	$1,272	$12,915	$15,624	$513,185

September 30, 2010:
Residential mortgage	$220,934	$1,004	$674	$8,354	$10,032	$230,966
Construction and Development:
Residential and commercial	29,036	—	—	1,393	1,393	30,429
Land	2,989	—	—	—	—	2,989
Commercial:
Commercial real estate	137,843	776	—	4,476	5,252	143,095
Multi-family	5,400	—	—	1,093	1,093	6,493
Other	11,189	—	209	—	209	11,398
Consumer:
Home equity lines of credit	19,433	37	—	457	494	19,927
Second mortgages	100,132	1,122	486	4,085	5,693	105,825
Other	1,080	2	1	3	6	1,086
Total	$528,036	$2,941	$1,370	$19,861	$24,172	$552,208

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

As a result of adopting the amendments in ASU No. 2011-02 in the fourth quarter of fiscal 2011, the Company reassessed all loans that were restructured on or after October 1, 2010 and for which the borrower was determined to be troubled, for identification as troubled debt restructurings (“TDRs”). Upon identifying those receivables as TDRs, the Company identified them as impaired under the guidance in Section 310-10-35 of the Accounting Standards Codification. The amendments in ASU No. 2011-02 require prospective application of the impairment measurement guidance in Section 450-20 for those receivables newly identified as impaired.

Restructured loans deemed to be TDRs typically are the result of extension of the loan maturity date or a reduction of the interest rate of the loan to a rate that is below market, a combination of rate and maturity extension, or by other means including covenant modifications, forbearance and other concessions. However, the Company generally only restructures loans by modifying the payment structure to require payments of interest only for a specified period or by reducing the actual interest rate. Once a loan becomes a TDR, it will continue to be reported as a TDR during the term of the restructure.

The Company had $11.2 million (unaudited) and $10.3 million of TDRs at March 31, 2012 and September 30, 2011, respectively. Twelve loans (unaudited) deemed TDRs with an aggregate balance of $8.3 million (unaudited) at March 31, 2012 were classified as impaired; however, they were performing prior to the restructure and continued to perform under their restructured terms through March 31, 2012, and, accordingly, were deemed to be performing loans at March 31, 2012 and we continued to accrue interest on such loans through such date. During the six months ended March 31, 2012 we charged-off $37,000 (unaudited) with respect to one home equity line of credit loan which was deemed a TDR. At March 31, 2012, three (unaudited) TDRs with an aggregate balance of $2.9 million (unaudited) were deemed non-accruing TDRs. The $2.9 million (unaudited) of TDRs deemed non-accruing TDRs, which were also deemed impaired at March 31, 2012, were comprised of two (unaudited) construction and development loans with an aggregate balance of $1.6 million (unaudited) and one (unaudited) commercial real estate loans with an aggregate balance of $1.3 million (unaudited) at March 31, 2012. Eleven loans deemed TDRs with an aggregate balance of $7.4 million at September 30, 2011 were classified as impaired; however, they were performing prior to the restructure and continued to perform under their restructured terms as of September 30, 2011. All of such loans have been classified as TDRs since we modified the payment terms and in some cases interest rate from the original agreements and allowed the borrowers, who were experiencing financial difficulty, to make interest only payments for a period of time in order to relieve some of their overall cash flow burden. Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, and result in potential incremental losses. These potential incremental losses have been factored into our overall estimate of the allowance for loan losses. The level of any defaults will likely be affected by future economic conditions. A default on a troubled debt restructured loan for purposes of this disclosure occurs when the borrower is 90 days past due or a foreclosure or repossession of the applicable collateral has occurred. No defaults on troubled debt restructured loans occurred during the year ended September 30, 2011 on loans modified as a TDR within the previous 12 months.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

The following table shows the TDR activity for the six months ended March 31, 2012, and fiscal years September 30, 2011 and 2010.

	For the Six Months Ended March 31, 2012
	Restructured Current Period
	Number of Contracts	Pre-Modifications Outstanding Recorded Investments	Post-Modifications Outstanding Recorded Investments
	(Unaudited)
	(Dollars in thousands)
Troubled Debt Restructurings:
Construction and Development:
Residential and commercial	2	$1,810	$1,594
Total troubled debt restructurings	2	$1,810	$1,594

	September 30,
	2011			2010
	Number of Contracts	Pre-Modifications Outstanding Recorded Investments	Post- Modifications Outstanding Recorded Investments	Number of Contracts	Pre-Modifications Outstanding Recorded Investments	Post- Modifications Outstanding Recorded Investments
	(Dollars in thousands)
Troubled Debt Restructurings:
Residential mortgage	4	$1,061	$1,049	16	$2,279	$2,277
Construction and Development:
Land loans	2	1,169	1,160	2	1,170	1,170
Commercial:
Commercial real estate	7	7,986	7,919	5	7,742	7,742
Multi-family	—	—	—	1	612	612
Other	1	175	175	1	175	175
Consumer:
Home equity lines of credit	1	37	37	—	—	—
Total troubled debt restructurings	15	$10,428	$10,340	25	$11,978	$11,976

No additional funds are committed to be advanced in connection with impaired loans.

The following table sets forth the aggregate dollar amount of loans to principal officers, directors and their affiliates in the normal course of business of the Company for the following periods indicated:

		Year Ended September 30,
	Six Months Ended March 31, 2012	2011	2010
	(Unaudited)
	(Dollars in thousands)
Balance at beginning of year	$617	$1,160	$1,196

New loans	197	—	—
Repayments	(322)	(543)	(36)

Balance at end of year	$492	$617	$1,160

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Loans Receivable and Related Allowance for Loan Losses (Continued)

At March 31, 2012, September 30, 2011 and 2010, the Company was servicing loans for the benefit of others in the amounts of $28.7 million (unaudited), $23.1 million and $29.9 million, respectively. A summary of mortgage servicing rights included in other assets and the activity therein follows for the periods indicated:

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Balance at beginning of year	$128	$134	$134	$292	$434
Amortization	(38)	24	(6)	(158)	(83)
Addition	53	—	—	—	(59)
Balance at end of year	$143	$158	$128	$134	$292

For sales prior to 2010, the fair value of servicing rights was determined using a base discount rate of 9.50% and prepayment speeds ranging from 5.00% to 10.50%, depending upon the stratification of the specific right, and a weighted average default rate of 1.92%. For the six months ended March 31, 2012, we securitized and sold $10.7 million (unaudited) of long-term, fixed-rate residential mortgage loans with the servicing retained. This securitization/sale transaction resulted in a gain of $415,000 (unaudited). There were no loan sales during fiscal years 2011 and 2010.

No valuation allowance on servicing rights has been recorded at March 31, 2012 (unaudited), September 30, 2011, 2010, or 2009.

Note 7 — Property and Equipment

Property and equipment, net consisted of the following at March 31, 2012 and at September 30, 2011 and 2010:

			September 30,
	Estimated Useful Life (years)	March 31, 2012	2011	2010
		(Unaudited)
		(Dollars in thousands)
Land	—	$711	$711	$711
Building and improvements	10–39	11,322	11,289	12,272
Construction in process	—	—	5	23
Furniture, fixtures and equipment	3–7	3,760	3,659	6,650
		15,793	15,664	19,656
Accumulated depreciation		(7,866)	(7,499)	(10,891)
		$7,927	$8,165	$8,765

Depreciation expense was approximately $368,000 (unaudited) and $430,000 (unaudited) for the six months ended March 31, 2012 and 2011, respectively. Depreciation expense was approximately $826,000, $803,000 and $922,000 for the years ended September 30, 2011, 2010 and 2009, respectively.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 8 — Deposits

Deposits classified by interest rates with percentages to total deposits consisted of the following:

			September 30,
	March 31, 2012		2011		2010
	(Unaudited)
	(Dollars in thousands)
Balances by interest rate:
Tiered passbooks (0.05% to 0.15%)	$27,240	5.07%	$26,710	4.82%	$25,479	4.27%
Regular passbooks (0.05% to 0.10%)	19,756	3.68	18,357	3.31	16,906	2.83
Money market accounts (0.20% to 0.65%)	79,248	14.76	86,315	15.57	80,980	13.57
Checking and NOW accounts (0.05% to 0.50%)	95,088	17.70	88,722	16.00	83,365	13.97
Non-Interest bearing demand	21,413	3.99	19,833	3.58	18,503	3.10
	242,745	45.20	239,937	43.28	225,233	37.74

Certificate accounts:
0% to 0.99%	52,517	9.78	39,591	7.14	24,241	4.06
1% to 1.99%	84,789	15.79	93,216	16.81	129,999	21.78
2% to 2.99%	111,289	20.72	130,983	23.62	119,666	20.05
3% to 3.99%	37,183	6.93	41,656	7.51	52,865	8.86
4% to 4.99%	7,360	1.37	7,934	1.43	43,187	7.23
5% to 5.99%	1,146	0.21	1,138	0.21	1,667	0.28
	294,284	54.80	314,518	56.72	371,625	62.26
Total	$537,029	100.00%	$554,455	100.00%	$596,858	100.00%

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 8 — Deposits (Continued)

The total amount of certificates of deposit greater than $100,000 at March 31, 2012, September 30, 2011 and 2010 was $130.6 million (unaudited), $135.6 million and $160.7 million, respectively. Currently, amounts above $250,000 are not insured by the Federal Deposit Insurance Corporation (“FDIC”).

Interest expense on deposits consisted of the following:

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Savings accounts	$24	$38	$78	$110	$136
Checking and NOW accounts	149	298	519	845	1,321
Money market accounts	285	480	915	648	960
Certificates of deposit	3,084	3,716	6,941	8,511	11,061
Total deposits	$3,542	$4,532	$8,453	$10,114	$13,478

The following is a schedule of certificates of deposit maturities for the periods indicated:

	March 31, 2012	September 30, 2011
	(Unaudited)
Maturing	(Dollars in thousands)
One year or less	$113,061	$97,525
After one year to two years	64,112	102,380
After two years to three years	40,654	31,298
After three years to four years	19,792	27,524
After four years to five years	20,333	12,423
After five years	36,332	43,368
	$294,284	$314,518

Deposits from related parties held by the Company at March 31, 2012, September 30, 2011 and 2010 amounted to $282,000 (unaudited), $390,000 and $2.4 million, respectively.

Note 9 — Borrowings

Under terms of its collateral agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”), the Company maintains otherwise unencumbered qualifying assets in an amount at least equal to its borrowings.

Under an agreement with the FHLB, the Company has a line of credit available in the amount of $50.0 million of which none was outstanding at March 31, 2012 (unaudited) and none was outstanding at September 30, 2011 and 2010. The interest rate on the line of credit at March 31, 2012, September 30, 2011 and 2010 was 0.25% (unaudited), 0.65% and 0.70%, respectively. The line of credit is to mature February 28, 2013.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 9 — Borrowings (Continued)

The summary of long-term borrowings as of March 31, 2012 as follows:

	Weighted Average Rate	2012
	(Unaudited)
	(Dollars in thousands)
Due by March 31:
2013	0.72%	$593
2014	—	—
2015	—	—
2016	—	—
2017	—	—
Thereafter	1.78	48,000
Total FHLB Advances	1.76%	$48,593

The summary of long-term borrowings as of September 30, 2011 and 2010 are as follows:

	Weighted Average Rate	2011	2010
	(Dollars in thousands)
Due by September 30:
2011	—%	$—	$5,237
2012	—	—	—
2013	1.43	1,098	2,097
2014	—	—	—
2015	—	—	—
2016	—	—	—
Thereafter	3.56	48,000	48,000
Total FHLB Advances	3.52%	$49,098	$55,334

At March 31, 2012, the Company had $48.6 million (unaudited) in outstanding long-term FHLB advances and $288.4 million (unaudited) in potential FHLB advances available to us, which is based on the amount of FHLB stock held or levels of other assets, including U.S. government securities, and certain mortgage loans which are available for collateral. At September 30, 2011, the Company had $49.1 million in outstanding long-term FHLB advances and $313.0 million in potential FHLB advances available to us, which is based on the amount of FHLB stock held or levels of other assets, including U.S. government securities, and certain mortgage loans which are available for collateral.

Note 10 — Fair Value Measurements

The Company follows FASB ASC Topic 820 “Fair Value Measurements,” to record fair value adjustments to certain assets and to determine fair value disclosures for the Company’s financial instruments. Investment and mortgage-backed securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, real estate owned and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

The Company groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1—	Valuation is based upon quoted prices for identical instruments traded in active markets.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

Level 2—	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3—	Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset.

The Company bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy.

Fair value measurements for assets where there exists limited or no observable market data and, therefore, are based primarily upon the Company’s or other third-party’s estimates, are often calculated based on the characteristics of the asset, the economic and competitive environment and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future valuations.

FASB ASC Topic 825 “Financial Instruments” provides an option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously recorded at fair value. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.

The tables below present the balances of assets measured at fair value on a recurring basis at March 31, 2012, September 30, 2011 and 2010:

	March 31, 2012
	Total	Level 1	Level 2	Level 3
	(Unaudited)
	(Dollars in thousands)
Investment securities available for sale:
Debt securities:
U.S. government obligations	$5,005	$5,005	$—	$—
U.S. government agencies	22,977	—	22,977	—
FHLB notes	1,699	—	1,699	—
State and municipal obligations	2,606	—	2,606	—
Single issuer trust preferred security	758	—	758	—
Corporate debt securities	1,532	—	1,532	—
Total investment securities available for sale	34,577	5,005	29,572	—

Mortgage-backed securities available for sale:
FNMA:
Adjustable-rate	1,481	—	1,481	—
Fixed-rate	744	—	744	—
FHLMC:
Adjustable-rate	579	—	579	—
GNMA, adjustable-rate	143	—	143	—
CMO, fixed-rate-fate	44,177	—	44,177	—
Total mortgage-backed securities available for sale	47,124	—	47,124	—

Total	$81,701	$5,005	$76,696	$—

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

	September 30, 2011
	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Investment securities available for sale:
Debt securities:
U.S. government obligations	$5,010	$5,010	$—	$—
U.S. government agencies	23,946	—	23,946	—
FHLB notes	4,496	—	4,496	—
State and municipal obligations	963	—	963	—
Single issuer trust preferred security	790	—	790	—
Corporate debt securities	2,214	—	2,214	—
Total investment securities available for sale	37,419	5,010	32,409	—

Mortgage-backed securities available for sale:
FNMA:
Adjustable-rate	2,635	—	2,635	—
Fixed-rate	954	—	954	—
FHLMC:
Adjustable-rate	664	—	664	—
Fixed-rate	352	—	352	—
GNMA, adjustable-rate	151	—	151	—
CMO, fixed-rate-fate	32,214	—	32,214	—
Total mortgage-backed securities available for sale	36,970	—	36,970	—

Total	$74,389	$5,010	$69,379	$—

	September 30, 2010
	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Investment securities available for sale:
Debt securities:
U.S. government obligations	$4,997	$4,997	$—	$—
U.S. government agencies	12,745	—	12,745	—
FHLB notes	3,009	—	3,009	—
State and municipal obligations	1,207	—	1,207	—
Single issuer trust preferred security	759	—	759	—
Corporate debt securities	1,475	—	1,475	—
Total investment securities available for sale	24,192	4,997	19,195	—

Mortgage-backed securities available for sale:
FNMA:
Adjustable-rate	3,488	—	3,488	—
Fixed-rate	1,539	—	1,539	—
FHLMC:
Adjustable-rate	873	—	873	—
Fixed-rate	512	—	512	—
GNMA, adjustable-rate	169	—	169	—
CMO, fixed-rate	9,946	—	9,946	—
Total mortgage-backed securities available for sale	16,527	—	16,527	—

Total	$40,719	$4,997	$35,722	$—

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

For assets measured at fair value on a nonrecurring basis in March 31, 2012 and fiscal 2011 and fiscal 2010 that were still held at the end of the period, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at March 31, 2012, September 30, 2011 and 2010:

	March 31, 2012
	Total	Level 1	Level 2	Level 3
	(Unaudited)
	(Dollars in thousands)
Other real estate owned	$2,104	$—	$—	$2,104
Impaired loans	5,141	—	—	5,141

Total	$7,245	$—	$—	$7,245

	March 31, 2012
	Fair Value at March 31, 2012	Valuation Technique	Unobservable Input	Range
	(Unaudited)
	(Dollars in thousands)
Other real estate owned	$2,104	Discounted appraisals	Collateral discounts	4–30%
Impaired loans	5,141	Discounted appraisals	Collateral discounts	8–60%

Total	$7,245

	September 30, 2011
	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Other real estate owned	$3,382	$—	$—	$3,382
Impaired loans	6,831	—	—	6,831

Total	$10,213	$—	$—	$10,213

	September 30, 2011
	Fair Value at September 30, 2011	Valuation Technique	Unobservable Input	Range
	(Unaudited)
	(Dollars in thousands)
Other real estate owned	$3,382	Discounted appraisals	Collateral discounts	5–50%
Impaired loans	6,831	Discounted appraisals	Collateral discounts	10–60%

Total	$10,213

	September 30, 2010
	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Other real estate owned	$4,716	$—	$—	$4,716
Impaired loans	10,747	—	—	10,747

Total	$15,463	$—	$—	$15,463

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

	September 30, 2010
	Fair Value at September 30, 2010	Valuation Technique	Unobservable Input	Range
	(Unaudited)
	(Dollars in thousands)
Other real estate owned	$4,716	Discounted appraisals	Collateral discounts	5-53%
Impaired loans	10,747	Discounted appraisals	Collateral discounts	26-68%

Total	$15,463

The table below presents a summary of activity in our other real estate owned during the six months ended March 31, 2012 and year ended September 30, 2011 and 2010:

		Six Months Ended March 31, 2012
	Balance as of September 30, 2011	Additions	Sales, net	Write-downs	Balance as of March 31, 2012
	(Unaudited)
	(Dollars in thousands)
Residential mortgage	$3,872	$353	$2,608	$243	$1,374
Construction and Development:
Land	—	164	—	—	164
Commercial:
Commercial real estate	4,415	232	1,247	229	3,171
Other	34	—	—	—	34
Total	$8,321	$749	$3,855	$472	$4,743

		Year Ended September 30, 2011
	Balance as of September 30, 2010	Additions	Sales, net	Write-downs	Balance as of September 30, 2011
	(Dollars in thousands)
Residential mortgage	$1,538	$4,894	$2,182	$378	$3,872
Construction and Development:
Residential and commercial	1,085	—	1,045	40	—
Commercial:
Commercial real estate	2,602	6,468	3,023	1,632	4,415
Multi-family	70	1,064	729	405	—
Other	20	34	20	—	34
Total	$5,315	$12,460	$6,999	$2,455	$8,321

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

		Year Ended September 30, 2010
	Balance as of September 30, 2009	Additions	Sales, net	Write-downs	Balance as of September 30, 2010
	(Dollars in thousands)
Residential mortgage	$1,567	$1,398	$775	$652	$1,538
Construction and Development:
Residential and commercial	197	1,320	196	236	1,085
Commercial:
Commercial real estate	4,006	345	592	1,157	2,602
Multi-family	—	147	—	77	70
Other	20	—	—	—	20
Consumer:
Second mortgages	85	—	85	—	—
Total	$5,875	$3,210	$1,648	$2,122	$5,315

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FASB ASC 825. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methods. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company would realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. FASB ASC 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2012, September 30, 2011 and 2010. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since March 31, 2012, September 30, 2011 and 2010 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following assumptions were used to estimate the fair value of the Company’s financial instruments:

Cash and Cash Equivalents—These assets are carried at historical cost. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.

Investment Securities—Investment and mortgage-backed securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are measured at fair value on a recurring basis. Fair value measurements for these securities are typically obtained from independent pricing services that we have engaged for this purpose. When available, we, or our independent pricing service, use quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that incorporate available trade, bid and other market information and for structured securities, cash flow and, when available, loan performance data. Because many fixed income securities do not trade on a daily basis, our independent pricing service’s applications apply available information through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. For each asset class, pricing applications and models are based on information from market sources and integrate relevant credit information. All of our securities available for sale are valued using either of the foregoing methodologies to determine fair value adjustments recorded to our financial statements. The Company had no Level 3 securities as of March 31, 2012 (unaudited), September 30, 2011 or September 30, 2010.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

Loans Receivable—We do not record loans at fair value on a recurring basis. As such, valuation techniques discussed herein for loans are primarily for estimating fair value for FASB ASC 825 disclosure purposes. However, from time to time, we record nonrecurring fair value adjustments to loans to reflect partial write-downs for impairment or the full charge-off of the loan carrying value. The valuation of impaired loans is discussed below. The fair value estimate for FASB ASC 825 purposes differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment and credit loss estimates are evaluated by loan type and rate. The fair value of loans is estimated by discounting contractual cash flows using discount rates based on current industry pricing, adjusted for prepayment and credit loss estimates.

Impaired Loans—Impaired loans are valued utilizing independent appraisals that rely upon quoted market prices for similar assets in active markets. These appraisals include adjustments to comparable assets based on the appraisers’ market knowledge and experience. The appraisals are adjusted downward by management, as necessary, for changes in relevant valuation factors subsequent to the appraisal date and are considered level 3 inputs.

Accrued Interest Receivable—This asset is carried at historical cost. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.

Restricted Stock—Although restricted stock is an equity interest in the FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. The estimated fair value approximates the carrying amount.

Other Real Estate Owned— Assets acquired through foreclosure or deed in lieu of foreclosure are recorded at estimated fair value less estimated selling costs when acquired, thus establishing a new cost basis. Fair value is generally based on independent appraisals. These appraisals include adjustments to comparable assets based on the appraisers’ market knowledge and experience, and are considered level 3 inputs. When an asset is acquired, the excess of the loan balance over fair value, less estimated selling costs, is charged to the allowance for loan losses. If the estimated fair value of the asset declines, a write-down is recorded through expense. The valuation of foreclosed assets is subjective in nature and may be adjusted in the future because of, among other factors, changes in the economic conditions.

Deposits—Deposit liabilities are carried at cost. As such, valuation techniques discussed herein for deposits are primarily for estimating fair value for FASB ASC 825 disclosure purposes. The fair value of deposits is discounted based on rates available for borrowings of similar maturities. A decay rate is estimated for non-time deposits. The discount rate for non-time deposits is adjusted for servicing costs based on industry estimates.

Long-Term Borrowings—Advances from the FHLB are carried at amortized cost. However, we are required to estimate the fair value of long-term debt under FASB ASC 825. The fair value is based on the contractual cash flows discounted using rates currently offered for new notes with similar remaining maturities.

Accrued Interest Payable—This liability is carried at historical cost. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.

Commitments to Extend Credit and Letters of Credit—The majority of the Company’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

Mortgage Servicing Rights—The fair value of mortgage servicing rights is based on observable market prices when available or the present value of expected future cash flows when not available. Assumptions, such as loan default rates, costs to service, and prepayment speeds significantly affect the estimate of future cash flows. Mortgage servicing rights are carried at the lower of cost or fair value.

The carrying amount and estimated fair value of the Company’s financial instruments as of March 31, 2012, September 30, 2011 and 2010 were as follows:

	March 31, 2012
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Unaudited)
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$58,625	$58,625	$—	$58,625	$—
Investment securities available for sale	81,701	81,701	5,005	76,696	—
Investment securities held to maturity	696	746	—	746	—
Loans receivable, net	467,028	484,194	—		484,194
Accrued interest receivable	1,632	1,632	—	1,632	—
Restricted stock	4,827	4,827	4,827	—	—
Mortgage servicing rights	143	143	—	143	—

Financial liabilities:
Savings accounts	46,996	46,996	—	46,996	—
Checking and NOW accounts	116,501	116,501	—	116,501	—
Money market accounts	79,248	79,248	—	79,248	—
Certificates of deposit	294,284	302,482	—	302,482	—
FHLB advances	48,593	57,422	—	57,422	—
Accrued interest payable	246	246	—	246	—

	September 30, 2011
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$33,496	$33,496	$—	$33,496	$—
Investment securities available for sale	74,389	74,389	5,010	69,379	—
Investment securities held to maturity	3,797	4,024	—	4,024	—
Loans receivable, net	506,019	527,628	—		527,628
Accrued interest receivable	1,897	1,897	—	1,897	—
Restricted stock	5,349	5,349	5,349		—
Mortgage servicing rights	128	128	—	128	—

Financial liabilities:
Savings accounts	45,067	45,067	—	45,067	—
Checking and NOW accounts	108,555	108,555	—	108,555	—
Money market accounts	86,315	86,315	—	86,315	—
Certificates of deposit	314,518	323,634	—	323,634	—
FHLB advances	49,098	53,643	—	53,643	—
Accrued interest payable	233	233	—	233	—

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Fair Value Measurements (Continued)

	September 30, 2010
	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$81,395	$81,395
Investment securities available for sale	40,719	40,719
Investment securities held to maturity	4,716	4,925
Loans receivable, net	547,323	564,936
Accrued interest receivable	2,113	2,113
Restricted stock	6,567	6,567
Mortgage servicing rights	134	134

Financial liabilities:
Savings accounts	42,385	42,385
Checking and NOW accounts	101,868	101,868
Money market accounts	80,980	80,980
Certificates of deposit	371,625	372,388
FHLB advances	55,334	58,208
Accrued interest payable	267	267

Note 11 — Income Taxes

The Company accounts for income taxes using the asset and liability approach which recognizes the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. This method also requires the recognition of future tax benefits, such as net operating loss carryforwards and other tax credits. At March 31, 2012, our available net operating tax losses were approximately $7.7 million (unaudited), which resulted in a deferred tax asset of $2.6 million (unaudited). At September 30, 2011, our available net operating tax losses were approximately $7.9 million, which resulted in a deferred tax asset of $2.7 million. These losses expire in September 30, 2031.

Valuation allowances are provided to reduce deferred tax assets (“DTA”) to an amount that is more likely than not to be realized. The company evaluates the likelihood on a quarterly basis of realizing our deferred tax asset by estimating sources of future taxable income and the impact of tax planning strategies. The Company has considered future market growth, forecasted earnings, future taxable income and the mix or earnings in the jurisdictions in which we operate and prudent, feasible and permissible tax planning strategies in determining the realizability of deferred tax assets. If we were to determine that we would not be able to realize a portion of our net deferred tax asset in the future for which there is no valuation allowance, an adjustment to the net deferred tax asset would be charged to earnings in the period such determination was made. Conversely, if we were to make a determination that it is more likely than not that the deferred tax assets for which we had established a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded. After weighing the various factors, management concluded that a valuation allowance for federal net operating losses was not necessary, however there was a $296,000 (unaudited) valuation allowance for state net operating losses as of March 31, 2012.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 11 — Income Taxes (Continued)

Deferred income taxes at March 31, 2012, September 30, 2011 and 2010 were as follows:

March 31, 2012
(Unaudited)
(Dollars in thousands)
Deferred Tax Assets:
Allowance for loan losses	$2,746
Nonaccrual interest	359
Write-down of real estate owned	466
Depreciation	31
AMT credit carryover	180
Low-income housing tax credit carryover	220
Supplement Employer Retirement Plan	367
Charitable contributions	247
State net operating loss	296
Net operating loss	2,613
Other	152
Total Deferred Tax Assets	7,677
Valuation allowance for state net operating loss	(296)
Total Deferred Tax Assets, Net of Valuation Allowance	$7,381

Deferred Tax Liabilities:
Unrealized gain on investments available for sale	(234)
Depreciation	—
Mortgage servicing rights	(49)
Other	(168)
Total Deferred Tax Liabilities	(451)

Deferred Tax Assets, Net	$6,930

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 11 — Income Taxes (Continued)

		September 30,
	March 31, 2012	2011	2010
	(Unaudited)
	(Dollars in thousands)
Deferred Tax Assets:
Allowance for loan losses	$2,746	$3,434	$2,773
Nonaccrual interest	359	431	498
Write-down of real estate owned	466	298	780
Depreciation	31	—	—
AMT credit carryover	180	84	61
Low-income housing tax credit carryover	220	191	93
Supplement Employer Retirement Plan	367	352	303
Charitable contributions	247	247	227
State net operating loss	296	296	296
Net operating loss	2,613	2,702	—
Other	152	137	99
Total Deferred Tax Assets	7,677	8,172	5,130
Valuation allowance for state net operating loss	(296)	(296)	(296)
Total Deferred Tax Assets, Net of Valuation Allowance	$7,381	$7,876	$4,834

Deferred Tax Liabilities:
Unrealized gain on investments available for sale	(234)	(180)	(92)
Depreciation	—	(28)	(96)
Mortgage servicing rights	(49)	(43)	(45)
Other	(168)	(160)	(139)
Total Deferred Tax Liabilities	(451)	(411)	(372)

Deferred Tax Assets, Net	$6,930	$7,465	$4,462

Of these DTA at March 31, 2012, the carryforward periods for certain tax attributes are as follows (unaudited):

•	Gross operating loss carryforwards of $7.7 million (net DTA of $2.6 million) to expire in the fiscal year ending September 30, 2031;

•	State operating loss carryforwards of $296,000 to expire in part during the fiscal years ending September 30, 2013 and 2014;

•	Low income housing credit carryforwards of $220,000 to expire in the fiscal years ending September 30, 2030 and 2031;

•	Minimum tax credit carryforward has no expiration date; and

•	Gross charitable contributions carryforwards of $715,000 for the fiscal year ended 2008 (net DTA of $243,000) to expire in the fiscal year ending September 30, 2013 and gross charitable contributions carryforwards of $10,000 for the fiscal year ended 2010 (net DTA of $4,000) to expire in the fiscal year ending September 30, 2015.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 11 — Income Taxes (Continued)

Prior to 2007, for federal income tax purposes, in accordance with Internal Revenue Code IRC Section 475, the Company recognized the change in unrealized gains (losses) on investment securities available for sale through current taxable income. In 2007, the Company did not elect IRC Section 475. The mark-to-market adjustment recorded at September 30, 2006 was recognized over four years in accordance with the IRC Code and was fully recognized at September 30, 2010.

Income tax (benefit) expense for the six months ended March 31, 2012 and 2011 was comprised of the following:

	2012	2011
	(Unaudited)
	(Dollars in thousands)
Federal:
Current	$1,069	$(5,991)
Deferred	(481)	3,012
	588	(2,979)
State, current	—	—
	$588	$(2,979)

Income tax (benefit) expense for the years ended September 30, 2011, 2010 and 2009 was comprised of the following:

	2011	2010	2009
	(Dollars in thousands)
Federal:
Current	$(488)	$301	$443
Deferred	(3,091)	(2,212)	(260)
	(3,579)	(1,911)	183
State, current	—	16	59
	$(3,579)	$(1,895)	$242

The following is a reconciliation between federal income tax at the statutory rate of 34% and the actual income tax expense (benefit) recorded on income (loss) before income taxes for the six months ended March 31, 2012 and 2011:

	2012	2011
	(Unaudited)
	(Dollars in thousands)
At federal statutory rate	$700	$(2,863)
Adjustments resulting from:
State tax, net of federal benefit	—	(5)
Tax-exempt interest	(3)	—
Low-income housing credit	(22)	(20)
Earnings on bank-owned life insurance	(91)	(94)
Other	4	3
	$588	$(2,979)

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 11 — Income Taxes (Continued)

The following is a reconciliation between federal income tax at the statutory rate of 34% and the actual income tax expense (benefit) recorded on income (loss) before income taxes for the years ended September 30, 2011, 2010 and 2009:

	2011	2010	2009
	(Dollars in thousands)
At federal statutory rate	$(3,295)	$(1,708)	$426
Adjustments resulting from:
State tax, net of federal benefit	—	11	39
Tax-exempt interest	(8)	(12)	(26)
Low-income housing credit	(41)	(41)	(41)
Earnings on bank-owned life insurance	(186)	(192)	(175)
Other	(49)	47	19
	$(3,579)	$(1,895)	$242

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more like than not to be sustained upon examination by tax authorities. As of March 31, 2012, September 30, 2011 and 2010, there were no material uncertain tax positions related to federal and state income tax matters. The Company is currently open to audit under the statute of limitation by the Internal Revenue Service and state taxing authorities for the years ended September 30, 2008 to September 30, 2011.

The Company’s effective tax rate was 28.6% (unaudited), 36.9%, 37.7%, and 19.3% for the six months ended March 31, 2012 and fiscal years 2011, 2010 and 2009, respectively.

The Small Business Job Protection Act of 1996 provides for the repeal of the tax bad debt deduction computed under the percentage-of-taxable-income method. Upon repeal, the Company was required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceeds its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Company ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions and have been treated as a permanent tax difference. The Company’s total tax bad debt reserves at March 31, 2012, September 30, 2011 and 2010 were approximately $1.6 million, of which $1.6 million represented the base year amount, and zero was subject to recapture.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 12 — Leases

Pursuant to the terms of non-cancelable operating lease agreements expiring in March 2015 and September 2030, pertaining to Company property, future minimum rent commitments are (Dollars in thousands):

Years ending September 30:
2012	$279
2013	279
2014	279
2015	237
2016	214
Thereafter	4,763
$6,051

The Company receives rents from the lease of office and residential space owned by the Company. Future minimum rental commitments under these leases are (Dollars in thousands):

Years ending September 30:
2012	$278
2013	214
2014	170
2015	1
2016	—
$663

Note 13 — Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit, and interest rate risk in excess of the amount recognized in the statements of financial condition.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Letters of credit are conditional commitments issued by the Company guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit based upon management’s evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is substantially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. At March 31, 2012, September 30, 2011 and 2011, the uncollateralized portion of the letters of credit extended by the Company was approximately $3.8 million (unaudited), $4.0 million and $3.8 million, respectively. The current amount of the liability for guarantees under letters of credit was not material as of March 31, 2012, September 30, 2011 or 2010.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 13 — Commitments and Contingencies (Continued)

At March 31, 2012, September 30, 2011 and 2010, the following financial instruments were outstanding whose contract amounts represent credit risk:

		September 30
	March 31, 2012	2011	2010
	(Unaudited)
	(Dollars in thousands)
Commitments to extend credit:
Future loan commitments	$15,705	$7,309	$4,959
Undisbursed construction loans	5,066	7,698	34,840
Undisbursed home equity lines of credit	23,881	23,656	25,374
Undisbursed commercial lines of credit	5,158	4,910	7,522
Overdraft protection lines	845	823	866
Standby letters of credit	3,766	3,998	3,809
Total Commitments	$54,421	$48,394	$77,370

Commitments to grant loans at fixed rates at March 31, 2012 and September 30, 2011 totaled $15.7 million (unaudited) and $7.3 million, respectively, with such commitments being for loans with interest rates that ranged from 3.13% to 5.00% (unaudited) and 3.25% to 6.25%, respectively. Commitments to grant loans at variable rates at March 31, 2012 and September 30, 2011 totaled $38.7 million (unaudited) and $41.1 million, respectively, with such commitments being for loans with initial interest rates that ranged from 3.25% to 7.67% (unaudited) and 3.51% to 8.44%, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but generally includes personal or commercial real estate.

Unfunded commitments under commercial lines of credit are collateralized except for the overdraft protection lines of credit and commercial unsecured lines of credit. The amount of collateral obtained is based on management’s credit evaluation, and generally includes personal or commercial real estate.

The Company has an employment contract with a member of executive management that in the event of a change in control of the Company, as defined, the Company’s liability would amount to approximately $611,000 (unaudited) and $611,000 at March 31, 2012 and September 30, 2011, respectively.

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

Note 14 — Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 14 — Regulatory Matters (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted tangible assets (as defined) and of risk-based capital (as defined) to risk-weighted assets (as defined).

Management believes, as of March 31, 2012, September 30, 2011 and 2010, that the Bank met all capital adequacy requirements to which it was subject.

As of March 31, 2012, September 30, 2011 and 2010, the most recent notification from the regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum tangible, core, and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Until recently, the Bank, the Company and the Mutual Holding Company were regulated by the Office of Thrift Supervision (the “OTS”). As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the OTS was eliminated and, as of July 21, 2011, the regulatory oversight functions and authority of the OTS related to the Bank were transferred to the Office of the Comptroller of the Currency (the “OCC”) and the regulatory oversight functions and authority of the OTS related to the Holding Company and Mutual Holding Company, which are savings and loan holding companies, were transferred to the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”).

In October 2010, the Bank and the Company and the Mutual Holding Company entered into Supervisory Agreements (the “Agreement”) with the OTS (that was assumed by the OCC) that required compliance with certain items within specified timeframes as outlined in the Agreements. With the exception of certain deviations, which we do not believe were significant, to the provisions regarding commercial loan originations, the Company and the Bank have operated in compliance with the Supervisory Agreements in all material respects.

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 14 — Regulatory Matters (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2012 (unaudited):
Tangible Capital (to tangible assets)	$53,442	8.27%	$	≥ 9,689	1.50%	$—	N/A
Core Capital (to adjusted tangible assets)	53,442	8.27		≥25,838	4.00	≥32,297	5.00%
Tier 1 Capital (to risk-weighted assets)	53,442	12.45		≥17,174	4.00	≥25,761	6.00
Total risk-based Capital (to risk- weighted assets)	58,842	13.71		≥34,347	8.00	≥42,934	10.00

As of September 30, 2011:
Tangible Capital (to tangible assets)	$49,681	7.54%	$	≥ 9,878	1.50%	$—	N/A
Core Capital (to adjusted tangible assets)	49,681	7.54		≥26,342	4.00	≥32,928	5.00%
Tier 1 Capital (to risk-weighted assets)	49,681	10.76		≥18,476	4.00	≥27,714	6.00
Total risk-based Capital (to risk- weighted assets)	55,493	12.01		≥36,952	8.00	≥46,190	10.00

As of September 30, 2010:
Tangible Capital (to tangible assets)	$59,026	8.24%	$	≥10,739	1.50%	$—	N/A
Core Capital (to adjusted tangible assets)	59,026	8.24		≥28,637	4.00	≥35,796	5.00%
Tier 1 Capital (to risk-weighted assets)	59,026	11.83		≥19,962	4.00	≥29,944	6.00
Total risk-based Capital (to risk- weighted assets)	64,116	12.85		≥39,925	8.00	≥49,906	10.00

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 14 — Regulatory Matters (Continued)

The following table presents a reconciliation of the Bank’s equity determined using accounting principles generally accepted in the United States of America (“US GAAP”) and its regulatory capital amounts as of March 31, 2012, September 30, 2011 and 2010:

		September 30,
	March 31, 2012	2011	2010
	(Unaudited)
	(Dollars in thousands)
Bank GAAP equity	$58,131	$53,321	$59,129
Disallowed portion of deferred tax asset	(4,234)	(3,350)	—
Net unrealized (loss) gain on securities available for sale, net of income taxes	(455)	(290)	(103)
Tangible Capital , Core Capital and Tier 1 Capital	53,442	49,681	59,026
Allowance for loan losses (excluding specific reserves of $0 (unaudited), $1,259* and $3,067 for six months ended March 31, 2012 and fiscal years 2011 and 2010, respectively), (also excluding 1.25% of risk-weighted assets of $2,676 (unaudited), $3,031 and $0 for six months ended March 31, 2012, and fiscal years 2011 and 2010, respectively)	5,400	5,812	5,090
Total Risk-Based Capital	$58,842	$55,493	$64,116

*	Specific reserves based on regulatory specifications

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 15 — Condensed Financial Information—Parent Company Only

Condensed Statements of Financial Condition

		September 30,
	March 31, 2012	2011	2010
	(Unaudited)
	(Dollars in thousands)
Assets
Cash and Cash Equivalents	$814	$1,799	$550
Investment in subsidiaries	58,131	53,321	59,129
Investment securities available for sale	—	2,640	3,782
Loans receivable, net	2,261	2,315	2,420
Deferred income taxes, net	243	212	188
Other assets	516	559	185
Total Assets	$61,965	$60,846	$66,254

Liabilities
Accounts payable	$62	$562	$47

Shareholders’ Equity	61,903	60,284	66,207
Total Liabilities and Shareholders’ Equity	$61,965	$60,846	$66,254

Condensed Statements of Operations

	March 31,		September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Income
Interest income	$74	$106	$210	$257	$294
Total Interest Income	74	106	210	257	294

Gain on sale of investment securities	40	—	—	—	2

Expense
Other operating expenses	8	41	58	58	36
Total Other Expenses	8	41	58	58	36

Gain before Equity in Undistributed Net Income (Loss) of Subsidiaries and Income Tax Benefit (Expense)	106	65	152	199	260

Equity in Undistributed Net Income (Loss) of Subsidiaries	1,400	(5,486)	(6,094)	(3,341)	852

Income tax benefit (expense)	36	22	170	(13)	(102)

Net Income (Loss)	$1,470	$(5,443)	$(6,112)	$(3,129)	$1,010

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 15 — Condensed Financial Information—Parent Company Only (Continued)

Condensed Statements of Cash Flows

	Six Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Dollars in thousands)
Net income (loss)	$1,470	$(5,443)	$(6,112)	$(3,129)	$1,010
Undistributed net (income) loss of subsidiaries	(1,400)	5,486	6,094	3,341	(852)
Deferred income taxes, net	(39)	(25)	(30)	9	144
ESOP shares committed to be released	45	34	98	121	104
Amortization of discounts on investment securities	79	(2)	(4)	(1)	(4)
Net gain on sale of investment securities	(40)	—	—	—	(2)
Increase (decrease) in other liabilities	(500)	14	14	(36)	83
Other assets	(147)	15	40	(14)	(314)
Net Cash (Used in) Provided by Operating Activities	(532)	79	100	291	169

Cash Flows from Investing Activities
Proceeds from maturities and principal collection on investments available for sale, net	888	2,145	742	475	483
Purchases of investment securities	(1,001)	(650)	(3,290)	(2,207)	(243)
Calls, sales of investment securities	2,806	—	3,673	1,300	508
Loan originations and principal collections, net	54	51	105	100	95
Net Cash Provided by (Used in) Investing Activities	2,747	1,546	1,230	(332)	843

Cash Flows from Financing Activities
Treasury stock repurchase	—	—	—	(458)	(19)

Capitalization	(3,200)	—	—	—	—
Cash dividends paid	—	(81)	(81)	(327)	(415)
Net Cash Used in Financing Activities	(3,200)	(81)	(81)	(785)	(434)

Net (Decrease) Increase in Cash and Cash Equivalents	(985)	1,544	1,249	(826)	578

Cash and Cash Equivalents—Beginning	1,799	550	550	1,376	798

Cash and Cash Equivalents—Ending	$814	$2,094	$1,799	$550	$1,376

Malvern Federal Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 16 — Subsequent Events

The Company has evaluated events and transactions occurring subsequent to March 31, 2012, for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

On January 17, 2012, the Company announced that it has adopted a plan of conversion and reorganization (the “Plan”) pursuant to which Malvern Federal Savings Bank will reorganize from the two tier mutual holding company structure to the stock holding company structure and will undertake a “second step” offering of shares of common stock of a new Pennsylvania corporation formed in connection with the conversion.

The Mutual Holding Company, which owns approximately 55.5% of the outstanding common stock of the Company, will merge with and into the Company as part of the reorganization and its shares in the Company will be extinguished. The Company will then merge with and into the new Pennsylvania corporation. The new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the Mutual Holding Company, based on an independent appraisal. The new holding company will offer shares of its common stock for sale to the Bank’s eligible depositors and certain borrowers and others in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. In addition, in connection with the conversion of the Mutual Holding Company, shares of the Company’s common stock held by shareholders other than the Mutual Holding Company will be exchanged for shares of common stock of the new Pennsylvania corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest. The exchange ratio will be determined based upon the independent appraisal of the new holding company and the results of the offering.

At the time of the conversion and reorganization, liquidation accounts will be established for the benefit of certain members of the Mutual Holding Company (the Bank’s depositors and certain borrowers) by the new holding company and the Bank in an amount equal to the percentage ownership in the Company owned by the Mutual Holding Company multiplied by the Company’s shareholders’ equity as reflected in the latest statement of financial condition used in the final offering prospectus for the conversion plus the value of the net assets of the Company as reflected in the latest statement of financial condition of the Company prior to the effective date of the conversion and reorganization.

The conversion and reorganization is subject to approval of the Company’s shareholders (including the approval of a majority of the shares held by persons other than the Mutual Holding Company), the Mutual Holding Company’s members and regulatory agencies.

The costs associated with the stock offering will be deferred and will be deducted from the proceeds upon sale of the stock. To date, no stock offering expenses have been expensed. Approximately $177,000 of costs have been incurred and deferred. If the stock offering is unsuccessful, these costs will be expensed.

You should rely only on the information contained in this prospectus. Neither Malvern Federal Savings Bank nor Malvern Federal Bancorp, Inc. has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Malvern Federal Savings Bank)

Up to 3,162,500 Shares of Common Stock
(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Stifel Nicolaus Weisel

August 10, 2012

Until September 17, 2012, or 25 days after commencement of the syndicated community offering, or underwritten public offering, if any, whichever is later, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.